    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          THE PHOENIX COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             6719                            06-0493340
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                    NO.)

                            ------------------------

                                ONE AMERICAN ROW
                        HARTFORD, CONNECTICUT 06102-5056
                                 (860) 403-5000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              TRACY L. RICH, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          THE PHOENIX COMPANIES, INC.
                                ONE AMERICAN ROW
                        HARTFORD, CONNECTICUT 06102-5056
                                 (860) 403-5000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

           WOLCOTT B. DUNHAM, JR., ESQ.                           PETER R. O'FLINN, ESQ.
               THOMAS M. KELLY, ESQ.                             ROBERT S. RACHOFSKY, ESQ.
               DEBEVOISE & PLIMPTON                       LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                 875 THIRD AVENUE                                  125 WEST 55TH STREET
             NEW YORK, NEW YORK 10022                          NEW YORK, NEW YORK 10019-5389
                  (212) 909-6000                                      (212) 424-8000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                                                                AGGREGATE OFFERING               AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED             PRICE(2)(3)                REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value(1)..........................         $866,640,000                   $216,660
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Includes the Series A Junior Participating Preferred Stock purchase rights associated with the common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act. In accordance with Rule 457(o), the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(3) Includes shares subject to the underwriters' overallotment option.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)
Issued                 , 2001

                                                  Shares

                                 [Phoenix Logo]

                          The Phoenix Companies, Inc.
                                  COMMON STOCK
                            ------------------------

THE PHOENIX COMPANIES, INC. IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $9 AND $16 PER SHARE.

WE ARE OFFERING THESE SHARES SIMULTANEOUSLY WITH OUR ISSUANCE OF AN ESTIMATED
115.0 MILLION SHARES OF COMMON STOCK TO ELIGIBLE POLICYHOLDERS OF PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY. PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY IS CONVERTING FROM A COMPANY WITHOUT STOCKHOLDERS TO A COMPANY WHOLLY OWNED BY US, IN A PROCESS KNOWN AS A DEMUTUALIZATION.
                            ------------------------

WE WILL APPLY TO LIST OUR COMMON STOCK ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "PNX."

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 19.
                            ------------------------

                           PRICE $            A SHARE

                            ------------------------

                                                                               UNDERWRITING
                                                             PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                              PUBLIC           COMMISSIONS           COMPANY
                                                         ----------------    ----------------    ----------------
Per Share..............................................         $                   $                   $

Total..................................................         $                   $                   $

We have granted the underwriters the right to purchase up to an additional shares to cover over-allotments.

Neither the Securities and Exchange Commission, nor any state securities commission nor the New York Superintendent of Insurance has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
            , 2001.

                            ------------------------

MORGAN STANLEY DEAN WITTER                                   MERRILL LYNCH & CO.
                     , 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................   19
Use of Proceeds.............................................   30
Dividend Policy.............................................   31
Certain Information.........................................   32
Capitalization..............................................   34
Selected Historical Financial Data..........................   35
Unaudited Pro Forma Condensed Consolidated Financial Data...   41
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   56
The Demutualization.........................................   87
Business....................................................   95
Regulation..................................................  149
Management..................................................  155
Ownership of Common Stock...................................  167
Common Stock Eligible for Future Sale.......................  168
Description of Capital Stock................................  169
Underwriting................................................  175
Validity of Common Stock....................................  177
Experts.....................................................  177
Additional Information......................................  177
Index to Consolidated Financial Statements..................  F-1
Annex A--Opinion of Consulting Actuary......................  A-1

                     DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL             , 2001, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary contains basic information about our company and this offering. You should, however, read the entire prospectus, including "Risk Factors," carefully for a complete understanding of this offering and our business.

                          THE PHOENIX COMPANIES, INC.

     We are a leading provider of wealth management products and services offered through a variety of select advisors and financial services firms to serve the accumulation, preservation and transfer needs of the affluent and high net worth market, businesses and institutions. We refer to our products and services together as our wealth management solutions. We offer a broad range of life insurance, variable annuity and investment management solutions through a variety of distributors. These distributors include affiliated and non-affiliated advisors and financial services firms who make our solutions available to their clients.

     The affluent and high net worth market is a growing market with significant demand for customized products and services. We define affluent as those households that have annual income of at least $100,000 or net worth, excluding primary residence, of at least $500,000; and we define high net worth, a subset of the affluent category, as those households that have net worth, excluding primary residence, of over $1,000,000. Our wealth management solutions are designed to assist advisors and their clients in this target market to achieve three main goals:

      -- the ACCUMULATION of wealth, primarily during an individual's working years;

      -- the PRESERVATION of income and wealth during retirement and following death; and

      -- the efficient TRANSFER of wealth in a variety of situations, including through estate planning, business continuation planning and charitable giving.

     We also provide products and services to businesses and institutions, including investment management services and structured finance products, as well as benefits for corporate executives. The following table illustrates the range of products and services we offer for the accumulation, preservation and transfer of wealth.

--------------------------------------------------------------------------------
          ACCUMULATION                            PRESERVATION AND TRANSFER
--------------------------------------------------------------------------------

   PRODUCTS                                        PRODUCTS

   Individuals                                     Individuals

    --   Managed Accounts                          --   Variable Universal Life
    --   Open-End Mutual Funds                     --   Universal Life
    --   Variable Universal Life                   --   Whole Life
    --   Universal Life                            --   Term Life
    --   Variable Annuities                        --   Private Placement Life
    --   Private Placement Annuities                    Insurance

    Businesses and Institutions                    Businesses and Institutions

    --   Discretionary Asset Management Service    --   Variable Universal Life
    --   Non-discretionary Asset Management
         Services                                  SERVICES
    --   Structured Finance Products
    --   Closed-End Funds                          --   Estate Planning
                                                   --   Charitable Planning
                                                   --   Trust Services
    SERVICES                                       --   Gift Tax Analysis
                                                   --   Pension Distribution
    --   Asset Allocation                               Planning
    --   Complementary Investment Analysis         --   Business Valuation and
    --   Investor Education                             Planning
    --   Stock Option Planning                     --   Executive Benefits


--------------------------------------------------------------------------------

     We provide our life insurance and annuity products and services primarily through Phoenix Home Life Mutual Insurance Company, or Phoenix Life. We provide our investment management products and services primarily through Phoenix Investment Partners, Ltd., or PXP.

     The creation and management of investment portfolios are key elements of our accumulation and preservation products. PXP provides us with an asset management capability that is fundamental to the products we offer in our life and annuity and investment management businesses. We offer products with a significant range of investment styles and invest in a wide range of asset classes for the individuals, businesses and institutions who purchase our products.

     The period since 1997 has been a time of transition for us. We have moved from engaging in a range of diversified businesses to a focus on wealth management; from an emphasis on participating (i.e., dividend-paying) to an emphasis on non-participating life insurance products; and from an emphasis on affiliated to an emphasis on non-affiliated distribution. As part of this transition, we have disposed of non-core businesses. At the same time, we have made acquisitions and strategic investments designed to add scale in our continuing business lines, permit the creation and sale of new products, expand our distribution reach and establish an international presence.

     We are conducting this offering in connection with another transition, the reorganization of Phoenix Life from a mutual company to a stock company in a process commonly known as a "demutualization." Following the demutualization, we will be a publicly traded holding company and our assets will consist primarily of the common stocks of Phoenix Life and of PXP. The effectiveness of the demutualization and the closing of this offering are conditioned on their simultaneous occurrence.

     We have grown significantly in recent years. Our total revenues increased at a compound annual growth rate of 9%, from $2,324.8 million in 1997 to $2,786.7 million in 1999, and total benefits and expenses increased at a compound annual growth rate of 8%, from $2,157.4 million in 1997 to $2,517.3 million in 1999. Our total benefits and expenses as a percentage of revenues have remained relatively constant since 1997. Our GAAP equity increased at a compound annual growth rate of 7%, from $1,660.9 million as of December 31, 1997 to $2,014.7 million as of September 30, 2000. Income from continuing operations increased at a 14% compound annual growth rate, from $124.8 million in 1997 to $162.1 million in 1999. Our life insurance in force increased from $88.8 billion as of December 31, 1997 to $99.2 billion as of September 30, 2000. We believe that as we make the transition from a mutual to a stock company, we are well positioned for continued growth in revenues, assets under management, life insurance in force, earnings and return on equity.

     The following chart shows our assets under management as of the dates indicated. Assets under management is one important measure of performance in our investment management and variable products businesses, in which a significant portion of our revenues consists of fees based on the value of the assets we manage. Our assets under management increased from $40.6 billion as of December 31, 1996 to $69.6 billion as of September 30, 2000, a compound annual growth rate of 15%. Growth in assets under management varies from period to period, and our assets under management decreased during the nine months ended September 30, 2000, largely as a result of the sale of a portion of our institutional asset management business and net withdrawals at one of our affiliated asset managers.

                            ASSETS UNDER MANAGEMENT

ASSETS UNDER MANAGEMENT GRAPH

MARKET OPPORTUNITY

     We believe the affluent and high net worth market presents us with a substantial business opportunity. In 1999, according to the Spectrem Group, a financial services industry research and consulting firm, affluent and high net worth households spent approximately $393 billion on financial services, of which an estimated $193 billion related to sales of the types of wealth management solutions we currently offer. This market has grown rapidly. According to the Spectrem Group's 1999 Affluent Market Research Program study, the number of affluent households in the U.S. grew at a compound annual growth rate of 11% from 1994 to 1999, to 18.4 million households. The high net worth segment grew even faster, at a compound annual growth rate of 16% for the same period, to 7.2 million households. The Spectrem Group study projected that the number of U.S. affluent households would grow to 31 million by 2004, and that the number of U.S. high net worth households would grow to 14.9 million over the same period, assuming continuation of the same respective compound annual growth rates recorded from 1994 to 1999. (Actual growth rates may vary significantly from projected rates, particularly in the event of slowing economic growth.)

     Further, we expect the need for wealth transfer products and services to increase dramatically in the future. In 1999, the Social Welfare Research Institute at Boston College estimated that $12 trillion of intergenerational asset transfers would occur over the next 20 years. Transfers of this magnitude will affect individuals, businesses and institutions alike. (The cited estimate is based on several assumptions, including continuous economic growth of 2%, the absence of a major recession or depression, and rates of household savings, dissavings and growth in wealth based on age.)

     In the past decade, there has been a general trend towards younger affluence. According to the Spectrem Group's 1999 Affluent Market Research Program study, in 1990, an estimated 39% of the heads of U.S. affluent households were under age 55; by 1998, that percentage had increased to an estimated 58%. The analogous percentages for heads of high net worth households were 26% in 1990 and 45% in 1998. We believe this trend towards younger affluence enhances the long-term business opportunity in our target market, since the trend implies demand over a longer period of time for the types of accumulation, preservation and transfer solutions we offer.

DISTRIBUTION

     We provide our wealth management solutions to our target market through a variety of distribution channels, including non-affiliated financial intermediaries such as national and regional broker-dealers, financial planning firms, advisor groups and other insurance companies. For many years, non-affiliated distribution has represented a significant portion of our sales, and in recent years we have increased our emphasis on this channel.

     In order to succeed, we must convince our distributors to emphasize our products, rather than those offered by our competitors, among the products our distributors make available to their clients. We believe that our reputation for providing customized products backed by a common base of asset managers and supported by consistently high levels of service gives us a competitive advantage in gaining distributor "shelf space" for our products. We have been successful in expanding distribution opportunities by developing relationships with distributors for one or more products and then expanding those relationships to include our other product offerings. We have become a preferred provider to major distributors such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, and A.G. Edwards, Inc., or A.G. Edwards; for example, in 1999 our life insurance products represented 21% of Merrill Lynch Life Agency's non-proprietary life insurance sales. In 1999, we were also one of the largest asset managers in the "Consults" intermediary managed account program of Merrill Lynch, one of the top two managed account sponsors in the U.S. We also distribute wealth management products through our wholly owned retail broker-dealer, W.S. Griffith, Inc., or W.S. Griffith, which has approximately 1,000 affiliated retail producers.

BUSINESS STRENGTHS

     We believe that the following business strengths position us to capitalize on the market opportunity presented by affluent and high net worth households, businesses and institutions.

      -- Our well-established asset management capability, which reflects a diversity of investment styles and products, provides the foundation for all of our product offerings.

      -- We have a long tradition of creating innovative products, particularly those designed to meet the evolving needs of the affluent and high net worth market. These products include customized life and annuity products for businesses and individuals, proprietary products for exclusive use by our distributors, and customized investment portfolios for use in managed account programs.

      -- We have broad access to distributors focused on the affluent and high net worth market, such as select broker-dealers, financial planning firms and other advisors, as well as insurance agents who have historically served this market.

      -- We have a demonstrated ability to identify and execute transactions designed to strengthen our competitive position.

      -- We have a strong history of providing value to policyholders, which we believe will translate after the demutualization into an ability to provide value to our stockholders.

STRATEGY

     We believe we can enhance stockholder value by strengthening our competitive position through effective execution of the following strategies:

      -- leveraging our asset management capability by expanding the range of investment management and life and annuity products and services that we offer through our largest distributors;

      -- continuing to develop innovative products that meet the evolving needs of our distribution sources and their clients;

      -- continuing to expand our relationships with select distributors that have the capacity to sell a large volume and broad array of our products; and

      -- improving our return on equity by shifting our focus towards non-participating products, restructuring our retail affiliated distribution channel to increase its efficiency and productivity, and reducing costs through the sale of home office property, the consolidation of administrative operations and the pursuit of technological enhancements.

     Our ability to capitalize on our business strengths and implement our strategies entails risks and costs. For example, our increasing emphasis on non-participating life insurance products exposes us to greater competition than we historically have faced in the participating life insurance market. This may cause us to experience pricing pressure on some of our products, as well as increased operating expenses. While in June 2000, Standard & Poor's assigned a "negative outlook" to our AA rating ("very strong"), citing concerns that our shift in strategic focus could affect our ability to meet earnings expectations, in January 2001, A.M. Best reaffirmed and assigned a "positive outlook" to our A rating ("excellent"). We believe our increased costs will be offset relatively quickly by growth in revenues and earnings as we execute our strategies.

OUR SEGMENTS

     We manage our businesses through two operating segments: Life and Annuity and Investment Management. These segments collaborate in support of our wealth management focus.

               FOR THE YEAR ENDED DECEMBER 31,
                            1999                          FOR THE NINE MONTHS ENDED
            -------------------------------------           SEPTEMBER 30, 2000(1)
                               SEGMENT AFTER-TAX    -------------------------------------
 SEGMENT        REVENUES      OPERATING INCOME(2)         FIVE LARGEST DISTRIBUTORS
----------  ----------------  -------------------   -------------------------------------
LIFE AND    $2,225.5 million     $46.7 million      - W.S. Griffith
ANNUITY                                             - Partners Financial
                                                    - Merrill Lynch Life Agency
                                                    - AXA Financial
                                                    - A.G. Edwards
INVESTMENT  $287.4 million       $22.2 million      - Merrill Lynch
MANAGEMENT                                          - Morgan Stanley Dean Witter
                                                    - American Express Financial Advisors
                                                    - PaineWebber
                                                    - W.S. Griffith

------------
(1) As measured by annualized new premiums and deposits (i.e., the amount of new premiums and deposits on policies sold which are expected to be received over a one-year period) for Life and Annuity and deposits for Investment Management.

(2) We evaluate segment performance on the basis of segment after-tax operating income. Realized investment gains and some non-recurring items are excluded because they are not considered by management when evaluating the financial performance of the segments. The size and timing of realized investment gains are often subject to management's discretion. The non-recurring items are removed from segment after-tax operating income if, in management's opinion, they are not indicative of overall operating trends. While some of these items may be significant components of our GAAP net income, we believe that segment after-tax operating income is an appropriate measure that represents the net income attributable to the ongoing operations of the business. Segment after-tax operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations by Segment" for a reconciliation of segment after-tax operating income to net income determined in accordance with GAAP.

     We report our remaining activities as two additional segments: Venture Capital and Corporate and Other. Corporate and Other contains unallocated capital and expenses, as well as certain businesses not of sufficient scale to report independently.

THE DEMUTUALIZATION

     We are conducting the demutualization of Phoenix Life pursuant to a plan of reorganization. The plan will become effective on the closing date of this offering, which we expect to occur in mid-2001. From that time onward, Phoenix Life will be our direct wholly owned subsidiary. In the demutualization, in exchange for their membership interests, eligible policyholders of Phoenix Life will be entitled to receive compensation in the form of shares of our common stock or, in some cases, cash or an adjustment to their policy values. The historical carrying values of Phoenix Life's assets and liabilities will not be affected by the demutualization.

     The board of directors of Phoenix Life adopted the plan of reorganization on December 18, 2000 and amended and restated it on January 26, 2001. As required by law, in order for the demutualization to be consummated and this offering to occur, the plan must have been approved by at least two-thirds of the eligible policyholders who vote on the plan, which vote is expected to conclude on April 2, 2001. In addition, the New York Superintendent of Insurance must have approved the plan after a public hearing expected to be held on or about March 19, 2001.
                            ------------------------

     Phoenix Mutual was organized in Connecticut in 1851. In 1992, in connection with its merger with Home Life, the company redomiciled to New York and changed its name to Phoenix Home Life Mutual Insurance Company. This company will become known as Phoenix Life Insurance Company upon the completion of the demutualization.

     The Phoenix Companies, Inc. was incorporated in Delaware in March 2000. Our principal executive offices are located at One American Row, Hartford, Connecticut 06102-5056. Our telephone number is (860) 403-5000. Our website is located at http://www.phoenixwm.com. (This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to our website. The information on our website is not, and is not intended to be, part of this prospectus and is not incorporated into this prospectus by reference.)

                                  THE OFFERING

Common stock offered..........   59.0 million shares.

Common stock to be outstanding
  after the offering..........   174.0 million shares.

Use of proceeds...............   We estimate that we will receive net proceeds
                                 from the initial public offering of $697.0 million, or $801.0 million if the underwriters exercise in full their option to purchase additional shares, as described under
                                 "Underwriting", assuming an initial public offering price of $12.50 per share, which is the midpoint of the range stated on the cover page of this prospectus.

                                 In addition to the initial public offering, the plan of reorganization permits us to complete one or more other capital raising transactions on the plan's effective date. These may include one or more of:

                                  --   an offering of preferred securities;

                                  --   an offering of mandatorily convertible
                                       debt or preferred securities;

                                  --   an offering of convertible debt or
                                       preferred securities;

                                  --   an offering of debt securities,
                                       commercial paper issuances or bank
                                       borrowings; and

                                  --   a private placement of common stock or
                                       any of the other types of securities
                                       mentioned above.

                                 We currently estimate that we will receive total net proceeds of $174.0 million from one or more of these other capital raising transactions. The plan of reorganization provides that our aggregate gross proceeds from all such other capital raising transactions may not exceed 20% of the sum of those gross proceeds plus the gross proceeds of the initial public offering.

                                 As required by the plan of reorganization, we intend to use the net proceeds from the initial public offering, together with the estimated $174.0 million of net proceeds from one or more other capital raising transactions, in the following order of priority:

                                  --   we will contribute to Phoenix Life an
                                       amount sufficient to reimburse Phoenix
                                       Life for its payments of cash and its
                                       crediting of policy credits to
                                       policyholders in the demutualization,
                                       estimated to be $63.0 million;

                                  --   we will contribute to Phoenix Life an
                                       amount equal to the amount of the fees
                                       and expenses incurred by Phoenix Life in connection with the demutualization and this offering, including those of advisors engaged by the New York State Insurance Department, estimated to be $30.0 million;

                                  --   we will transfer to Phoenix Life, as
                                       consideration for the shares of common
                                       stock of any subsidiaries, including PXP, that Phoenix Life transfers to us or our designated subsidiaries, subject to the approval of the New York Superintendent of Insurance, cash in an amount equal to the fair market value of such shares on the effective date of the demutualization, estimated to be $780.0 million, subject to the approval by the New York Superintendent of Insurance, and further subject to our receiving sufficient proceeds from this offering and one or more of the other capital raising transactions referenced above; and

                                  --   we will contribute to Phoenix Life any
                                       remaining net proceeds to be used for its general corporate purposes.

Dividend policy...............   Our board of directors currently intends to
                                 declare an annual dividend on our common stock of $0.13 per share. For more information on dividends, including potential limitations on our ability to pay them, see "Dividend Policy."

Proposed New York Stock
Exchange
symbol........................
                                 PNX

     Unless we specifically state otherwise, the information in this prospectus does not take into account the sale of up to 8.9 million shares of our common stock which the underwriters have the option to purchase from us to cover over-allotments.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table sets forth summary historical consolidated financial data for Phoenix Life as of and for each of the five years ended December 31, 1999, and as of and for the nine months ended September 30, 1999 and 2000. For these periods Phoenix Life was the parent company of our consolidated group.

     We have derived the summary historical consolidated financial data for the years ended December 31, 1997, 1998 and 1999 and as of December 31, 1998 and 1999 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary historical consolidated financial data for the years ended December 31, 1995 and 1996 and as of December 31, 1995, 1996 and 1997 from our audited consolidated financial statements not included in this prospectus. We have derived the summary historical consolidated income statement data for the nine months ended September 30, 1999 and 2000 and the summary historical consolidated balance sheet data as of September 30, 2000 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We have derived the summary historical consolidated balance sheet data as of September 30, 1999 from our unaudited interim consolidated financial statements not included in this prospectus.

     The unaudited interim historical consolidated financial data presented in the table below reflect all adjustments, consisting only of normal, recurring accruals, that we consider necessary for a fair presentation of our consolidated financial position and results of operations for such periods and as of such dates. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year. We have prepared the summary historical consolidated financial data, other than statutory data, in conformity with GAAP. We have derived the statutory data from Phoenix Life's Annual Statements filed with insurance regulatory authorities and have prepared the statutory data in accordance with statutory accounting practices, which vary in certain respects from GAAP.

     The following is a summary, and in order to understand more fully our historical consolidated financial data, you should read the following in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                                                   FOR THE NINE
                                                                                                   MONTHS ENDED
                                                   FOR THE YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                         ----------------------------------------------------   -------------------
                                           1995       1996       1997       1998       1999       1999       2000
                                         --------   --------   --------   --------   --------   --------   --------
                                                                       (IN MILLIONS)
INCOME STATEMENT DATA:(1)
Revenues
  Premiums.............................  $  996.8   $1,015.7   $1,087.7   $1,175.8   $1,175.7   $  882.9   $  876.3
  Insurance and investment product
    fees...............................     284.3      366.0      402.8      540.2      578.4      427.1      483.6
  Net investment income................     619.0      691.6      723.3      862.2      956.8      670.1      896.2
  Net realized investment gains........      64.8       78.9      111.0       58.2       75.8       65.5       66.0
                                         --------   --------   --------   --------   --------   --------   --------
    Total revenues.....................   1,964.9    2,152.2    2,324.8    2,636.4    2,786.7    2,045.6    2,322.1
                                         --------   --------   --------   --------   --------   --------   --------
Benefits and expenses
  Policy benefits and increase in
    policy liabilities.................   1,119.2    1,125.9    1,201.9    1,409.8    1,373.1    1,028.0    1,055.5
  Policyholder dividends...............     289.4      311.7      343.6      351.6      360.5      269.4      279.5
  Amortization of deferred policy
    acquisition costs..................      72.6      119.5      102.6      137.6      146.6      107.7      119.8
  Amortization of goodwill and other
    intangible assets..................       8.0       15.4       35.3       28.8       40.1       26.2       28.0
  Interest expense.....................       3.0       17.4       28.0       29.8       34.0       23.3       24.0
  Other operating expenses.............     427.4      387.2      446.0      519.4      563.0      433.5      425.2
                                         --------   --------   --------   --------   --------   --------   --------
    Total benefits and expenses........   1,919.6    1,977.1    2,157.4    2,477.0    2,517.3    1,888.1    1,932.0
                                         --------   --------   --------   --------   --------   --------   --------
Income from continuing operations
  before income taxes and minority
  interest.............................      45.3      175.1      167.4      159.4      269.4      157.5      390.1
Gain on merger transaction(2)..........      40.6         --         --         --         --         --         --
Income taxes(3)........................      21.8       75.3       34.1       56.9      100.3       54.7      137.8
                                         --------   --------   --------   --------   --------   --------   --------
Income from continuing operations
  before minority interest.............      64.1       99.8      133.3      102.5      169.1      102.8      252.3
Minority interest in net income of
  consolidated subsidiaries............       1.0        9.0        8.9       10.5       10.1        6.9       13.7
Equity in earnings of unconsolidated
  subsidiaries, net of income taxes....        --         --         .4        (.1)       3.1        2.9        2.8
                                         --------   --------   --------   --------   --------   --------   --------
Income from continuing operations......      63.1       90.8      124.8       91.9      162.1       98.8      241.4
Discontinued operations(4)
  Income from discontinued operations,
    net of income taxes................      53.2       30.0       44.9       45.2       36.1       25.0        8.1
  Loss on disposal, net of income
    taxes..............................        --         --         --         --     (109.0)    (104.7)     (21.7)
                                         --------   --------   --------   --------   --------   --------   --------
Net income.............................  $  116.3   $  120.8   $  169.7   $  137.1   $   89.2   $   19.1   $  227.8
                                         ========   ========   ========   ========   ========   ========   ========

                                                     AS OF DECEMBER 31,                        AS OF SEPTEMBER 30,
                                  ---------------------------------------------------------   ---------------------
                                    1995        1996        1997        1998        1999        1999        2000
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                    (IN MILLIONS)
BALANCE SHEET DATA:
Assets
General account assets..........  $10,403.8   $11,226.5   $13,566.6   $13,692.1   $14,163.4   $14,013.0   $15,059.0
Separate account assets.........    3,273.1     3,412.2     4,082.3     4,798.9     5,923.9     4,891.7     5,920.0
Net assets of discontinued
  operations(4).................      195.3       220.4       260.6       298.7       187.6       181.0        32.8
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total assets................  $13,872.2   $14,859.1   $17,909.5   $18,789.7   $20,274.9   $19,085.7   $21,011.8
                                  =========   =========   =========   =========   =========   =========   =========
Liabilities
Policy liabilities and
  accruals(5)...................  $ 7,888.4   $ 8,325.0   $10,192.5   $10,578.6   $10,899.8   $10,799.7   $11,229.5
Policyholder deposit funds......      588.0       573.9       560.4       531.7       538.2       524.7       618.1
Notes payable...................      268.3       490.4       471.1       449.3       499.4       525.2       489.4
Separate account liabilities....    3,273.1     3,412.2     4,082.3     4,798.9     5,923.9     4,891.7     5,920.0
Other liabilities...............      447.3       503.2       805.8       602.6       557.5       562.9       615.6
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total liabilities...........   12,465.1    13,304.7    16,112.1    16,961.1    18,418.8    17,304.2    18,872.6
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
Minority interest in net assets
  of consolidated
  subsidiaries..................      117.8       129.1       136.5        92.0       100.1        98.9       124.5
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
Retained earnings...............    1,213.4     1,335.5     1,505.2     1,642.3     1,731.5     1,661.4     1,959.3
Accumulated other comprehensive
  income........................       75.9        89.8       155.7        94.3        24.5        21.2        55.4
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total equity................    1,289.3     1,425.3     1,660.9     1,736.6     1,756.0     1,682.6     2,014.7
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total liabilities and equity....  $13,872.2   $14,859.1   $17,909.5   $18,789.7   $20,274.9   $19,085.7   $21,011.8
                                  =========   =========   =========   =========   =========   =========   =========

                                                                                                AS OF OR FOR THE
                                                                                                NINE MONTHS ENDED
                                        AS OF OR FOR THE YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                ---------------------------------------------------------   -------------------------
                                  1995        1996        1997        1998        1999        1999          2000
                                ---------   ---------   ---------   ---------   ---------   ---------   -------------
                                                                    (IN MILLIONS)
OTHER DATA:
Assets under management.......  $41,570.0   $40,625.6   $54,742.8   $61,147.7   $73,181.4   $67,271.4     $69,566.6
                                =========   =========   =========   =========   =========   =========     =========
STATUTORY DATA:
Premiums and deposits.........  $ 2,501.3   $ 2,365.8   $ 2,911.7   $ 2,578.8   $ 2,330.2   $ 1,807.1     $ 1,729.4
                                =========   =========   =========   =========   =========   =========     =========
Net income....................  $    64.2   $    73.0   $    66.6   $   108.7   $   131.3   $   101.3     $   357.9
                                =========   =========   =========   =========   =========   =========     =========
Policyholder surplus(6).......  $   675.7   $   900.6   $   844.0   $   905.3   $ 1,054.1   $   986.1     $ 1,431.7
Asset valuation reserve
  ("AVR")(7)..................      199.7       201.6       308.8       300.3       373.2       334.2         568.3
                                ---------   ---------   ---------   ---------   ---------   ---------     ---------
Total surplus and AVR.........  $   875.4   $ 1,102.2   $ 1,152.8   $ 1,205.6   $ 1,427.3   $ 1,320.3     $ 2,000.0
                                =========   =========   =========   =========   =========   =========     =========

     We evaluate segment performance on the basis of segment after-tax operating income. Realized investment gains and some non-recurring items are excluded because they are not considered by management when evaluating the financial performance of the segments. The size and timing of realized investment gains are often subject to management's discretion. The non-recurring items are removed from segment after-tax operating income if, in management's opinion, they are not indicative of overall operating trends. While some of these items may be significant components of our GAAP net income, we believe that segment after-tax operating income is an appropriate measure that represents the net income attributable to the ongoing operations of the business. Segment after-tax operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies.

                                                                                FOR THE NINE
                                                    FOR THE YEAR ENDED          MONTHS ENDED
                                                       DECEMBER 31,            SEPTEMBER 30,
                                                --------------------------    ----------------
                                                 1997      1998      1999      1999      2000
                                                ------    ------    ------    ------    ------
                                                                (IN MILLIONS)
SEGMENT DATA:
Segment after-tax operating income:
  Life and Annuity(8).........................  $ 38.0    $ 37.1    $ 46.7    $ 36.1    $ 33.1
  Investment Management(8)....................    12.5      18.1      22.2      17.3      19.6
  Venture Capital(9)..........................    21.9      25.7      90.9      41.5     174.7
  Corporate and Other(8)(10)..................   (28.3)    (21.3)    (13.6)     (8.6)    (14.9)
                                                ------    ------    ------    ------    ------
     Total segment after-tax operating
       income.................................    44.1      59.6     146.2      86.3     212.5
                                                ------    ------    ------    ------    ------
ADJUSTMENTS:(11)
  Net realized investment gains...............    69.5      33.3      49.2      42.6      39.7
  Early retirement pension adjustment.........      --        --     (17.6)    (17.6)       --
  Demutualization expenses....................      --        --        --        --      (6.1)
  Surplus tax(12).............................    13.1        --     (11.2)     (8.0)     (4.6)
  Portfolio loss..............................      --        --      (3.8)     (3.8)      3.1
  Loss on sublease transaction................     (.4)       --        --        --       (.7)
  Restructuring charges.......................    (1.5)     (1.0)      (.7)      (.7)       --
  Expenses of purchase of PXP minority
     interest.................................      --        --        --        --       (.7)
  Litigation settlement.......................      --        --        --        --      (1.8)
                                                ------    ------    ------    ------    ------
     Total after-tax adjustments..............    80.7      32.3      15.9      12.5      28.9
                                                ------    ------    ------    ------    ------
GAAP REPORTED:
  Income from continuing operations...........  $124.8    $ 91.9    $162.1    $ 98.8    $241.4
                                                ======    ======    ======    ======    ======

------------
 (1) See note 2 to our consolidated financial statements included elsewhere in this prospectus for a summary of our significant accounting policies. The financial data presented above have been derived from our financial data, which have been retroactively restated to reflect the adoption of all applicable authoritative GAAP literature and accounting changes.

 (2) During 1995, Phoenix Life merged Phoenix Securities Group, Inc., an indirect wholly owned subsidiary, into Duff & Phelps Corporation, forming PXP. The transaction was accounted for as a reverse merger with the purchase accounting method being applied to PXP's assets and liabilities. A gain of $36.9 million resulting from the realization of the appreciation of the stock exchanged was recorded. The remaining gain of $3.7 million resulted from the merger of an indirect wholly owned property and casualty distribution subsidiary with an unaffiliated entity.

 (3) Includes $8.0 million and $4.6 million for the nine months ended September 30, 1999 and 2000 respectively, and $(13.1) million, $0.0 million and $11.2 million for the years ended 1997, 1998 and 1999, respectively, for surplus tax provisions by Phoenix Life. Surplus tax results from the operation of Section 809 of the Internal Revenue Code, which disallows as a deduction from taxable income a portion of a mutual life insurance company's policyholder dividends. As a stock life insurance company following the demutualization, we will not be subject to the surplus tax in 2001 and future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations by Segment."

 (4) During 1999, Phoenix Life discontinued the operations of three of its businesses which in prior years were reflected as reportable business segments: reinsurance operations; real estate management operations; and group life and health insurance operations. The discontinuation of these businesses resulted from the sales of several operations and the implementation of plans to withdraw from the remaining businesses. These transactions do not affect the comparability of the financial data presented above. The assets and liabilities of the discontinued operations have been excluded from the assets and liabilities of continuing operations and separately identified in the balance sheet data. Likewise, the income statement data have been restated for 1995, 1996, 1997 and 1998 to exclude from continuing operations the operating results of discontinued operations. See note 13 to our consolidated financial statements and note 6 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

 (5) Policyholder liabilities include reserves for future policy benefits, as well as other policyholder funds and policyholder dividends.

 (6) In accordance with accounting practices prescribed by the New York State Insurance Department, policyholder surplus for 1996 and subsequent periods includes $175.0 million of total principal amount of surplus notes outstanding.

 (7) This statutory reserve is intended to mitigate changes to the balance sheet as a result of fluctuations in asset values.

 (8) Segment operating income excludes net realized investment gains and non-recurring items and segment data do not include consolidation and elimination entries related to intersegment amounts. See note 12 to our consolidated financial statements and note 5 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

 (9) Venture capital income is our share of the venture capital partnerships' reported earnings. Reported earnings include realized and unrealized investment gains. See note 2 to our consolidated financial statements included elsewhere in this prospectus for further information regarding our accounting policies for venture capital.

(10) Corporate and Other includes items that are not directly allocable to any of our other segments, including unallocated capital, unallocated revenues and expenses, certain international operations, our property and casualty company investment and the runoff of our group pension and guaranteed investment contract businesses.

(11) Adjustments include net realized investment gains and some non-recurring items. We evaluate segment performance on the basis of segment after-tax operating income. Realized investment gains and some non-recurring items are excluded because they are not considered by management when evaluating the financial performance of the segments. The size and timing of realized investment gains are often subject to management's discretion. The non-recurring items are removed from segment after-tax operating income if, in management's opinion, they are not indicative of overall operating trends. While some of these items may be significant components of our GAAP net income, we believe that segment after-tax operating income is an appropriate measure that represents the net income attributable to the ongoing operations of the business. Segment after-tax operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies. Non-recurring items include:

       -- a non-recurring charge against 1999 income in connection with an early retirement program;

       --   non-recurring expenses related to the demutualization;

       --   surplus tax;

       -- a charge against 1999 income, and subsequent insurance recovery in the second quarter of 2000, related to the reimbursement of two mutual fund investment portfolios which had inadvertently sustained losses;

       -- non-recurring expenses related to sublease transactions on certain office space;

       -- various restructuring charges, which include expenses resulting from a senior executive exercising certain rights under an employment agreement, charges related to the out-sourcing of fund accounting operations, and severance costs related to staff reductions resulting primarily from the closing of PXP's equity management department in Hartford and PXP's reductions in the institutional line of business;

       --   expenses related to the purchase of the PXP minority interest; and

       -- a charge related to a litigation settlement with former clients of PXP and its former financial consulting subsidiary.

(12) As a mutual life insurance company, Phoenix Life was subject, in the periods indicated, to a surplus tax limiting the ability of mutual insurance companies to deduct the full amount of policyholder dividends from taxable income. We will not be subject to such surplus tax in 2001 and future years as a result of the demutualization.

                        SUMMARY PRO FORMA FINANCIAL DATA

     We have derived the following summary pro forma financial data from the pro forma financial data and the notes thereto included elsewhere in this prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Data." The following data give effect to the demutualization and the sale of approximately
59.0 million shares of common stock in this initial public offering at $12.50 per share, the midpoint of the range set forth on the cover page of this prospectus, as if each had occurred at September 30, 2000 for purposes of the consolidated balance sheet data and at January 1, 1999 for purposes of the unaudited pro forma consolidated statements of income for the year ended December 31, 1999 and the nine months ended September 30, 2000. We have prepared these pro forma data based on the terms of the plan of reorganization and the assumptions described in "Unaudited Pro Forma Condensed Consolidated Financial Data." We have assumed, among other things, that a total of 115.0 million shares of common stock will be allocated and issued to eligible policyholders under the plan of reorganization. See "The Demutualization--Payment of Compensation to Eligible Policyholders."

     We have based the following data on available pro forma data and on assumptions we believe are reasonable and that reflect the effects of the above transactions. We have provided these data for informational purposes only, and they do not necessarily indicate our consolidated financial position or results of operations had the demutualization and the initial public offering been consummated on the dates assumed. These data also do not project or forecast our consolidated financial position or results of operations for any future date or period.

     The data set forth below give effect to:

      -- gross proceeds of $738.0 million from the issuance of common stock in the initial public offering, less underwriting discounts and commissions and estimated initial public offering expenses payable by us aggregating $41.0 million, or net proceeds from the initial public offering of $697.0 million, assuming an initial public offering price of $12.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus;

      -- the payment by Phoenix Life of $339.3 million to purchase the outstanding common stock of PXP owned by third parties;

      -- the payment by PXP of $38.0 million to redeem or convert PXP's remaining outstanding convertible subordinated debentures held by third parties; and

      -- gross proceeds of $176.0 million from the issuance of debt as the other capital raising transaction permitted under the plan of reorganization, less underwriting discounts and commissions and estimated offering expenses payable by us aggregating $2.0 million, or net proceeds from the debt offering of $174.0 million.

     Under the plan of reorganization, policyholders eligible to receive consideration in the demutualization will receive shares of our common stock, cash or policy credits. The data in the table below assume that an estimated $21.0 million of the net proceeds from the initial public offering will be used to reimburse Phoenix Life for policy credits made in lieu of allocated shares, and that an estimated $42.0 million of the net proceeds from the initial public offering will be used to reimburse Phoenix Life for cash payments to eligible policyholders who must receive cash as payment or who were allocated 60 or fewer shares of common stock and who have expressed a preference to receive cash in lieu of common stock. For those policyholders receiving policy credits or for those eligible policyholders who must receive cash in the demutualization, we will translate the share allocations into dollar amounts based on the initial public offering price per share. See "The Demutualization--Payment of Compensation to Eligible Policyholders." The pro forma consolidated statement of income also reflects the elimination of the surplus tax on earnings. The pro forma consolidated statement of income does not give effect to any pro forma investment earnings resulting from the use of the net proceeds from the initial public offering or the debt offering.

Share Data (in millions):
  Shares allocated to eligible policyholders................  120.0
  Less shares allocated to eligible policyholders who
     receive cash or policy credits.........................   (5.0)
  Shares issued in the initial public offering..............   59.0
                                                              -----
     Total shares of common stock outstanding...............  174.0
                                                              =====
Percentage Ownership:
  Policyholders.............................................   66.1%
  Purchasers in the initial public offering.................   33.9%

                                                                      AS OF OR FOR THE NINE
                                               FOR THE YEAR ENDED         MONTHS ENDED
                                               DECEMBER 31, 1999       SEPTEMBER 30, 2000
                                               ------------------     ---------------------
                                                          (DOLLARS IN MILLIONS,
                                                        EXCEPT PER SHARE AMOUNTS)
Pro forma income from continuing
  operations.................................        $136.6                 $  230.4
Pro forma GAAP equity........................                               $2,453.9
Pro forma income from continuing operations
  per common share--basic....................        $ 0.79                 $   1.32

                                  RISK FACTORS

     An investment in our common stock involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in shares of our common stock. Any of the risks described below could result in a significant or material adverse effect on our business, financial condition or results of operations, and a corresponding decline in the market price of our common stock.

RISKS RELATED TO OUR BUSINESS

DOWNTURNS IN SECURITIES MARKETS HAVE ADVERSELY AFFECTED AND COULD CONTINUE TO ADVERSELY AFFECT REVENUES FROM OUR INVESTMENT MANAGEMENT BUSINESS. CONTINUED MARKET DOWNTURNS AND SIGNIFICANT VOLATILITY COULD ADVERSELY AFFECT SALES OF OUR INVESTMENT MANAGEMENT, VARIABLE UNIVERSAL LIFE AND VARIABLE ANNUITY PRODUCTS. SALES OF OUR VARIABLE UNIVERSAL LIFE PRODUCTS COULD BE PARTICULARLY AFFECTED BY A GENERAL ECONOMIC DOWNTURN.

     The U.S. securities markets have experienced strong growth over much of the last five years. Among other measures of market performance, from 1996 through the first quarter of 2000 the Nasdaq Composite Index increased 335% and the Standard & Poor's 500 index increased 143%. This market performance had a positive effect on our fee revenues from our investment management business and variable life and variable annuity products, as more investors and funds entered the securities markets and our assets under management grew. Since the second quarter of 2000, however, the U.S. securities markets have experienced both significant volatility and a general decline. From April through December 2000, the Nasdaq Composite Index and the Standard & Poor's 500 index fell 42% and 12%, respectively. These market declines have been accompanied by increased volatility. There are two main ways in which market declines and volatility have affected, or have the potential to affect, our revenues negatively.

     First, significant market volatility or declines may cause potential new purchasers of our products to refrain from new or additional investments, and current investors to withdraw from the markets or reduce their rates of ongoing investment. We expect to report a decline of approximately 5% in Investment Management fee revenues in the fourth quarter of 2000 compared to the third quarter of 2000. To date, we have not experienced reduced sales of variable life insurance and annuity products. It is possible, however, that we could begin to experience a decline in sales if securities markets continue to decline or to exhibit significant volatility.

     Second, because the revenues of our investment management and variable products businesses are to a large extent based on fees related to the value of assets under our management, the decline in the securities markets has reduced, and could further reduce, our fee revenues by reducing the value of the investment assets we manage. Our assets under management at September 30, 2000 were 5% less than at December 31, 1999. The risk of a further decline in assets under management is heightened by the fact that as of September 30, 2000, approximately 23% of our variable universal life insurance assets under management, and approximately 44% of our variable annuity assets under management, were not subject to any surrender penalties. To date, we have not experienced increasing policy or annuity surrender rates. It is possible, however, that we could begin to experience increasing surrenders if securities markets continue to decline or exhibit significant volatility. The surrender charges applicable to our variable universal life insurance policies and variable annuities typically decline over a period of years and generally expire after 10 years. Moreover, surrenders of life insurance policies and annuities require faster amortization of deferred policy acquisition costs, which would reduce our profitability. Our total expense for amortization of deferred policy acquisition costs in 1999 was $146.6 million. For further information on the withdrawal characteristics of our outstanding life insurance policies and annuity contracts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     In addition to the effects of declining or volatile securities markets, a general economic downturn could have a negative impact on sales of our variable universal life policies. In a slowing economy or recession, households in our target affluent and high net worth market likely would seek to invest more defensively, including by devoting an increased portion of their investable assets to fixed income products. Our variable

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

universal life products, however, do not offer as great an array of fixed income investment options as they do equity investment options, which could cause our revenues from sales of variable universal life policies to decline. While we offer fixed income universal life products, the market for these products is more competitive than the market for variable universal life products. As a result, a shift in demand towards fixed income universal life products could cause our sales from variable universal life products to decline.

CHANGES IN INTEREST RATES COULD HARM CASH FLOW AND PROFITABILITY IN OUR LIFE AND ANNUITY BUSINESSES.

     Cash flows relating to, and the profitability of, our life insurance and annuity businesses are sensitive to interest rate changes. Interest rates have trended upward since reaching one of their lowest points in recent history in the third quarter of 1998, although in January 2001 the U.S. Federal Reserve Board twice lowered its discount rate by 50 basis points.

     In periods of increasing interest rates, life insurance policy loans and surrenders and withdrawals may increase, as policyholders seek investments with higher perceived returns. This process could result in cash outflows requiring us to sell invested assets at a time when the prices of those assets are adversely affected by the increase in market interest rates, which could cause us to suffer realized investment losses.

     Conversely, during periods of declining interest rates, a decrease in the spread between interest and dividend rates to policyholders and returns on our investment portfolio could adversely affect our profitability. During such periods, life insurance and annuity products may be relatively more attractive investments, resulting in increased premium payments on products with flexible premium features, repayment of policy loans and increased percentages of policies remaining in force during a period when we are earning lower returns on our own new investments. For this reason, a sustained period of declining interest rates could cause cash flow problems for us. In addition, lower returns on our investments could prove inadequate for us to meet contractually guaranteed minimum payments to holders of our life and annuity products; for example, in the third quarter of 1998, when interest rates had reached 40-year lows, our rate of return on new investments only narrowly exceeded the rates of such guaranteed payments. We also face the risk in a declining interest rate environment that borrowers may prepay or redeem mortgages and bonds in our investment portfolio as they seek to borrow at lower market rates, so that we might have to reinvest proceeds we receive from these prepayments or redemptions in lower interest-bearing investments. In a typical year, for each 100 basis point drop in interest rates, our net investment income on new money invested would decrease by approximately $15.0 million. The cumulative effect would increase each year as less income would yield less investable cash flow.

A DOWNGRADE IN OUR RATINGS COULD INCREASE POLICY SURRENDERS AND WITHDRAWALS, ADVERSELY AFFECT RELATIONSHIPS WITH DISTRIBUTORS AND REDUCE NEW SALES. ANY OF THESE OCCURRENCES WOULD REDUCE OUR REVENUES FROM SALES OF LIFE INSURANCE POLICIES.

     Claims paying ability and financial strength ratings are key factors underlying the competitive position of life insurers. In particular, several of the non-affiliated distributors of our life insurance products refuse to do business with insurance companies that are rated lower than AA by Standard & Poor's Ratings Services (or the equivalent of such rating issued by other recognized ratings agencies). Phoenix Life currently has an AA rating from Standard & Poor's, but in June 2000 Standard & Poor's assigned a "negative outlook" to Phoenix Life, citing concerns that Phoenix Life's shift in strategic focus could affect its ability to meet earnings expectations. Phoenix Life currently has ratings of Aa3 from Moody's Investors Service, Inc., A from A.M. Best Company, Inc. (which in January 2001 reaffirmed this rating) and AA from Fitch IBCA. A ratings downgrade or the potential for such a downgrade for Phoenix Life could materially increase the number of policy surrenders and withdrawals by policyholders of cash values from their policies, adversely affect relationships with distributors of our life insurance products, reduce new sales and adversely affect our ability to compete. Any of these occurrences could have a material adverse effect on our revenues from sales of life insurance policies. See "Business--Claims Paying Ability Ratings."

SOME OF OUR INVESTMENTS OUTSIDE THE CLOSED BLOCK HAVE LIMITED LIQUIDITY, WHICH COULD HURT OUR CASH FLOW.

     The plan of reorganization relating to the demutualization requires Phoenix Life to establish and operate an arrangement, known as a closed block, to ensure that the reasonable dividend expectations of policyholders who own certain individual insurance policies of Phoenix Life are met, and that benefits under such policies are paid. Phoenix Life must retain within the closed block the cash flows produced by closed block assets in order to pay policy benefits and dividends to closed block policyholders, which means that these cash flows would not be available to us to meet unexpected cash needs in our other businesses. The assets that will be within the closed block include a substantial portion of our most liquid assets.

     As of December 31, 2000, $2.9 billion, or 52%, of the invested assets that will be outside the closed block consisted of investments in private debt securities, mortgage loans, real estate, equity securities and limited partnership interests, including our venture capital investments, which have limited liquidity. If we need to sell such investments because we require significant amounts of cash on short notice in excess of our normal cash requirements, as could be the case if we experience unexpectedly sudden and high volumes of non-participating insurance policy and annuity surrenders, we might have difficulty doing so at attractive prices or in a timely manner. This could cause a drain on our cash and therefore limit the cash we have available to meet our other obligations or pay dividends to stockholders.

OUR INVESTMENT MANAGEMENT PRODUCT SALES ARE HIGHLY DEPENDENT ON OUR RELATIONSHIPS WITH NON-AFFILIATED DISTRIBUTORS. IF THESE RELATIONSHIPS ENDED OR DIMINISHED, OUR REVENUES WOULD SUFFER ACCORDINGLY.

     We sell our products through our affiliated retail producers and non-affiliated advisors, broker-dealers and other financial intermediaries. Non-affiliated distribution sources have contributed significantly to our sales in recent years. In particular, Merrill Lynch, with over 15,000 registered representatives, accounted for 44% of our Investment Management private client asset inflows in 1999. The loss or diminution of our relationships with non-affiliated distributors could materially reduce our revenues from sales of our investment management products. The risk of such loss or diminution is significant and ongoing, since we face substantial competition in seeking to convince non-affiliated distributors to sell our investment products, rather than those offered by our competitors.

THE INDEPENDENT TRUSTEES OF OUR MUTUAL FUNDS AND CLOSED-END FUNDS, AS WELL AS INTERMEDIARY PROGRAM SPONSORS, MANAGED ACCOUNT CLIENTS AND INSTITUTIONAL INVESTMENT MANAGEMENT CLIENTS, COULD TERMINATE THEIR CONTRACTS WITH US. THIS WOULD REDUCE OUR INVESTMENT MANAGEMENT FEE REVENUES.

     Each of the mutual funds and closed-end funds for which PXP acts as investment adviser or sub-adviser is registered under the Investment Company Act of 1940 and is governed by a board of trustees. The Investment Company Act requires that at least 40% of these trustees be unaffiliated with PXP. Each fund's trustees have the duty of deciding annually whether to renew the contract appointing PXP to manage the fund. Under its contracts, PXP is paid investment advisory fees, which in 1999 totaled $120.3 million, or 42% of our total Investment Management revenues. Trustees have a fiduciary duty to act in the best interests of the shareholders of their mutual funds. Either the trustees or the shareholders may terminate an advisory contract with PXP and move the assets to another investment adviser. The trustees also may deem it to be in the best interests of a mutual fund's shareholders to make decisions adverse to us, including reducing the compensation paid to PXP or limiting PXP's ability to transfer an advisory contract.

     Our investment management agreements with intermediary program sponsors (who "wrap," or make available, our investment products within the management agreements they have with their own clients) and direct managed account clients generated fees of $53.3 million in 1999, representing 19% of our total Investment Management revenues. These agreements, as well as our investment management agreements with institutional clients, are generally terminable by these sponsors and clients upon short notice without penalty. As a result, there would be little impediment to these sponsors or clients terminating our agreements if they became dissatisfied with our performance. For the first nine months of 2000, our private client and institutional funds experienced total net redemptions of $2.4 billion. This was due principally to a combination of management changes and portfolio underperformance at one of our affiliated asset managers.

     The termination of any of the above agreements representing a material portion of assets under management would adversely affect our Investment Management fee revenues.

FUTURE SUCCESS IN VENTURE CAPITAL IS UNCERTAIN, WHICH MEANS THAT OUR SEGMENT AFTER-TAX OPERATING INCOME AND OUR INCOME FROM CONTINUING OPERATIONS MIGHT NOT CONTINUE AT THEIR RECENT LEVELS OR GROW AT THEIR HISTORIC RATES.

     In recent periods Venture Capital has represented a large component of our total segment after-tax operating income and our total income from continuing operations. Segment after-tax operating income from Venture Capital represented 50%, 43%, 62% and 82% of our total in 1997, 1998, 1999 and the first nine months of 2000, respectively. Income from Venture Capital represented 18%, 28%, 56% and 72% of our total income from continuing operations in 1997, 1998, 1999 and the first nine months of 2000, respectively. Our Venture Capital portfolio has a large technology component and includes investments in other sectors, such as telecommunications, whose asset values tend to move in close relation with the technology sector. For a further discussion of the composition of our venture capital investments, see "Business -- Venture Capital Segment." While our partnership investments have performed particularly well over the past several years, their performance depends upon the economic performance of the underlying assets held by the partnerships, which is difficult to predict. It is possible that in future periods we will not earn income from our venture capital investments comparable to recent historical periods, which means that our segment after-tax operating income and our income from continuing operations may not continue at their recent levels or grow at their historic rates. This possibility is heightened by the fact that our historic returns have been driven by strong performance in the technology sector and related sectors, which have generally declined since mid-2000. Due to a quarterly lag in our receipt of financial statements from venture capital partnerships in which we invest and the general illiquidity of venture capital partnership investments, the carrying value of our venture capital partnership interests may not reflect these interests' actual market values. We expect that the impact of these sector declines will be reflected in our 2001 financial results. For a further discussion of the accounting and valuation methods used for our venture capital investments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Venture Capital Segment."

     In addition, the returns we achieve in Venture Capital depend in large part on the efforts and performance results obtained by the managers of the partnerships in which we invest. We have neither an active role in the day-to-day management of the partnerships in which we invest, nor the ability to approve the specific investment or management decisions made by the managers of the partnerships. Although we evaluate each potential partnership investment based on criteria such as the performance history of the partnership and its manager, as well as the partnership's investment strategies, the past performance of a partnership and its manager may not be a reliable indicator of future results. Furthermore, the managers, key personnel and investment strategies of a partnership may change at any time without our consent.

WE FACE INCREASING COMPETITION IN LIFE AND ANNUITY AND INVESTMENT MANAGEMENT FROM MUTUAL FUND COMPANIES, BANKS, INVESTMENT MANAGEMENT FIRMS AND OTHER INSURANCE COMPANIES. THIS COMPETITION MAY IMPAIR OUR ABILITY TO RETAIN EXISTING CUSTOMERS, ATTRACT NEW CUSTOMERS AND MAINTAIN OUR PROFITABILITY.

     We face strong and increasing competition in Life and Annuity and Investment Management. We believe that our ability to compete is based on a number of factors, including product features, investment performance, service, price, distribution capabilities, scale, commission structure, name recognition and financial strength ratings. While there is no single company that we identify as a dominant competitor in either of our operating segments, the nature of these businesses means that our actual and potential competitors include a large number of mutual fund companies, banks, investment management firms and other insurance companies, many of which have advantages over us in one or more of the above competitive factors. Recent industry consolidation, including acquisitions of insurance and other financial services companies in the U.S. by international companies, has resulted in larger competitors with financial resources, marketing and distribution capabilities and brand identities that are stronger than ours. Larger firms also may be able to offer, due to economies of scale, more competitive pricing than we can. We are not among the top ten U.S. investment management or life insurance companies, as measured by assets under management or total assets, respectively. In addition, some of our competitors are regulated differently than we are, which may give them a competitive advantage; for example, many non-insurance company providers of financial services are not subject to the costs and complexities of regulation by multiple states.

     Our ability to compete in Investment Management depends in particular on our investment performance. We will not be able to accumulate and retain assets under management if our investment results underperform the market or the competition, since such underperformance likely would result in asset withdrawals and reduced sales. For example, from 1993 through 1999, we experienced net asset withdrawals in our retail investment management business. We attribute this in part to underperformance in some of our mutual funds.

     We compete for distribution sources in both of our operating segments. We believe that our success in competing for distributors depends on factors such as our financial strength and on the services we provide to, and the relationships we develop with, these distributors. Our distributors are generally free to sell products from whichever providers they wish, which makes it important for us to continually offer distributors products and services they find attractive. If our products or services fall short of distributors' needs, we may not be able to establish and maintain satisfactory relationships with distributors of our life insurance, annuity and investment management products. Accordingly, our revenues and profitability would suffer.

     National banks, with their pre-existing customer bases for financial services products, may increasingly compete with insurers, as a result of recently enacted legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, prior legislation had limited the ability of banks to engage in securities-related businesses and had restricted banks from being affiliated with insurance companies. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of our products by substantially increasing the number and financial strength of our potential competitors.

     See "Business--Life and Annuity Segment--Competition";
"Business--Investment Management Segment--Competition"; and "Regulation."

OUR ABILITY TO PAY DIVIDENDS AND SERVICE DEBT COULD BE HURT BY LIMITATIONS IMPOSED ON PHOENIX LIFE.

     After the demutualization, Phoenix Life will be our direct wholly owned subsidiary. During the first several years following the demutualization, our ongoing ability to pay dividends to stockholders and meet our obligations, including paying operating expenses and servicing debt, will depend to a significant degree upon our receipt of dividends from Phoenix Life. If Phoenix Life cannot pay dividends to us in the future in an amount sufficient for us to pay dividends to stockholders and meet our other obligations, including debt service, this could have a material adverse effect on our financial condition and impair our ability to pay dividends to stockholders. In particular, under the New York Insurance Law, the ability of Phoenix Life to pay stockholder dividends to us in excess of the lesser of (1) 10% of Phoenix Life's surplus to policyholders as of the immediately preceding calendar year, or (2) Phoenix Life's statutory net gain from operations for the immediately preceding calendar year, not including realized capital gains, will be subject to the discretion of the New York Superintendent of Insurance, and therefore we cannot be sure that Phoenix Life will actually be able to pay us dividends in excess of the threshold described above. We do not expect to receive significant dividend income from PXP during the first several years following the demutualization, because we expect that during this time PXP will use a substantial portion of its cash flows from operations to pay down its outstanding indebtedness.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Liquidity Requirements and Sources" for a more detailed discussion of the way regulatory and contractual limitations imposed on our subsidiaries could affect our ability to pay dividends and service debt.

WE COULD HAVE MATERIAL LOSSES IN THE FUTURE FROM OUR DISCONTINUED REINSURANCE BUSINESS.

     In 1999, we discontinued the operations of our former reinsurance segment. We sold our individual life reinsurance business. The remaining business was reinsurance of group accident and health and group life risks. We adopted a plan to stop writing new contracts covering these risks and end our existing contracts as soon as those contracts would permit. However, we remain liable for claims under those contracts.

     We have established reserves for claims and related expenses that we expect to pay on our discontinued group accident and health reinsurance business. These reserves are a net present value amount that is based on currently known facts and estimates about, among other things, the amount of insured losses and expenses that we believe we will pay, the period over which they will be paid, the amount of reinsurance we believe we will collect under our finite reinsurance and the other reinsurance discussed below to cover our losses and the likely legal and administrative costs of winding down the business. In the third quarter of 2000, we strengthened our reserves for our discontinued reinsurance business by $94 million (pre-tax), to $160 million at September 30, 2000. In addition, in 1999 we purchased finite aggregate excess-of-loss reinsurance to further protect us from unfavorable results from this discontinued business. The initial premium for this coverage was $130 million. The maximum coverage available is currently $150 million and increases to $230 million by 2004. The amount of our reserves, plus the amount available from our finite reinsurance, which currently total to $310 million, represent our present best estimate of the provisions required for the payment of our entire remaining loss exposure on the discontinued group accident and health reinsurance business.

     Because we must use estimates in establishing our loss and expense reserves, they are subject to uncertainty. In the case of our discontinued group accident and health reinsurance business, several factors make estimating the required provisions more difficult. First, it may take a number of years for the claims on the large majority of the remaining business to be reported to us. In many cases, the types of losses involved will develop over a relatively long period. Further, some of our remaining contracts cover losses that will be incurred in 2001 and subsequent years. For these reasons, we cannot know today what our actual claims experience will be.

     In addition, we are involved in two sets of disputes relating to certain portions of our discontinued group accident and health reinsurance business. The first set arises out of the activities of Unicover Managers, Inc., or Unicover. Unicover organized and managed a group, or pool, of insurance companies, which reinsured the life and health insurance components of workers' compensation insurance policies issued by various property and casualty insurance companies. Phoenix Life was a member of this pool. Under Unicover's underwriting authority, the pool wrote a dollar amount of reinsurance coverage that was many times greater than originally estimated. As a member of the Unicover pool, Phoenix Life is involved in several proceedings in which the pool members assert that they can deny coverage to certain insurers which claim that they purchased reinsurance coverage from the pool.

     Further, Phoenix Life was, along with Sun Life Assurance of Canada and Cologne Life Reinsurance Company, a retrocessionaire (meaning a reinsurer of other reinsurers) of the Unicover pool, providing the pool members with reinsurance of the risks the pool members had assumed. In September 1999, Phoenix Life joined an arbitration proceeding which Sun Life had begun against the members of the Unicover pool. In this arbitration, Phoenix Life and Sun Life seek to cancel their retrocession agreement with the pool on the grounds that material misstatements and nondisclosures were made to them about, among other things, the amount of risks they would be reinsuring. Because Phoenix Life's total exposure to Unicover-related losses is larger in its role as a retrocessionaire of the Unicover pool than in its role as a member of that pool, success by Phoenix in this arbitration would reduce its exposure to these losses by almost half.

     In its capacity as a retrocessionaire of the Unicover pool, Phoenix Life had an extensive program of its own reinsurance in place to protect it from financial exposure to the risks it had assumed. Currently, Phoenix Life is involved in separate arbitration proceedings with three of its own retrocessionaires, which are seeking, on various grounds, to avoid paying any amounts to Phoenix Life. It is also possible that other retrocessionaires might try to avoid paying their obligations to us; some of our reinsurers have reserved their right to possibly assert defenses, although such a reservation of rights does not necessarily mean that they will. Because the same retrocession program that covers Phoenix Life's Unicover business covers a significant portion of its other group accident and health reinsurance business, Phoenix Life could have additional material losses if one or more of its retrocesssionaires successfully avoids its obligations.

     If we are not successful in our action to cancel the retrocession agreement with the Unicover pool, our current best estimate of the net present value of the amount of our liability for claims that will be made to us, net of reinsurance premiums paid to us, under that agreement is approximately $230 million (not including litigation costs and other expenses of administering the wind-down of the business). This estimate is based on a recent independent actuarial study and a recent court victory by the Unicover pool denying reinsurance coverage on one large contract. This estimate could change, principally because it is based on an actuarial projection of future claims that the underlying property and casualty insurers will have to pay; actual claims could be more or less. Further, this estimate does not account for collection of any amounts from Phoenix Life's own retrocessionaires; Phoenix Life estimates that substantially all of this exposure would be covered by its own retrocessionaires, if they pay their obligations. If Phoenix Life is not able to cancel its obligation as a retrocessionaire, but one or more of its own reinsurers succeeds in not paying Phoenix Life, Phoenix Life could incur substantial losses.

     The second set of disputes involves personal accident business that was reinsured in the mid-1990s in the London reinsurance market, in which Phoenix Life participated. The disputes involve multiple layers of reinsurance, and allegations that the reinsurance program created by the brokers involved in placing those layers was interrelated and devised to disproportionately pass losses to a top layer of reinsurers. Many companies who participated in this business are involved in arbitrations in which those top layer companies are attempting to avoid their obligations on the basis of misrepresentation. Because of the complexity of the disputes and the reinsurance arrangements, many of these companies are currently participating in negotiations of the disputes for certain contract years, and Phoenix Life believes that similar discussions will follow for the remaining years. Although Phoenix Life is vigorously defending its contractual rights, Phoenix Life is actively involved in the attempt to reach negotiated business solutions.

     In establishing our provisions described above for the payment of insured losses and expenses on this discontinued business, which provisions total $310 million in the aggregate as of September 30, 2000, we have made assumptions about the likely outcome of the disputes described above, including an assumption that substantial recoveries would be available from our reinsurers on all of our discontinued reinsurance business. However, the inherent uncertainty of arbitrations and lawsuits, including the uncertainty of estimating whether any settlements we may enter into in the future would be on favorable terms, makes it hard to predict the outcomes with certainty. Given the need to use estimates in establishing loss reserves, and the difficulty in predicting the outcome of arbitrations and lawsuits, our actual net ultimate exposure likely will differ from our current estimate. If future facts and circumstances differ significantly from our estimates and assumptions about future events with respect to the Unicover, London market or other portions of our discontinued reinsurance business, our current reserves may need to be increased materially, with a resulting material adverse effect on our results of operations and financial condition.

WE MIGHT BE UNABLE TO ATTRACT OR RETAIN PERSONNEL WHO ARE KEY TO OUR BUSINESS.

     The success of our business is dependent to a large extent on our ability to attract and retain key employees, including in particular our senior officers, experienced portfolio managers and key sales personnel. Competition in the job market for these types of professionals is generally intense, and is particularly acute with respect to experienced securities analysts and portfolio managers such as those needed by PXP. In general, our employees are not subject to employment contracts or non-compete arrangements.

RISKS RELATED TO REGULATION AND PROPOSED LEGISLATION

ELIMINATION OR MODIFICATION OF THE FEDERAL ESTATE TAX COULD ADVERSELY AFFECT REVENUES FROM OUR LIFE INSURANCE PRODUCTS, BECAUSE SOME OF THEM ARE SPECIFICALLY DESIGNED AND MARKETED AS POLICIES THAT HELP A DECEDENT'S HEIRS TO PAY THIS TAX.

     During the summer of 2000, the U.S. Senate and House approved legislation that, if enacted, would have repealed the federal estate tax over a 10-year period. President Clinton vetoed this legislation and Congress did not override his veto. President Bush has supported repealing the federal estate tax, and the Republican leadership in Congress is likely to introduce legislation in 2001 providing for the total or partial repeal of the federal estate tax. Any such legislation, if enacted, would likely have a negative impact on our revenues from the sale of estate planning products, including in particular our new sales of second-to-die life insurance policies. These policies insure the lives of both a husband and wife, with the policy proceeds payable after both spouses have died. A second-to-die policy effectively enables a couple to pre-fund their heirs' estate tax obligations by making the policy proceeds available to the heirs at the time estate taxes are due. Second-to-die policies are often purchased by couples whose assets are largely illiquid, and whose heirs otherwise might have to attempt to liquidate part of the estate in order to pay the tax. Second-to-die policies represented 31% of our new life insurance premiums and deposits in 2000, and the repeal, or the reduction of the rate, of the federal estate tax would reduce the attractiveness of second-to-die policies sold for this purpose.

CHANGES IN INSURANCE AND SECURITIES REGULATION COULD AFFECT OUR PROFITABILITY BY IMPOSING FURTHER RESTRICTIONS ON THE CONDUCT OF OUR BUSINESS.

     Our life insurance business is subject to comprehensive state regulation and supervision throughout the U.S. State insurance regulators and the National Association of Insurance Commissioners, or the NAIC, continually reexamine existing laws and regulations, and may impose changes in the future that put further regulatory burdens on us, thereby increasing our costs of business. This could materially adversely affect our results of operations and financial condition.

     The U.S. federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in areas which include employee benefit plan regulation, financial services regulation and federal taxation and securities laws could significantly affect the insurance industry and our costs.

     We and some of the policies, contracts and other products that we offer are subject to various levels of regulation under the federal securities laws administered by the Securities and Exchange Commission, or the SEC, as well as regulation by those states and foreign countries in which we provide investment advisory services, offer products or conduct other securities-related activities. We could be restricted in the conduct of our business for failure to comply with such laws and regulations. Future laws and regulations, or the interpretation thereof, could materially adversely affect our results of operations and financial condition by increasing our expenses in having to comply with these regulations.

RISKS RELATED TO THE DEMUTUALIZATION

WE MIGHT NEED TO FUND DEFICIENCIES IN OUR CLOSED BLOCK, WHICH WOULD RESULT IN A REDUCTION IN NET INCOME AND MAY RESULT IN A REDUCTION IN INVESTMENTS IN OUR ONGOING BUSINESS AND A REDUCTION IN DIVIDENDS TO STOCKHOLDERS.

     The plan of reorganization requires Phoenix Life to establish and operate an arrangement, known as a closed block, to ensure that the reasonable dividend expectations of policyholders who own certain individual insurance policies of Phoenix Life are met, and that benefits under such policies are paid. We will allocate assets to the closed block in an amount that will produce cash flows which, together with anticipated revenues from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and to provide for the continuation of the policyholder dividend scales in effect for

2000, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes. Our allocation of assets to the closed block is based on actuarial assumptions about our payment obligations to closed block policyholders, as well as assumptions about the investment earnings the closed block assets will generate over time. Since such assumptions are to some degree uncertain, it is possible that the cash flows generated by the closed block assets and the anticipated revenues from the policies included in the closed block will prove insufficient to provide for the benefits guaranteed under these policies. We would have to fund the shortfall resulting from this insufficiency. Moreover, even if these assets, cash flows and revenues are sufficient, we may choose to support closed block policyholder dividend payments with assets and cash flows from outside of the closed block. See "The Demutualization" for a description of the closed block.

A CHALLENGE TO THE PLAN OF REORGANIZATION OR TO THE APPROVAL OF THE PLAN BY THE NEW YORK SUPERINTENDENT OF INSURANCE MIGHT ADVERSELY AFFECT THE TERMS OF THE DEMUTUALIZATION AND THE MARKET PRICE OF OUR COMMON STOCK.

     The plan of reorganization will not become effective unless, after conducting a public hearing on the plan, the New York Superintendent of Insurance approves the plan based on a finding, among other things, that the plan is fair and equitable to policyholders. The New York Superintendent's order approving the plan will not address the fairness of the plan to purchasers of common stock in the initial public offering.

     Section 326 of the New York Insurance Law provides that orders issued by the New York Superintendent are subject to judicial review by proceeding under
Article 78 of the Civil Practice Law and Rules, which provides that all challenges must be commenced within four months of the date the order becomes final and binding.

     We cannot predict whether a challenge to the demutualization will occur. If the New York Superintendent's approval of the plan of reorganization is successfully challenged in court, it could result in modification of the plan or the New York Superintendent's approval of the plan being set aside. A successful challenge would probably create uncertainty surrounding the terms and effectiveness of the plan. However, to succeed, the challenger would have to prove that the New York Superintendent's approval of the plan was arbitrary and capricious or an abuse of discretion, made in violation of lawful procedures, affected by error of law, or not supported by substantial evidence. Further,
Section 7312 discourages frivolous challenges. A challenging party might have to post a bond or other security for our reasonably likely legal and related expenses. If the action were terminated, the court might determine that we could take all or part of this security to pay our costs.

RISKS RELATED TO THE INITIAL PUBLIC OFFERING

THE INITIAL PUBLIC OFFERING PRICE OF OUR COMMON STOCK MIGHT NOT BE INDICATIVE OF THE MARKET PRICE OF OUR COMMON STOCK AFTER THE INITIAL PUBLIC OFFERING.

     The initial public offering price of our common stock will be determined by negotiations between us and the representatives of the underwriters, and will be subject to the approval of the New York Superintendent of Insurance. The initial public offering price of our common stock will be based on numerous factors and may not be indicative of the market price for our common stock after the initial public offering. Factors such as variations in our actual or anticipated operating results, changes in or failure to meet earnings estimates of securities analysts, market conditions in the financial services and insurance industries, regulatory actions and general economic and securities market conditions, among other factors, could cause the market price of our common stock to decline below the initial public offering price. The potential effect of market and economic conditions on the market price of our common stock are particularly relevant. U.S. securities markets have exhibited significant volatility and recorded a general decline since the second quarter of 2000.

THE MARKET PRICE OF OUR COMMON STOCK MIGHT DECLINE IF PERSONS RECEIVING COMMON STOCK AS COMPENSATION IN THE DEMUTUALIZATION SUBSEQUENTLY SELL THEIR SHARES IN THE PUBLIC MARKET.

     Policyholders who receive shares in the demutualization will not be required to pay any cash for such shares and generally will be free to sell them in the public market upon receipt. The sale of substantial amounts of common stock in the public market, or the perception that such sales could occur, could harm prevailing market prices for our common stock. In particular, we believe the following two factors may increase selling pressure on our common stock:

      -- Subject to the approval of the New York Superintendent of Insurance, we will provide a program for the public sale of our common stock, at prevailing market prices and without payment of brokerage commissions or similar expenses, to allow each of our stockholders who owns 99 or fewer shares of common stock to sell those shares. This program will begin no sooner than the first business day after the six-month anniversary, and no later than the first business day after the 12-month anniversary, of the effective date of the demutualization, and will continue for at least 90 days. Policyholders who receive 100 or more shares of common stock in the demutualization are not eligible for the commission-free sales program and therefore might not delay selling their shares until the commencement of that program.

      -- Some policyholders may be fiduciaries of pension plans that are subject to ERISA or of trusts that own individual life insurance policies. Those policyholders may determine that the exercise of their fiduciary duties requires them to promptly sell the shares of common stock they received in the demutualization.

STATE LAWS AND PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS MIGHT DELAY, DETER OR PREVENT TAKEOVERS AND BUSINESS COMBINATIONS THAT STOCKHOLDERS CONSIDER IN THEIR BEST INTERESTS.

     State laws, our amended and restated certificate of incorporation and our bylaws may delay, deter or prevent a takeover attempt that stockholders consider in their best interests. For instance, they may prevent stockholders from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

     The insurance laws and regulations of the State of New York, the jurisdiction in which Phoenix Life is organized, may delay or impede a business combination involving us. Under the New York Insurance Law, for a period of five years following the effective date of the demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of our common stock without the prior approval of the New York Superintendent of Insurance. In addition, the New York Insurance Law prohibits any person from acquiring control of us and thus indirect control of Phoenix Life, without the prior approval of the New York Superintendent. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock, unless the New York Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired such control if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over our management or our policies. Therefore, any person seeking to acquire a controlling interest in us would face regulatory obstacles which could delay, deter or prevent an acquisition that stockholders might consider in their best interests.

     In addition, Section 203 of the General Corporation Law of the State of Delaware, the jurisdiction in which we are organized, may affect the ability of an "interested stockholder" to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an interested stockholder. An interested stockholder is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation.

     The New York, Connecticut, Ohio and Pennsylvania insurance holding company and other insurance laws apply to those of our life insurance company subsidiaries which are organized in those states. These laws may entail a potentially time consuming and costly regulatory approval process in the event of a proposed change of control of The Phoenix Companies, Inc. For this reason, these state laws also could deter or impede an acquisition of us.

     The stockholder rights plan adopted by our board of directors also may have anti-takeover effects. This plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair the board's ability to represent stockholder interests. The provisions of our stockholder rights plan might make an unsolicited takeover more difficult or less likely to occur or might prevent such a takeover, even though such a takeover might offer our stockholders the opportunity to sell their stock at a price above the prevailing market price and might be favored by a majority of our stockholders. See "Description of Capital Stock" for additional information on the anti-takeover measures applicable to us.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the initial public offering will be $697.0 million (or $801.0 million if the underwriters exercise in full their option to purchase additional shares of common stock, as described under "Underwriting"), assuming that our common stock is offered at $12.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. In addition, we estimate that we will receive net proceeds of $174.0 million through one or more other capital raising transactions, which may include one or more of:

      --   an offering of preferred securities;

      --   an offering of mandatorily convertible debt or preferred securities;

      --   an offering of convertible debt or preferred securities;

      -- an offering of debt securities, commercial paper issuances or bank borrowings; and

      -- a private placement of common stock or any of the other types of securities mentioned above.

     The plan of reorganization provides that our aggregate gross proceeds from all such other capital raising transactions may not exceed 20% of the sum of such gross proceeds plus the gross proceeds of the initial public offering.

     As required by the plan of reorganization, we will use the net proceeds from the initial public offering and the other capital raising transactions in the following order of priority:

      -- We will contribute to Phoenix Life an amount sufficient to reimburse Phoenix Life for its payments of cash and its crediting of policy credits to policyholders in the demutualization. We currently expect this amount to be approximately $63.0 million.

      -- We will contribute to Phoenix Life an amount equal to the amount of the fees and expenses incurred by Phoenix Life in connection with the demutualization and this offering, including those of advisors engaged by the New York State Insurance Department.

      -- We will transfer to Phoenix Life, as consideration for the shares of common stock of any subsidiaries, including PXP, that Phoenix Life transfers to us or our designated subsidiaries, subject to the approval of the New York Superintendent of Insurance, an amount equal to the fair market value of such shares on the effective date of the demutualization. We currently expect this amount to be approximately $780.0 million, subject to approval by the New York Superintendent of Insurance, and further subject to our receiving sufficient proceeds from this offering and one or more of the other capital raising transactions referenced above. Under the plan of reorganization, if Phoenix Life makes any such transfer, it may not transfer less than all the shares of common stock of the company in question.

      -- We will contribute to Phoenix Life any remaining net proceeds to be used for its general corporate purposes.

                                DIVIDEND POLICY

     Our board of directors currently intends to declare an annual dividend on our common stock of $0.13 per share. The declaration and payment of dividends is subject to the discretion of our board of directors, and will depend on our financial condition, results of operations, cash requirements, future prospects, regulatory and contractual restrictions on the payment of dividends by Phoenix Life and PXP, and other factors deemed relevant by the board. There is no requirement or assurance that we will declare and pay any dividends. For a discussion of our cash resources and needs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Following the effective date of the demutualization, we will be a holding company and our assets will consist primarily of all of the outstanding shares of common stock of Phoenix Life, and of PXP if we complete the transfer of PXP from Phoenix Life to us as described herein. Our ongoing ability to pay dividends to our stockholders and to meet our obligations, including paying operating expenses and servicing debt, will depend primarily upon our receipt of dividends from Phoenix Life. The payment of dividends by Phoenix Life is regulated under the New York Insurance Law. See "Risk Factors--Risks Related to Our Business--Our ability to pay dividends and service debt could be hurt by limitations imposed on Phoenix Life"; "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources"; and "Regulation--Insurance Regulation--Holding Company Regulation."

                              CERTAIN INFORMATION

GENERAL

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate as of the date of this prospectus.

     Unless otherwise stated or the context otherwise requires, references in this prospectus to "we," "our" or "us" mean The Phoenix Companies, Inc., together with Phoenix Life, PXP and their respective direct and indirect subsidiaries. When referring to time periods prior to the effective date of the demutualization, "Phoenix Life" means Phoenix Home Life Mutual Insurance Company and its direct and indirect subsidiaries; when referring to time periods from and following the effective date of the demutualization, "Phoenix Life" means Phoenix Life Insurance Company and its direct and indirect subsidiaries.

STATISTICAL DATA

     This prospectus includes statistical data regarding the life insurance, annuity and investment management industries, as well as data regarding the affluent and high net worth market for financial services.

     Statistical data regarding the individual life insurance industry are based on information obtained by A.M. Best Company, or A.M. Best, an independent rating agency for the insurance industry.

     Statistical data regarding the variable life insurance industry are based on surveys, including the Tillinghast-Towers Perrin VALUE(TM) Variable Life-Third Quarter 2000 Survey, conducted by Tillinghast-Towers Perrin, or Tillinghast, management consultants and actuaries. Information was also provided by LIMRA International, or LIMRA, a membership organization that provides research and marketing information to financial services companies.

     Statistical data regarding the affluent and high net worth market for financial services are based on information supplied by the Spectrem Group, a financial services industry research and consulting firm. This information includes data from the Spectrem Group's 1998 and 1999 Affluent Market Research Programs, as well as the Spectrem Group's 1999 Penta-Millionaire Research Program. Estimates regarding intergenerational asset transfers are from an October 1999 study published by the Boston College Social Welfare Research Institute.

     These industry sources generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe this information to be reliable, we have not independently verified it.

FORWARD-LOOKING INFORMATION

     This prospectus contains forward-looking statements that are intended to enhance your ability to assess our future financial performance. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results and other developments, and contain words such as "may," "intend," "expect," "anticipate," "plan," "should" and similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, our actual results could be materially different from the beliefs we express in our forward-looking statements. The following uncertainties, among others, may have such an impact:

      -- changes in economic conditions, including changes in interest rates and the performance of financial markets;

      --   changes in domestic and foreign laws, regulations and taxes;

      -- competitive pressures on product pricing and services; industry consolidation; the relative success and timing of our business strategies; and

      --   the other matters discussed under "Risk Factors."

     We undertake no obligation, except as may be required by law, to publicly update or revise any forward-looking statements.

                                 CAPITALIZATION

     The following table is based on the terms of the plan of reorganization and should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Data." The table presents our consolidated capitalization as of September 30, 2000 and after giving effect to:

      -- the demutualization, including the issuance of an estimated 115.0 million shares of common stock to eligible policyholders, as if it had occurred as of September 30, 2000;

      -- the sale of approximately 59.0 million shares of common stock in the offering at an initial public offering price of $12.50 per share, the midpoint of the range set forth on the cover page of this prospectus;

      -- the application of the estimated net proceeds from the offering of our common stock as described in "Use of Proceeds," as if the demutualization and the offering had occurred as of September 30, 2000; and

      -- the application of the estimated net proceeds from the other capital raising transactions as described in "Use of Proceeds," as if they had occurred as of September 30, 2000.

     The data below assume the underwriters' option to purchase additional shares of common stock in the offering is not exercised.

                                                                    PURCHASE        THE INITIAL
                                                                    OF PXP'S      PUBLIC OFFERING
                                                                  COMMON STOCK       AND OTHER
                                                      THE           OWNED BY      CAPITAL RAISING
                                   HISTORICAL   DEMUTUALIZATION   THIRD PARTIES    TRANSACTIONS     PRO FORMA
                                   ----------   ---------------   -------------   ---------------   ---------
                                                                 (IN MILLIONS)
DEBT:
Notes payable....................   $  489.4       $      --         $ 61.8           $176.0        $  727.2
EQUITY:
  Preferred stock, par value $.01
    per share; 250.0 million
    shares authorized; none
    issued.......................         --              --             --               --              --
  Common stock, par value $.01
    per share; 1.0 billion shares
    authorized; pro forma 115.0
    million shares for the
    demutualization and 59.0
    million shares for the
    initial public offering;
    total pro forma 174.0 million
    shares issued and
    outstanding..................         --             1.2                              .6             1.8
  Additional paid-in capital.....         --         1,733.1          (32.8)           696.4         2,396.7
  Retained earnings..............    1,959.3        (1,959.3)            --               --              --
  Accumulated other comprehensive
    income.......................       55.4              --             --               --            55.4
                                    --------       ---------         ------           ------        --------
    Total equity.................    2,014.7          (225.0)         (32.8)           697.0         2,453.9
                                    --------       ---------         ------           ------        --------
         Total capitalization....   $2,504.1       $  (225.0)        $ 29.0           $873.0        $3,181.1
                                    ========       =========         ======           ======        ========

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for Phoenix Life as of and for each of the five years ended December 31, 1999, and as of and for the nine months ended September 30, 1999 and 2000. For these periods Phoenix Life was the parent company of our consolidated group.

     We have derived the selected historical consolidated financial data for the years ended December 31, 1997, 1998 and 1999 and as of December 31, 1998 and 1999 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected historical consolidated financial data for the years ended December 31, 1995 and 1996 and as of December 31, 1995, 1996 and 1997 from our audited consolidated financial statements not included in this prospectus. We have derived the selected historical consolidated income statement data for the nine months ended September 30, 1999 and 2000 and the selected historical consolidated balance sheet data as of September 30, 2000 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We have derived the selected historical consolidated balance sheet data as of September 30, 1999 from our unaudited interim consolidated financial statements not included in this prospectus.

     The unaudited interim historical consolidated financial data presented in the table below reflect all adjustments, consisting only of normal, recurring accruals, that we consider necessary for a fair presentation of our consolidated financial position and results of operations for such periods and as of such dates. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year. We have prepared the selected historical consolidated financial data, other than statutory data, in conformity with GAAP. We have derived the statutory data from Phoenix Life's Annual Statements filed with insurance regulatory authorities and have prepared the statutory data in accordance with statutory accounting practices, which vary in certain respects from GAAP.

     You should read the following in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                                                   FOR THE NINE
                                                                                                   MONTHS ENDED
                                                   FOR THE YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                         ----------------------------------------------------   -------------------
                                           1995       1996       1997       1998       1999       1999       2000
                                         --------   --------   --------   --------   --------   --------   --------
                                                                       (IN MILLIONS)
INCOME STATEMENT DATA:(1)
Revenues
  Premiums.............................  $  996.8   $1,015.7   $1,087.7   $1,175.8   $1,175.7   $  882.9   $  876.3
  Insurance and investment product
    fees...............................     284.3      366.0      402.8      540.2      578.4      427.1      483.6
  Net investment income................     619.0      691.6      723.3      862.2      956.8      670.1      896.2
  Net realized investment gains........      64.8       78.9      111.0       58.2       75.8       65.5       66.0
                                         --------   --------   --------   --------   --------   --------   --------
    Total revenues.....................   1,964.9    2,152.2    2,324.8    2,636.4    2,786.7    2,045.6    2,322.1
                                         --------   --------   --------   --------   --------   --------   --------
Benefits and expenses
Policy benefits and increase in policy
  liabilities..........................   1,119.2    1,125.9    1,201.9    1,409.8    1,373.1    1,028.0    1,055.5
  Policyholder dividends...............     289.4      311.7      343.6      351.6      360.5      269.4      279.5
  Amortization of deferred policy
    acquisition costs..................      72.6      119.5      102.6      137.6      146.6      107.7      119.8
  Amortization of goodwill and other
    intangible assets..................       8.0       15.4       35.3       28.8       40.1       26.2       28.0
  Interest expense.....................       3.0       17.4       28.0       29.8       34.0       23.3       24.0
  Other operating expenses.............     427.4      387.2      446.0      519.4      563.0      433.5      425.2
                                         --------   --------   --------   --------   --------   --------   --------
    Total benefits and expenses........   1,919.6    1,977.1    2,157.4    2,477.0    2,517.3    1,888.1    1,932.0
                                         --------   --------   --------   --------   --------   --------   --------
Income from continuing operations
  before income taxes and minority
  interest.............................      45.3      175.1      167.4      159.4      269.4      157.5      390.1
Gain on merger transaction(2)..........      40.6         --         --         --         --         --         --
Income taxes(3)........................      21.8       75.3       34.1       56.9      100.3       54.7      137.8
                                         --------   --------   --------   --------   --------   --------   --------
Income from continuing operations
  before minority interest.............      64.1       99.8      133.3      102.5      169.1      102.8      252.3
Minority interest in net income of
  consolidated subsidiaries............       1.0        9.0        8.9       10.5       10.1        6.9       13.7
Equity in earnings of unconsolidated
  subsidiaries, net of income taxes....        --         --         .4        (.1)       3.1        2.9        2.8
                                         --------   --------   --------   --------   --------   --------   --------
Income from continuing operations......      63.1       90.8      124.8       91.9      162.1       98.8      241.4
Discontinued operations(4)
  Income from discontinued operations,
    net of income taxes................      53.2       30.0       44.9       45.2       36.1       25.0        8.1
  Loss on disposal, net of income
    taxes..............................        --         --         --         --     (109.0)    (104.7)     (21.7)
                                         --------   --------   --------   --------   --------   --------   --------
Net income.............................  $  116.3   $  120.8   $  169.7   $  137.1   $   89.2   $   19.1   $  227.8
                                         ========   ========   ========   ========   ========   ========   ========

                                                     AS OF DECEMBER 31,                        AS OF SEPTEMBER 30,
                                  ---------------------------------------------------------   ---------------------
                                    1995        1996        1997        1998        1999        1999        2000
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                    (IN MILLIONS)
BALANCE SHEET DATA:
Assets
General account assets..........  $10,403.8   $11,226.5   $13,566.6   $13,692.1   $14,163.4   $14,013.0   $15,059.0
Separate account assets.........    3,273.1     3,412.2     4,082.3     4,798.9     5,923.9     4,891.7     5,920.0
Net assets of discontinued
  operations(4).................      195.3       220.4       260.6       298.7       187.6       181.0        32.8
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total assets................  $13,872.2   $14,859.1   $17,909.5   $18,789.7   $20,274.9   $19,085.7   $21,011.8
                                  =========   =========   =========   =========   =========   =========   =========
Liabilities
Policy liabilities and
  accruals(5)...................  $ 7,888.4   $ 8,325.0   $10,192.5   $10,578.6   $10,899.8   $10,799.7   $11,229.5
Policyholder deposit funds......      588.0       573.9       560.4       531.7       538.2       524.7       618.1
Notes payable...................      268.3       490.4       471.1       449.3       499.4       525.2       489.4
Separate account liabilities....    3,273.1     3,412.2     4,082.3     4,798.9     5,923.9     4,891.7     5,920.0
Other liabilities...............      447.3       503.2       805.8       602.6       557.5       562.9       615.6
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total liabilities...........   12,465.1    13,304.7    16,112.1    16,961.1    18,418.8    17,304.2    18,872.6
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
Minority interest in net assets
  of consolidated
  subsidiaries..................      117.8       129.1       136.5        92.0       100.1        98.9       124.5
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
Retained earnings...............    1,213.4     1,335.5     1,505.2     1,642.3     1,731.5     1,661.4     1,959.3
Accumulated other comprehensive
  income........................       75.9        89.8       155.7        94.3        24.5        21.2        55.4
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total equity................    1,289.3     1,425.3     1,660.9     1,736.6     1,756.0     1,682.6     2,014.7
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total liabilities and
      equity....................  $13,872.2   $14,859.1   $17,909.5   $18,789.7   $20,274.9   $19,085.7   $21,011.8
                                  =========   =========   =========   =========   =========   =========   =========

                                                                                                AS OF OR FOR THE
                                                                                                NINE MONTHS ENDED
                                          AS OF OR FOR THE YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                  ---------------------------------------------------------   ---------------------
                                    1995        1996        1997        1998        1999        1999        2000
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                    (IN MILLIONS)
OTHER DATA:
Assets under management.........  $41,570.0   $40,625.6   $54,742.8   $61,147.7   $73,181.4   $67,271.4   $69,566.6
                                  =========   =========   =========   =========   =========   =========   =========
STATUTORY DATA:
Premiums and deposits...........  $ 2,501.3   $ 2,365.8   $ 2,911.7   $ 2,578.8   $ 2,330.2   $ 1,807.1   $ 1,729.4
                                  =========   =========   =========   =========   =========   =========   =========
Net income......................  $    64.2   $    73.0   $    66.6   $   108.7   $   131.3   $   101.3   $   357.9
                                  =========   =========   =========   =========   =========   =========   =========
Policyholder surplus(6).........  $   675.7   $   900.6   $   844.0   $   905.3   $ 1,054.1   $   986.1   $ 1,431.7
Asset valuation reserve
  ("AVR")(7)....................      199.7       201.6       308.8       300.3       373.2       334.2       568.3
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total surplus and AVR...........  $   875.4   $ 1,102.2   $ 1,152.8   $ 1,205.6   $ 1,427.3   $ 1,320.3   $ 2,000.0
                                  =========   =========   =========   =========   =========   =========   =========

     We evaluate segment performance on the basis of segment after-tax operating income. Realized investment gains and some non-recurring items are excluded because they are not considered by management when evaluating the financial performance of the segments. The size and timing of realized investment gains are often subject to management's discretion. The non-recurring items are removed from segment after-tax operating income if, in management's opinion, they are not indicative of overall operating trends. While some of these items may be significant components of our GAAP net income, we believe that segment after-tax operating income is an appropriate measure that represents the net income attributable to the ongoing operations of the business. Segment after-tax operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies.

                                                                                FOR THE NINE
                                                    FOR THE YEAR ENDED          MONTHS ENDED
                                                       DECEMBER 31,            SEPTEMBER 30,
                                                --------------------------    ----------------
                                                 1997      1998      1999      1999      2000
                                                ------    ------    ------    ------    ------
                                                                (IN MILLIONS)
SEGMENT DATA:
Segment after-tax operating income:
  Life and Annuity(8).........................  $ 38.0    $ 37.1    $ 46.7    $ 36.1    $ 33.1
  Investment Management(8)....................    12.5      18.1      22.2      17.3      19.6
  Venture Capital(9)..........................    21.9      25.7      90.9      41.5     174.7
  Corporate and Other(8)(10)..................   (28.3)    (21.3)    (13.6)     (8.6)    (14.9)
                                                ------    ------    ------    ------    ------
     Total segment after-tax operating
       income.................................    44.1      59.6     146.2      86.3     212.5
                                                ------    ------    ------    ------    ------
ADJUSTMENTS:(11)
  Net realized investment gains...............    69.5      33.3      49.2      42.6      39.7
  Early retirement pension adjustment.........      --        --     (17.6)    (17.6)       --
  Demutualization expenses....................      --        --        --        --      (6.1)
  Surplus tax(12).............................    13.1        --     (11.2)     (8.0)     (4.6)
  Portfolio loss..............................      --        --      (3.8)     (3.8)      3.1
  Loss on sublease transaction................     (.4)       --        --        --       (.7)
  Restructuring charges.......................    (1.5)     (1.0)      (.7)      (.7)       --
  Expenses of purchase of PXP minority
     interest.................................      --        --        --        --       (.7)
  Litigation settlement.......................      --        --        --        --      (1.8)
                                                ------    ------    ------    ------    ------
     Total after-tax adjustments..............    80.7      32.3      15.9      12.5      28.9
                                                ------    ------    ------    ------    ------
GAAP REPORTED:
  Income from continuing operations...........  $124.8    $ 91.9    $162.1    $ 98.8    $241.4
                                                ======    ======    ======    ======    ======

------------
 (1) See note 2 to our consolidated financial statements included elsewhere in this prospectus for a summary of our significant accounting policies. The financial data presented above have been derived from our financial data, which have been retroactively restated to reflect the adoption of all applicable authoritative GAAP literature and accounting changes.

 (2) During 1995, Phoenix Life merged Phoenix Securities Group, Inc., an indirect wholly owned subsidiary, into Duff & Phelps Corporation, forming PXP. The transaction was accounted for as a reverse merger with the purchase accounting method being applied to PXP's assets and liabilities. A gain of $36.9 million resulting from the realization of the appreciation of the stock exchanged was recorded. The remaining gain of $3.7 million resulted from the merger of an indirect wholly owned property and casualty distribution subsidiary with an unaffiliated entity.

 (3) Includes $8.0 million and $4.6 million for the nine months ended September 30, 1999 and 2000 respectively, and $(13.1) million, $0.0 million and $11.2 million for the years ended 1997, 1998 and 1999, respectively, for surplus tax provisions by Phoenix Life. Surplus tax results from the operation of
     Section 809 of the Internal Revenue Code, which disallows as a deduction from taxable income a portion of a mutual life insurance company's policyholder dividends. As a stock life insurance company following the demutualization, we will not be subject to the surplus tax in 2001 and future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations by Segment."

 (4) During 1999, Phoenix Life discontinued the operations of three of its businesses which in prior years were reflected as reportable business segments: reinsurance operations; real estate management operations; and group life and health insurance operations. The discontinuation of these businesses resulted from the sales of several operations and the implementation of plans to withdraw from the remaining businesses. These transactions do not affect the comparability of the financial data presented above. The assets and liabilities of the discontinued operations have been excluded from the assets and liabilities of continuing operations and separately identified in the balance sheet data. Likewise, the income statement data have been restated for 1995, 1996, 1997 and 1998 to exclude from continuing operations the operating results of discontinued operations. See note 13 to our consolidated financial statements and note 6 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

 (5) Policyholder liabilities include reserves for future policy benefits, as well as other policyholder funds and policyholder dividends.

 (6) In accordance with accounting practices prescribed by the New York State Insurance Department, policyholder surplus for 1996 and subsequent periods includes $175 million of total principal amount of surplus notes outstanding.

 (7) This statutory reserve is intended to mitigate changes to the balance sheet as a result of fluctuations in asset values.

 (8) Segment operating income excludes net realized investment gains and non-recurring items and segment data do not include consolidation and elimination entries related to intersegment amounts. See note 12 to our consolidated financial statements and note 5 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

 (9) Venture capital income is our share of the venture capital partnerships' reported earnings. Reported earnings include realized and unrealized investment gains. See note 2 to our consolidated financial statements included elsewhere in this prospectus for further information regarding our accounting policies for venture capital.

(10) Corporate and Other includes items that are not directly allocable to any of our other segments, including unallocated capital, unallocated revenues and expenses, certain international operations, our property and casualty company investment and the runoff of our group pension and guaranteed investment contract businesses.

(11) Adjustments include net realized investment gains and some non-recurring items. We evaluate segment performance on the basis of segment after-tax operating income. Realized investment gains and some non-recurring items are excluded because they are not considered by management when evaluating the financial performance of the segments. The size and timing of realized investment gains are often subject to management's discretion. The non-recurring items are removed from segment after-tax operating income if, in management's opinion, they are not indicative of overall operating trends. While some of these items may be significant components of our GAAP net income, we believe that segment after-tax operating income is an appropriate measure that represents the net income attributable to the ongoing operations of the business. Segment after-tax operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies. Non-recurring items include:

       -- a non-recurring charge against 1999 income in connection with an early retirement program;

       --   non-recurring expenses related to the demutualization;

       --   surplus tax;

       -- a charge against 1999 income, and subsequent insurance recovery in the second quarter of 2000, related to the reimbursement of two mutual fund investment portfolios which had inadvertently sustained losses;

       -- non-recurring expenses related to sublease transactions on certain office space;

       -- various restructuring charges, which include expenses resulting from a senior executive exercising certain rights under an employment agreement, charges related to the out-sourcing of fund accounting operations, and severance costs related to staff reductions resulting primarily from the closing of PXP's equity management department in Hartford and PXP's reductions in the institutional line of business;

       --   expenses related to the purchase of the PXP minority interest; and

       -- a charge related to a litigation settlement with former clients of PXP and its former consulting subsidiary.

(12) As a mutual life insurance company, Phoenix Life was subject, in the periods indicated, to a surplus tax limiting the ability of mutual insurance companies to deduct the full amount of policyholder dividends from taxable income. We will not be subject to such surplus tax in 2001 and future years as a result of the demutualization.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The unaudited pro forma condensed consolidated financial data presented below give effect to:

      -- the demutualization, including the issuance of an estimated 115.0 million shares of our common stock to policyholders in connection with the demutualization;

      -- the sale of approximately 59.0 million shares of our common stock in the initial public offering at $12.50 per share, the midpoint of the range set forth on the cover page of this prospectus;

      -- the allocation but not the issuance of 5.0 million shares of common stock to eligible policyholders who receive payments in the form of cash or policy credits at the initial public offering price of $12.50 per share, the midpoint of the range set forth on the cover page of this prospectus, rather than in shares of common stock;

      -- the issuance of $176.0 million of debt in one or more other capital raising transactions, as permitted under the plan of reorganization;

      -- the application of the estimated net proceeds of the initial public offering and the other capital raising transactions as set forth in "Use of Proceeds";

      -- the purchase by Phoenix Life of PXP's outstanding common stock owned by third parties; and

      -- payments by PXP for the redemption or conversion of PXP's remaining outstanding convertible subordinated debentures held by third parties as if each of the demutualization, the initial public offering, the issuance of debt and the purchase of PXP's outstanding common stock had occurred as of September 30, 2000 for purposes of the unaudited pro forma condensed consolidated balance sheet, and as of January 1, 1999 for purposes of the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1999 and the nine months ended September 30, 2000. These pro forma data are presented to depict only the effects of the demutualization, the initial public offering, the issuance of debt and the purchase of PXP's outstanding common stock. The effectiveness of the demutualization and the closing of the initial public offering are conditioned on their simultaneous occurrence.

     The principal assumptions used in the pro forma data presented below are as follows:

      -- 115.0 million shares of common stock are allocated and issued to eligible policyholders under the plan of reorganization;

      -- 5.0 million shares of common stock are allocated but not issued to eligible policyholders who receive payments in the form of cash or policy credits at the initial public offering price of $12.50 per share, the midpoint of the range set forth on the cover page of this prospectus rather than in shares of common stock;

      -- approximately 59.0 million shares of common stock are sold to investors in the offering at the initial public offering price of $12.50 per share, the midpoint of the range set forth on the cover page of this prospectus;

      -- the amount of funds required by Phoenix Life to purchase PXP's outstanding common stock owned by third parties is approximately $339.3 million;

      -- the amount of funds required by PXP to redeem or convert PXP's remaining outstanding convertible subordinated debentures held by third parties is $38.0 million; and

      -- the net proceeds of the offering of common stock and issuance of debt securities are estimated at $871.0 million. After payment of the estimated remaining non-recurring expenses of $23.9 million (net of income taxes) related to the demutualization and the initial public offering, and $42.0 million to make cash payments to eligible policyholders, the remaining net proceeds of $805.1 million are included in cash and cash equivalents and no investment income has been assumed in the unaudited pro forma condensed consolidated financial statements. See "Use of Proceeds"; "Dividend Policy"; and "The Demutualization."

     Federal income tax rates of 35% and 41% are used to show the income tax effects of the pro forma adjustments for The Phoenix Companies, Inc. and PXP, respectively.

     THE PRO FORMA DATA ARE BASED ON AVAILABLE INFORMATION AND ON ASSUMPTIONS WE BELIEVE ARE REASONABLE. THE PRO FORMA DATA ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF OUR CONSOLIDATED FINANCIAL POSITION OR OUR CONSOLIDATED RESULTS OF OPERATIONS HAD THESE TRANSACTIONS BEEN CONSUMMATED ON THE DATES ASSUMED, AND DO NOT IN ANY WAY REPRESENT A PROJECTION OR FORECAST OF OUR CONSOLIDATED FINANCIAL POSITION OR CONSOLIDATED RESULTS OF OPERATIONS FOR OR AS OF ANY FUTURE PERIOD OR DATE.

     You should read the pro forma data in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus and with the other information included in this prospectus, including the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Demutualization."

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                          AS OF SEPTEMBER 30, 2000
                            ------------------------------------------------------------------------------------
                                                                                     THE INITIAL
                                                                 PURCHASE OF       PUBLIC OFFERING
                                                                PXP'S COMMON          AND OTHER
                                                THE            STOCK OWNED BY      CAPITAL RAISING        PRO
                            HISTORICAL   DEMUTUALIZATION(1)     THIRD PARTIES        TRANSACTIONS        FORMA
                            ----------   ------------------   -----------------   ------------------   ---------
                                                               (IN MILLIONS)
ASSETS
Investments:
  Held-to-maturity debt
    securities, at
    amortized cost........  $ 2,173.7                                                                  $ 2,173.7
  Available-for-sale debt
    securities, at fair
    value.................    5,849.9                                                                    5,849.9
  Equity securities, at
    fair value............      460.8                                                                      460.8
  Mortgage loans..........      638.0                                                                      638.0
  Real estate.............       95.1                                                                       95.1
  Policy loans............    2,060.8                                                                    2,060.8
  Venture capital
    partnerships..........      487.3                                                                      487.3
  Other invested assets...      202.5                                                                      202.5
  Short-term
    investments...........      448.5                                (22.0)(5)                              87.2
                                                                    (339.3)(6)
                            ---------                              -------                             ---------
    Total investments.....   12,416.6                               (361.3)                             12,055.3
Cash and cash
  equivalents.............       88.7            (42.0)(2)                               697.0(7)
                                                 (23.9)(3)                               174.0(8)          893.8
Accrued investment
  income..................      200.2                                                                      200.2
Deferred policy
  acquisition costs.......    1,277.9           (212.4)(4)                                               1,065.5
Premiums, accounts and
  notes receivables.......      193.6                                                                      193.6
Reinsurance
  recoverables............       18.6                                                                       18.6
Property and equipment,
  net.....................      127.9                                                                      127.9
Goodwill and other
  intangible assets,
  net.....................      612.6                                302.5(6)                              915.1
Equity in unconsolidated
  subsidiaries............       88.7                                                                       88.7
Net assets of discontinued
  operations..............       32.8                                                                       32.8
Other assets..............       34.2                                                      2.0(8)           36.2
Separate account assets...    5,920.0                                                                    5,920.0
                            ---------        ---------             -------              ------         ---------
    Total assets..........  $21,011.8        $  (278.3)            $ (58.8)             $873.0         $21,547.7
                            =========        =========             =======              ======         =========
LIABILITIES
  Policy liabilities and
    accruals..............  $11,229.5        $    21.0(2)                                              $11,250.5
  Policyholder deposit
    funds.................      618.1                                                                      618.1
  Notes payable...........      489.4                                 95.0 (6)            176.0(8)
                                                                     (13.8)(6)
                                                                     (19.4)(6)                             727.2
  Deferred income taxes...      118.6            (74.3)(4)           (32.4)(5)
                                                                      67.7 (6)                               79.6

    The accompanying Notes are an integral part of this Unaudited Pro Forma
                     Condensed Consolidated Balance Sheet.

                                                          AS OF SEPTEMBER 30, 2000
                            ------------------------------------------------------------------------------------
                                                                                     THE INITIAL
                                                                 PURCHASE OF       PUBLIC OFFERING
                                                                PXP'S COMMON          AND OTHER
                                                THE            STOCK OWNED BY      CAPITAL RAISING        PRO
                            HISTORICAL   DEMUTUALIZATION(1)     THIRD PARTIES        TRANSACTIONS        FORMA
                            ----------   ------------------   -----------------   ------------------   ---------
                                                               (IN MILLIONS)
  Other liabilities.......      497.0                                                                      497.0
  Separate account
    liabilities...........    5,920.0                                                                    5,920.0
                            ---------        ---------             -------              ------         ---------
    Total liabilities.....   18,872.6            (53.3)               97.1               176.0          19,092.4
                            ---------        ---------             -------              ------         ---------
MINORITY INTEREST IN NET
  ASSETS OF CONSOLIDATED
  SUBSIDIARIES............  $   124.5                              $(123.1)(6)                         $     1.4
                            ---------                              -------                             ---------
EQUITY
  Common Stock, $.01 par
    value, 1.0 billion
    shares authorized,
    163.7 million shares
    issued and
    outstanding...........                         1.2(9)                                  0.6(7)            1.8
  Additional paid-in
    capital...............                     1,733.1(9)            (46.6)(5)           696.4(7)
                                                                      13.8(6)                            2,396.7
  Retained earnings(10)...    1,959.3            (63.0)(2)
                                              (1,734.3)(9)
                                                 (23.9)(3)
                                                (138.1)(4)
  Accumulated other
    comprehensive
    income................       55.4                                                                       55.4
                            ---------        ---------             -------              ------         ---------
  Total equity............    2,014.7           (225.0)              (32.8)              697.0           2,453.9
                            ---------        ---------             -------              ------         ---------
    Total liabilities and
      equity..............  $21,011.8        $  (278.3)            $ (58.8)             $873.0         $21,547.7
                            =========        =========             =======              ======         =========

    The accompanying Notes are an integral part of this Unaudited Pro Forma
                     Condensed Consolidated Balance Sheet.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (11)

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                                      THE INITIAL
                                                                                        PUBLIC
                                                                                       OFFERING
                                                                    PURCHASE OF        AND OTHER
                                                                   PXP'S COMMON         CAPITAL
                                                   THE            STOCK OWNED BY        RAISING         PRO
                               HISTORICAL   DEMUTUALIZATION(1)     THIRD PARTIES     TRANSACTIONS      FORMA
                               ----------   ------------------   -----------------   -------------   ---------
                                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
Premiums.....................   $  876.3                                                             $  876.3
Insurance and investment
  product fees...............      483.6                                                                483.6
Net investment income........      896.2                               (19.1)(14)                       877.1
Net realized investment
  gains......................       66.0                                                                 66.0
                                --------          -----               ------             -----       --------
    Total revenues...........    2,322.1                               (19.1)                         2,303.0
                                --------          -----               ------             -----       --------
BENEFITS AND EXPENSES
Policy benefits and increase
  in policy liabilities......    1,055.5                                                              1,055.5
Policyholder dividends.......      279.5                                                                279.5
Amortization of deferred
  policy acquisition costs...      119.8                                                                119.8
Amortization of goodwill and
  other intangible assets....       28.0                                14.9(15)                         42.9
Interest expense.............       24.0                                 5.0(17)           9.2(19)
                                                                        (1.5)(18)                        36.7
Other operating expenses.....      425.2           (9.4)(13)                                            415.8
                                --------          -----               ------             -----       --------
    Total benefits and
      expenses...............    1,932.0           (9.4)                18.4               9.2        1,950.2
                                --------          -----               ------             -----       --------
Income from continuing
  operations before income
  taxes, minority interest
  and equity in earnings of
  unconsolidated
  subsidiaries...............      390.1            9.4                (37.5)             (9.2)         352.8
Income taxes.................      137.8           (4.6)(12)            (6.7)(14)
                                                    3.3(13)             (2.0)(17)
                                                                          .6(18)          (3.2)(19)     125.2
                                --------          -----               ------             -----       --------
Income from continuing
  operations before minority
  interest and equity in
  earnings of unconsolidated
  subsidiaries...............      252.3           10.7                (29.4)             (6.0)         227.6
Minority interest in net
  income of consolidated
  subsidiaries...............       13.7                               (13.7)(16)
Equity in earnings of
  unconsolidated
  subsidiaries...............        2.8                                                                  2.8
                                --------          -----               ------             -----       --------
Income from continuing
  operations.................   $  241.4          $10.7               $(15.7)            $(6.0)      $  230.4
                                ========          =====               ======             =====       ========
Income from continuing
  operations per share.......                                                                        $   1.32
                                                                                                     ========
Shares used in calculating
  per share amount(20).......                                                                           174.0
                                                                                                     ========

    The accompanying Notes are an integral part of this Unaudited Pro Forma
                  Condensed Consolidated Statement of Income.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME(11)

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                     THE INITIAL
                                                                                       PUBLIC
                                                                                      OFFERING
                                                                   PURCHASE OF        AND OTHER
                                                                  PXP'S COMMON         CAPITAL
                                                  THE            STOCK OWNED BY        RAISING         PRO
                              HISTORICAL   DEMUTUALIZATION(1)     THIRD PARTIES     TRANSACTIONS      FORMA
                              ----------   ------------------   -----------------   -------------   ---------
                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
Premiums....................   $1,175.7                                                             $1,175.7
Insurance and investment
  product fees..............      578.4                                                                578.4
Net investment income.......      956.8                               (25.4)(14)                       931.4
Net realized investment
  gains.....................       75.8                                                                 75.8
                               --------          ------              ------            ------       --------
    Total revenues..........    2,786.7                               (25.4)                         2,761.3
                               --------          ------              ------            ------       --------
BENEFITS AND EXPENSES
Policy benefits and increase
  in policy liabilities.....    1,373.1                                                              1,373.1
Policyholder dividends......      360.5                                                                360.5
Amortization of deferred
  policy acquisition
  costs.....................      146.6                                                                146.6
Amortization of goodwill and
  other intangible assets...       40.1                                19.9(15)                         60.0
Interest expense............       34.0                                 6.7(17)          12.3(19)
                                                                       (2.0)(18)                        51.0
Other operating expenses....      563.0                                                                563.0
                               --------          ------              ------            ------       --------
    Total benefits and
      expenses..............    2,517.3                                24.6              12.3        2,554.2
                               --------          ------              ------            ------       --------
Income from continuing
  operations before income
  taxes, minority interest
  and equity in earnings of
  unconsolidated
  subsidiaries..............      269.4                               (50.0)            (12.3)         207.1
Income taxes................      100.3           (11.6)(12)           (8.9)(14)
                                                                       (2.7)(17)
                                                                        0.8(18)          (4.3)(19)      73.6
                               --------          ------              ------            ------       --------
Income from continuing
  operations before minority
  interest and equity in
  earnings of unconsolidated
  subsidiaries..............      169.1            11.6               (39.2)             (8.0)         133.5
Minority interest in net
  income of consolidated
  subsidiaries..............       10.1                               (10.1)(16)
Equity in earnings of
  unconsolidated
  subsidiaries..............        3.1                                                                  3.1
                               --------          ------              ------            ------       --------
Income from continuing
  operations................   $  162.1          $ 11.6              $(29.1)           $ (8.0)      $  136.6
                               ========          ======              ======            ======       ========
Income from continuing
  operations per share......                                                                        $   0.79
                                                                                                    ========
Shares used in calculating
  per share amount(20)......                                                                           174.0
                                                                                                    ========

    The accompanying Notes are an integral part of this Unaudited Pro Forma
                  Condensed Consolidated Statement of Income.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

(1) The plan of reorganization provides for the establishment of the closed block. See "The Demutualization -- Establishment and Operation of the Closed Block" and "--Closed Block Assets and Liabilities."

     Under the plan of reorganization, as of the effective date of the demutualization, Phoenix Life will establish a closed block. The closed block is primarily composed of individual participating policies for which Phoenix Life had a dividend scale payable in 2000 and that are in force on the effective date. Assets will be allocated to the closed block in an amount that, together with anticipated revenues from policies included in the closed block, is reasonably expected to be sufficient to support such business, including provision for payment of benefits, some expenses and taxes, and for continuation of dividend scales payable in 2000, assuming experience underlying such scales continues. Assets allocated to the closed block will benefit only the holders of the policies included in the closed block and will not revert to the benefit of stockholders of The Phoenix Companies, Inc. No reallocation, transfer, borrowing, or lending of assets can be made between the closed block and other portions of Phoenix Life's general account, any of its separate accounts, or any affiliate of Phoenix Life without the approval of the New York State Insurance Department.

     If, over time, the aggregate performance of the closed block assets and policies is better than was assumed in funding the closed block, dividends to policyholders will be increased. If, over time, the aggregate performance of the closed block assets and policies is less favorable than was assumed in the funding, dividends to policyholders could be reduced.

     The assets and liabilities to the closed block will be recorded in our financial statements on the same basis as other similar assets and liabilities. The carrying amount of closed block liabilities in excess of the carrying amount of closed block assets at the date of demutualization (adjusted to eliminate the impact of related amounts in accumulated other comprehensive income) represents the maximum future earnings from the assets and liabilities designated for the closed block that can be recognized in income over the period the policies in the closed block remain in force. We have developed an actuarial calculation of the timing of such maximum future stockholder earnings, and it will be the basis of any policyholder dividend obligation established.

     If actual cumulative earnings are greater than expected cumulative earnings, only expected earnings will be recognized in income. Actual cumulative earnings in excess of expected cumulative earnings represents undistributed accumulated earnings attributable to policyholders, which would be recorded as a policyholder dividend obligation because the excess would be paid to closed block policyholders as an additional policyholder dividend unless otherwise offset by the future performance of the closed block that is less favorable than originally expected. If actual cumulative performance is less favorable than expected, only actual earnings will be recognized in income.

     The principal cash flow items that affect the amount of closed block assets and liabilities are premiums, net investment income, purchases and sales of investments, policy loans and policy loan interest, policyholders' benefits, policyholder dividends, premium taxes, and income taxes. The principal income and expense items excluded from the closed block are management and maintenance expenses, commissions, and investment expenses, all of which enter into the determination of total gross margins of closed block policies for the purpose of the amortization of deferred acquisition costs. The amounts shown in the following tables for assets, liabilities, revenues and expenses of the closed block are those that enter into the determination of amounts that are to be paid to policyholders.

     The following unaudited pro forma information summarizes closed block assets and liabilities as of September 30, 2000:

   UNAUDITED PRO FORMA SUMMARIZED FINANCIAL INFORMATION FOR THE CLOSED BLOCK

                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
                                                              (IN MILLIONS)
Closed block liabilities:
  Policy liabilities and accruals and policyholder deposit
     funds..................................................    $8,629.2
  Policyholder dividends payable............................       343.3
  Policyholder dividend obligation..........................         4.3
  Other closed block liabilities............................         5.4
                                                                --------
     Total closed block liabilities.........................     8,982.2
                                                                --------
Closed block assets:
  Held-to-maturity debt securities at amortized cost........     1,493.0
  Available-for-sale debt securities at fair value..........     3,390.7
  Mortgage loans............................................       398.0
  Policy loans..............................................     1,412.1
  Deferred income taxes.....................................       238.3
  Investment income due and accrued.........................        70.0
  Net due and deferred premiums.............................        38.6
  Cash and cash equivalents.................................       411.3
                                                                --------
     Total closed block assets..............................     7,452.0
                                                                --------
Excess of reported closed block liabilities over closed
  block assets..............................................     1,530.2
                                                                --------
Maximum future earnings to be recognized from closed block
  assets and liabilities....................................    $1,530.2
                                                                ========
Change in policyholder dividend obligation:
Balance at beginning of period..............................    $     --
Impact on net income before income taxes....................         4.3
Unrealized investment gains (losses)........................          --
                                                                --------
Balance at end of period....................................    $    4.3
                                                                ========

     The following unaudited pro forma information summarizes closed block operations for the nine months ended September 30, 2000:

                                                              FOR THE NINE
                                                                 MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
                                                              (IN MILLIONS)
Closed block revenues:
  Premiums..................................................    $  840.5
  Net investment income.....................................       413.1
                                                                --------
     Total closed block revenues............................     1,253.6
                                                                --------
Closed block benefits and expenses:
  Policyholder benefits and increase in policy
     liabilities............................................       852.7
  Policyholder dividends....................................       279.2
  Change in policyholder dividend obligation................         4.3
  Other closed block expenses...............................        10.2
                                                                --------
     Total closed block benefits and expenses...............     1,146.4
                                                                --------
Closed block revenues, net of closed block benefits and
  expenses before income taxes..............................       107.2
Income taxes................................................        37.5
                                                                --------
Closed block revenues, net of closed block benefits and
  expenses and income taxes.................................    $   69.7
                                                                ========
Maximum future earnings from closed block assets and
  liabilities:
  Beginning of period.......................................    $1,599.9
  End of period.............................................     1,530.2
                                                                --------
  Change during the period..................................    $   69.7
                                                                ========

     The fixed income assets in the closed block are representative of the fixed income assets included in our general account as a whole, in terms of average maturity, credit quality and yield. As is traditionally the case in demutualizations, the closed block contains assets that are more conservative than the general account assets as a whole, in that closed block assets consist primarily of fixed income securities purchased for their ability to generate predictable income streams.

(2)  Represents (in millions):

 (i) cash payments to eligible policyholders who must
     receive cash as payment or who were allocated 60 or
     fewer shares of common stock and who have expressed a
     preference to receive cash in lieu of common stock.....  $42.0
                                                              -----
(ii) policy credits provided to eligible policyholders......  $21.0
                                                              -----

     These amounts were determined based on a preliminary allocation of shares to those eligible policyholders who must receive cash or policy credits based on the plan of reorganization. In addition, the estimated percentage of policyholders who were allocated 60 or fewer shares and expressed a preference to receive cash in lieu of common stock was based on available data from previous demutualizations.

(3) Estimated remaining non-recurring expenses of $23.9 million (net of income taxes of $12.9 million) related to the demutualization and the initial public offering are assumed to be incurred at the date of the pro forma condensed consolidated balance sheet. The pro forma condensed consolidated statement of income does not reflect such non-recurring expenses.

(4) Represents a non-recurring write-off of deferred acquisition costs resulting from the establishment of the closed block. Once the closed block is established, the earnings from other business segments, which had previously been considered in determining estimated gross margins, will no longer be included in the dividend scale calculation. This decreases the future gross margins of the traditional block of business and requires a write-off of deferred acquisition costs of $212.4 million with a corresponding decrease to deferred income taxes of $74.3 million.

(5) Represents PXP's payment of non-recurring compensation expenses of $57.0 million to cash out options, non-recurring retention bonus payments of $20.0 million and non-recurring transaction costs of $2.0 million. Deferred income taxes of $32.4 million were calculated using PXP's estimated statutory tax rate of 41%.

     PXP borrowed $57.0 million from its existing credit facilities, to cash out stock options. Non-recurring retention bonus payments and non-recurring transaction costs were assumed to be paid in cash.

(6) Represents Phoenix Life's agreement to purchase PXP's outstanding common stock owned by third-party stockholders, representing $123.1 million of minority interest in the net assets of PXP at September 30, 2000. Details of this transaction are as follows (in millions):

Phoenix Life purchases 19.8 million outstanding common
  shares at $15.75/share....................................  $312.3
Phoenix Life pays for 1.7 million additional outstanding
  shares resulting from conversions of convertible debt (i)
  (face amount of debt is $13.8 million)....................    27.0
                                                              ------
Total Phoenix Life payments.................................   339.3
PXP payments for redemptions and conversions of third party
  convertible debt (ii) (face amount of debt is $19.4
  million, premium paid is $18.6 million)...................    38.0
                                                              ------
Total.......................................................  $377.3
                                                              ======

     Phoenix Life funds the purchase of outstanding shares with available cash and short-term investments of $339.3 million. PXP borrows an estimated $95.0 million from its existing credit facility, of which $38.0 million is used to fund payments for redemptions and conversions of third party convertible debt. The remaining $57.0 million is used to cash out stock options. See note (5).

     The following table summarizes the calculation and allocation of purchase price:

Purchase Price:
  Phoenix Life purchases 21.5 million outstanding shares at
     $15.75/share...........................................  $ 339.3
  Premium paid related to third party convertible debt
     redemption/conversion..................................     18.6
  Less: minority interest in the net assets of PXP..........   (123.1)
                                                              -------
                                                              $ 234.8
                                                              =======
Purchase Price Allocation:
  Identified intangible assets..............................  $ 165.0
  Deferred taxes............................................    (67.7)
  Goodwill..................................................    137.5
                                                              -------
                                                              $ 234.8
                                                              =======

     The goodwill and intangible asset allocation is an estimate subject to change since the valuation of the intangible assets is highly dependent upon PXP's assets under management at the date of the going private transaction. PXP expects to complete this analysis by the end of February 2001. In addition, the fair market value of PXP's tangible assets cannot be finalized until after the close of the transaction.

        (i) Represents estimate of conversions from October 1, 2000 to closing date.

        (ii) Represents estimate of outstanding convertible debt at closing date.

(7) Represents estimated gross proceeds of $738.0 million from the sale of approximately 59.0 million shares of common stock at an assumed initial offering price of $12.50 per share, less estimated underwriting discounts and commissions and estimated offering expenses of $41.0 million.

(8) Represents estimated gross proceeds of $176.0 million for the issuance of debt securities, less estimated underwriting discounts and commissions and estimated offering expenses of $2.0 million.

(9) Represents the reclassification of retained earnings of Phoenix Life to common stock ($1.2 million) and additional paid-in capital ($1,733.1 million), after giving effect to the amounts in notes (2), (3) and (4), to reflect the conversion to a stock life insurance company.

(10) Under the New York Insurance Law, the ability of Phoenix Life to pay stockholder dividends in excess of the lesser of (i) 10% of Phoenix Life's surplus to policyholders as of the immediately preceding calendar year, or
      (ii) Phoenix Life's statutory net gain from operations for the immediately preceding calendar year, not including realized capital gains, will be subject to the discretion of the New York Superintendent of Insurance.

(11) The investment of the net proceeds of the offering of common stock and issuance of debt securities have not been reflected in the unaudited pro forma condensed consolidated financial statements. The net proceeds total $871.0 million ($697.0 million from the offering of common stock, $174.0 million from the issuance of debt). After payment of the estimated remaining non-recurring expenses of $23.9 million (net of income taxes) related to the demutualization and the initial public offering and $42.0 million to make cash payments to eligible policyholders, the remaining net proceeds are $805.1 million. These proceeds will be invested in fixed income investments. Using an estimated fixed investment rate of 7.5% would produce investment income of $45.3 million for the nine months ended September 30, 2000 and $60.4 million for the year ended December 31, 1999. Income taxes, assuming a 35% effective rate, would be $15.9 million for the nine months ended September 30, 2000 and $21.1 million for the year ended December 31, 1999.

(12) Represents the elimination of the surplus tax. As a stock life insurance company we will not be subject to the surplus tax.

(13) Represents the elimination of demutualization expenses incurred through the period ended September 30, 2000. Income taxes are calculated at a 35% effective rate.

(14) Represents the reduction of investment income due to the reduction of short-term investments used to fund the purchase of PXP's outstanding common stock owned by third parties. Total estimated cash proceeds paid is $339.3 million. The estimated investment rate used in this calculation is a fixed rate of 7.5%. Income taxes are calculated at a 35% effective rate.

     The impact of a 0.125% change in the interest rate would either increase or decrease the reduction of investment income by $0.32 million for the nine months ended September 30, 2000 and $0.42 million for the year ended December 31, 1999. Income taxes, assuming a 35% effective rate, would either increase or decrease by $0.11 million for the nine months ended September 30, 2000 and $0.15 million for the year ended December 31, 1999.

(15) Represents the amortization of (a) goodwill in the amount of $137.5 million over 40 years and (b) investment management contracts in the amount of $165.0 million over an estimated weighted average life of 10 years. These estimates are subject to change based upon the final valuation of PXP's tangible and intangible assets. PXP expects to complete this analysis by the end of February 2001. An estimated weighted average life is used as PXP manages a variety of investment management products, which have estimated lives that range from 5 to 16 years.

(16) Represents the elimination of the minority interest in the net income of PXP as a result of Phoenix Life's agreement to purchase PXP's outstanding common stock held by third parties.

(17) Represents additional interest expense due to increased bank borrowings of $95.0 million to fund PXP's conversion and redemption of convertible subordinated debentures held by third parties and the cashout of stock options. The interest rate on the debt is assumed to be a fixed rate of 7.0%. Income taxes are calculated at a 41% effective rate.

     The impact of a 0.125% change in the interest rate would either increase or decrease the interest expense by $0.09 million for the nine months ended September 30, 2000 and $0.12 million for the year ended December 31, 1999. Income taxes, assuming a 41% effective rate, would either increase or decrease by $0.04 million for the nine months ended September 30, 2000 and $0.05 million for the year ended December 31, 1999.

(18) Represents the reduction of interest expense due to the repayment of $33.2 million principal amount of PXP's convertible subordinated debentures held by third parties. These debentures bore interest at a rate of 6%.

     The impact of a 0.125% change in the interest rate would either increase or decrease the reduction of interest expense by $0.03 million for the nine months ended September 30, 2000 and $0.04 million for the year ended December 31, 1999. Income taxes, assuming a 41% effective rate, would either increase or decrease by $0.01 million for the nine months ended September 30, 2000 and $0.02 million for the year ended December 31, 1999.

(19) Represents an increase to interest expense on the $176.0 million of debt issued as the other capital raising transactions permitted under the plan of reorganization. The interest rate is assumed to be a fixed rate of 7%. Income taxes are calculated at a 35% effective rate.

     The impact of a 0.125% change in the interest rate would either increase or decrease the interest expense by $0.17 million for the nine months ended September 30, 2000 and $0.22 million for the year ended December 31, 1999. Income taxes, assuming a 35% effective rate, would either increase or decrease by $0.06 million for the nine months ended September 30, 2000 and $0.08 million for the year ended December 31, 1999.

(20) The number of shares used in the calculation of the per share information was determined as follows:

                                                                 NUMBER OF
                                                                   SHARES
                                                               (IN MILLIONS)
                                                              ----------------
Shares allocated to eligible policyholders..................       120.0
Less:  shares allocated to eligible policyholders who
       receive cash or policyholder credits.................        (5.0)
                                                                   -----
Shares issued to eligible policyholders.....................       115.0
Shares sold in the offering.................................        59.0
                                                                   -----
Total shares outstanding....................................       174.0
                                                                   =====

                     UNAUDITED PRO FORMA SUPPLEMENTARY DATA

     The pro forma supplementary data presented below are derived from the unaudited pro forma condensed consolidated financial data and the notes thereto included elsewhere in this prospectus. The pro forma supplementary data gives effect to each of the demutualization, the initial public offering, the issuance of debt and the purchase of PXP's outstanding common stock as if they had occurred as of September 30, 2000 for purposes of the information derived from the unaudited pro forma condensed consolidated balance sheet and as of January 1, 1999 for purposes of the information derived from the unaudited pro forma condensed consolidated statements of income. The pro forma supplementary data is provided for informational purposes only and should not be construed to be indicative of our consolidated financial position or our consolidated results of operations had these transactions been consummated on the dates assumed, and do not in any way represent a projection or forecast of our consolidated financial position or consolidated results of operations for any future date or period. The pro forma supplementary data set forth below should be read in conjunction with the information set forth under, or referred to in, "Unaudited Pro Forma Condensed Consolidated Financial Data."

     THE ESTIMATED INITIAL PUBLIC OFFERING PRICES PER SHARE CONTAINED IN THE TABLES BELOW ARE USED FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT INTENDED TO PREDICT THE ACTUAL INITIAL PUBLIC OFFERING PRICE. THE INITIAL PUBLIC OFFERING PRICE WILL DEPEND ON MANY FACTORS AND CANNOT BE KNOWN AT THIS TIME.

     The information set forth in the table below gives effect to the sales of
80.4 million, 59.0 million and 47.1 million shares of common stock in the offering based upon the assumed initial public offering price per share of $9.00, $12.50 and $16.00, respectively. This information is intended to illustrate how the unaudited pro forma condensed consolidated financial data would be affected by varying the price per share in the offering.

                                                               ASSUMING THE FOLLOWING INITIAL
                                                                   PUBLIC OFFERING PRICE
                                                              --------------------------------
                                                               $9.00       $12.50      $16.00
                                                              --------    --------    --------
                                                               (IN MILLIONS, EXCEPT PER SHARE
                                                                          AMOUNTS)
SHARE DATA
Shares allocated to eligible policyholders..................     120.0       120.0       120.0
Less: shares allocated to eligible policyholders who receive
  cash or policyholder credits..............................      (5.0)       (5.0)       (5.0)
                                                              --------    --------    --------
Shares issued to eligible policyholders.....................     115.0       115.0       115.0
Shares sold in the offering.................................      80.4        59.0        47.1
                                                              --------    --------    --------
Total shares outstanding....................................     195.4       174.0       162.1
                                                              ========    ========    ========
OWNERSHIP PERCENTAGE
Eligible policyholders......................................      58.9%       66.1%       71.0%
Purchasers in the offering..................................      41.1%       33.9%       29.0%

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
Income from continuing operations...........................  $  241.4    $  241.4    $  241.4
The demutualization(1)......................................      10.7        10.7        10.7
Purchase of PXP's outstanding common stock owned by third
  parties(3)................................................     (15.7)      (15.7)      (15.7)
The initial public offering and other capital raising
  transactions(5)...........................................      (5.9)       (6.0)       (6.1)
                                                              --------    --------    --------
Pro forma income from continuing operations.................  $  230.5    $  230.4    $  230.3
                                                              ========    ========    ========
Pro forma income from continuing operations per share.......  $   1.18    $   1.32    $   1.42
                                                              ========    ========    ========

                                                               ASSUMING THE FOLLOWING INITIAL
                                                                   PUBLIC OFFERING PRICE
                                                              --------------------------------
                                                               $9.00       $12.50      $16.00
                                                              --------    --------    --------
                                                               (IN MILLIONS, EXCEPT PER SHARE
                                                                          AMOUNTS)
AS OF SEPTEMBER 30, 2000
Total equity................................................  $2,014.7    $2,014.7    $2,014.7
The demutualization(2)......................................    (207.0)     (225.0)     (242.0)
Purchase of PXP's outstanding common stock owned by third
  parties(4)................................................     (32.8)      (32.8)      (32.8)
The initial public offering and other capital raising
  transactions(6)...........................................     683.0       697.0       712.0
                                                              --------    --------    --------
Pro forma equity............................................  $2,457.9    $2,453.9    $2,451.9
                                                              ========    ========    ========
Pro forma book value per share..............................  $  12.58    $  14.10    $  15.13
                                                              ========    ========    ========
FOR THE YEAR ENDED DECEMBER 31, 1999
Income from continuing operations...........................  $  162.1    $  162.1    $  162.1
The demutualization(1)......................................      11.6        11.6        11.6
Purchase of PXP's outstanding common stock owned by third
  parties(3)................................................     (29.1)      (29.1)      (29.1)
The initial public offering and other capital raising
  transactions(5)...........................................      (7.8)       (8.0)       (8.1)
                                                              --------    --------    --------
Pro forma income from continuing operations.................  $  136.8    $  136.6    $  136.5
                                                              ========    ========    ========
Pro forma income from continuing operations per share.......  $   0.70    $   0.79    $   0.84
                                                              ========    ========    ========

------------
(1) Represents the elimination of the surplus tax adjustment for the nine months ended September 30, 2000 and the year ended December 31, 1999, which is applicable only to mutual life insurance companies. This adjustment can vary significantly from year to year and will not be applicable after Phoenix Life converts to a stock life insurance company.

(2) Represents:

     - the payment of $30.0 million, $42.0 million and $53.0 million, respectively, to eligible policyholders who have expressed a preference to receive cash in lieu of common stock;

     - the payment of $15.0 million, $21.0 million and $27.0 million, respectively, to support policy credits provided to certain eligible policyholders; and

     - estimated non-recurring expenses of $23.9 million related to the demutualization and the initial public offering.

(3) Represents:

     - the amortization of:

        (a) goodwill in the amount of $137.5 million over 40 years; and

        (b) investment management contracts in the amount of $165.0 million over an estimated weighted average life of 10 years;

     - the elimination of the minority interest in net income of PXP as a result of Phoenix Life's purchase of PXP's outstanding common stock held by third parties;

     - the reduction of investment income due to the reduction of short-term investments used to fund the purchase of PXP's outstanding common stock held by third parties;

     - additional interest expense due to increased bank borrowings of $95.0 million to fund the redemption or conversion of PXP's convertible subordinated debentures held by third parties and the cashout of PXP's stock options; and

     - the reduction of interest expense due to the conversion or redemption of $33.2 million principal amount of PXP's convertible subordinated debentures held by third parties.

(4) Represents:

     - the purchase of PXP's outstanding common stock owned by third parties, including payment with respect to the convertible subordinated debentures; and

     - PXP's payment of non-recurring compensation, retention bonuses and transaction costs.

(5) Represents an increase to interest expense on the $172.0 million, $176.0 million and $179.0 million, respectively, of debt issued as the other capital raising transactions permitted under the plan of reorganization.

(6) Represents:

     - the assumed gross proceeds of $723.0 million, $738.0 million and $753.0 million, respectively, from the sale of common stock in the offering less underwriting discounts of $40.0 million, $41.0 million and $41.0 million, respectively.

     - the issuance of $172.0 million, $176.0 million and $179.0 million, respectively, of debt issued in the other capital raising transactions permitted under the plan of reorganization.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis reviews our consolidated financial condition as of December 31, 1998 and 1999 and September 30, 2000; our consolidated results of operations for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000; and, where appropriate, factors that may affect our future financial performance. You should read this discussion in conjunction with "Selected Historical Financial Data"; "Unaudited Pro Forma Condensed Consolidated Financial Data"; and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

OVERVIEW

     We are a leading provider of wealth management products and services offered through a variety of select advisors and financial services firms to serve the accumulation, preservation and transfer needs of the affluent and high net worth market, businesses and institutions. We refer to our products and services together as our wealth management solutions. We offer a broad range of life insurance, variable annuity and investment management solutions through a variety of distributors.

     We provide our wealth management solutions through two operating segments. Through Life and Annuity, we offer a variety of life insurance and annuity products, including universal, variable universal, whole and term life insurance, and a range of variable annuity offerings. Through Investment Management, we offer investment management products and services to both individuals and institutions. Products for individuals include managed accounts and open-end mutual funds. Institutional business consists of discretionary asset management services (where we are authorized to trade without the client's prior knowledge or consent) and non-discretionary asset management services provided primarily to corporations, multi-employer retirement and welfare benefit funds, endowments and foundations, as well as alternative financial products, including structured finance products and closed-end funds.

     We report our remaining activities as two additional segments: Venture Capital and Corporate and Other. Venture Capital includes investments primarily in the form of limited partner interests in venture capital funds, leveraged buyout funds and other private equity partnerships sponsored and managed by third parties. See "Business--Venture Capital Segment." Corporate and Other primarily contains several of our smaller subsidiaries and investment activities that are not of sufficient scale to be reported as segments, including the runoff of our group pension and guaranteed investment contract businesses. See "Business--Corporate and Other Segment." These segments are significant for financial reporting purposes, but do not contain products or services relevant to our core wealth management operations.

     We derive our revenues principally from:

      --   premiums on whole life insurance;

      -- insurance and investment product fees on variable life and annuity products and universal life products;

      --   investment management and related fees; and

      --   net investment income and net realized investment gains.

     Under GAAP, premium and deposit collections for variable life, universal life and annuity products are not recorded as revenues but are instead reflected on the balance sheet as an increase in separate account liabilities (in the case of variable products) or in policy liabilities and accruals or policyholder deposit funds (in the case of other products).

     Our expenses consist principally of:

      -- insurance policy benefits provided to policyholders, including interest credited on policyholders' general account balances;

      --   policyholder dividends;

      --   amortization of deferred policy acquisition costs;

      --   amortization of goodwill and other intangible assets;

      --   interest expense;

      --   other operating expenses; and

      --   income taxes.

     Our profitability depends principally upon:

      -- the adequacy of our product pricing, which is primarily a function of our ability to select underwriting risks, as well as our mortality experience, our ability to generate investment earnings, our ability to maintain expenses in accordance with our pricing assumptions, and our policies' persistency, meaning the percentage of policies remaining in force from year to year, as measured by premiums;

      --   the amount and composition of assets under management;

      -- the maintenance of our target spreads between the rate of earnings on our investments and dividend and interest rates credited to customers; and

      --   our ability to manage expenses.

     As a mutual insurance company, we have historically focused on participating life insurance products, which pay policyholder dividends. As of December 31, 1999, 72% of our life insurance reserves were for participating policies. As a result, a significant portion of our expenses consists, and is expected to continue to consist following the demutualization, of such policyholder dividends. Policyholder dividends are determined in large part based on actual interest, mortality and expense results as compared to guaranteed levels of such items under the related life insurance contracts. Our net income is reduced by the amounts of these dividends. Policyholder dividends paid were $343.6 million, $351.6 million and $360.5 million for the years ended December 31, 1997, 1998 and 1999, respectively.

     External factors, such as competitive conditions and legislation and regulation relating to the life insurance, annuity and investment management industries, also may affect our profitability.

     Our sales and financial results over the last several years have been affected by economic and industry trends. Americans generally have begun to rely less on whole life insurance, defined benefit retirement plans and social security and other government programs to meet their post-retirement financial needs. Reflecting this trend, sales of our whole life insurance products have declined in recent years. Concurrently, the baby boom generation has begun to enter its prime savings years. These facts, coupled with the strong performance of the U.S. equities market in recent years, have had a positive effect on sales of our variable life and annuity products, mutual funds and managed account products. See "Business--Market Opportunity."

     We have benefited in Venture Capital from recent growth trends in the technology sector of the venture capital market. Since 1998, the venture capital market generally has profited from its focus on technology-related companies and many of our venture capital investments have been in the technology sector. We recorded investment income from venture capital investments of $39.6 million in 1998, $139.9 million in 1999 and $268.7 million for the nine months ended September 30, 2000. We cannot be certain that we will experience similar returns in the future. This uncertainty is heightened by the fact that asset prices and company valuations in the technology sector have declined significantly since mid-2000. See "Risk Factors--Risks Related to Our Business--Future success in Venture Capital is uncertain, which means that our segment after-tax operating income and our income from continuing operations might not continue at their recent levels or grow at their historic rates." For a further discussion of the accounting and valuation methods used for venture capital investments, see "--Venture Capital Segment."

DISCONTINUED OPERATIONS

     We have discontinued the operations of several businesses that we concluded did not align with our business strategy. The discontinuation involved the sales of several operations and the implementation of plans to withdraw from other businesses.

     During 1999, we discontinued the operations of three of our business units: reinsurance operations, real estate management operations and group life and health insurance operations. During 1999, we sold our real estate management business and signed a definitive agreement to sell our group life and health insurance business. This sale was completed in the second quarter of 2000. We recorded net pre-tax gains of $5.9 million in 1999 and $68.8 million in 2000 in connection with these dispositions. In addition, in 1999 we exited our reinsurance business, which included individual life reinsurance, group life and health reinsurance and group personal accident business, by selling the reinsurance business and placing the remaining group accident and health reinsurance business into runoff. In 1999, we recognized a net pre-tax loss of $173.1 million in connection with this exit. See "Business--Divestitures of Non-Core Businesses." In addition, in the third quarter of 2000, we increased reserve estimates on the group accident and health reinsurance business by $94.0 million (pre-tax). See note 6 to our unaudited interim consolidated financial statements included elsewhere in this prospectus.

     The assets and liabilities of the discontinued operations have been excluded from the assets and liabilities of continuing operations and separately identified on our consolidated balance sheet. Net assets of the discontinued operations totaled $298.7 million and $187.6 million as of December 31, 1998 and 1999, respectively, and totaled $32.8 million as of September 30, 2000. Asset and liability balances of continuing operations as of December 31, 1998 have been restated to conform to the current year presentation. Similarly, our consolidated statement of income, comprehensive income and equity has been restated for 1997 and 1998 to exclude from continuing operations the operating results of discontinued operations. See "Selected Historical Financial Data" and note 13 to our consolidated financial statements included elsewhere in this prospectus for information about the operating results of our discontinued operations.

STRATEGIC ACQUISITIONS AND INVESTMENTS

     We have made several strategic acquisitions and investments designed to solidify our position as a leading provider of wealth management solutions through advisors to the affluent and high net worth market and to businesses and institutions.

  LIFE AND ANNUITY

      -- In 1997, we acquired a $1.4 billion block of individual life and single premium deferred annuity business of the former Confederation Life Insurance Company, or Confederation Life, a company in liquidation. A block purchased in liquidation is by its nature a runoff block and will naturally decrease over time.

      -- In 1998 and 2000, we purchased, in a series of transactions, a total of 9% of the common stock of Clark/Bardes, Inc., or Clark/Bardes, which provides a variety of compensation and benefit services to corporations, banks and healthcare organizations.

      -- In 1999, we acquired a controlling interest in Philadelphia Financial Group Holdings, Inc., or PFG, which develops, markets and underwrites specialized individually customized life and annuity products.

      -- In 1999, we purchased for $29.1 million a 12% interest in Lombard International Assurance, S.A., or Lombard, a rapidly growing pan-European life insurer based in Luxembourg, which provides unit-linked life assurance products designed exclusively for high net worth investors.

      -- In 2000, we acquired a controlling interest in Main Street Management Company, or Main Street Management, a broker-dealer with approximately 225 registered representatives, which generated over 80% of its 1999 revenues from sales of variable annuities and mutual funds.

  INVESTMENT MANAGEMENT

      -- In a series of transactions beginning in 1996, we acquired 20% of the common stock of Aberdeen Asset Management plc, or Aberdeen, a Scottish firm that manages assets of institutional and retail clients in several countries. In addition, we acquired subordinated notes of Aberdeen which are convertible at our option. Our total ownership of Aberdeen on a fully diluted basis is approximately 26%.

      -- In 1997, we acquired a 75% interest in Seneca Capital Management LLC, or Seneca, an asset management firm based in San Francisco. Seneca is primarily an institutional manager with a notable presence in the endowment and foundation markets, as well as the affluent and high net worth market.

      -- In 1997, we acquired Roger Engemann and Associates, Inc., or Engemann, an asset management firm based in Pasadena. Engemann has an established presence in the managed account business, as well as in the affluent and high net worth market.

      -- In 1999, we acquired the retail mutual fund and closed-end fund businesses of the Zweig Fund Group, or Zweig, a New York-based asset management firm. This acquisition broadened our investment style offerings to include a conservative approach to equity investing with market downside protection. In addition, Zweig has a well established sales and marketing organization.

     See "Business--Life and Annuity Segment--Strategic Transactions;" "Business--Investment Management Segment--Strategic Transactions;" and note 12 to our consolidated financial statements included elsewhere in this prospectus.

PURCHASE OF PXP MINORITY INTEREST

     On September 10, 2000, Phoenix Life and PXP entered into an agreement and plan of merger, pursuant to which Phoenix Life agreed to purchase PXP's outstanding common stock owned by third parties, for a price of $15.75 per share. In connection with this merger, Phoenix Life paid total cash of $339.3 million to those stockholders in January 2001. Since the merger, third party holders of PXP's convertible subordinated debentures have been converting their debentures, and PXP expects to redeem any remaining outstanding debentures held by third parties by the end of February 2001. We expect that PXP will make total cash payments of $38.0 million in connection with these conversions and redemptions. In addition, PXP has made or will make cash payments totaling $57.0 million to cash out holders of PXP options.

     As a result of the merger, which closed on January 11, 2001, PXP became a wholly owned subsidiary of Phoenix Life and PXP's shares of common stock were de-listed from the New York Stock Exchange. Pursuant to the plan of reorganization, on the effective date of the demutualization Phoenix Life expects to transfer to us or a subsidiary designated by us all the outstanding shares of common stock of PXP, for a price equal to the fair market value of those shares on that date. This transfer will be subject to the approval of the New York Superintendent of Insurance, and will be further subject to our receiving sufficient proceeds from the initial public offering and other capital raising transactions to pay Phoenix Life for the shares of PXP. See "Use of Proceeds."

     Phoenix Life obtained from internal sources the cash it paid to PXP's third party stockholders. In order to fund payments with respect to outstanding options and the redemption or conversion of its convertible subordinated debentures, in January 2001 PXP borrowed $95.0 million under its $200 million five-year unsecured credit facility. See "--Liquidity and Capital
Resources--Debt Financing--PXP."

     The purchase of the PXP minority interest as described above has resulted in intangible assets, primarily consisting of investment management contracts and goodwill, of $302.5 million, which will be reflected on our consolidated balance sheet. We expect to amortize investment management contracts over their estimated lives which range from five to 16 years. The goodwill will be amortized over a period not to exceed 40 years. These estimates are subject to change based upon a final valuation of PXP's tangible and intangible assets which PXP expects to complete by the end of February 2001.

THE DEMUTUALIZATION

     Under the terms of the plan of reorganization, which the board of directors of Phoenix Life unanimously adopted on December 18, 2000 and amended and restated on January 26, 2001, on the effective date of the demutualization Phoenix Life will convert from a mutual life insurance company to a stock life insurance company and become our wholly owned subsidiary.

     The demutualization will become effective on the date of the closing of the initial public offering. The plan of reorganization provides that the effective date will occur after the approval by the New York Superintendent of Insurance and the policyholders entitled to vote on the plan of reorganization, but in any case on or before the first anniversary of the plan's approval by the New York Superintendent of Insurance.

     The plan of reorganization requires that Phoenix Life establish and operate a closed block for the benefit of holders of certain individual life insurance policies of Phoenix Life. The purpose of the closed block is to protect the policy dividend expectations of the holders of the policies included in the closed block after demutualization. The closed block will continue in effect until the date none of such policies is in force. On the effective date of the demutualization, Phoenix Life will allocate to the closed block assets in an amount that is expected to produce cash flows which, together with anticipated revenues from the closed block policies, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, and for continuation of policy dividend scales payable in 2000, if the experience underlying such dividend scales continues. The assets allocated to the closed block and any cash flows provided by those assets will solely benefit the holders of policies included in the closed block.

     The assets and liabilities allocated to the closed block will be recorded in our consolidated financial statements at their historical carrying values. The carrying value of the assets allocated to the closed block will be less than that of the closed block liabilities at the effective date of the demutualization. The excess carrying value at the effective date represents the estimated future post-tax contribution expected from the operation of the closed block, which will be recognized in our consolidated income over the period the policies in the closed block remain in force. For more details on the value of the closed block assets and liabilities, see "The Demutualization--Closed Block Assets and Liabilities."

     In funding the closed block, we made assumptions regarding the mortality rates, lapse rates, investment earnings (including a provision for defaults), premium taxes, federal income taxes and other items applicable to the policies contained in the closed block. Actual experience may, in the aggregate, be more favorable than we assumed in establishing the closed block. In that case, the policy dividend scale will be increased, and neither we nor our stockholders will benefit from that more favorable experience. Conversely, to the extent that actual experience is, in the aggregate, less favorable than we assumed in establishing the closed block, the policy dividend scale will be decreased, unless we choose to use assets from outside the closed block to support the dividends.

     In addition, Phoenix Life will remain responsible for paying the benefits guaranteed under the policies included in the closed block, even if cash flows and revenues from the closed block prove insufficient. We will be funding the closed block to provide for these payments and for continuation of dividends paid under 2000 policy dividend scales, assuming the experience underlying such dividend scales continues. Therefore, we do not believe that Phoenix Life will have to pay these benefits from assets outside the closed block unless the closed block business experiences very substantial adverse deviations in investment, mortality, persistency or other experience factors. We intend to accrue any additional contributions necessary to fund guaranteed benefits under the closed block when it becomes probable that we will be required to fund any shortage.

     We estimate that costs relating to the demutualization, excluding costs relating to the initial public offering, will be approximately $13.8 million, net of income taxes of $7.4 million, of which $6.1 million was recognized through September 30, 2000. Demutualization expenses consist of our cost of printing and mailing materials to policyholders and our aggregate cost of engaging independent accounting, actuarial, compensation, financial, investment banking and legal advisors and other consultants to advise us in the demutualization process and related matters, as well as other administrative costs. In addition, our costs include the fees and expenses of the advisors engaged by the New York State Insurance Department and, potentially, other regulatory authorities, as to the demutualization process and related matters.

     For more details regarding the demutualization, see "The Demutualization."

RESULTS OF OPERATIONS

     The following table presents summary consolidated financial data for the periods indicated.

                                                                                    FOR THE
                                                                                  NINE MONTHS
                                                      FOR THE YEAR                   ENDED
                                                   ENDED DECEMBER 31,            SEPTEMBER 30,
                                             ------------------------------   -------------------
                                               1997       1998       1999       1999       2000
                                             --------   --------   --------   --------   --------
                                                                (IN MILLIONS)
Revenues
  Premiums................................   $1,087.7   $1,175.8   $1,175.7   $  882.9   $  876.3
  Insurance and investment product fees...      402.8      540.2      578.4      427.1      483.6
  Net investment income...................      723.3      862.2      956.8      670.1      896.2
  Net realized investment gains...........      111.0       58.2       75.8       65.5       66.0
                                             --------   --------   --------   --------   --------
     Total revenues.......................    2,324.8    2,636.4    2,786.7    2,045.6    2,322.1
                                             --------   --------   --------   --------   --------
Benefits and expenses
  Policy benefits and increase in policy
     liabilities..........................    1,201.9    1,409.8    1,373.1    1,028.0    1,055.5
  Policyholder dividends..................      343.6      351.6      360.5      269.4      279.5
  Amortization of deferred policy
     acquisition costs....................      102.6      137.6      146.6      107.7      119.8
  Amortization of goodwill and other
     intangible assets....................       35.3       28.8       40.1       26.2       28.0
  Interest expense........................       28.0       29.8       34.0       23.3       24.0
  Other operating expenses................      446.0      519.4      563.0      433.5      425.2
                                             --------   --------   --------   --------   --------
     Total benefits and expenses..........   $2,157.4   $2,477.0   $2,517.3   $1,888.1   $1,932.0
                                             --------   --------   --------   --------   --------
Income from continuing operations before
  income taxes, minority interest and
  equity in earnings of unconsolidated
  subsidiaries............................   $  167.4   $  159.4   $  269.4   $  157.5   $  390.1
Income taxes..............................       34.1       56.9      100.3       54.7      137.8
                                             --------   --------   --------   --------   --------
Income from continuing operations before
  minority interest and equity in earnings
  of unconsolidated subsidiaries..........      133.3      102.5      169.1      102.8      252.3
Minority interest in net income of
  consolidated subsidiaries...............        8.9       10.5       10.1        6.9       13.7
Equity in earnings of unconsolidated
  subsidiaries............................         .4        (.1)       3.1        2.9        2.8
                                             --------   --------   --------   --------   --------
Income from continuing operations.........      124.8       91.9      162.1       98.8      241.4
Discontinued operations
  Income from discontinued operations, net
     of income taxes......................       44.9       45.2       36.1       25.0        8.1
  Loss on disposal, net of income taxes...         --         --     (109.0)    (104.7)     (21.7)
                                             --------   --------   --------   --------   --------
     Net income...........................   $  169.7   $  137.1   $   89.2   $   19.1   $  227.8
                                             ========   ========   ========   ========   ========

 NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Premiums were $876.3 million for the nine months ended September 30, 2000, a decrease of $6.6 million, or 1%, from $882.9 million for the comparable period in 1999. The decrease was due to the shift to variable products for which revenues are recognized through insurance and investment product fees, and the declining block of Confederation Life whole life business.

     Insurance and investment product fees were $483.6 million for the nine months ended September 30, 2000, an increase of $56.5 million, or 13%, from $427.1 million for the comparable period in 1999. Investment Management fees increased $35.7 million, primarily from increases in average assets under management due to performance. Life and Annuity fees increased $28.4 million due to the shift to variable products and increased sales of non-affiliated products through W.S. Griffith, Inc., or W.S. Griffith. Corporate and Other fees decreased $14.5 million, primarily due to the sale of our property and casualty distribution subsidiary in May 1999.

     Net investment income was $896.2 million for the nine months ended September 30, 2000, an increase of $226.1 million, or 34%, from $670.1 million for the comparable period in 1999. Venture Capital net investment income increased $204.8 million due to partnership gains on dispositions of stock and appreciation on the portfolio stocks held in partnerships. Average invested assets, excluding venture capital partnerships, were $11,675.1 million for the nine months ended September 30, 2000, an increase of $333.3 million, or 3%, from $11,341.8 million for the nine months ended September 30, 1999. The yield on average invested assets, excluding venture capital partnerships, of 7.4% was consistent over each period.

     Net realized investment gains were $66.0 million for the nine months ended September 30, 2000, essentially unchanged from $65.5 million for the comparable period in 1999. The slight increase was due to gains of $100.8 million from the sale of common stock of National-Oilwell Inc. and other common stock, offset by losses of $42.6 million from the sale of debt securities. Additional offsetting factors were non-recurring gains in 1999 of $40.1 million from the sale of our property and casualty distribution subsidiary and gains from mortgages and real estate.

     Policy benefits and increase in policy liabilities were $1,055.5 million for the nine months ended September 30, 2000, an increase of $27.5 million, or 3%, from $1,028.0 million for the comparable period in 1999. This was due to the growth in variable annuity death benefit reserves, term life insurance and increased death benefits for traditional and group executive ordinary life insurance, offset by a decline in policy benefits due to the runoff of the Confederation Life block.

     Policyholder dividends were $279.5 million for the nine months ended September 30, 2000, an increase of $10.1 million, or 4%, from $269.4 million for the comparable period in 1999, due primarily to the growth in cash flows in our existing whole life policies.

     Amortization of deferred policy acquisition costs was $119.8 million for the nine months ended September 30, 2000, an increase of $12.1 million, or 11%, from $107.7 million for the comparable period in 1999, due to higher amortization expenses for variable universal life resulting from revised estimated gross margins.

     Amortization of goodwill and other intangible assets was $28.0 million for the nine months ended September 30, 2000, an increase of $1.8 million, or 7%, from $26.2 million for the comparable period in 1999, resulting primarily from increased amortization related to the acquisition of Zweig on March 1, 1999, offset in part by the sale of PXP's Cleveland operations in June 2000.

     Interest expense was $24.0 million for the nine months ended September 30, 2000, an increase of $0.7 million, or 3%, from $23.3 million for the comparable period in 1999, resulting from the financing of the Zweig acquisition.

     Other operating expenses were $425.2 million for the nine months ended September 30, 2000, a decrease of $8.3 million, or 2%, from $433.5 million for the comparable period in 1999. Investment Management operating expenses increased $19.1 million due to increased incentive compensation. Corporate and Other other operating expenses decreased $10.2 million due to lower pension costs, expense reimbursement resulting from a transition service agreement with the purchaser of our group insurance operations and reduced expenses due to the sale of our property and casualty distribution subsidiary in May 1999. These increases in segment expenses were offset by a $17.6 million reduction in non-recurring expenses associated with a 1999 early retirement program.

     Income taxes were $137.8 million for the nine months ended September 30, 2000, an increase of $83.1 million, or 152%, from $54.7 million for the comparable period in 1999. Our effective tax rate was 33.3% for the nine months ended September 30, 2000, relatively unchanged from 34.5% for the comparable period in 1999.

     Equity in earnings of unconsolidated subsidiaries was $2.8 million for the nine months ended September 30, 2000, remaining relatively unchanged from $2.9 million for the comparable period in 1999.

     Income from discontinued operations, net of income taxes, was $8.1 million for the nine months ended September 30, 2000, a decrease of $16.9 million, or 68%, from $25.0 million for the comparable period in 1999, due primarily to the sale of our group insurance operations.

     Discontinued operations loss on disposal, net of income taxes, was $21.7 million for the nine months ended September 30, 2000, a decrease of $83.0 million, or 80%, from $104.7 million for the comparable period in 1999, due to the $69.4 million gain on the sale of our group operations and lower losses than reported in the prior period on our reinsurance operations of $67.3 million. As a result, there was a $46.5 million decrease in tax benefits received for the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999.

 YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Premiums were $1,175.7 million in 1999, showing virtually no change from 1998. Whole life premiums decreased $6.2 million, due primarily to the declining block of Confederation Life whole life business. This decrease was offset by an increase in term life premiums of $6.0 million, due to increased sales.

     Insurance and investment product fees were $578.4 million in 1999, an increase of $38.2 million, or 7%, from $540.2 million in 1998. Investment Management fees increased $59.0 million, due to the acquisition of Zweig in March 1999, and due to an increase in average assets under management resulting primarily from strong investment performance. Life and Annuity insurance and investment product fees increased $30.5 million, or 12%, due to increased fund balances for our variable annuity and variable universal life products, resulting primarily from strong investment performance. Corporate and Other fees decreased $41.3 million, or 49%, primarily due to the sale of our property and casualty distribution subsidiary in May 1999.

     Net investment income was $956.8 million in 1999, an increase of $94.6 million, or 11%, from $862.2 million in 1998. Venture Capital net investment income increased $100.3 million from $39.6 million to $139.9 million, due to partnership gains on dispositions of stock and appreciation on the portfolio stocks held in the partnerships. Average invested assets, excluding venture capital partnerships, were $11,372.5 million in 1999, a decrease of $32.9 million, from $11,405.4 million in 1998. The yield on average invested assets, excluding venture capital partnerships, was 7.5% in 1998 and 1999.

     Net realized investment gains were $75.8 million in 1999, an increase of $17.6 million, or 30%, from $58.2 million in 1998. This increase was due to a gain of $40.1 million from the sale of our property and casualty distribution subsidiary, an increase in 1999 of realized gains on mortgage loans of $25.4 million due to the repayment of mortgages in excess of their carrying value, and an increase in gains from other invested assets of $23.1 million. These increases were offset by non-recurring gains in 1998 of $67.5 million on the sale of real estate properties.

     Policy benefits and increase in policy liabilities were $1,373.1 million in 1999, a decrease of $36.7 million, or 3%, from $1,409.8 million in 1998. Policy benefits in Life and Annuity were reduced primarily as a result of the runoff of the Confederation Life block of business, and due to improved mortality in our whole life and variable universal life products, which caused death benefits to decrease. These decreases in benefits were offset by increases in reserves for term insurance and variable universal life products, due to the growth in these lines of business. In addition, there were increased death benefits for group executive ordinary life insurance.

     Policyholder dividends were $360.5 million in 1999, an increase of $8.9 million, or 3%, from $351.6 million in 1998, due to growth in cash values in our existing whole life policies.

     Amortization of deferred policy acquisition costs was $146.6 million in 1999, an increase of $9.0 million, or 7%, from $137.6 million in 1998. Amortization expenses relating to variable annuity and universal life insurance products increased due to revised estimated gross profits.

     Amortization of goodwill and other intangible assets was $40.1 million in 1999, an increase of $11.3 million, or 39%, from $28.8 million in 1998. Investment Management amortization increased $8.3 million due to the acquisition of Zweig. Life and Annuity amortization increased $5.9 million due to a write-off of goodwill relating to recoverability testing performed in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Corporate and Other amortization decreased $2.9 million due to the sale of our property and casualty distribution subsidiary in May 1999.

     Interest expense was $34.0 million in 1999, an increase of $4.2 million, or 14%, from $29.8 million in 1998, due primarily to an increase in notes payable during the year. Notes payable increased by $50.1 million, or 11%, over 1998 due to an increase in our bank borrowing related to the acquisition of Zweig, offset in part by principal repayments during 1999.

     Other operating expenses were $563.0 million in 1999, an increase of $43.6 million, or 8%, from $519.4 million in 1998. Investment Management other operating expenses increased $37.9 million, of which $25.9 million related to the acquisition of Zweig and the remainder of which related to increased compensation and related expenses due to improved sales and performance. Life and Annuity other operating expenses increased $20.0 million, due primarily to increased incentive compensation and related expenses reflecting continued growth in the business. Corporate and Other other operating expenses decreased $38.1 million, due primarily to the sale of our property and casualty distribution subsidiary in May 1999. There was also a non-recurring charge of $17.6 million relating to increased pension expenses from an early retirement program.

     Income taxes were $100.3 million in 1999, an increase of $43.4 million, or 76%, from $56.9 million in 1998. Our effective tax rate was 37% in 1999, compared to 36% in 1998. The effective rate increased due primarily to an increase in surplus tax of $11.6 million. The surplus tax results from Section 809 of the Internal Revenue Code, which disallows as a deduction from taxable income a portion of a mutual life insurance company's policyholder dividends. We will not be subject to the surplus tax in 2001 and future years, as a result of the demutualization.

     Equity in earnings of unconsolidated subsidiaries was $3.1 million in 1999, an increase of $3.2 million from $(0.1) million in 1998, due primarily to our equity in the increased earnings of Aberdeen of $1.1 million and Emprendimiento Compartido, S.A., or EMCO, of $1.6 million.

     Income from discontinued operations, net of income taxes, was $36.1 million in 1999, a decrease of $9.1 million, or 20%, from $45.2 million in 1998. The decrease was due primarily to discontinuing our reinsurance operations as of January 1, 1999.

     Discontinued operations loss on disposal, net of income taxes, was $109.0 million in 1999. This loss was due to the loss on the runoff of our group accident and health reinsurance operations and sale of our life reinsurance operations of $173.1 million, offset by gains on the sale of our real estate management operations of $5.9 million. The effects of these transactions were offset by a net tax benefit of $58.2 million.

 YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Premiums were $1,175.8 million in 1998, an increase of $88.1 million, or 8%, from $1,087.7 million in 1997. Life and Annuity premiums increased due primarily to the December 31, 1997 acquisition of the Confederation Life whole life business and the sale of a large corporate-owned life insurance, or COLI, contract.

     Insurance and investment product fees were $540.2 million in 1998, an increase of $137.4 million, or 34%, from $402.8 million in 1997. Investment Management fees increased $57.3 million due to the inclusion of a full year of revenue for Engemann and Seneca. Life and Annuity insurance and investment product fees increased $76.9 million, due primarily to the acquisition of Confederation Life's universal life business, as well as to the growth in fees due to increased fund balances in our variable annuity and variable universal life businesses, resulting primarily from strong investment performance.

     Net investment income was $862.2 million in 1998, an increase of $138.9 million, or 19%, from $723.3 million in 1997. Average invested assets was $11,405.4 million in 1998, an increase of $967.5 million, or 9%, from $10,437.9 million in 1997. Our net yield on average invested assets increased to 7.7% in 1998, from 7.1% in 1997.

     Net realized investment gains were $58.2 million in 1998, a decrease of $52.8 million, or 48%, from $111.0 million in 1997. Gains on the sale of available-for-sale debt securities decreased $23.6 million, due primarily to interest rate-related losses in 1998, compared to interest rate-related gains in 1997. Net realized gains on equity securities and other invested assets decreased to $7.3 million in 1998 from $43.6 million in 1997. In addition, there was an increase in losses on mortgage loans of $10.7 million. These decreases were offset by an increase of $22.8 million in gains on real estate due to the sale of a large number of properties.

     Policy benefits and increase in policy liabilities were $1,409.8 million in 1998, an increase of $207.9 million, or 17%, from $1,201.9 million in 1997. Policy benefits increased due to the inclusion of Confederation Life's business for a full year.

     Policyholder dividends were $351.6 million in 1998, an increase of $8.0 million, or 2%, from $343.6 million in 1997. This increase was due to the inclusion of dividends from the Confederation Life whole life block of business and growth in cash values in our existing whole life policies. These factors were offset by a reduction of our dividend scale in light of the declining interest rate environment.

     Amortization of deferred policy acquisition costs was $137.6 million in 1998, an increase of $35.0 million, or 34%, from $102.6 million in 1997. This increase was due primarily to the inclusion of Confederation Life's whole life and universal life businesses. Amortization also increased due to revised estimated gross margins and profits in our whole life and variable annuity businesses.

     Amortization of goodwill and other intangible assets was $28.8 million in 1998, a decrease of $6.5 million, or 18%, from $35.3 million in 1997. Investment Management amortization increased $12.9 million due to the acquisitions of Engemann and Seneca. Corporate and Other amortization decreased $20.0 million as a result of a non-recurring goodwill write-off in 1997 by our property and casualty distribution subsidiary.

     Interest expense was $29.8 million in 1998, an increase of $1.8 million, or 6%, from $28.0 million in 1997 due to financing the acquisitions of Engemann and Seneca.

     Other operating expenses were $519.4 million in 1998, an increase of $73.4 million, or 16%, from $446.0 million in 1997. Life and Annuity other operating expenses increased $37.3 million in connection with the acquisition of the Confederation Life block of business. Investment Management other operating expenses increased $28.8 million due to an increase in incentive compensation and related expenses, other operating expenses and the inclusion of Engemann and Seneca expenses for the full year. Corporate and Other other operating expenses increased $11.4 million, due to increased compensation of $13.8 million and increased advertising costs of $4.2 million, offset by lower litigation expenses of $5.9 million.

     Income taxes were $56.9 million in 1998, an increase of $22.8 million, or 67%, from $34.1 million in 1997. Our effective tax rate was 36% in 1998, compared to 23% in 1997. The effective rate increased due to an increase in the surplus tax of $13.1 million and an adjustment of $10.5 million resulting from the completion of a 1991 through 1994 Internal Revenue Service audit.

     Equity in earnings of unconsolidated subsidiaries was $(0.1) million in 1998, a decrease of $0.5 million from $0.4 million in 1997. This decrease was due to a loss of $1.4 million from our investment in EMCO, offset by an increase in earnings from Aberdeen of $0.6 million.

     Income from discontinued operations, net of income taxes, was $45.2 million in 1998, remaining relatively unchanged from 1997.

RESULTS OF OPERATIONS BY SEGMENT

     We evaluate segment performance on the basis of segment after-tax operating income. Realized investment gains and some non-recurring items are excluded because they are not considered by management when evaluating the financial performance of the segments. The size and timing of realized investment gains are often subject to management's discretion. The non-recurring items are removed from segment after-tax operating income if, in management's opinion, they are not indicative of overall operating trends. While some of these items may be significant components of our GAAP net income, we believe that segment after-tax operating income is an appropriate measure that represents the net income attributable to the ongoing operations of the business. Segment after-tax operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies.

SEGMENT ALLOCATIONS

     We allocate capital to Investment Management on an historical cost basis and to insurance products based on 200% of company action level risk-based capital. We allocate net investment income based on the assets allocated to each segment. We allocate other costs and operating expenses to each segment based on a review of the nature of such costs, cost allocations using time studies, and other allocation methodologies.

     The following table presents a reconciliation of segment after-tax operating income to GAAP reported income from continuing operations.

                                                                                  FOR THE
                                                                                NINE MONTHS
                                                    FOR THE YEAR ENDED             ENDED
                                                       DECEMBER 31,            SEPTEMBER 30,
                                                --------------------------    ----------------
                                                 1997      1998      1999      1999      2000
                                                ------    ------    ------    ------    ------
                                                                (IN MILLIONS)
SEGMENT AFTER-TAX OPERATING INCOME:
  Life and Annuity............................  $ 38.0    $ 37.1    $ 46.7    $ 36.1    $ 33.1
  Investment Management.......................    12.5      18.1      22.2      17.3      19.6
  Venture Capital.............................    21.9      25.7      90.9      41.5     174.7
  Corporate and Other.........................   (28.3)    (21.3)    (13.6)     (8.6)    (14.9)
                                                ------    ------    ------    ------    ------
     Total segment after-tax operating
       income.................................    44.1      59.6     146.2      86.3     212.5
                                                ------    ------    ------    ------    ------
AFTER-TAX ADJUSTMENTS:
  Net realized investment gains...............    69.5      33.3      49.2      42.6      39.7
  Early retirement pension adjustment(1)......      --        --     (17.6)    (17.6)       --
  Demutualization expenses(2).................      --        --        --        --      (6.1)
  Surplus tax(3)..............................    13.1        --     (11.2)     (8.0)     (4.6)
  Portfolio loss(4)...........................      --        --      (3.8)     (3.8)      3.1
  Loss on sublease transaction(5).............     (.4)       --        --        --       (.7)
  Restructuring charges(6)....................    (1.5)     (1.0)      (.7)      (.7)       --
  Expenses of purchase of PXP minority
     interest(7)..............................      --        --        --        --       (.7)
  Litigation settlement(8)....................      --        --        --        --      (1.8)
                                                ------    ------    ------    ------    ------
     Total after-tax adjustments..............    80.7      32.3      15.9      12.5      28.9
                                                ------    ------    ------    ------    ------
GAAP REPORTED:
  Income from continuing operations...........  $124.8    $ 91.9    $162.1    $ 98.8    $241.4
                                                ======    ======    ======    ======    ======

------------
(1) In 1999 Phoenix Life offered a special early retirement program that enhanced the retirement benefits of employees who accepted the offer. We recorded a one-time charge against income of $17.6 million in 1999 in connection with this program.

(2) Represents non-recurring expenses related to the demutualization.

(3) As a mutual life insurance company, Phoenix Life was subject in the periods indicated to a surplus tax relating to the inability of mutual insurance companies to deduct the full amount of policyholder dividends from taxable income. We will not be subject to such a surplus tax in 2001 and future years, as a result of the demutualization.

(4) Related to the reimbursement of two mutual fund investment portfolios which had inadvertently sustained losses.

(5) One-time expenses related to sublease transactions on certain office space.

(6) Represents various restructuring charges, which include expenses resulting from a senior executive exercising certain rights under an employment agreement, charges related to the outsourcing of fund accounting operations and severance costs related to staff reductions resulting primarily from the closing of PXP's equity management department in Hartford and PXP's reductions in the institutional line of business.

(7) Represents expenses related to the purchase of the PXP minority interest.

(8) Represents a charge related to a litigation settlement with former clients of PXP and its former financial consulting subsidiary.

LIFE AND ANNUITY SEGMENT

     The following table presents summary financial data relating to Life and Annuity for the periods indicated.

                                                                                   FOR THE
                                                FOR THE YEAR ENDED            NINE MONTHS ENDED
                                                   DECEMBER 31,                 SEPTEMBER 30,
                                         --------------------------------    --------------------
                                           1997        1998        1999        1999        2000
                                         --------    --------    --------    --------    --------
                                                              (IN MILLIONS)
OPERATING RESULTS:
Revenues
Premiums...............................  $1,087.7    $1,175.8    $1,175.7    $  882.7    $  871.3
Insurance and investment product
  fees.................................     174.1       251.0       281.5       204.8       233.2
Net investment income..................     640.5       768.8       768.3       567.3       590.0
                                         --------    --------    --------    --------    --------
     Total revenues....................   1,902.3     2,195.6     2,225.5     1,654.8     1,694.5
                                         --------    --------    --------    --------    --------
Benefits and Expenses
Policy benefits and dividends..........   1,522.1     1,743.6     1,723.6     1,288.8     1,320.6
Amortization of deferred policy
  acquisition costs....................     102.6       137.6       146.6       107.7       119.8
Other operating expenses...............     219.3       257.2       283.1       202.9       203.3
                                         --------    --------    --------    --------    --------
     Total benefits and expenses.......   1,844.0     2,138.4     2,153.3     1,599.4     1,643.7
                                         --------    --------    --------    --------    --------
Operating income before income taxes...      58.3        57.2        72.2        55.4        50.8
Income taxes...........................      20.3        20.1        25.5        19.3        17.7
                                         --------    --------    --------    --------    --------
Segment after-tax operating income.....      38.0        37.1        46.7        36.1        33.1
After-tax adjustments:
  Net realized investment gains
     (losses)..........................      42.7       (11.6)       10.3         7.8       (14.0)
                                         --------    --------    --------    --------    --------
GAAP REPORTED:
  Income from continuing operations....  $   80.7    $   25.5    $   57.0    $   43.9    $   19.1
                                         ========    ========    ========    ========    ========

  NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Premiums were $871.3 million for the nine months ended September 30, 2000, a decrease of $11.4 million, or 1%, from $882.7 million for the comparable period in 1999. Whole life premiums decreased $6.1 million, reflecting the shift to variable products, for which revenues are recognized through insurance and investment product fees. There was also a $6.5 million decrease due to the declining block of Confederation Life whole life business.

     Insurance and investment product fees were $233.2 million for the nine months ended September 30, 2000, an increase of $28.4 million, or 14%, from $204.8 million for the comparable period in 1999, due to the growth in our variable products business. Insurance and investment product fees for variable products and universal life increased $17.2 million, due to higher fund balances from increased sales and investment performance. Funds under management increased from $4.9 billion at September 30, 1999 to $5.9 billion at September 30, 2000. Variable annuity sales were $476.1 million for the nine months ended September 30, 2000, an 84% increase from the comparable period in 1999. Variable universal life sales were $155.4 million for the nine months ended September 30, 2000, an increase from $147.1 million for the comparable period in 1999. These sales were offset by benefits and surrenders of $503.6 million for the nine months ended September 30, 2000, a 7% increase from the comparable period in 1999. Revenues also increased $7.5 million from W.S. Griffith due to an increase in commissions related to the sale of non-affiliated products.

     Net investment income was $590.0 million for the nine months ended September 30, 2000, an increase of $22.7 million, or 4%, from $567.3 million for the comparable period in 1999. The increase was primarily the result of higher average invested assets.

     Policy benefits and dividends were $1,320.6 million for the nine months ended September 30, 2000, an increase of $31.8 million, or 3%, from $1,288.8 million for the comparable period in 1999. Dividends increased $10.1 million due to increases in cash values on whole life policies. Policy benefits were $5.9 million higher for variable annuities, due to the growth in the business, and $7.6 million higher for our term life business. Mortality costs increased $16.8 million, primarily as a result of higher whole life claims and higher group executive ordinary claims. These increases were offset by a decrease in policy benefits of $6.4 million, due to the runoff of the Confederation Life block of business.

     Amortization of deferred policy acquisition costs was $119.8 million for the nine months ended September 30, 2000, an increase of $12.1 million, or 11%, from $107.7 million for the comparable period in 1999. This increase was due primarily to higher amortization for variable universal life of $14.4 million, due to lower estimated gross margins resulting from lower fund performance. Variable annuity amortization expenses increased $1.3 million, due to growth in the business. These increases were offset by decreases in our whole life amortization expenses due to lower acquisition expenses.

     Other operating expenses were $203.3 million for the nine months ended September 30, 2000, relatively unchanged from $202.9 million for the comparable period in 1999.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Premiums were $1,175.7 million in 1999, showing virtually no change from 1998. Whole life premiums decreased $6.2 million, due primarily to the declining block of Confederation Life whole life business. This decrease was offset by an increase in term life premiums of $6.0 million, due to increased sales.

     Insurance and investment product fees were $281.5 million in 1999, an increase of $30.5 million, or 12%, from $251.0 million in 1998. Investment product fees for variable products increased $21.2 million, resulting primarily from higher fund balances due to strong investment performance. Funds under management increased from $4.8 billion in 1998 to $5.9 billion in 1999. Revenues also increased $8.3 million at W.S. Griffith, due to an increase in commissions related to the sale of non-affiliated products.

     Net investment income was $768.3 million in 1999, essentially unchanged from 1998. An increase in segment assets was offset by a decrease in investment yields.

     Policy benefits and dividends were $1,723.6 million in 1999, a decrease of $20.0 million, or 1%, from $1,743.6 million in 1998. Policy benefits were reduced $28.1 million due to the runoff of the Confederation Life block of business and due to improved mortality in our whole life, universal life and term products. This reduction was offset by an increase in dividends of $8.0 million, due to growth in the cash values of whole life policies.

     Amortization of deferred policy acquisition costs was $146.6 million in 1999, an increase of $9.0 million, or 7%, from $137.6 million in 1998. Amortization expense in variable annuities increased $7.3 million due to revised estimated gross profits resulting from higher than expected surrender experience in one variable annuity product. Amortization expense in variable universal life and universal life increased $5.0 million, due to growth in the business and revised estimated gross profits. These two increases were offset by a decrease in whole life amortization expense of $5.0 million.

     Other operating expenses were $283.1 million in 1999, an increase of $25.9 million, or 10%, from $257.2 million in 1998. This increase related primarily to increased incentive compensation of $3.0 million, increased technology costs of $6.9 million, increased benefit costs of $4.2 million due to a non-recurring charge for an early retirement program, an increase of $4.8 million in amortization of goodwill resulting from recoverability testing performed in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and an increase of $8.1 million due to growth in W.S. Griffith.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Premiums were $1,175.8 million in 1998, an increase of $88.1 million, or 8%, from $1,087.7 million in 1997. The increase was due primarily to the December 31, 1997 acquisition of the Confederation Life whole life business and the sale of a large COLI contract.

     Insurance and investment product fees were $251.0 million in 1998, an increase of $76.9 million, or 44%, from $174.1 million in 1997. $44.3 million of the increase was attributable to the acquisition of the Confederation Life universal life block of business. Investment product fees relating to variable annuities and variable universal life products increased $21.2 million, reflecting a growth in fund balances related primarily to investment performance. Funds under management were $4.8 billion in 1998 compared to $4.1 billion in 1997. W.S. Griffith revenues from the sale of non-affiliated products increased $8.2 million.

     Net investment income was $768.8 million in 1998, an increase of $128.3 million, or 20%, from $640.5 million in 1997. The increase was primarily the result of higher average invested assets.

     Policy benefits and dividends were $1,743.6 million in 1998, an increase of $221.5 million, or 15%, from $1,522.1 million in 1997. Policy benefits relating to the acquisition of the Confederation Life block increased $47.9 million for the whole life block and $73.7 million for the universal life block. Policy benefits also increased $92.2 million in our existing whole life business, reflecting its growth. Dividends increased $8.1 million due to the inclusion of the dividends from the Confederation Life whole life block of business. This was offset by a reduction of our dividend scale in light of the declining interest rate environment.

     Amortization of deferred policy acquisition costs was $137.6 million in 1998, an increase of $35.0 million, or 34%, from $102.6 million in 1997. This was due primarily to the inclusion of $10.8 million for Confederation Life's whole life business and $6.9 million for Confederation Life's universal life business. Whole life amortization expense also increased due to the write-off of approximately $15.0 million in deferred policy acquisition costs in 1998. The write-off resulted from revised estimated gross margins due to our dividend scale reduction in 1998. Amortization expense in variable annuities increased $4.7 million, but was offset by a decrease in universal life amortization expense of $5.8 million due to revised estimated gross profits in these products.

     Other operating expenses were $257.2 million in 1998, an increase of $37.9 million, or 17%, from $219.3 million in 1997. This increase primarily related to the growth of the Life and Annuity business, including an increase of $6.5 million in compensation expenses, an increase of $8.0 million in technology expenses, an increase of $3.4 million due to growth in the trust operations, an increase of $5.5 million due to growth in W.S. Griffith and an increase of $11.7 million in administrative expenses associated with the Confederation Life block of business.

INVESTMENT MANAGEMENT SEGMENT

     The following table presents summary financial data relating to Investment Management for the periods indicated.

                                                                                FOR THE NINE
                                                                                   MONTHS
                                                    FOR THE YEAR ENDED             ENDED
                                                       DECEMBER 31,            SEPTEMBER 30,
                                                --------------------------    ----------------
                                                 1997      1998      1999      1999      2000
                                                ------    ------    ------    ------    ------
                                                                (IN MILLIONS)
OPERATING RESULTS:
Revenues
Investment product fees.......................  $168.0    $225.3    $284.3    $210.7    $246.4
Net investment income.........................      --        --       3.1       2.4       1.7
                                                ------    ------    ------    ------    ------
     Total revenues...........................   168.0     225.3     287.4     213.1     248.1
                                                ------    ------    ------    ------    ------
Expenses
Amortization of goodwill and intangibles......     9.1      22.0      30.3      22.2      23.6
Interest expense..............................     5.2      11.5      16.8      12.4      13.1
Other operating expenses......................   120.3     149.1     187.0     139.5     158.6
                                                ------    ------    ------    ------    ------
     Total expenses...........................   134.6     182.6     234.1     174.1     195.3
                                                ------    ------    ------    ------    ------
Income from continuing operations before
  income taxes, minority interest and equity
  in earnings of unconsolidated
  subsidiaries................................    33.4      42.7      53.3      39.0      52.8
Income taxes..................................    13.7      19.3      23.0      16.7      24.7
Minority interest in net income of
  consolidated subsidiaries...................     7.6       6.0      10.1       6.9      10.5
Equity in earnings of unconsolidated
  subsidiaries................................      .4        .7       2.0       1.9       2.0
                                                ------    ------    ------    ------    ------
Segment after-tax operating income............    12.5      18.1      22.2      17.3      19.6
                                                ------    ------    ------    ------    ------
After-tax adjustments:
  Net realized investment gains...............     3.8       6.9        --        --       4.9
  Portfolio loss (reimbursement)/ recovery....      --        --      (3.8)     (3.8)      3.1
  Loss on sublease transaction................     (.4)       --        --        --       (.7)
  Restructuring charges.......................    (1.5)     (1.0)      (.7)      (.7)       --
  Expenses of purchase of PXP minority
     interest.................................      --        --        --        --       (.7)
  Litigation settlement.......................      --        --        --        --      (1.8)
                                                ------    ------    ------    ------    ------
     Total after-tax adjustments..............     1.9       5.9      (4.5)     (4.5)      4.8
                                                ------    ------    ------    ------    ------
GAAP REPORTED:
  Income from continuing operations...........  $ 14.4    $ 24.0    $ 17.7    $ 12.8    $ 24.4
                                                ======    ======    ======    ======    ======
OTHER DATA:(1)
EBITDA(2).....................................  $ 55.2    $ 76.1    $ 96.4    $ 69.6    $104.6
Net cash flow from operations.................  $ 27.5    $ 52.9    $ 59.7    $ 49.9    $ 49.6

------------
(1) Other data reflects 100% of PXP's results.

(2) EBITDA represents income before income taxes, interest expense and depreciation and amortization. EBITDA is presented because it is commonly used by investors to analyze and compare operating performance of investment management companies and to determine such a company's ability to service and/or incur debt. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.

  NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Investment product fees were $246.4 million for the nine months ended September 30, 2000, an increase of $35.7 million, or 17%, from $210.7 million for the comparable period in 1999. These fee increases reflected increases of $5.2 billion and $1.0 billion in average assets under management for the private client and institutional lines of business, respectively. The overall increase in average assets managed in each line of business from the comparable period in 1999 was due primarily to investment performance. On June 30, 2000, PXP implemented a strategic business decision to sell its Cleveland-based operations, which managed and serviced $3.3 billion of advisory assets, to a local management group. PXP received cash and a note receivable totaling $8.3 million. Additional consideration may be received based upon future revenue run rates. The transaction did not have a material impact on pre-tax results of operations, however, due to the inclusion of $8.5 million of non-deductible goodwill in the basis of the Cleveland operations, for which PXP recorded a $3.4 million tax expense.

     Net investment income was $1.7 million for the nine months ended September 30, 2000, a decrease of $0.7 million, or 29%, from $2.4 million for the comparable period in 1999, due primarily to the repayment of an interest-bearing note in the fourth quarter of 1999, which decreased interest income by $0.7 million in 2000.

     Amortization of goodwill and intangibles was $23.6 million for the nine months ended September 30, 2000, an increase of $1.4 million, or 6%, from $22.2 million for the comparable period in 1999, due to an increase in amortization relating to the acquisition of Zweig on March 1, 1999, offset in part by the sale of PXP's Cleveland operations on June 30, 2000.

     Interest expense was $13.1 million for the nine months ended September 30, 2000, an increase of $0.7 million, or 6%, from $12.4 million for the comparable period in 1999, due to the financing of the Zweig acquisition. We expect to have increased interest expense in future periods as a result of PXP's borrowing of $95.0 million under its $200 million credit facility in January 2001, in order to fund payments with respect to outstanding options and the redemption or conversion of its convertible subordinated debentures.

     Other operating expenses were $158.6 million for the nine months ended September 30, 2000, an increase of $19.1 million, or 14%, from $139.5 million for the comparable period in 1999, primarily due to various incentive compensation programs relating to improved sales and performance and the addition of sales and marketing positions in the retail and institutional lines of business in the third quarter of 2000.

     Minority interest in net income of consolidated subsidiaries was $10.5 million for the nine months ended September 30, 2000, an increase of $3.6 million, or 52%, from $6.9 million for the comparable period in 1999, due primarily to the increased earnings of PXP.

     Equity in earnings of unconsolidated subsidiaries was $2.0 million for the nine months ended September 30, 2000, an increase of $0.1 million, or 5%, from $1.9 million for the comparable period in 1999, due primarily to our equity in the increased earnings of Aberdeen.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Investment product fees were $284.3 million in 1999, an increase of $59.0 million, or 26%, from $225.3 million in 1998. Investment product fees increased $30.6 million, or 14%, excluding an increase of $28.4 million attributable to Zweig. Average assets under management increased $3.2 billion in the private client line of business, resulting primarily from strong investment performance and sales of managed accounts. Management fees earned from the private client line of business, excluding management fees earned through Zweig, increased $19.0 million. Management fees earned from the institutional line of business, excluding management fees earned through Zweig, increased $12.6 million, due primarily to an increase of $3.0 billion in average assets under management resulting from increased sales and investment performance.

     Net investment income was $3.1 million in 1999, compared to $0.0 million in 1998, due primarily to interest on a note receivable related to the sale of Beutel Goodman & Company, Ltd. and other interest and dividend income.

     Amortization of goodwill and intangibles was $30.3 million in 1999, an increase of $8.3 million, or 38%, from $22.0 million in 1998 due to an increase in amortization relating to the acquisition of Zweig.

     Interest expense was $16.8 million in 1999, an increase of $5.3 million, or 46%, from $11.5 million in 1998. An increase of $6.7 million was due to debt incurred to finance the acquisition of Zweig. A decrease of $3.3 million was due to a lower average principal balance in 1999 on PXP's credit facility used to finance the acquisitions of Engemann and Seneca. PXP's preferred stock was exchanged for convertible debentures in the second quarter of 1998, resulting in $1.2 million of additional interest expense while eliminating PXP's obligation to pay dividends on its preferred stock.

     Other operating expenses were $187.0 million in 1999, an increase of $37.9 million, or 25%, from $149.1 million in 1998. Other operating expenses increased $12.0 million, or 8%, excluding an increase of $25.9 million attributable to Zweig. This increase was due primarily to an increase in compensation and related expenses relating to improved sales and performance.

     Minority interest in net income of consolidated subsidiaries was $10.1 million in 1999, an increase of $4.1 million, or 68%, from $6.0 million in 1998, due primarily to the increased earnings of PXP.

     Equity in earnings of unconsolidated subsidiaries was $2.0 million in 1999, an increase of $1.3 million, or 186%, from $0.7 million in 1998, due primarily to our equity in the increased earnings of Aberdeen.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Investment product fees were $225.3 million in 1998, an increase of $57.3 million, or 34%, from $168.0 million in 1997. Investment product fees increased $3.7 million, excluding an increase of $53.6 million attributable to Engemann and Seneca. This increase was primarily due to the increase in funds under management caused by strong investment performance, which offset a net cash outflow from redemptions. Management fees for the private client line of business, including managed accounts and open-end mutual funds, but excluding management fees earned by Engemann and Seneca, increased $2.5 million, of which $2.2 million was due to an increase in average assets under management. Management fees earned by the institutional line of business, including closed-end funds, Phoenix Life's general account and institutional accounts, but excluding management fees earned by Seneca, increased $3.9 million, due primarily to an increase in average assets under management. These increases were offset by a decrease in net distributor fees due to the 1997 sale of a deferred commission asset.

     Amortization of goodwill and intangibles was $22.0 million in 1998, an increase of $12.9 million, or 142%, from $9.1 million in 1997. The increase related primarily to our acquisitions of Engemann and Seneca.

     Interest expense was $11.5 million in 1998, an increase of $6.3 million, or 121%, from $5.2 million in 1997. Interest charges resulting from financing the acquisitions of Engemann and Seneca resulted in additional interest expense of $6.4 million in 1998. Additional increases resulting from PXP's additional interest expense due to its conversion of preferred stock to convertible debt in 1998 were offset by interest expense reductions relating to PXP's repayment of a credit facility and bridge loan in 1997.

     Other operating expenses were $149.1 million in 1998, an increase of $28.8 million, or 24%, from $120.3 million in 1997. Other operating expenses, excluding an increase of $24.2 million attributable to Engemann and Seneca, increased $4.6 million.

     Minority interest in net income of consolidated subsidiaries was $6.0 million in 1998, a decrease of $1.6 million, or 21%, from $7.6 million in 1997, due primarily to a correction in 1998 of the calculation of minority interest.

     Equity in earnings of unconsolidated subsidiaries was $0.7 million in 1998, an increase of $0.3 million, or 75%, from $0.4 million in 1997, due primarily to our equity in the increased earnings of Aberdeen.

VENTURE CAPITAL SEGMENT

     The following table presents summary financial data relating to Venture Capital for the periods indicated.

                                                                                FOR THE NINE
                                                      FOR THE YEAR ENDED        MONTHS ENDED
                                                         DECEMBER 31,           SEPTEMBER 30,
                                                   ------------------------    ---------------
                                                   1997     1998      1999     1999      2000
                                                   -----    -----    ------    -----    ------
                                                                  (IN MILLIONS)
OPERATING RESULTS:
Revenues
Net investment income............................  $33.7    $39.6    $139.9    $63.9    $268.7
                                                   -----    -----    ------    -----    ------
Operating income before income taxes.............   33.7     39.6     139.9     63.9     268.7
Expenses
Income taxes.....................................   11.8     13.9      49.0     22.4      94.0
                                                   -----    -----    ------    -----    ------
  Segment after-tax operating income.............  $21.9    $25.7    $ 90.9    $41.5    $174.7
                                                   =====    =====    ======    =====    ======

     Our investments in Venture Capital are primarily in the form of limited partner interests in venture capital funds, leveraged buyout funds and other private equity partnerships sponsored and managed by third parties. We refer to all of these types of investments as venture capital.

     Venture capital partnership interests are carried at cost adjusted for our equity in undistributed earnings or losses since acquisition. Our pro rata share of these earnings or losses, which represent realized and unrealized investment gains and losses, as well as operations of the partnership, are included in our investment income. The general partners of venture capital partnerships generally account for the underlying investments held in the partnerships at fair value. These investments can include publicly traded and privately held common and preferred stock, notes, warrants and other investments. Publicly traded investments are generally valued at closing market prices. Investments that are not publicly traded, which are usually subject to restrictions on resale, are generally valued at cost or estimated fair value, as determined in good faith by the general partner after giving consideration to operating results, financial condition, recent sales prices of securities of the issuer and comparable issuers, and other pertinent information. These valuation methods subject our Venture Capital earnings to volatility.

     In addition, we receive financial statements from our venture capital partnerships 60-90 days after the end of each quarter. Accordingly, our Venture Capital results as of the end of a quarter reflect information as of the end of the prior quarter, as reported to us by the respective general partners.

     Income taxes are provided for at the statutory rate of 35%.

  NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Net investment income from venture capital partnerships was $268.7 million for the nine months ended September 30, 2000, an increase of $204.8 million, or 321%, from $63.9 million for the comparable period in 1999. Gains from the dispositions of stocks increased $143.5 million and appreciation on the portfolio stocks held in partnerships increased $57.9 million from the comparable period in 1999. This segment's results in the first nine months of 2000 were primarily driven by stock market performance in the technology sector.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Net investment income from venture capital partnerships was $139.9 million in 1999, an increase of $100.3 million, or 253%, from $39.6 million in 1998. Gains from the dispositions of stock increased $61.4 million and appreciation on the portfolio stocks held in partnerships increased $45.1 million from 1998. Partnership expenses increased $6.2 million from 1998. This segment's 1999 results were primarily driven by stock market performance in the technology sector.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net investment income from venture capital partnerships was $39.6 million in 1998, an increase of $5.9 million, or 18%, from $33.7 million in 1997. Gains from the dispositions of stock decreased $8.0 million and appreciation on the portfolio stocks held in partnerships increased $14.5 million over 1997. This segment's 1998 results were primarily driven by stock market performance in the technology sector.

CORPORATE AND OTHER SEGMENT

     The following table presents summary financial data relating to Corporate and Other for the periods indicated.

                                                                                FOR THE NINE
                                                       FOR THE YEAR ENDED       MONTHS ENDED
                                                          DECEMBER 31,          SEPTEMBER 30,
                                                    ------------------------   ---------------
                                                     1997     1998     1999     1999     2000
                                                    ------   ------   ------   ------   ------
                                                                  (IN MILLIONS)
OPERATING RESULTS:
Revenues
Premiums..........................................  $   --   $   --   $   --   $   .2   $  5.0
Insurance and investment product fees.............    77.0     83.5     42.2     35.0     20.5
Net investment income.............................    40.6     44.4     35.0     28.7     27.3
                                                    ------   ------   ------   ------   ------
     Total revenues...............................   117.6    127.9     77.2     63.9     52.8
                                                    ------   ------   ------   ------   ------
Expenses
Policy benefits and dividends.....................    23.4     17.8     10.0      8.6     14.4
Interest expense..................................    22.8     18.3     17.2     10.9     10.2
Other operating expenses..........................   137.4    128.8     87.8     76.7     66.8
                                                    ------   ------   ------   ------   ------
     Total expenses...............................   183.6    164.9    115.0     96.2     91.4
                                                    ------   ------   ------   ------   ------
Operating loss before income taxes, minority
  interest and equity in earnings of
  unconsolidated subsidiaries.....................   (66.0)   (37.0)   (37.8)   (32.3)   (38.6)
Income taxes......................................   (36.4)   (16.5)   (23.1)   (22.7)   (22.9)
Minority interest in net loss of consolidated
  subsidiaries....................................    (1.3)      --       --       --       --
Equity in earnings of unconsolidated
  subsidiaries....................................      --      (.8)     1.1      1.0       .8
                                                    ------   ------   ------   ------   ------
Segment after-tax operating income (loss).........   (28.3)   (21.3)   (13.6)    (8.6)   (14.9)
                                                    ------   ------   ------   ------   ------
After-tax adjustments:
  Net realized investment gains...................    23.0     38.0     38.9     34.8     48.8
  Early retirement pension adjustment.............      --       --    (17.6)   (17.6)      --
  Demutualization expenses........................      --       --       --       --     (6.1)
  Surplus tax.....................................    13.1       --    (11.2)    (8.0)    (4.6)
                                                    ------   ------   ------   ------   ------
     Total after-tax adjustments..................    36.1     38.0     10.1      9.2     38.1
                                                    ------   ------   ------   ------   ------
GAAP REPORTED:
  Income from continuing operations...............  $  7.8   $ 16.7   $ (3.5)  $   .6   $ 23.2
                                                    ======   ======   ======   ======   ======

 NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Premiums were $5.0 million for the nine months ended September 30, 2000, compared to $0.2 million for the comparable period in 1999, due primarily to the increase in premiums related to the increase in immediate annuities purchased by our group pension customers.

     Insurance and investment product fees were $20.5 million for the nine months ended September 30, 2000, a decrease of $14.5 million, or 41%, from $35.0 million for the comparable period in 1999, primarily due to the sale of our property and casualty distribution subsidiary in May 1999.

     Net investment income consists of income from invested assets not allocated to other segments. Net investment income was $27.3 million for the nine months ended September 30, 2000, a decrease of $1.4 million, or 5%, from $28.7 million for the comparable period in 1999. The decrease was primarily the result of lower average invested assets.

     Policy benefits and dividends were $14.4 million for the nine months ended September 30, 2000, an increase of $5.8 million, or 67%, from $8.6 million for the comparable period in 1999, due to the runoff of the group pension business.

     Interest expense was $10.2 million for the nine months ended September 30, 2000, a decrease of $0.7 million, or 6%, from $10.9 million for the comparable period in 1999. The stability of interest expense reflected the relatively unchanged amount of debt in Corporate and Other from period to period.

     Other operating expenses were $66.8 million for the nine months ended September 30, 2000, a decrease of $9.9 million, or 13%, from $76.7 million for the comparable period in 1999, due to decreases of $11.1 million in pension costs due to favorable pension plan investment performance, expense reimbursement resulting from a transition service agreement with the purchaser of our group insurance operations, lower costs due to our divestitures and our early retirement program and a $20.3 million reduction in expenses due to the sale of our property and casualty distribution subsidiary in May 1999. These decreases were offset by increases in compensation and related expenses of $4.6 million, advertising expenses of $3.0 million, and $14.4 million of expenses related to our decision to exit our physician practice management business. These expenses included goodwill write-offs, expenses related to contract terminations and severance costs.

     Equity in earnings of unconsolidated subsidiaries was $0.8 million for the nine months ended September 30, 2000, a decrease of $0.2 million, or 20%, from $1.0 million for the comparable period in 1999, due primarily to our equity in the decreased earnings of EMCO.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Insurance and investment product fees were $42.2 million in 1999, a decrease of $41.3 million, or 49%, from $83.5 million in 1998, primarily due to the sale of our property and casualty distribution subsidiary in May 1999.

     Net investment income was $35.0 million in 1999, a decrease of $9.4 million, or 21%, from $44.4 million in 1998, due to increased investments in equity securities, which have a lower current yield.

     Policy benefits and dividends were $10.0 million in 1999, a decrease of $7.8 million, or 44%, from $17.8 million in 1998, due primarily to the runoff of the group pension and guaranteed investment contract businesses.

     Interest expense was $17.2 million in 1999, a decrease of $1.1 million, or 6%, from $18.3 million in 1998, due to an increase in corporate borrowings.

     Other operating expenses were $87.8 million in 1999, a decrease of $41.0 million, or 32%, from $128.8 million in 1998. This decrease was primarily due to the sale of our property and casualty distribution subsidiary in May 1999 of $31.7 million, and decreases in pension expenses of $4.0 million and advertising expenses of $1.7 million, offset by increased business in a small physician practice management subsidiary of $8.3 million, increased litigation expenses of $4.1 million and increased contributions to our charitable foundation of $2.5 million.

     Equity in earnings of unconsolidated subsidiaries was $1.1 million in 1999, an increase of $1.9 million from $(0.8) in 1998, due primarily to our equity in the increased earnings of EMCO.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Insurance and investment product fees were $83.5 million in 1998, an increase of $6.5 million, or 8%, from $77.0 million in 1997, due primarily to the increase in fees from our property and casualty distribution subsidiary.

     Net investment income was $44.4 million in 1998, an increase of $3.8 million, or 9%, from $40.6 million in 1997.

     Policy benefits and dividends were $17.8 million in 1998, a decrease of $5.6 million, or 24%, from $23.4 million in 1997, due primarily to the runoff of the group pension and guaranteed investment contract businesses and a non-recurring charge of $4.7 million in 1997 relating to the sale of a subsidiary.

     Interest expense was $18.3 million in 1998, a decrease of $4.5 million, or 20%, from $22.8 million in 1997, due primarily to a decrease in corporate borrowings.

     Other operating expenses were $128.8 million in 1998, a decrease of $8.6 million, or 6%, from $137.4 million in 1997. This decrease was a result of a non-recurring goodwill write-off of $20 million in 1997 by our property and casualty distribution subsidiary, and lower litigation expenses of $5.9 million, offset by increased compensation expenses of $13.8 million and increased advertising costs of $4.2 million.

     Minority interest in net income of consolidated subsidiaries was $0.0 million in 1998, compared to $(1.3) million in 1997, due primarily to the increased losses in 1997 from our property and casualty distribution subsidiary.

     Equity in earnings of unconsolidated subsidiaries was $(0.8) million in 1998, compared to $0.0 million in 1997, due primarily to the acquisition of EMCO.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity refers to the ability of a company to generate sufficient cash flow to meet its cash requirements.

  LIQUIDITY REQUIREMENTS AND SOURCES

     The Phoenix Companies, Inc. Following the effective date of the demutualization, Phoenix Life will be our direct wholly owned subsidiary. PXP will be our direct wholly owned subsidiary (or the direct wholly owned subsidiary of a subsidiary designated by us), assuming the New York Superintendent of Insurance approves, and we receive sufficient proceeds from the initial public offering and other capital raising transactions to fund, Phoenix Life's intended transfer of all the common stock of PXP to us (or a subsidiary designated by us), as discussed under "Use of Proceeds." Our primary uses of liquidity will be the payment of dividends on our common stock, loans or contributions to our subsidiaries, debt service and the funding of our general corporate expenses.

     Our primary source of liquidity will be dividends we expect to receive from Phoenix Life. Based on the historic cash flows and the current financial results of Phoenix Life, and subject to any dividend limitations which may be imposed upon Phoenix Life or any of its subsidiaries by regulatory authorities, we believe that cash flows from Phoenix Life's operating activities will be sufficient to enable us to make dividend payments on our common stock as described in "Dividend Policy", to pay our operating expenses, service our outstanding debt, make contributions to our subsidiaries and meet our other obligations. In addition, we are negotiating a new master credit facility, which we expect to take effect at the time of the demutualization, under which we would have direct borrowing rights, as would Phoenix Life and PXP with our unconditional guarantee. See "--Liquidity and Capital Resources--Debt Financing--Anticipated New Master Credit Facility."

     Under the New York Insurance Law, the ability of Phoenix Life to pay stockholder dividends to us in excess of the lesser of (1) 10% of Phoenix Life's surplus to policyholders as of the immediately preceding calendar year, or (2) Phoenix Life's statutory net gain from operations for the immediately preceding calendar year, not including realized capital gains, will be subject to the discretion of the New York Superintendent of Insurance.

     The dividend limitation imposed by the New York Insurance Law is based on the statutory financial results of Phoenix Life. Statutory accounting practices differ in certain respects from accounting principles used in financial statements prepared in conformity with GAAP. The significant differences relate to deferred acquisition costs, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes. Furthermore, although the impact cannot be determined at this time, the recent adoption of the Codification of Statutory Accounting Principles by the NAIC may reduce Phoenix Life's statutory surplus, thereby limiting further Phoenix Life's ability to pay dividends. See note 22 to our consolidated financial statements included elsewhere in this prospectus for a reconciliation of the differences between statutory financial results with those determined in conformity with GAAP.

     We do not expect to receive significant dividend income from PXP during the first several years following the demutualization, because we expect that during this time PXP will use a substantial portion of its cash flows from operations to pay down its outstanding indebtedness. As discussed below under "--Debt Financing--PXP," we do not expect that PXP's existing credit agreements will remain in effect following the demutualization. If, however, these credit agreements do remain in effect, due to the failure of Phoenix Life to transfer the stock of PXP to us or a subsidiary designated by us, such agreements would limit PXP's ability to pay dividends to Phoenix Life. This, in turn, would indirectly limit Phoenix Life's ability to pay dividends to us. Covenants in PXP's existing agreements permit PXP to pay dividends in amounts only up to 50% of PXP's cumulative net income or not in excess of its income in any quarter, provided that PXP maintains specified levels of shareholders' equity.

     Phoenix Life. Phoenix Life's liquidity requirements principally relate to the liabilities associated with its various life insurance and variable annuity products; the payment of dividends to us; operating expenses; contributions to subsidiaries; and payment of principal and interest on outstanding debt obligations. Phoenix Life's liabilities arising from its life insurance and variable annuity products include the payment of benefits, as well as cash payments in connection with policy surrenders, withdrawals and loans. Phoenix Life also has liabilities arising from the runoff of the remaining group accident and health reinsurance discontinued operations.

     Historically, Phoenix Life has used cash flow from operations and investment activities to fund its liquidity requirements. Phoenix Life's principal cash inflows from its life insurance and variable annuities activities come from premiums, annuity deposits and charges on insurance policies and variable annuity contracts, as well as dividends and distributions from subsidiaries. Phoenix Life's principal cash inflows from its investment activities result from repayments of principal, proceeds from maturities, sales of invested assets and investment income.

     Additional sources of liquidity to meet unexpected cash outflows are available from Phoenix Life's portfolio of liquid assets. These liquid assets include substantial holdings of U.S. government and agency bonds, short-term investments and marketable debt and equity securities. Phoenix Life's available portfolio of liquid assets was approximately $8.8 billion at September 30, 2000. The cash Phoenix Life would receive from us as consideration for the transfer of shares of common stock of PXP and other subsidiaries to us or subsidiaries designated by us following the demutualization would also be one of its sources of liquidity. Pursuant to the plan of reorganization, and subject to the approval of the final terms of the transfers by the New York Superintendent of Insurance, this cash payment would equal the fair market value, at the effective date of the demutualization, of the common stock of PXP and the other subsidiaries that Phoenix Life transfers to us or a subsidiary designated by us. In addition, we will contribute to Phoenix Life any proceeds from the initial public offering and one or more other capital raising transactions that remain after we have satisfied our cash obligations under the plan of reorganization. We do not expect any such proceeds to remain.

     Phoenix Life's sources of liquidity also include revolving bank credit facilities for short- and long-term borrowing as needed. To replace Phoenix Life's current credit facilities, we are negotiating a new master credit facility, which we expect to take effect at the time of the demutualization, under which Phoenix Life would have direct borrowing rights, subject to our unconditional guarantee. See "--Debt Financing--PXP" and "--Debt Financing--Anticipated New Master Credit Facility." Following the demutualization, Phoenix Life will no longer have access to the cash flows generated by the closed block assets. See "The Demutualization--Establishment and Operation of the Closed Block."

     A primary liquidity concern with respect to life insurance and annuity products is the risk of early policyholder and contractholder withdrawal. Phoenix Life closely monitors its liquidity requirements in order to match cash inflows with expected cash outflows, and employs an asset/liability management approach tailored to the specific requirements of each product line, based upon the return objectives, risk tolerance, liquidity, tax and regulatory requirements of the underlying products. In particular, Phoenix Life maintains investment programs generally intended to provide adequate funds to pay benefits without forced sales of investments. Products having liabilities with relatively long lives, such as life insurance, are matched with assets having similar estimated lives, such as long-term bonds, private placement bonds and mortgage loans. Shorter term liabilities are matched with investments such as short- and medium-term fixed maturities.

     The following table summarizes Phoenix Life's annuity contract reserves and deposit fund liabilities in terms of contractholders' ability to withdraw funds for the indicated periods:

                 WITHDRAWAL CHARACTERISTICS OF ANNUITY CONTRACT
                    RESERVES AND DEPOSIT FUND LIABILITIES(1)

                                                                                     AS OF
                                             AS OF DECEMBER 31,                  SEPTEMBER 30,
                                  -----------------------------------------   -------------------
                                         1998                  1999                  2000
                                  -------------------   -------------------   -------------------
                                     AMOUNT        %       AMOUNT        %       AMOUNT        %
                                  -------------   ---   -------------   ---   -------------   ---
                                  (IN MILLIONS)         (IN MILLIONS)         (IN MILLIONS)
Not subject to discretionary
  withdrawal provisions.........    $  206.9        4%    $  191.9        4%    $  185.0        4%
Subject to discretionary
  withdrawal without
  adjustment....................       804.3       16        684.8       12        594.5       11
With market value adjustment....        13.6       --         13.6       --         16.2       --
Subject to discretionary
  withdrawal at contract value
  less surrender charge.........        82.2        2        134.1        2        180.5        3
Subject to discretionary
  withdrawal at market value....     4,006.2       78      4,675.2       82      4,516.8       82
                                    --------      ---     --------      ---     --------      ---
Total annuity contract reserves
  and deposit fund liability....    $5,113.2      100%    $5,699.6      100%    $5,493.0      100%
                                    ========              ========              ========

------------
(1) Data are reported on a statutory basis, which more accurately reflects the potential cash outflows. Data include variable product liabilities. Annuity contract reserves and deposit fund liabilities are monetary amounts that an insurer must have available to provide for future obligations with respect to its annuities and deposit funds. These are liabilities on the balance sheet of financial statements prepared in conformity with statutory accounting practices. These amounts are at least equal to the values available to be withdrawn by policyholders.

     Individual life insurance policies are less susceptible to withdrawal than are annuity contracts because policyholders may incur surrender charges and be required to undergo a new underwriting process in order to obtain a new insurance policy. As indicated in the table above, most of Phoenix Life's annuity contract reserves and deposit fund liabilities are subject to withdrawal.

     Individual life insurance policies, other than term life insurance policies, increase in cash values over their lives. Policyholders have the right to borrow from Phoenix Life an amount generally up to the cash value of their policies at any time. As of September 30, 2000, Phoenix Life had approximately $10.0 billion in cash values with respect to which policyholders had rights to take policy loans. The majority of cash values eligible for policy loans are at variable interest rates which are reset annually on the policy anniversary. Phoenix Life's amount of policy loans has remained consistent since 1998, at approximately $2.0 billion.

     The primary liquidity concerns with respect to Phoenix Life's cash inflows from its investment activities are the risks of default by debtors, interest rate and other market volatility and potential illiquidity of investments. Phoenix Life closely monitors and manages these risks. See "--Quantitative and Qualitative

Information About Market Risk" and "Business--General Account and Separate Account Investments--Asset/Liability and Risk Management."

     We believe that Phoenix Life's current and anticipated sources of liquidity are adequate to meet its present and anticipated needs.

     PXP. PXP will require liquidity primarily to fund operating expenses and repay outstanding debt. PXP also would require liquidity to fund the costs of any future acquisitions. Historically, PXP's principal source of liquidity has been cash flows from operations. We expect that cash flow from operations will continue to be PXP's principal source of working capital for the foreseeable future. To replace PXP's current credit facilities, we are negotiating a new master credit facility, which we expect to take effect at the time of the demutualization. Under this facility, PXP would have direct borrowing rights, subject to our unconditional guarantee. See "--Debt Financing--Anticipated New Master Credit Facility." We believe that PXP's current and anticipated sources of liquidity are adequate to meet its present and anticipated needs.

  DEBT FINANCING

     Phoenix Life. As of September 30, 2000, Phoenix Life had $209.9 million of debt outstanding (not including the indebtedness of PXP described under "--PXP").

          Surplus notes. In November 1996, Phoenix Life issued $175 million principal amount of 6.95% surplus notes due December 1, 2006. Each payment of interest on principal of the notes requires the prior approval of the New York Superintendent of Insurance and may be made only out of surplus funds which the Superintendent determines to be available for such payment under the New York Insurance Law. The notes contain neither financial covenants nor early redemption provisions, and are to rank pari passu with any subsequently issued surplus, capital or contribution notes or similar obligations of Phoenix Life. Section 1307 of the New York Insurance Law provides that the notes are not part of the legal liabilities of Phoenix Life and are not a basis of any set-off against Phoenix Life.

          Revolving credit facilities. Phoenix Life maintains two separate $100 million revolving credit facilities, with no currently outstanding obligations under either.

          The first facility matures on October 3, 2001. Bank of Montreal manages this facility and participations are held by six additional banks. Drawdowns may be executed in domestic U.S. dollars for any period prior to maturity or in Eurodollars based on maturities of 30, 60, 90 or 180 days. Domestic dollar loans bear interest at the greater of the Bank of Montreal's prime commercial rate or the effective federal funds rate plus 0.5%. Eurodollar loans bear interest at LIBOR plus an applicable margin. The credit agreement contains customary financial and operating covenants that include, among other provisions, requirements that Phoenix Life maintain a minimum risk based capital, or RBC, ratio and that it not exceed a maximum leverage ratio.

          Phoenix Life also maintains a $100 million revolving credit facility that matures on November 1, 2001. Bank of New York manages this facility and participations are held by five additional banks. Loans under this facility may be made available to Phoenix Life or to its wholly owned subsidiary, PM Holdings, Inc., or PMH, with Phoenix Life's unconditional guarantee. Drawdowns may be executed in domestic U.S. dollars for any period prior to maturity or in Eurodollars based on maturities of 30, 60, 90 or 180 days. Domestic dollar loans bear interest at Bank of New York's commercial prime rate or the effective federal funds rate plus 0.5%. Domestic dollar drawdowns may also be executed at various maturities that bear interest at the bank's certificate of deposit rate plus 0.285%. Eurodollar loans bear interest at rates equal to LIBOR plus an applicable margin. The credit agreement contains customary financial and operating covenants that include, among other provisions, requirements that Phoenix Life maintain a minimum RBC ratio and a minimum capital to asset ratio, as well as other ratios, including debt to capital, non-investment-grade assets to total assets, and real estate assets to net invested assets.

          Assuming we enter into the new master credit agreement described below under "--Anticipated New Master Credit Facility," we intend that Phoenix Life, at or shortly after the time such new agreement takes effect, will repay any amounts outstanding under the above revolving credit facilities and terminate the related credit agreements.

          As of September 30, 2000, PMH maintained a L20 million revolving credit facility maturing on July 1, 2001 and guaranteed unconditionally by Phoenix Life. As of September 30, 2000, total drawdowns under this facility were L15.6 million, or approximately $23.1 million. These borrowings were used to fund the acquisition of our equity interest in Aberdeen. In December 2000, PMH repaid all amounts under this facility, and in January 2001 terminated the related credit agreement.

     PXP. As of September 30, 2000, PXP had $315.5 million of debt outstanding, including:

          Convertible subordinated debentures. As of September 30, 2000, PXP had outstanding $70.0 million principal amount of 6% convertible subordinated debentures due 2015, of which $35.0 million was held by Phoenix Life. PXP issued these debentures in April 1998 in exchange for all outstanding shares of its Series A convertible exchangeable preferred stock. Each $25.00 principal amount of these debentures was convertible into 3.11 shares of PXP common stock at any time upon the holder's election, and the debentures could be redeemed by PXP, in whole or in part, at any time upon 15 days' notice beginning November 1, 2000. Many of the outstanding debentures, other than those held by Phoenix Life, were converted by their holders into PXP common stock prior to Phoenix Life's acquisition of the publicly held shares of PXP common stock on January 11, 2001. PXP expects that all remaining convertible subordinated debentures held by third parties will be converted or redeemed by the end of February 2001. In exchange for the debentures held by it, Phoenix Life agreed to accept from PXP, in lieu of cash, a $68.6 million subordinated note due 2006, bearing interest annually at the rate of LIBOR plus 200 basis points.

          Credit facilities. PXP has two five-year syndicated credit facilities permitting total borrowing of $375 million. Bank of New York is the administrative agent for a $200 million facility maturing in August 2002, and Bank of America National Trust and Savings Association is the administrative agent for a $175 million facility maturing in March 2004. Phoenix Life guarantees unconditionally PXP's obligations under these facilities. The outstanding obligations under the credit facilities as of September 30, 2000 were $200 million and $45 million, respectively. A blended interest rate of approximately 7.0% was in effect on these borrowings as of September 30, 2000. In order to fund payments with respect to the cash out of its outstanding options and the redemption or conversion of its convertible subordinated debentures, in January 2001 PXP borrowed $95.0 million under its $200 million five-year unsecured credit facility.

          By their terms, each of PXP's two credit agreements, including Phoenix Life's obligations as guarantor thereunder, will terminate upon Phoenix Life's transfer of all the common stock of PXP to us or a subsidiary designated by us, which we expect will occur on the effective date of the demutualization, subject to the approval of the New York Superintendent of Insurance and our receipt of sufficient proceeds from the initial public offering and other capital raising transactions. Due to the prospect of this automatic termination, among other reasons, we are currently negotiating a new master revolving unsecured credit agreement, which we expect to become effective on the effective date of the demutualization. If the intended transfer of PXP common stock does not occur, PXP's credit facilities will not automatically terminate.

          PXP's existing credit agreements contain financial and operating covenants including, among other provisions, requirements that PXP maintain certain financial ratios and satisfy certain financial tests, restrictions on the ability to incur indebtedness, and limitations on the amount of PXP's capital expenditures. As of September 30, 2000, PXP was in compliance with all covenants contained in the credit agreements.

          In January 2001, in connection with the merger transaction pursuant to which PXP became a wholly owned subsidiary of Phoenix Life, as described under "--Purchase of PXP Minority Interest," PXP incurred various non-recurring expenses. In January 2001, PXP obtained consents from the lenders under each of its two credit agreements, permitting PXP to exclude such non-recurring expenses from the computation of its compliance with various financial covenants contained in the credit agreements. Without these consents, PXP would have entered into default under each credit agreement. These consents expire on February 20, 2001.

          PXP is negotiating with its lenders amendments to its credit agreements that would revise the financial covenants to provide that PXP's incurrence of the above expenses does not trigger a default. Based on the current status of these negotiations, we are confident that PXP will obtain the necessary amendments before the lenders' consents expire. The negotiations are not yet concluded, however, so we cannot be certain that this will be the case. If PXP did not obtain the amendments, it would be in default under its two credit agreements, which would entitle PXP's lenders to accelerate its indebtedness. In the event of such acceleration, it would be likely that Phoenix Life, as the guarantor of PXP's indebtedness under its credit facilities, would be required to fund the repayment.

          PXP also has commitments with unrelated third parties whereby the third parties fund commissions paid by PXP upon the sale of Class B share mutual funds.

     Anticipated New Master Credit Facility. We are currently negotiating with a number of banks, including some of Phoenix Life's and PXP's current lenders, a master revolving unsecured credit agreement that would take effect on the effective date of the demutualization, which will be the closing date of the initial public offering. We expect that each of The Phoenix Companies, Inc., Phoenix Life and PXP will be a party to this master credit agreement, and that each will have direct borrowing rights thereunder, with borrowings by Phoenix Life and PXP subject to our unconditional guarantee. Our purpose in negotiating this new master credit agreement is to secure a single source of bank financing to fund working capital needs and acquisitions, and therefore we expect that the new facility will replace both of Phoenix Life's current credit facilities and both of PXP's current credit facilities. A new source of funds is particularly important because PXP's two current revolving credit agreements, by their terms, will terminate upon the demutualization if at that time, as we intend (subject to the approval of the New York Superintendent of Insurance and our receipt of sufficient proceeds from the initial public offering and other capital raising transactions), Phoenix Life transfers all the common stock of PXP to us or a subsidiary designated by us.

     We currently expect that the new master revolving unsecured credit facility will permit borrowings up to an amount of approximately $300 million to $325 million. We currently expect the new facility to have a term of 3 to 4 years, and to contain various financial and operating covenants, including covenants regarding minimum net worth, minimum risk based capital, interest coverage, debt to net worth ratios and senior debt to EBITDA ratios.

     Reinsurance. We maintain life reinsurance programs designed to protect against large or unusual losses in our life insurance business. Recently, in response to the reduced cost of reinsurance coverage, we increased the amount of individual mortality risk coverage purchased from third party reinsurers. See "Business--Life and Annuity Segment--Reinsurance." Based on our review of our life reinsurers' financial statements and reputations in the reinsurance marketplace, we believe that our life reinsurers are financially sound and, therefore, that we have no material exposure to uncollectable life reinsurance. See "Business--Legal Proceedings" for a discussion of potential exposures to unrecoverable reinsurance relating to our discontinued group accident and health business.

     Risk-based capital. Section 1322 of the New York Insurance Law requires that New York life insurers report their RBC. RBC is based on a formula calculated by applying factors to various asset, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk.
Section 1322 gives the New York Superintendent of Insurance explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels. As of September 30, 2000, Phoenix Life's total adjusted capital was in excess of each of these RBC levels. See "Regulation--Insurance Regulation--Risk-based capital." Each of the U.S. insurance subsidiaries of Phoenix Life is also subject to these same RBC requirements. As of September 30, 2000, the total adjusted capital of each of these insurance subsidiaries was in excess of each of these RBC levels.

     Net capital requirements. Phoenix Equity Planning Corporation, or PEPCO, and PXP Securities Corp., or PSC, both of which are wholly owned subsidiaries of PXP, and Main Street Management, PHOENIXLink Investments, Inc., or PHOENIXLink, PFG Distribution Company and W.S. Griffith, each of which is a subsidiary of Phoenix Life, are subject to the net capital requirements imposed on registered broker-dealers by the Securities Exchange Act of 1934, or the Exchange Act. As of September 30, 2000, PEPCO and PSC had
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

net capital, as defined in the Exchange Act, of approximately $8.6 million and $1.2 million, respectively. These amounts exceeded PEPCO's and PSC's regulatory minimums of $1.2 million and $42,000, respectively. PEPCO and PSC are required to maintain a ratio of aggregate indebtedness (as defined in the Exchange Act) to net capital that does not exceed 15 to 1. The ratios for PEPCO and PSC as of September 30, 2000 were 2.1 to 1 and 0.5 to 1, respectively. As of September 30, 2000, Main Street Management, PHOENIXLink, PFG Distribution Company and W.S. Griffith had net capital, as defined in the Exchange Act, of approximately $167,000, $5,000, $39,000 and $3.0 million respectively. These amounts exceeded the regulatory minimums for Main Street Management, PFG Distribution Company and W.S. Griffith of $25,000, $5,000 and $496,000 respectively. In the case of PHOENIXLink, this amount equaled the regulatory minimum. As of September 30, 2000, the ratios of aggregate indebtedness (as defined in the Exchange Act) to net capital for Main Street Management, PHOENIXLink, PFG Distribution Company and W.S. Griffith were 2.4 to 1, 0, 0 and 2.4 to 1, respectively.

CONSOLIDATED CASH FLOWS

     Net cash provided by operating activities of continuing operations was $186.5 million and $255.4 million for the nine months ended September 30, 1999 and 2000, respectively. Net cash provided by operating activities of continuing operations was $556.1 million, $448.1 million and $318.0 million for the years ended December 31, 1997, 1998 and 1999, respectively. The increase for the nine months ended September 30, 2000 over the comparable period in 1999 resulted primarily from lower benefits paid to policyholders primarily in the Confederation Life block, increased variable annuity deposits into the guaranteed account option rather than the separate account options and an increase in operating cash flow attributable to PXP. The decrease in 1999 as compared to 1998 resulted primarily from the increases in benefits paid to policyholders, increased operating expenses and dividends paid. The decrease in 1998 as compared with 1997 was due primarily to an increase in benefits paid to policyholders, primarily resulting from the acquisition of Confederation Life and an increase in operating expenses, offset by an increase in operating cash flow attributable to PXP.

     Net cash used for operating activities of discontinued operations was $122.9 million and $233.8 million for the nine months ended September 30, 1999 and 2000, respectively. Net cash provided by (used for) operating activities of discontinued operations was $97.7 million, $97.6 million and $(76.7) million for the years ended December 31, 1997, 1998 and 1999, respectively. The increase in cash used for the nine months ended September 30, 2000 over the comparable period in 1999 resulted primarily from the payment of cash settlements to several of the companies involved in Unicover, which is associated with the runoff of our group accident and health reinsurance block, plus the remaining operating activities of our discontinued operations. The increase in cash used in 1999 as compared to 1998 was primarily attributable to the purchase of aggregate excess-of-loss reinsurance related to the runoff of the group accident and health reinsurance block.

     Net cash used for investing activities of continuing operations was $352.7 million and $421.5 million for the nine months ended September 30, 1999 and 2000, respectively. Net cash used for investing activities of continuing operations was $683.0 million, $252.9 million and $366.7 million for the years ended December 31, 1997, 1998 and 1999, respectively. The increase in net cash used for investing activities for the nine months ended September 30, 2000 over the comparable period in 1999 was due to the increase in cash available from operations, which was invested. The increase in 1999 as compared to 1998 was due primarily to the acquisition of Zweig. The decrease in 1998 as compared to 1997 was due to the 1997 acquisitions of Seneca and Engemann and the 1998 repayment of securities sold subject to repurchase agreements.

     Net cash provided by investing activities of discontinued operations was $127.7 million and $234.2 million for the nine months ended September 30, 1999 and 2000, respectively. Net cash (used for) provided by investing activities of discontinued operations was $(75.8) million, $(78.2) million and $105.6 million for the years ended December 31, 1997, 1998 and 1999, respectively. The increase in net cash for the nine months ended September 30, 2000 over the comparable period in 1999 was due to the sale of our group life and health business. The increase in cash provided by investing activities in 1999 as compared to 1998 reflected the sales of securities to fund the purchase of the excess loss reinsurance described above.

     Net cash provided by financing activities of continuing operations was $102.2 million and $66.8 million for the nine months ended September 30, 1999 and 2000, respectively. Net cash provided by (used for) financing activities of continuing operations was $87.8 million $(240.0) million and $80.4 million for the years ended December 31, 1997, 1998 and 1999, respectively. The decrease for the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999 resulted primarily from the decrease in short-term debt and bank borrowings. The increase in 1999 resulted primarily from the increase in short-term debt and bank borrowings used to fund the purchase of subsidiaries and the increase in proceeds from repayment of securities sold subject to repurchase agreements. The decrease in 1998 as compared to 1997 was due primarily to a decrease in proceeds from borrowings and an increase in cash used for the repayment of securities sold subject to repurchase agreements, offset by the decrease in cash used for the repayment of borrowings.

     There was no cash used for financing activities of discontinued operations for either of the nine month periods ended September 30, 1999 and 2000. Net cash provided by (used for) financing activities of discontinued operations was $4.5 million, $0.0 million and $0.0 million for the years ended December 31, 1997, 1998 and 1999, respectively.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

  MARKET RISK EXPOSURES AND RISK MANAGEMENT

     We must effectively manage, measure and monitor the market risk generally associated with our insurance and annuity business and, in particular, our commitment to fund insurance liabilities. We have developed an integrated process for managing risk, which we conduct through our Corporate Portfolio Management Department, Corporate Actuarial Department and additional specialists at the business segment level. These groups confer with each other regularly. We have implemented comprehensive policies and procedures at both the corporate and business segment level to minimize the effects of potential market volatility.

     Market risk is the risk that we will incur losses due to adverse changes in market rates and prices. We have exposure to market risk through our insurance operations and our investment activities. Our primary market risk exposure is to changes in interest rates, although we also have exposures to changes in equity prices and foreign currency exchange rates. We also have credit risks in connection with our derivatives contracts.

  INTEREST RATE RISK

     Interest rate risk is the risk that we will incur economic losses due to adverse changes in interest rates. Our exposure to interest rate changes primarily results from our commitment to fund interest-sensitive insurance liabilities, as well as from our significant holdings of fixed rate investments. Our insurance liabilities are largely comprised of dividend-paying individual whole life and universal life policies. Our fixed maturity investments include U.S. and foreign government bonds, securities issued by government agencies, corporate bonds, asset-backed securities, mortgage-backed securities and mortgage loans, most of which are mainly exposed to changes in medium- and long-term U.S. Treasury rates.

     We manage interest rate risk as part of our asset/liability management process and product design procedures. Asset/liability strategies include the segmentation of investments by product line, and the construction of investment portfolios designed to specifically satisfy the projected cash needs of the underlying product liability. We manage the interest rate risk inherent in our assets relative to the interest rate risk inherent in our insurance products. We identify potential interest rate risk in portfolio segments by modeling asset and product liability durations and cash flows under current and projected interest rate scenarios.

     One of the key measures we use to quantify this interest rate exposure is duration. Duration is one of the most significant measurement tools in measuring the sensitivity of the fair value of assets and liabilities to changes in interest rates. For example, if interest rates increase by 100 basis points, or 1%, the fair value of an asset with a duration of five years is expected to decrease in value by 5%. We believe that as of September 30, 2000, our asset and liability portfolio durations were well matched, especially for the largest segments of our balance sheet (i.e., whole life and universal life). Since our insurance products have variable interest rates (which expose us to the risk of interest rate fluctuations), we regularly undertake a sensitivity analysis which calculates liability durations under various cash flow scenarios.

     The selection of a 100 basis point immediate, parallel increase or decrease in interest rates is a hypothetical rate scenario used to demonstrate potential risk. While a 100 basis point immediate, parallel increase or decrease does not represent our view of future market changes, it is a reasonably possible hypothetical near-term change that illustrates the potential impact of such events. Although these fair value measurements provide a representation of interest rate sensitivity, they are based on our portfolio exposures at a point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio transactions in response to new business, management's assessment of changing market conditions and available investment opportunities.

     To calculate duration, we project asset and liability cash flows and discount them to a net present value using a risk-free market rate adjusted for credit quality, sector attributes, liquidity and any other relevant specific risks. Duration is calculated by revaluing these cash flows at an alternative level of interest rates and by determining the percentage change in fair value from the base case.

     We also employ product design and pricing strategies to manage interest rate risk. Product design and pricing strategies include the use of surrender charges or restrictions on withdrawals in some products.

     The table below shows the interest rate sensitivity of our fixed income financial instruments measured in terms of fair value. Given that our asset and liability portfolio durations were well matched as of September 30, 2000, it is expected that market value gains or losses in assets would be largely offset by corresponding changes in liabilities.

                                                    AS OF SEPTEMBER 30, 2000
                                     -------------------------------------------------------
                                                                  FAIR VALUE
                                                   -----------------------------------------
                                                    -100 BASIS       AS OF       +100 BASIS
                                     BOOK VALUE    POINT CHANGE    9/30/2000    POINT CHANGE
                                     ----------    ------------    ---------    ------------
                                                          (IN MILLIONS)
Cash and short term investments....   $  450.8       $  451.2      $  450.8       $  450.5
Floating rate notes................      225.9          196.9         196.5          196.0
Long term bonds....................    7,971.7        8,349.5       7,926.9        7,521.5
Commercial mortgages...............      638.0          648.6         624.0          600.4
                                      --------       --------      --------       --------
     Total.........................   $9,286.4       $9,646.2      $9,198.2       $8,768.4
                                      ========       ========      ========       ========

     With respect to our residual exposure to fluctuations in interest rates, we use various derivative financial instruments to manage such exposure to fluctuations in interest rates, including interest rate swap agreements, interest rate caps, interest rate floors, interest rate swaptions and foreign currency swap agreements. To reduce counterparty credit risks and diversify counterparty exposure, we enter into derivative contracts only with highly rated financial institutions.

     We enter into interest rate swap agreements to reduce market risks from changes in interest rates. We do not enter into interest rate swap agreements for trading purposes. Under interest rate swap agreements, we exchange cash flows with another party, at specified intervals, for a set length of time based on a specified notional principal amount. Typically, one of the cash flow streams is based on a fixed interest rate set at the inception of the contract, and the other is based on a variable rate that periodically resets. Generally, no premium is paid to enter into the contract and neither party makes payment of principal. The amounts to be received or paid on these swap agreements are accrued and recognized in net investment income.

     We enter into interest rate floor, cap and swaption contracts for our assets and our insurance liabilities as a hedge against substantial changes in interest rates. We do not enter into such contracts for trading purposes. Interest rate floor and interest rate cap agreements are contracts with a counterparty which require the payment of a premium and give us the right to receive, over the term of the contract, the difference between the floor or cap interest rate and a market interest rate on specified future dates based on an underlying notional principal. Swaption contracts are options to enter into an interest rate swap transaction on a specified future date and at a specified interest rate. Upon the exercise of a swaption, we would receive either a swap agreement at the pre-specified terms or cash for the market value of the swap. We pay the premium for these instruments on a quarterly basis over the term of the contract, and recognize these payments in computing net investment income.

     The table below shows the interest rate sensitivity of our interest rate derivatives measured in terms of fair value. These exposures will change as our insurance liabilities are created and discharged and as a result of ongoing portfolio and risk management activities.

                                              AS OF SEPTEMBER 30, 2000
                        ---------------------------------------------------------------------
                                                                   FAIR VALUE
                                      WEIGHTED      -----------------------------------------
                        NOTIONAL    AVERAGE TERM     -100 BASIS       AS OF       +100 BASIS
                         AMOUNT       (YEARS)       POINT CHANGE    9/30/2000    POINT CHANGE
                        --------    ------------    ------------    ---------    ------------
                                   (IN MILLIONS EXCEPT FOR WEIGHTED AVERAGE TERM)
Swaptions.............  $  750.0        8.8            $ 1.8          $(2.8)        $(4.6)
Interest rate
  floors..............     110.0        8.1               .3            (.4)          (.6)
Interest rate swaps...     453.0        8.3             10.9            2.0          (2.5)
Interest rate caps....      50.0        8.0              (.4)            .1           1.8
                        --------                       -----          -----         -----
     Totals...........  $1,363.0                       $12.6          $(1.1)        $(5.9)
                        ========                       =====          =====         =====

  EQUITY RISK

     Equity risk is the risk that we will incur economic losses due to adverse changes in equity prices. Our exposure to changes in equity prices primarily results from our commitment to fund our variable annuity and variable life products, as well as from our holdings of common stocks, mutual funds and other equities. We manage our insurance liability risks on an integrated basis with other risks through our liability and risk management and capital and other asset allocation strategies. We also manage equity price risk through industry and issuer diversification and asset allocation techniques. As of September 30, 2000, we held $460.8 million in equities on our balance sheet. A 10% decline in the relevant equity price would decrease the value of these assets by $46 million. Conversely, a 10% increase in the relevant equity price would increase the value of these assets by $46 million.

  FOREIGN EXCHANGE RISKS

     Foreign exchange risk is the risk that we will incur economic losses due to adverse changes in foreign currency exchange rates. Our functional currency is the U.S. dollar. Our exposure to fluctuations in foreign exchange rates against the U.S. dollar results from our holdings in non-U.S. dollar denominated fixed maturity securities and equity securities and through our investments in foreign subsidiaries and affiliates. The principal currency that creates foreign exchange rate risk for us is the British pound sterling, due to our investment in Aberdeen.

     We partially mitigate this risk by using foreign currency swaps, which are agreements designed to hedge against fluctuations in foreign currency exposure. Under this type of agreement, we agree to exchange with another party principal and periodic interest payments denominated in foreign currency for payments denominated in U.S. dollars. The amounts to be received or paid on a foreign currency swap agreement are recognized in net investment income. As of September 30, 2000, these swaps represented a notional amount of $23.3 million and a fair value of $2.3 million. We believe our outstanding foreign exchange risk is immaterial.

EFFECTS OF INFLATION

     We do not believe that inflation has had a material effect on our consolidated results of operations, except insofar as inflation may affect interest rates. See "Risk Factors--Risks Related to Our Business--Changes in interest rates could harm cash flow and profitability in our life and annuity businesses."

                              THE DEMUTUALIZATION

     The following is a summary of the material terms of Phoenix Life's plan of reorganization. This summary is qualified in its entirety by the plan of reorganization itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

PURPOSE

     The main purpose of the proposed demutualization is to increase our potential for long-term growth and financial strength. As a mutual life insurer, Phoenix Life can increase its capital only through retained surplus contributed by its businesses or through the sale of surplus notes or similar instruments issued by it. Neither source is fully adequate to generate substantial surplus accumulations or to provide permanent capital to Phoenix Life. For this reason, we believe that a public ownership structure will best enable us to accelerate implementation of our wealth management strategy and our growth, by enabling us to raise money more efficiently and giving us greater flexibility to make acquisitions through the use of our stock as consideration. We believe this will enable us to increase our market leadership, financial strength and strategic position, and will also provide additional security to policyholders. We also believe that, as a public company, we will be better able to attract, retain and provide incentives to management in a fashion consistent with that of other stock life insurance companies.

SUMMARY OF THE PLAN OF REORGANIZATION

     On the date the plan of reorganization becomes effective (which will be the date of the closing of the initial public offering and any other capital raising transactions permitted under the plan, currently expected to occur in mid-2001), Phoenix Life will convert from a mutual life insurance company to a stock life insurance company, and become a wholly owned subsidiary of The Phoenix Companies, Inc. Each policyholder's membership interest will be extinguished on the plan effective date and, in exchange for that interest, each eligible policyholder will be entitled to receive common stock, cash or an adjustment to such policyholder's policy value in the form of policy credits, as provided in the plan. We will allocate compensation among eligible policyholders based on actuarial principles. For a description of the actuarial principles to be used in this allocation, see "--Payment of Compensation to Eligible Policyholders."

     The plan of reorganization requires us to make the initial public offering and to raise proceeds from the initial public offering and, if necessary, from the other capital raising transactions described below, in an amount, net of underwriting commissions and related expenses, at least equal to the total amount required for us to reimburse Phoenix Life for the crediting of policy credits and payment of cash payments to eligible policyholders pursuant to the plan of reorganization, as well as to pay the fees and expenses we have incurred in connection with the demutualization.

     The plan of reorganization also permits us to complete one or more other specified capital raising transactions on the effective date of the plan. These include one or more of an offering of preferred securities, mandatorily convertible debt or preferred securities, convertible debt or preferred securities and debt securities, as well as commercial paper issuances, bank borrowings and a private placement of common stock or any of the other securities mentioned above (or a combination of such offerings, issuances and bank borrowings). The plan of reorganization provides that our aggregate gross proceeds from all such other capital raising transactions may not exceed 20% of the sum of those gross proceeds plus the gross proceeds of the initial public offering. We cannot proceed with any offering relating to such other capital raising transactions without the approval of the New York Superintendent of Insurance. In addition, the final terms of the initial public offering, and the other capital raising transactions, if any, must be approved by the New York Superintendent. The effectiveness of the demutualization and the closing of the initial public offering are conditioned on their simultaneous occurrence.

     Pursuant to the New York Insurance Law, the board of directors of Phoenix Life adopted the plan of reorganization on December 18, 2000 and amended and restated it on January 26, 2001. The plan of reorganization must also be approved by at least two-thirds of the votes validly cast by eligible policyholders.

The plan of reorganization defines eligible policyholders as the owners on December 18, 2000, the adoption date of the plan, of certain policies and contracts issued by Phoenix Life that were in force on that date.

     The plan of reorganization will not become effective unless, after conducting a public hearing on the plan, the New York Superintendent of Insurance approves it based on a finding, among other things, that the plan is fair and equitable to policyholders. See "Risk Factors--Risks Related to the Demutualization--A challenge to the plan of reorganization or to the approval of the plan by the New York Superintendent of Insurance might adversely affect the terms of the demutualization and the market price of our common stock."

     We began incurring expenses related directly or indirectly to the demutualization during 2000. We estimate that expenses relating to the demutualization, excluding costs relating to the initial public offering and the other capital raising transactions, if any, will total approximately $13.8 million, net of income taxes of $7.4 million, of which $6.1 million was recognized through September 30, 2000. Demutualization expenses consist of our cost of printing and mailing materials to policyholders and our aggregate cost of engaging independent accounting, actuarial, compensation, financial, investment banking and legal advisers and other consultants to advise us in the demutualization process and related matters, as well as other administrative costs. The New York Superintendent of Insurance has also engaged experts to provide actuarial, investment banking, legal and auditing advice. Pursuant to the New York Insurance Law, we must pay the fees and expenses of these consultants, which fees and expenses are included in the above amounts. We have also agreed to indemnify certain of our consultants and certain of the consultants to the New York Superintendent of Insurance against liabilities arising out of their engagements in connection with the demutualization.

     The following charts illustrate our corporate structure before and immediately after the demutualization. The portrayal of our corporate structure immediately after the demutualization assumes that Phoenix Life, with the approval of the New York Superintendent of Insurance, has transferred to various holding companies owned by us all of the common stock of PXP, PHL Associates, Inc., Main Street Management, W.S. Griffith and Phoenix Charter Oak Trust Company. Under the plan of reorganization, if Phoenix Life makes any such transfer, it may not transfer less than all the shares of common stock of the company in question and it must receive fair market value for such shares at the time of demutualization.

                  [STRUCTURE BEFORE DEMUTUALIZATION FLOWCHART]

                  [STRUCTURE AFTER DEMUTUALIZATION FLOWCHART]
------------

(1) Direct and indirect subsidiaries of this holding company may include PHL Associates, Inc., Main Street Management and W.S. Griffith.

PAYMENT OF COMPENSATION TO ELIGIBLE POLICYHOLDERS

     Until the effective date of the plan of reorganization, Phoenix Life will continue to be a mutual life insurance company. In connection with the demutualization, the membership interests of policyholders will be extinguished, and eligible policyholders will receive compensation in exchange for the extinguishment of their membership interests. Policyholders who are not eligible policyholders will not receive any compensation in the demutualization.

     On the effective date of the plan of reorganization:

      -- the policyholders' membership interests will be extinguished and each eligible policyholder will be entitled to receive, in exchange for such policyholder's membership interest, shares of common stock of The Phoenix Companies, Inc. allocated to such policyholder, cash or an adjustment to such policyholder's policy values, which adjustments are called policy credits;

      -- Phoenix Life will become a stock life insurance company and a wholly owned subsidiary of The Phoenix Companies, Inc.; and

      -- PXP, W.S. Griffith, PHL Associates, Inc., Main Street Management and/or Phoenix Charter Oak Trust Company or their respective holding companies, currently subsidiaries of Phoenix Life, will become subsidiaries of The Phoenix Companies, Inc. or its subsidiaries subject to the approval of the New York Superintendent of Insurance and further subject to our receiving sufficient proceeds from the initial public offering and other capital raising transactions to pay Phoenix Life the fair market value of the shares of these companies.

     We will distribute cash to:

      -- each eligible policyholder whose mailing address is outside the U.S. or with respect to whom Phoenix Life, after a reasonable effort to locate such eligible policyholder, has a reasonable belief that the most

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

           recent address for mailing purposes as shown on the Phoenix Life's records is an address at which mail to such eligible policyholder is undeliverable;

      -- each eligible policyholder who is not required to receive policy credits, and with respect to whom Phoenix Life determines in good faith to the satisfaction of the New York Superintendent of Insurance that it is not reasonably feasible or appropriate to provide consideration in the form of common stock; and

      -- except as provided above, each eligible policyholder who is allocated 60 or fewer shares of common stock and who has expressed (on a form approved by the New York Superintendent of Insurance and provided to such eligible policyholder, which form has been properly completed and received by Phoenix Life prior to a date set by Phoenix Life) a preference to receive cash in lieu of common stock.

We also have the option, subject to the approval of the New York Superintendent of Insurance and the availability of sufficient cash, to distribute cash to eligible policyholders who are allocated more than 60 shares of common stock and who have indicated a preference to receive cash.

     Eligible policyholders owning certain individual retirement annuities, tax-sheltered annuities, tax-qualified individual life insurance policies or individual annuity contracts are required to receive consideration in the form of policy credits. However, if any such contract or policy has matured by death or otherwise been surrendered or terminated after December 18, 2000, but prior to the date on which the policy credits would have been credited, cash in the amount of the policy credits will be paid in lieu of the policy credits to the person to whom the death benefit, surrender value or other payment at termination was made under such policy.

     The remaining eligible policyholders will be entitled to receive, pursuant to the plan of reorganization, their allocated shares of our common stock. We will distribute compensation to eligible policyholders receiving cash or policy credits as soon as reasonably practicable following the effective date of the plan, but in any event not later than 45 days thereafter, or on such later date as may be approved by the New York Superintendent of Insurance.

     Regardless of whether an eligible policyholder is receiving common stock, cash or policy credits, the compensation such policyholder receives under the plan of reorganization will be based on the number of shares of common stock allocated to such policyholder pursuant to the terms of the plan of reorganization. The formula for allocating shares of common stock among eligible policyholders consists of two components. We have allocated a fixed number of shares of common stock equal to 37 shares to each eligible policyholder, regardless of the number of policies owned by that policyholder. Additional shares have also been allocated to each such eligible policyholder holding a participating policy--that is, a policy that is not by its terms ineligible to participate in the divisible surplus of Phoenix Life. The number of additional shares, if any, for each such eligible policyholder varies based upon an actuarial formula specified in the plan of reorganization that takes into account, among other things, the past and future contributions to our statutory surplus from policies held by the eligible policyholder, as determined by historical experience and expected future performance.

     We have retained Tillinghast to advise us in connection with actuarial matters involved in the development of the plan of reorganization and the payment of consideration to eligible policyholders. The opinion of Mark A. Davis and Duncan Briggs, each a principal with Tillinghast, dated December 18, 2000, states that the plan for allocation of consideration to eligible policyholders (as defined in the plan of reorganization) as set forth in the plan of reorganization is fair and equitable to the policyholders of Phoenix Life as required by Section 7312 of the New York Insurance Law. This opinion is included as Annex A to this prospectus.

ESTABLISHMENT AND OPERATION OF THE CLOSED BLOCK

     The closed block is an arrangement established to ensure that the reasonable dividend expectations of policyholders who own certain individual insurance policies are met. As set forth in the closed block memorandum included as a schedule to the plan of reorganization, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, we will allocate assets to the closed block in an amount that produces cash flows which, together with anticipated revenues from the closed block policies, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and for continuation of policyholder dividend scales in effect for 2000, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes. The establishment and operation of the closed block will not modify or amend the provisions of the policies included in the closed block.

     The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of the policies included in the closed block. Any cash flows in excess of amounts assumed will be available for distribution over time to closed block policyholders and will not be available to our stockholders. To the extent that, over time, cash flows from the assets allocated to the closed block and claims and other experience relating to the closed block are, in the aggregate, more or less favorable than assumed in establishing the closed block, total dividends paid to closed block policyholders in the future may be greater than or less than the total dividends that would have been paid to these policyholders if the policyholder dividend scales in effect for 2000 had been continued. Dividends on policies included in the closed block, as in the past, will be declared at the discretion of the board of directors of Phoenix Life. These dividends may vary from time to time, reflecting changes in investment income, mortality, persistency and other experience factors, and are not guaranteed. We will not be required to support the payment of dividends on closed block policies from Phoenix Life's assets outside of the closed block, although we could choose to provide such support.

     Phoenix Life will continue to pay guaranteed benefits under all policies in accordance with their terms, including the policies included in the closed block. If the assets allocated to the closed block, the investment cash flows from those assets and the revenues from the policies included in the closed block prove to be insufficient to pay the benefits guaranteed under the policies included in the closed block, Phoenix Life will be required to make such payments from its assets from outside of the closed block. Since the closed block has been funded to provide for payment of guaranteed benefits, as well as for continuation of policyholder dividend scales in effect for 2000, if experience underlying such scales continues, it should not be necessary to use assets from outside of the closed block to pay guaranteed benefits, unless the policies included in the closed block experience very substantial adverse deviations in investment income, mortality, persistency or other experience factors. We intend to accrue any additional contributions necessary to fund guaranteed benefits under the closed block when it becomes probable that we will be required to fund any shortage. We will use our best efforts to support the policies included in the closed block with the assets allocated to the closed block. The assets allocated to the closed block will be subject to the same liabilities, with the same priority in liquidation, as assets outside the closed block.

     As specified in the plan of reorganization, the policies included in the closed block include primarily the individual and joint whole life insurance policies, term life insurance policies and annuity contracts of Phoenix Life that are currently paying or expected to pay policy dividends, but only to the extent such policies are in force on any date between December 31, 1999 and the effective date of the plan. The closed block will include approximately 450,000 policies. A policy may be within a class for which there is an experience-based dividend scale in effect for 2000 even if it does not receive a 2000 dividend, and, therefore, the policy would be included in the closed block. Experience-based dividend scales are actuarial formulas used by life insurers to determine amounts payable as dividends on participating policies based on experience factors relating to, among other things, investment results, mortality, lapse rates, expenses, premium taxes and policy loan interest and utilization rates. The fact that a policy is included in the closed block has no bearing on the amount of consideration allocated to the policyholder.

     As provided in the plan of reorganization, Phoenix Life will segregate the closed block premiums, closed block policy benefits and other amounts received and paid by Phoenix Life on the policies included in the closed block. Those segregated cash flows will be added to or subtracted from the closed block as appropriate. Phoenix Life will charge the closed block with federal income taxes and state and local premium taxes, as well
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

as investment transaction expenses relating to the closed block, as provided in the plan of reorganization. Cash payments with respect to certain reinsurance will be withdrawn from or paid to the closed block.

     The board of directors of Phoenix Life will set the dividends on the closed block policies annually, in accordance with applicable law and consistent with the objective of minimizing tontine effects and exhausting the assets of the closed block with the final payment made to the holder of the last policy included in the closed block. Phoenix Life will retain an independent actuary to review the operations of the closed block every five years, as required by the plan of reorganization. Additionally, Phoenix Life annually will review the operation of, and prepare an internal report regarding, the investment operations of the closed block. Such report will be provided to the New York Superintendent of Insurance.

     The closed block will continue in effect until the last policy in the closed block is no longer in force. The expected life of the closed block is over 100 years.

CLOSED BLOCK ASSETS AND LIABILITIES

     In accordance with the plan of reorganization, we will allocate a portion of Phoenix Life's invested assets, as well as cash and short-term investments, to the closed block. If we had established the closed block effective January 1, 2000, as of September 30, 2000 closed block cash and invested assets and their carrying values would have been as follows:

                                                             AS OF SEPTEMBER 30, 2000
                                                             -------------------------
                                                               CARRYING          % OF
                                                                 VALUE           TOTAL
                                                             -------------       -----
                                                             (IN MILLIONS)
Bonds
  Held to maturity.........................................    $1,493.0            21%
  Fixed maturities available-for-sale, at fair value.......     3,390.7            48
Mortgage loans.............................................       398.0             6
Policy loans...............................................     1,412.1            20
Cash and cash equivalents..................................       411.3             5
                                                               --------           ---
     Total.................................................    $7,105.1           100%
                                                               ========           ===

     The fixed income assets in the closed block are representative of the fixed income assets included in our general account as a whole, in terms of average maturity, credit quality and yield. As is traditionally the case in demutualizations, the closed block contains assets that are more conservative than the general account assets as a whole, in that closed block assets consist primarily of fixed income securities purchased for their ability to generate predictable income streams. The composition of assets in the closed block will change over time as a result of new investments. New investments for the closed block acquired on and after September 30, 2000 with closed block cash flows will be allocated to the closed block upon acquisition and will consist only of investments permitted by the plan of reorganization. The assets allocated to the closed block will be subject to the same liabilities, with the same priority in liquidation, as assets outside the closed block.

     If we had established the closed block at September 30, 2000, the policy liabilities and accounts associated with the closed block would have aggregated $9,114.1 million. This amount would have included $8,722.9 million of policyholder liabilities, $343.3 million of dividends payable to policyholders, current income taxes payable of $42.5 million and other liabilities of $5.4 million.

     Under the plan of reorganization, specified expenses, consisting primarily of federal income taxes and state and local premium and income taxes, will be charged against the closed block. Allocation of revenues and these specified expenses to the closed block are based on estimates that we believe are reasonable based on the plan of reorganization and give effect to the establishment of the closed block as if the establishment of the closed block had occurred as of January 1, 2000. Premiums, benefits and these specified expenses relating to the policies to be included in the closed block were derived from our actual records for the respective periods. Net investment income and realized gains were allocated to the closed block based on the composition of assets identified to fund the closed block and the expected income on those assets.

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

     The closed block liabilities reflect the GAAP policyholder benefit reserves derived from our records for all policies to be included in the closed block under the plan of reorganization. Assets necessary to fund the closed block liabilities are determined based on actuarial cash flow models and related assumptions that we believe are reasonable and will be consistent with the rules of operation for the closed block as set forth in the plan of reorganization. Cash flow models are used to project all insurance cash flows from the policies included in the closed block, which include premiums plus interest on policy loans, less policy benefits, net increase in policy loans, dividends and the specified expenses referred to above. The actuarial cash flow models contain various assumptions which include mortality, persistency, expense and investment experience. After projecting the insurance cash flows, assets were initially identified so that cash flows from the assets (principal and income), together with insurance revenues and cash flows from assets purchased by reinvested cash, would fund all closed block liabilities, assuming the experience underlying the 2000 dividend scales continues (including the portfolio yield of approximately 7.6%).

     We have retained Tillinghast to advise us in connection with actuarial matters involved in the establishment and operation of the closed block. The opinion of Mark A. Davis and Duncan Briggs, each a principal with Tillinghast, dated December 18, 2000, states (in reliance upon the matters and subject to the limitations described in such opinion), among other things, that Phoenix Life's assets set aside as of January 1, 2000 (including subsequent adjustments as provided for in the plan of reorganization) to establish the closed block as set forth in the plan of reorganization are adequate because they are expected to produce cash flows which, together with anticipated revenues from the closed block policies, are reasonably expected to be sufficient to support such policies, including, but not limited to, provisions for payment of claims and certain expenses and taxes, and to provide for continuation of dividend scales payable in 2000, if the experience underlying such scales continues. This opinion is included as Annex A to this prospectus.

COMMISSION-FREE PURCHASE AND SALE PROGRAM

     Pursuant to the plan of reorganization, subject to the approval of the New York Superintendent of Insurance, we will establish a commission-free purchase and sale program that will begin no sooner than the first business day after the six-month anniversary, and no later than the first business day after the twelve-month anniversary, of the effective date of the demutualization, and will continue for at least 90 days. We may extend the 90-day period with the approval of the New York Superintendent of Insurance. Under this program, each of our stockholders who owns 99 or fewer shares of our common stock on the record date for the commission-free purchase and sale program will have the opportunity at any time during the 90-day period to sell all, but not less than all, of those shares in one transaction at prevailing market prices without paying brokerage commissions or other similar expenses. We will also offer each eligible stockholder entitled to participate in the commission-free purchase and sale program the opportunity to purchase such number of shares of common stock as necessary to increase such stockholder's holdings to 100 shares without paying brokerage commissions or other similar expenses.

AMENDMENTS TO THE PLAN

     The board of directors of Phoenix Life may amend the plan of reorganization at any time before the effective date in accordance with Section 7312(f) of the New York Insurance Law. No amendment made after the public hearing or after the vote of the eligible policyholders may change the plan of reorganization in a manner that the New York Superintendent of Insurance determines is materially disadvantageous to any policyholder unless a further hearing or vote is conducted as provided by Section 7312(f). Notwithstanding the foregoing, we may amend the commission-free purchase and sale program at any time. Until the first anniversary of the effective date of the demutualization, any such amendment to the commission-free purchase and sale program will be subject to the prior approval of the New York Superintendent of Insurance. If the New York Superintendent of Insurance approves such amendment, Phoenix Life will notify the eligible policyholders as promptly as practicable following such approval.

FEDERAL INCOME TAX CONSEQUENCES OF THE DEMUTUALIZATION

     Under the terms of the plan of reorganization, the demutualization will not become effective unless we receive an opinion of our special tax counsel, Debevoise & Plimpton (or other nationally-recognized tax counsel), to the effect that:

      -- policies issued by Phoenix Life before the effective date of the plan will not be treated as newly issued, issued in exchange for existing policies or newly purchased for any material federal income tax purpose as a result of the consummation of the plan;

      -- eligible policyholders receiving solely our common stock pursuant to the plan will not recognize income, gain or loss for federal income tax purposes as a result of the consummation of the plan;

      -- the consummation of the plan of reorganization, including the crediting of policy credits to a policy under the terms of the plan, will not adversely affect any tax-favored status accorded to the policy under the Internal Revenue Code, and will not be treated as a contribution or distribution that results in penalties, withholdings or other adverse federal income tax consequences to the holder;

      -- The Phoenix Companies, Inc. will not recognize any income, gain or loss for federal income tax purposes as a result of:

       (1)  its issuance of common stock to eligible policyholders;

       (2)  its receipt of shares of Phoenix Life common stock;

       (3) its cancellation, for no consideration, of its common stock previously issued to and held by Phoenix Life immediately prior to the effective date of the plan of reorganization; or

       (4) its sale of shares of common stock in the initial public offering for cash, in each case pursuant to the terms of the plan;

      -- the conversion of Phoenix Life from a mutual life insurance company to a stock life insurance company will qualify as a "reorganization" and Phoenix Life will be a "party" to the reorganization under the Internal Revenue Code; and

      -- the summary of the principal U.S. federal income tax consequences of the consummation of the plan of reorganization that is contained in the information booklet provided to policyholders, to the extent it describes matters of law or legal conclusions, is, subject to the limitations and assumptions set forth in the information booklet, an accurate summary in all material respects of the federal income tax consequences to policyholders who receive compensation in the demutualization and to us.

     We have received an additional opinion from Debevoise & Plimpton, our special tax counsel, which is not required under the terms of the plan of reorganization, to the effect that, under the Internal Revenue Code, the regulations issued thereunder, and current Internal Revenue Service and judicial interpretations of the Internal Revenue Code and regulations:

      -- the affiliated federal income tax group of which Phoenix Life is the common parent immediately before the demutualization will remain in existence after the effectiveness of the plan, with The Phoenix Companies, Inc. as the common parent; and

      -- following its conversion from a mutual life insurance company to a stock life insurance company, Phoenix Life will continue to be an eligible member for inclusion in that affiliated federal income tax group.

     Based on the opinions of our special tax counsel described above, we believe that we will not incur any significant federal income tax liability as a result of the consummation of the plan of reorganization.

     The opinions of our special tax counsel described above are based on the accuracy of representations and undertakings made by Phoenix Life. We have not sought a private letter ruling from the Internal Revenue Service regarding the matters addressed by the opinions of our special tax counsel described above.

                                    BUSINESS

OVERVIEW

     We are a leading provider of wealth management products and services offered through a variety of select advisors and financial services firms to serve the accumulation, preservation and transfer needs of the affluent and high net worth market, businesses and institutions. We refer to our products and services together as our wealth management solutions. We offer a broad range of life insurance, variable annuity and investment management solutions through a variety of distributors. These distributors include affiliated and non-affiliated advisors and financial services firms who make our solutions available to their clients.

     The affluent and high net worth market is a growing market with significant demand for customized products and services. We define affluent as those households that have annual income of at least $100,000 or net worth, excluding primary residence, of at least $500,000; and we define high net worth, a subset of the affluent category, as those households that have net worth, excluding primary residence, of over $1,000,000. Our wealth management solutions are designed to assist advisors and their clients in this target market to achieve three main goals:

      -- the ACCUMULATION of wealth, primarily during an individual's working years;

      -- the PRESERVATION of income and wealth during retirement and following death; and

      -- the efficient TRANSFER of wealth in a variety of situations, including through estate planning, business continuation planning and charitable giving.

We also provide products and services directly to businesses and institutions. These products and services include discretionary investment management services (where we are authorized to trade without the client's prior knowledge or consent) and non-discretionary investment management services and structured finance products, as well as benefits for corporate executives.

     We have developed, through internal growth and strategic acquisitions, an asset management capability that is fundamental to the provision of wealth management solutions in both our Life and Annuity and Investment Management businesses. Our eight affiliated asset managers offer a number of distinct investment styles and invest in a wide range of asset classes. In addition to playing a central role in the private client and institutional lines of our Investment Management business, seven of these affiliated asset managers manage one or more portfolios available through our variable product lines; in this way, our asset management platform enhances the accumulation and preservation components of our Life and Annuity business. Several of our affiliated asset managers also manage our general account assets, which underlie our whole life, universal life and fixed annuity products.

     Our diversified asset management capability means that many of the same investment choices are available in each of our life insurance, annuity and investment management product lines. We believe this represents a competitive advantage that helps us deepen penetration of our target market since, in our experience, distributors familiar with our investment offerings in one product line are generally more receptive to selling additional product lines with the same investment choices.

     We provide our wealth management solutions to the affluent and high net worth market through an array of distribution channels. We distribute through non-affiliated financial intermediaries such as national and regional broker-dealers and financial planning firms, as well as through our affiliated retail producers, most of whom are registered representatives of our wholly owned retail broker-dealer W.S. Griffith. Since 1999, we have added a significant number of internal product specialists, or wholesalers, across all our product lines. Consistent with our strategy of providing our distributors with services that support our products and make them easier for advisors to sell, we have made and expect to continue to make significant investments in developing our information technology platform. We expect that these technological improvements will support sales growth and improve our operating efficiency. See "--Technology."

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     In 1999, our total revenues were $2,786.7 million and our total income from continuing operations was $162.1 million. As of September 30, 2000, we had total assets of $21,011.8 million and total equity of $2,014.7 million.

MARKET OPPORTUNITY

     We believe the affluent and high net worth market presents us with a substantial business opportunity. In 1999, according to the Spectrem Group, a financial services industry research and consulting firm, affluent and high net worth households spent approximately $393 billion on financial services, of which an estimated $193 billion related to sales of the types of wealth management solutions we currently offer. This market has grown rapidly. According to the Spectrem Group's 1999 Affluent Market Research Program study, the number of affluent households in the U.S. grew at a compound annual growth rate of 11% from 1994 to 1999, to 18.4 million households. The high net worth segment grew even faster, at a compound annual growth rate of 16% for the same period, to 7.2 million households. The Spectrem Group study projected that the number of U.S. affluent households would grow to 31 million by 2004, and that the number of U.S. high net worth households would grow to 14.9 million over the same period, assuming continuation of the same respective compound annual growth rates recorded from 1994 to 1999. (Actual growth rates may vary significantly from projected rates, particularly in the event of slowing economic growth.)

     Further, we expect the need for wealth transfer products and services to increase dramatically in the future. In 1999, the Social Welfare Research Institute at Boston College estimated that $12 trillion of intergenerational asset transfers would occur over the next 20 years. Transfers of this magnitude will affect individuals, businesses and institutions alike. (The cited estimate is based on several assumptions, including continuous economic growth of 2%, the absence of a major recession or depression, and rates of household savings, dissavings and growth in wealth based on age.)

     In the past decade, there has been a general trend towards younger affluence. According to the Spectrem Group's 1999 Affluent Market Research Program study, in 1990, an estimated 39% of the heads of U.S. affluent households were under age 55; by 1998, that percentage had increased to an estimated 58%. The analogous percentages for heads of high net worth households were 26% in 1990 and 45% in 1998. We believe this trend towards younger affluence enhances the long-term business opportunity in our target market, since the trend implies demand over a longer period of time for the types of accumulation, preservation and transfer solutions we offer. A 1999 Spectrem Group industry survey identified us as being one of the top 10 companies chosen by penta-millionaires (households with net worth, excluding primary residence, of at least $5 million) to meet their life insurance needs.

BUSINESS STRENGTHS

     We believe that the following business strengths position us to capitalize on the market opportunity presented by affluent and high net worth households, businesses and institutions.

  A Tradition of Innovative Products

     We have a long tradition of creating innovative products, particularly those designed to meet the evolving needs of the affluent and high net worth market and institutional investors. We were among the first to provide many products that subsequently have become primary accumulation, preservation and transfer tools for wealthy households. For example, we were one of the first insurers to offer second-to-die life policies, now a major estate planning product. We introduced first-to-die life policies in 1991, and were the industry's leading seller of this product by premiums and deposits, according to LIMRA's 1996 First-to-Die Life Insurance Sales Survey, the most recent version of such survey available. We have offered variable annuities since 1983, and in 1988 were among the first insurers to offer variable universal life policies. We believe this history of innovation has resulted in a corporate culture that fosters a continuous effort to develop products that meet market needs.

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  PRODUCT OFFERINGS THAT PROVIDE OUR TARGET MARKET WITH SOLUTIONS TO ITS VARYING
  WEALTH MANAGEMENT NEEDS

     We believe the following products, among others that we offer, are particularly well suited for our target market:

  Products for Individuals

      -- Variable Universal Life. Variable universal life products provide insurance coverage that gives the policyholder flexibility in investment choices and, depending on the product, flexibility in premium payments and coverage amounts, with limited guarantees. Investment choices include a broad array of equity and fixed income offerings. We have achieved a growing presence in the market for variable universal life products, which are tools for income preservation and estate planning. Variable universal life products appeal to our target market because they provide insurance coverage coupled with tax deferred investment opportunities not available with whole life insurance products.

      -- Variable Annuities. Variable annuities permit an individual to accumulate assets on a tax deferred basis for later distribution in the form of a lump sum payment or periodic payments. These products enable the contractholder to save for retirement and also provide options which enable the contractholder to protect against outliving assets during retirement. Variable annuities have been popular in recent years because they permit the contractholder to receive a return based on equity market performance. We have recently developed a range of flexible variable annuity offerings that we market specifically through advisors to the affluent and high net worth market. We believe these offerings are well suited to this target market, as affluent and high net worth customers tend to invest more actively than members of other market segments.

      -- Managed Accounts. Managed accounts consist of intermediary and direct managed accounts. Intermediary managed accounts, which are sold through sponsored programs at broker-dealers such as Merrill Lynch, offer clients discretionary portfolio management services provided by unaffiliated investment managers selected by the broker-dealer. Direct managed accounts are offered directly by certain of our affiliated asset managers and allow affluent and high net worth individuals to personalize their investment portfolios.

      -- Private Placement Life and Annuity Products. We provide individually customized variable life and annuity products with a minimum deposit of $500,000 for individuals in the high end of our target market. These products are exempt from SEC registration and provide wealthy individuals with the opportunity to purchase a completely tailored product, including selection of the investment manager.

  Products for Businesses and Institutions

      -- Executive Benefits. Executive benefit solutions are designed for corporations to fund special deferred compensation plans and benefit programs for key employees. We offer a range of products and services to both large and mid-size corporate clients, using specially tailored life insurance products.

      -- Structured Finance Products. Structured finance products consist of collateralized bond and debt obligations backed by high yield bonds, emerging market bonds, asset-backed securities or other assets. These products provide institutional investors an opportunity for attractive yields compared to other fixed income investments, and offer a range of credit ratings. Our structured finance products are subject to ongoing professional management by our affiliated asset managers.

     Our products are designed to address the wealth management needs faced by our target market. In addition, because our choice of products and related features allows our customers to vary the level and type of risk they wish to accept, our products are suitable to a range of economic conditions. For instance, when economic conditions are favorable and consumer confidence is high, individuals are generally more likely to purchase variable products, which enable them to enjoy the potential of higher gains while accepting equity market risk. When economic conditions are less favorable or when interest rates are higher, individuals are more likely to purchase universal life or whole life products, which provide policyholders with a guaranteed
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minimum rate of return, eliminating their exposure to market risk but exposing them to the risk that interest rates may fall. During periods of market volatility, individuals may also choose variable annuities with special features that reduce the policyholder's exposure to market fluctuations.

  A STRONG AND DIVERSIFIED GROUP OF ASSET MANAGERS

     Our eight affiliated asset managers represent a variety of equity and fixed income investment styles, which we use to enhance offerings across our product lines, including variable products, mutual funds, managed accounts and alternative financial products. Through these managers, we offer investment styles that cover eight of the nine Morningstar categories of domestic equity funds: large-cap value, mid-cap value, small-cap value, large-cap blend, small-cap blend, large-cap growth, mid-cap growth and small-cap growth. We also offer a variety of fixed income investment alternatives, as well as balanced, international and emerging market investment alternatives. By offering a broad array of styles, we provide our distributors with an extensive product offering to meet the investment needs of our target market.

  BROAD ACCESS TO DISTRIBUTORS FOCUSED ON THE AFFLUENT AND HIGH NET WORTH MARKET

     We began to use non-affiliated distribution in 1954, primarily by selling life insurance products through agents of other insurance companies. For the last few years, we have intensified our focus on building and broadening relationships with distributors who have access to, or specifically target, the affluent and high net worth market. These include select broker-dealers, financial planning firms and other advisors that have broad penetration of our target market, as well as insurance agents who have historically served this market. Advisors in our target market, and their clients, demand high levels of service and support. We strive to enhance the attractiveness of our products to distributors by offering a variety of services designed to improve their understanding of, and ability to sell, our products. Our increasing focus on non-affiliated distribution sources is reflected by sales trends in our life insurance product line: in the nine months ended September 30, 2000, non-affiliated distribution sources represented 70% of our life insurance sales measured by premium and deposits, compared to 37% in the full year 1994.

  STRONG COMPETITIVE POSITION IN OUR TARGET MARKET

     We have engaged in a series of acquisitions, strategic investments and divestitures designed to solidify our position as a leading provider of wealth management solutions to the affluent and high net worth market. Our acquisitions and strategic investments have helped us to increase our scale of operations, increase assets under management, improve our access to important distribution sources and broaden our presence in the affluent and high net worth market. See "--Life and Annuity Segment--Strategic Transactions;" "--Investment Management Segment--Strategic Transactions;" and "--Divestitures of Non-Core Businesses."

  ABILITY TO IDENTIFY AND EXECUTE SIGNIFICANT TRANSACTIONS

     We have a history of conceiving and effectively executing large, complex transactions designed to maximize our competitive position. For example: in 1992, Phoenix Mutual and Home Life completed an unprecedented merger of two medium-size mutual insurance companies, bringing together the companies' respective product and distribution capabilities to create a top 15 mutual insurance company; in 1993, we acquired National Securities and Research Corporation, or NSR, an asset management firm with approximately $3.0 billion under management at the time of acquisition; in 1995, we merged Phoenix Life's investment management operations with Duff & Phelps Corporation, or Duff & Phelps, a publicly traded asset manager, thereby creating Phoenix Duff & Phelps Corporation, which continued as a publicly traded corporation and is now known as PXP; and in 1997, we acquired a $1.4 billion block (based on reserves) of individual life and single premium deferred annuity business of the former Confederation Life Insurance Company, as well as two asset management firms, Engemann and Seneca. We believe our history of executing large, complex transactions positions us well to continue to evaluate and take advantage of future strategic opportunities.

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  A STRONG HISTORY OF PROVIDING VALUE TO POLICYHOLDERS

     We believe that over our nearly 150 years as a mutual company, we have established a strong record of providing value to our policyholders. For example, in each of the last ten years, Phoenix Life has been ranked among the top five mutual insurance companies in the ten-year, and among the top ten in the 20-year, surrender cost index published by A.M. Best. This index measures the actual cost, from the perspective of a policyholder, of a policy over the ten- or 20-year period on the basis of premiums and dividends paid and surrender value. We believe our historical commitment to providing value for policyholders will translate, following the demutualization, into an ability to provide value to our stockholders.

STRATEGY

     Our mission is to enhance stockholder value by continually strengthening our position as a leading provider of wealth management products and services offered through a variety of select advisors and financial services firms to serve the accumulation, preservation and transfer needs of the affluent and high net worth market, businesses and institutions. We believe we can accomplish this mission through the effective execution of the following strategies.

  CREATING INNOVATIVE LIFE AND ANNUITY PRODUCTS TO ENHANCE OUR POSITION WITH DISTRIBUTION SOURCES

     We continuously strive to strengthen our market position by designing, developing, providing and administering a broad variety of innovative life insurance and annuity products that meet the evolving needs of our distribution sources and their clients. Our variable universal life, universal life and variable annuity product lines contain diversified offerings designed specifically for the affluent and high net worth market, including products such as our second-to-die and first-to-die life policies. To supplement these offerings, we intend to begin offering fixed annuity products in mid-2001. We enhance the attractiveness of our products to our distribution sources by building in a number of flexible options, such as a variety of death benefit options relating to our variable annuity offerings, which enable the advisor to offer better tailored products to its clients. We also work with different distributors to develop proprietary products for exclusive sale by the distributor. An example of such a "co-branded" product is the proprietary executive benefits product we have developed for use by Clark/Bardes, a leading distributor and administrator of employee benefit plans.

  CAPITALIZING ON OUR STRONG POSITION IN THE RAPIDLY GROWING INTERMEDIARY MANAGED ACCOUNTS MARKET

     We are a leading provider of portfolio management services to financial advisors, with $9.8 billion in intermediary managed accounts under management as of September 30, 2000, and net asset inflows of over $1.5 billion for the nine months ended September 30, 2000. Through our managed account business, we enable financial advisors to offer their clients access to certain of our asset managers. We intend to leverage our position in the intermediary managed accounts market to sell more of our mutual funds and to provide certain of our intermediary managed account distributors with access to our variable products, which are managed by our same affiliated asset managers. We also intend to broaden our distribution of intermediary managed account products into additional programs run by non-affiliated advisors.

  STRENGTHENING OUR ANNUITY PRODUCT LINE

     Annuity products are important wealth accumulation and preservation tools for our target market, and their use is growing significantly. For this reason, we have substantially increased our efforts to expand our variable annuity business. We have developed new variable annuity products that target the affluent and high net worth market, such as our Retirement Planner's Edge product, for which deposits per contract averaged over $87,000 for the first nine months of 2000. Simultaneously, we have added experienced management personnel, hired an experienced wholesaling team of product specialists dedicated to our variable annuity product line, and improved market access through the growth of non-affiliated distribution relationships. This initiative contributed to our 80% increase in variable annuity sales for the first nine months of 2000 as compared to the same period in 1999. We plan to continue our focused efforts to increase variable annuity assets under management and achieve economies of scale in our operations. We also plan to begin offering in 2001 two additional annuity products: immediate variable annuities and fixed annuities.
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  SELECTIVELY ADDING DISTRIBUTION CHANNELS TO EXPAND OUR ACCESS TO THE AFFLUENT
AND HIGH NET WORTH MARKET

     We believe we can improve our access to our target market by developing new relationships, and deepening our existing relationships, with selected distributors. We have attempted to broaden our distribution system by marketing our solutions to institutions that distribute through advisors with established affluent and high net worth customer bases. Some of these institutions are of the type through which we have traditionally distributed our products, such as national and regional broker-dealers, but which are now receiving more specific attention from us to the extent they have displayed significant presence in the affluent and high net worth market. Others represent distribution channels we have not historically used, such as specialized advisors to wealthy families through which we distribute individually customized life and annuity products.

     We also seek to deepen our market penetration by selling a greater array of products through existing distribution sources. In 2000, we implemented the "Team Phoenix" approach, whereby our life insurance, variable annuity and investment management product specialists introduce one another to the distribution sources with which they already have established relationships, in an attempt to encourage those distributors to sell additional categories of our products. We believe the Team Phoenix approach is already demonstrating its effectiveness. From January 1 through September 30, 2000, we entered into 20 new selling agreements, under which a distributor that previously had sold one of our life, variable annuity or investment management product lines is now selling an additional product line.

  PROVIDING OUR DISTRIBUTORS WITH SERVICES THAT SUPPORT OUR PRODUCTS AND MAKE THEM EASIER FOR ADVISORS TO SELL

     We provide our distributors with a variety of services relating to our products and target market. We believe this enhances the value of our products by assisting distributors to better understand and market them, thus making it more likely that our distribution relationships will result in increased sales for us. Among the services we provide to distributors are:

      -- Education and sales support. For each of our life insurance, annuity and investment management product lines, a dedicated team of product specialists, or wholesalers, is responsible for maintaining contact with our distributors and ensuring that they understand our product lines and the needs of our target market. These product specialists are also available to help distributors assess the wealth management needs of their clients.

      -- Investment allocation tools. An advisor may review these tools with its client when assessing the client's financial planning needs. These services include our Complementary Investment Analysis tool, which identifies investment options offered both by us and third parties that are suitable for an individual's allocation needs.

      -- Specialist advice. Our in-house staff of nine attorneys with 177 years' cumulative experience provides distributors with advice on estate planning, executive benefits, charitable giving and retirement planning issues.

      -- Technology initiatives. We have developed for use by our distributors a range of Internet-accessible information, including interactive product illustrations, educational and sales tools and Internet-accessible forms, marketing materials and policyholder account information. We are currently developing the flexibility to provide this information in a variety of formats desired by distributors, including for use on a distributor's own website for access by its clients. These information technology-based initiatives are designed to make it easy for distributors to do business with us and to make the information we provide a basic component of the service the distributor provides to its own client. In this way, we believe we encourage distributor loyalty and, accordingly, enhance our revenue prospects.

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  MAKING SELECTIVE ACQUISITIONS AND STRATEGIC INVESTMENTS

     We have made and expect to continue to make selective acquisitions and strategic investments. We engage in transactions that we believe will add: scale to our existing business lines, such as our 1997 acquisitions of Engemann and Seneca and our 1997 acquisition of a block of Confederation Life's life and annuity business; distribution reach and product offerings, such as our 1999 acquisition of PFG, which specializes in developing and distributing customized life and annuity products; and a global presence, such as the expansion of our relationship with Aberdeen, a Scottish firm that manages assets of institutional and retail clients in several countries.

  EXPANDING OUR ALTERNATIVE FINANCIAL PRODUCTS BUSINESS

     We have expanded our presence in alternative financial products in recent years. We now manage approximately $1.9 billion in structured finance products, which include five collateralized bond and debt obligation issues. We also manage five closed-end funds with approximately $4.8 billion in assets under management. These products offer attractive management fee income and, depending on the product, limited or no rights of asset withdrawal by third party investors. In offering these products, we have leveraged our strong reputation and significant expertise in a variety of investment management sectors, including high yield and emerging markets bonds.

     We expect increasing demand for alternative investment products from high net worth individuals. We plan to meet this expected demand by offering an array of products, which may include private equity, venture capital, and hedge funds.

  ENHANCING OUR BRAND IDENTITY AS A LEADING WEALTH MANAGEMENT COMPANY

     We have undertaken a comprehensive advertising and branding campaign, directed at both distributors and their clients, to reinforce our position as a leading provider of wealth management solutions in the affluent and high net worth market. Our corporate sponsorships and event hosting activities are key elements of our branding program. To increase name recognition on a national basis, we have a sponsorship agreement for the NCAA championships. To enhance our wealth management image, we advertise in select publications targeted to the affluent and high net worth market, and host exclusive events related to the specific publications, such as art gallery receptions, wine tastings and music festivals. Our sponsorships and hosted events provide us enhanced visibility in our target market, as well as opportunities to build our relationships with advisors and other distributors.

  IMPROVING RETURN ON EQUITY IN ORDER TO INCREASE STOCKHOLDER VALUE

     As part of our mission of enhancing value for our stockholders, we are committed to improving our return on equity. We expect that our return on equity in future periods will be enhanced by our shift in Life and Annuity towards non-participating life products, which represented 81% of our first year life insurance premiums and deposits in the first nine months of 2000. Non-participating life products typically produce higher returns on capital than whole life insurance. We have increased productivity requirements for our affiliated retail producers, which has resulted in a reduction in the number of total producers and a 173% increase in the average annual income per producer over the period 1993 to 1999. We also plan to restructure our affiliated distribution channel in order to increase its efficiency and productivity. See "--Life and Annuity Segment--Distribution--Affiliated Distribution." Over the past two years we have undertaken several cost-reduction initiatives, including the reduction of operating expenses through the sale of home office property and consolidation of administrative operations, and the adoption of a company-wide continuous improvement process designed to increase productivity and reduce waste. We conduct a significant portion of our information technology activities through our Indian subsidiary Phoenix Global Solutions (India) Pvt. Ltd., or PGS, which has afforded us substantial cost savings. We believe that these cost reduction measures, combined with our growth initiatives, will improve our return on equity in both the short and long terms.

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SEGMENTS

     We provide our wealth management solutions through two operating segments:
Life and Annuity and Investment Management. Both segments serve the affluent and high net worth market, so opportunities exist to leverage their capabilities and relationships through the Team Phoenix approach. See "--Life and Annuity Segment--Distribution--Non-Affiliated Distribution." In addition, Investment Management, through PXP and its affiliated asset managers, manages both Phoenix Life's general account and many of the portfolios available through Life and Annuity's product lines.

  LIFE AND ANNUITY

     We offer a variety of individual life insurance and annuity products, including universal, variable universal, whole and term life insurance, and a range of variable annuity offerings. As a result of our increased focus on our wealth management business and consistent with industry trends, first year premiums and deposits from variable universal life insurance products have grown significantly in recent years, while sales of our whole life insurance products have declined in relative importance. We are also experiencing growth in our variable annuity business, with assets under management of $4.8 billion as of September 30, 2000. This represents a compound annual growth rate of 11% since December 31, 1997. Life and Annuity benefits from its use of the expertise and multiple investment styles of seven of our eight affiliated asset managers. In 1999, Life and Annuity produced total revenues of $2,225.5 million, representing 80% of our total, and total segment after-tax operating income of $46.7 million. This total net operating income reflects our payment of $360.5 million in policyholder dividends.

  INVESTMENT MANAGEMENT

     Primarily through PXP, we offer investment management products and services to both individuals and institutions. We offer a broad array of equity and fixed income investment management styles, provided through our eight affiliated asset managers. Our products for retail investors include managed accounts and open-end mutual funds. Our institutional business consists of discretionary and non-discretionary asset management services provided primarily to corporations, multi-employer retirement and welfare benefit funds, endowments and foundations. We also provide alternative financial products, including structured finance products and closed-end funds. PXP also manages Phoenix Life's general account and seven of our eight affiliated asset managers manage one or more portfolios available through Phoenix Life's variable insurance and annuity product lines. PXP's assets under management as of September 30, 2000 were $61.9 billion, representing a compound annual growth rate of 11% since December 31, 1997. Investment Management also includes our minority interest in Aberdeen, a global investment management firm. In 1999, Investment Management produced total revenues of $287.4 million, representing 10% of our total, and total segment after-tax operating income of $22.2 million.

     We report our remaining activities as two additional segments: Venture Capital and Corporate and Other. These segments are significant for financial reporting purposes but do not contain products or services relevant to our core wealth management operations.

TECHNOLOGY

     We view technology as fundamental to the continued development of our Life and Annuity and Investment Management businesses. We are committed to using technology on a company-wide basis both to support sales growth and to enhance operating productivity.

     We have made, and plan to continue to make, significant investments in our Internet-accessible distributor services. We strive to provide distributors of all our product lines with information in an easy-to-use format, on a real time basis. We electronically provide, often on an interactive basis, a variety of information for our distributors. We are currently enhancing our ability to furnish information to distributors in any format they request, including making information available on a distributor's own website for access by its clients. In Life and Annuity, the information we provide to distributors through our information technology platform includes account information, product illustrations, specimen documents and a variety of educational and
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marketing support tools. In Investment Management, we provide performance data, allocation tools, and information regarding our mutual fund managers and investment options, as well as a range of distributor-oriented educational material. In addition, we provide online share purchase capability for existing mutual fund shareholders. We believe our technology-based service initiatives enable distributors to better understand and sell our entire range of products, thereby increasing distributor loyalty.

     Our company-wide commitment to technological innovation is also central to our ongoing effort to increase productivity. In particular, we have leveraged the expertise of PGS, our Indian subsidiary, by employing it as a company-wide technology support organization. PGS, which we established to assist in our preparations for the Year 2000 date change, provides helpline support for our affiliated producers and our non-affiliated distributors in connection with our Internet-accessible distributor services. PGS also assists in the continual upgrading of our information systems. In this way, PGS furnishes us with a low cost, in-house technology development platform that is important to our program of reducing operating costs.

LIFE AND ANNUITY SEGMENT

OVERVIEW

     Through Life and Annuity, we offer a variety of life insurance and annuity products. We have developed broad distribution access for these products through affiliated and non-affiliated sources. We believe our competitive advantage in this segment consists of four main components: our innovative products; our diversified asset management capability; our range of wholesale distribution relationships with institutions that have established customer bases in our target market; and our ability to deliver wealth management solutions combining products and services that distributors and their clients find attractive. In 1999, Life and Annuity produced total revenues of $2,225.5 million, representing 80% of our total, and total segment after-tax operating income of $46.7 million. This total net operating income reflects our payment of $360.5 million in policyholder dividends.

     Life and Annuity is focused on the development of products and distribution relationships that respond to the affluent and high net worth market's demand for wealth management solutions.

      -- Life Insurance Products. We have shifted our life insurance product mix away from participating (i.e., dividend-paying) toward non-participating products, including variable universal life, universal life and term life. In 1997, 29% of our life insurance sales were of non-participating policies, whereas this proportion was 81% for the nine months ended September 30, 2000. This shift has taken place in the context of relatively stable overall life insurance sales.

      -- Annuities. While our variable annuity business has long been profitable, historically our product offerings were relatively limited, with only PXP funds as investment options and sales primarily attributable to our affiliated retail distribution channel. We began in 1999 to enhance our variable annuity business by improving product choices and broadening our distribution sources. In 1999, we strengthened our management team by adding experienced management personnel, hiring a dedicated wholesaling team of product specialists to market our product lines to our distribution sources, and expanding our investment options to be competitive in the broker-dealer market. Variable annuity sales for the first nine months of 2000 were $479.1 million, 80% greater than for the comparable period in 1999. As of September 30, 2000, we had $4.8 billion in variable annuity assets under management.

     Fixed annuities will be a product development priority in 2001. We intend to begin offering our first new fixed annuity product in mid-year.

      -- Private Placement Life and Annuity Products. As part of our strategy to broaden our presence in the high net worth market, we acquired majority ownership of PFG in 1999. As a result of this acquisition, we have a diverse collection of individually customized life and annuity offerings that include COLI, single premium life, second-to-die life and variable annuity products. These products have minimum deposits of over $500,000 and are an important component of wealth management solutions for the wealthiest segment of the high net worth market. During the nine months ended

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           September 30, 2000, PFG received over $121 million in new deposits.
           PFG is directly involved in the sales of these products, working with a diverse range of advisors including financial institutions, individual asset managers, specialized advisors to wealthy families, accountants and attorneys.

      -- Executive Benefits. Executive benefits are designed for corporations to fund special deferred compensation plans and benefit programs for key employees. We offer a range of products to the executive benefits market. For large corporate clients, we have co-branded a proprietary product with Clark/Bardes, a leading distributor and administrator of employee benefit plans. For mid-sized corporate clients, we provide our distribution sources with a separate, tailored product. We view these products, which are variations on our variable universal life products, as a source of growing fee-based business.

      -- Distribution. We have actively expanded our range of distribution channels by developing relationships with advisors and distribution entities that we consider to have exceptional access to our target market. These targeted distribution channels include affiliated retail producers, national broker-dealers such as Merrill Lynch and A.G. Edwards, Inc., or A.G. Edwards, and advisor groups such as National Financial Partners, or NFP, and Partners Marketing Group, Inc., or PartnersFinancial, as well as Clark/Bardes, independent financial planning firms, other insurance companies, private banks and private banking groups within commercial banks.

      -- Marketing and Service. We have developed a variety of services that our product specialists, attorneys and other staff professionals offer to distributors in order to help them understand our target market's needs and the application of our products. These services, in tandem with our products, permit the creation of wealth management solutions.

PRODUCTS

  LIFE INSURANCE

     Our life insurance products consist of variable universal life, universal life, whole life, term life and other insurance products. The average face amount of variable universal life policies issued by us in 1999 was approximately $470,000. In 1996, the most recent year for which data are available, we were the nation's leading provider of first-to-die life insurance according to LIMRA's First-to-Die Life Insurance Sales Survey. In 1998, also the most recent year for which data are available, we were among the nation's top five sellers of second-to-die life insurance, according to Tillinghast's Last Survivor Sales Survey. In each case, measurement was based on first year premiums and deposits. We continually review and modify our products. In the past several years, our sales of variable universal life and universal life insurance products have increased in relative terms, while sales of whole life insurance have declined in relative terms. While 29% of our life insurance sales in 1997 were of non-participating policies, this proportion was 81% for the nine months ended September 30, 2000.

                            LIFE INSURANCE SALES(1)

                        [LIFE INSURANCE SALES BAR CHART]
------------
(1) Based on the sum of new annualized premiums and 10% of single premiums.

     The following chart shows our principal life insurance products:

------------------------------------------------------------------------------------------------------------
                                                     VARIABLE
                                                     UNIVERSAL        UNIVERSAL        WHOLE        TERM
 PRODUCT CATEGORY                                      LIFE              LIFE          LIFE         LIFE
------------------------------------------------------------------------------------------------------------
 Single life insurance                                   X                X              X            X
------------------------------------------------------------------------------------------------------------
 Second-to-die life insurance(1)                         X                X              X
------------------------------------------------------------------------------------------------------------
 First-to-die life insurance(2)                          X                               X
------------------------------------------------------------------------------------------------------------
 Corporate-owned life insurance                          X
------------------------------------------------------------------------------------------------------------

------------
(1) Second-to-die policies are typically used for estate planning purposes and insure two lives rather than one, with the policy proceeds paid after the death of both insured individuals.

(2) Under first-to-die policies, up to five lives may be insured, with the policy proceeds paid after the death of the first of the five insured individuals.

     The following table sets forth selected financial and other data regarding our life insurance products as of the dates or for the periods indicated:

                          LIFE INSURANCE SELECTED DATA

                                                                                 AS OF OR FOR THE
                                              AS OF OR FOR THE YEAR ENDED           NINE MONTHS
                                                     DECEMBER 31,               ENDED SEPTEMBER 30,
                                           ---------------------------------   ---------------------
                                             1997        1998        1999        1999        2000
                                           ---------   ---------   ---------   ---------   ---------
                                           (IN MILLIONS OF DOLLARS EXCEPT NUMBER OF POLICIES, WHICH
                                                                  IS ACTUAL)
LIFE INSURANCE PRODUCTS:
Variable universal life:(1)
  First year & single premium sales......  $    47.8   $    63.0   $    80.1   $    51.2   $    95.4
  Renewal premiums.......................       69.7        83.4        90.3        66.8        81.9
  Number of policies.....................     34,878      39,492      44,822      43,164      48,421
  GAAP reserves..........................      512.8       734.3     1,059.7       855.4     1,140.5
  Life insurance in force(2).............    8,510.5    10,662.6    13,670.3    12,619.4    15,637.3
Universal life:
  First year & single premium sales......        2.8         2.0         9.2         5.3         8.8
  Renewal premiums.......................       38.0        95.0        88.7        66.8        57.4
  Number of policies.....................     81,491      75,449      70,135      71,406      66,331
  GAAP reserves..........................    1,625.3     1,587.4     1,533.5     1,540.8     1,519.8
  Life insurance in force(2).............   12,271.3    10,818.2     9,955.7    10,159.8     9,700.1
Whole life:
  First year & single premium sales......      135.3       147.7       104.8        88.9        72.0
  Renewal premiums.......................      702.7       776.8       778.0       559.3       543.7
  Number of policies.....................    507,412     488,222     462,396     468,551     442,159
  GAAP reserves..........................    6,930.8     7,464.0     7,902.4     8,139.3     8,541.6
  Life insurance in force(2).............   67,053.0    67,332.3    64,399.9    65,762.8    61,437.4
Term life and other insurance
  products:(3)
  First year & single premium sales......         .4         4.1         9.8         5.3        12.2
  Renewal premiums.......................       15.5        13.9        20.3        13.5        16.5
  Number of policies.....................      2,101       6,374       5,833       6,005       6,323
  GAAP reserves..........................      337.3       361.1       414.7       397.4       454.2
  Life insurance in force(2).............      943.0     3,736.0     8,161.0     6,010.1    12,424.2
Total:
  First year & single premium sales......  $   186.3   $   216.8   $   203.9   $   150.7   $   188.4
  Renewal premiums.......................      825.9       969.1       977.3       706.4       699.5
  Number of policies.....................    625,882     609,537     583,186     589,126     563,234
  GAAP reserves..........................    9,406.2    10,146.8    10,910.3    10,932.9    11,656.1
  Life insurance in force(2).............   88,777.8    92,549.1    96,186.9    94,552.1    99,199.0

------------
(1) Includes PFG sales beginning October 1999.

(2) Before life insurance ceded.

(3) Other insurance products primarily consists of group executive ordinary life.

     Variable Universal Life. Variable universal life products provide insurance coverage that gives the policyholder flexibility in investment choices and, depending on the product, flexibility in premium payments and coverage amounts, with limited guarantees. The policyholder may direct premiums and cash value into a variety of separate investment accounts or to our general account (i.e., our aggregate assets other than those allocated to separate accounts). In the separate investment accounts, the policyholder bears the entire risk of the investment results. We collect specified fees for the management of these various investment accounts and the net return is credited directly to the policyholder's account. With some variable universal products, by maintaining a certain premium level, the policyholder may enjoy death benefit guarantees that protect the policy's death benefit if, due to adverse investment experience, the policyholder's account balance is zero. We retain the right within limits to adjust the fees we assess for providing administrative services. We also collect fees to cover mortality costs; these fees may be adjusted by us but may not exceed contractually defined maximum levels.

     Our current variable universal life insurance products offer the policyholder a broad array of choices with respect to both investment options and fund managers. As of September 30, 2000, our variable line of products included 38 fund options and seven affiliated and 11 unaffiliated fund managers, offering a broad range of domestic equity, indexed, fixed income and international investment styles. Unaffiliated boutique offerings include the Dow 30 Index and the Morgan Stanley Technology Fund, as well as funds sponsored by widely recognized firms such as Fidelity and Janus. As of September 30, 2000, PXP managed approximately 63% of our total variable product assets.

     We have experienced strong growth in our variable universal life product line, increasing sales by 21% in 1999, compared to 15% for the industry as a whole according to LIMRA. We ranked 20th out of 51 companies in total variable life and variable universal life assets under management as of September 30, 2000, according to Tillinghast's Variable Life--Third Quarter 2000 Survey. In 1999, 73% of our new variable universal life insurance sales by premium were life policies with an annual premium of at least $10,000 or a face amount of at least $750,000.

     Universal Life. Universal life products provide insurance coverage on the same basis as variable universal life products, except that premiums, and the resulting accumulated balances, are allocated only to our general account for investment. Universal life products may allow the policyholder to increase or decrease the amount of death benefit coverage over the term of the policy, and also may allow the policyholder to adjust the frequency and amount of premium payments. We credit premiums, net of specified expenses, to an account maintained for the policyholder, as well as interest, at rates that we determine, subject to specified minimums. Specific charges are made against the account for the cost of insurance protection and for expenses. We also collect fees to cover mortality costs; these fees may be adjusted by us but may not exceed contractually defined maximum levels.

     Since 1999, we have been enhancing our universal life product portfolio. While still relatively modest, sales of our universal life products grew substantially from 1998 through September 30, 2000. We have a competitive universal life second-to-die product that has enjoyed strong growth since its introduction in late 1999; sales through September 30, 2000 were $4.2 million, representing 14% of our total second-to-die sales for the period. Second-to-die products are typically used for estate planning purposes and insure two lives rather than one, with the policy proceeds paid after the death of both insured individuals. We have recently introduced two new single life products to complement our existing offerings.

     Whole Life. Whole life insurance products provide a guaranteed benefit over the lifetime of the insured, in return for the periodic payment of a fixed premium over a predetermined period. Premium payments may be required for the length of the contract period, to a specified age or for a specified period, and may be level or change in accordance with a predetermined schedule. Whole life insurance includes policies that provide a participation feature in the form of dividends. Policyholders may receive dividends in cash or apply them to increase death benefits, provide paid-up additional insurance, or reduce the premiums required.

     Following the demutualization, we expect to continue offering whole life policies. We will be subject to statutory restrictions limiting the amount of profits we can earn on such policies written after the demutualization. We believe, however, that the impact of these restrictions on our earnings will be immaterial, in part because we do not expect post-demutualization sales of participating whole life policies to be significant.

     Term Life. Term life insurance provides a guaranteed benefit upon the death of the insured within a specified time period, in return for the periodic payment of premiums. Specified coverage periods range from one to 20 years, but in no event are longer than the period over which premiums are paid. Premiums may be at a level amount for the coverage period or may be non-level. Term insurance products are sometimes referred to as pure protection products, in that there are normally no savings or investment elements. Term contracts expire without value at the end of the coverage period.

     Although we do not consider term life insurance to be a core element of our strategic focus on the provision of wealth management solutions, we continue to offer this product because many of our distribution sources expect a full product offering. Our term insurance policies allow policyholders to convert to permanent coverage without evidence of insurability.

  Annuities

     We offer a variety of variable annuities to meet the accumulation and preservation needs of the affluent and high net worth market. These products enable the contractholder to save for retirement and also provide options which enable the holder to protect against outliving assets during retirement. Our major sources of revenues from variable annuities are mortality and expense fees charged to the contractholder, generally determined as a percentage of the market value of the underlying assets under management. Variable annuity contractholders can make deposits into various investment accounts, as they determine appropriate. The investment accounts are separate accounts of Phoenix Life (i.e., the investments in each account are maintained separately from our general account and other separate accounts, and are not subject to Phoenix Life's general liabilities). Risks associated with investments in the separate accounts are borne entirely by the contractholders. The contractholder may choose to allocate all or a portion of the contractholder's account to our general account, in which case we credit interest at rates we determine, subject to certain minimums. Contractholders also may elect certain death benefit guarantees, for which they are assessed a specific charge.

     Our variable annuity products include a significant degree of flexibility and choice. Advisors may select from among a variety of commission structures, while contractholders have a number of death benefit and investment choices. As is the case with our variable universal life product line, as of September 30, 2000 our variable annuity product line included 38 fund options and seven affiliated and 11 unaffiliated fund managers, offering a broad range of domestic equity, indexed, fixed income and international investment styles.

     The following table presents data regarding our variable annuity funds under management for the periods indicated:

                    VARIABLE ANNUITY FUNDS UNDER MANAGEMENT

                                               FOR THE YEAR ENDED           FOR THE NINE MONTHS
                                                  DECEMBER 31,              ENDED SEPTEMBER 30,
                                        --------------------------------    -------------------
                                          1997        1998        1999             2000
                                        --------    --------    --------    -------------------
                                                             (IN MILLIONS)
Beginning balance.....................  $3,035.7    $3,598.1    $4,072.3         $4,843.0
Acquisitions..........................        --          --       109.8(1)            --
Deposits..............................     430.8       381.9       381.7            476.1
Performance...........................     506.2       625.2       992.4             28.1
Fees..................................     (57.1)      (64.2)      (72.0)           (60.4)
Benefits and Surrenders...............    (317.5)     (468.7)     (641.2)          (447.3)
                                        --------    --------    --------         --------
Ending balance........................  $3,598.1    $4,072.3    $4,843.0         $4,839.5
                                        ========    ========    ========         ========

------------
(1) Reflects acquisition of PFG in October 1999.

     We plan to begin offering in 2001 two additional annuity products: fixed annuities and immediate variable annuities. Our fixed annuity products may include market adjusted annuities, which would be invested in our general account but would provide for adjustments to the surrender value based on changes in interest rates if the contractholder withdraws funds at any time other than at specified intervals. Fixed annuities are general account products, with respect to which we bear the investment risk as funds are invested in our general account and a minimum fixed interest rate, reset from time to time, is credited to the contractholder's account. Fixed annuities are useful as accumulation tools, and may also be attractive as income preservation tools for investors who wish to reduce their exposure to equity market volatility.

     Immediate variable annuities are purchased by means of a single lump sum payment and begin paying periodic income immediately. We believe this product is especially attractive to affluent and high net worth retirees who are rolling over pension or retirement plan assets and seek an income stream based entirely or partly on equity market performance.

PROFESSIONAL SUPPORT AND SERVICES

     We believe we have a competitive advantage in Life and Annuity due to our practice of providing distributors with a variety of services, including:

      -- market education programs designed to help advisors better understand the financial product ownership patterns of the affluent and high net worth market, and to assist advisors in marketing to specific customer segments such as senior corporate executives, business owners and high net worth households;

      -- marketing programs, including special events, that provide distributors access to the affluent and high net worth market;

      -- customized advice on estate planning, charitable giving planning, executive benefits and retirement planning, provided by a staff of professionals with specialized expertise in the advanced application of life insurance and variable annuity products; this staff includes nine attorneys with 177 years' cumulative experience, who combine their advice with tailored presentations, educational materials and specimen legal documents;

      -- separate nationwide teams of product line specialists who provide education and sales support to distributors and who can act as part of the advisory team for case design and technical support;

      -- investment management and investment allocation strategies including our Complementary Investment Analysis tool, which identifies investment options, offered both by us and third parties, that are suitable for an individual's allocation needs;

      -- an underwriting team with significant experience in evaluating the financial and medical underwriting risks associated with affluent and high net worth individuals, who generally purchase high face-value policies requiring more extensive underwriting analysis; and

      -- Internet-accessible information that makes it easier for our distributors to do business with us, such as interactive product illustrations, educational and sales tools, and online access to forms, marketing materials and policyholder account information.

     In addition, we currently provide trust services on a limited basis through our wholly owned Connecticut chartered trust company and are considering how to develop our trust capabilities to complement the services we provide to distributors. We expect to establish a federally chartered trust organization with nationwide capability, either by converting our Connecticut trust company or by other means. We believe that a nationwide trust capability would strengthen our relationships with distributors by enabling us to provide them with directed trustee, custody and other trust-related fiduciary services for their clients who employ trusts as wealth preservation and transfer tools.

DISTRIBUTION

     We provide Life and Annuity products through an array of distribution sources with access to the affluent and high net worth market.

  NON-AFFILIATED DISTRIBUTION

     We began to use non-affiliated distribution in 1954, primarily by selling life insurance products through agents of other insurance companies. For many years, non-affiliated distribution has represented a significant portion of our sales and in recent years we have increased our emphasis on this distribution source.

                    SHIFT IN LIFE INSURANCE DISTRIBUTION(1)

                                     CHART
---------------
     (1) Based on the sum of new annualized premiums and 10% of single premiums.

     We seek to build relationships with distributors who are, or who have access to, advisors to the affluent and high net worth market. Since 1997 we have experienced our greatest growth in distribution, in terms of new premiums, from our relationships with non-affiliated distributors. These distributors consist of broker-dealers, which include national and regional brokerage firms; financial planning firms; advisor groups; insurance companies; and emerging distribution sources. Since late 1999, we have significantly strengthened our internal wholesaling teams, in order to enhance our relationships with distributors in each of our product areas. As of September 30, 2000, we employed 46 life insurance wholesalers, 19 variable annuity wholesalers and 39 investment management wholesalers, compared to 42, one and 24, respectively, as of December 31, 1999.

     In 1989, which was prior to the merger with Home Life, 53% of Phoenix Mutual's life insurance sales were from non-affiliated sources. In 1993, the first full calendar year after the merger with Home Life, which used exclusively affiliated distribution, non-affiliated life insurance sales fell to 37% of total sales, as measured by new annualized premiums. Increased focus since 1993 has resulted in steady increases in non-affiliated sales as a percent of total sales. During the first nine months of 2000, 64% of total life insurance sales, as measured by new annualized premiums, were from non-affiliated distribution sources.

     Our focus on non-affiliated distribution in the variable annuity product area also has begun to produce results, as sales through such sources were $196.7 million in the nine months ended September 30, 2000 compared to $81.6 million for the comparable period in 1999. This increase is due in large part to the 1999 acquisition of PFG, the products of which are sold almost exclusively through non-affiliated distributors. This increase has occurred simultaneously with 51% growth in variable annuity sales through our affiliated retail channel to $279.4 million for the nine months ended September 30, 2000, from $184.5 million for the comparable period in 1999.

     The Team Phoenix Approach. In addition to broadening our distribution system by developing new relationships, it is our strategy to deepen our market penetration by selling a greater array of products through existing distribution sources. We seek to execute this strategy through our collaborative account development, whereby our life insurance, variable annuity and investment management product specialists, or wholesalers, introduce one another to the distribution sources with which they have established relationships, to encourage those distributors to sell additional categories of our products. This Team Phoenix approach, which we initiated in 1999, often involves joint marketing presentations and the provision of specialized services to advisors. We believe the fact that many of the same investment choices are available in each of our product lines contributes to the success of this approach, since in our experience, a distributor already comfortable with our investment options in one product line is generally more receptive to the idea of selling additional product lines.

     We believe the Team Phoenix approach is already demonstrating its effectiveness. From January 1 through September 30, 2000, we entered into 20 new selling agreements, under which a distributor that previously had sold one of our life, variable annuity or investment management product lines is now selling an additional product line.

     National and Regional Broker-Dealers. We categorize as national and regional broker-dealers those brokerage firms that engage individual advisors as employees rather than as independent contractors. To meet the evolving wealth management needs of their customers, national and regional broker-dealers are beginning to offer products, such as life insurance, with respect to which they may have little historical experience. Simultaneously, many of these firms are seeking to rationalize their relationships with product providers in favor of those that offer a range of products together with services designed to support advisors' sales efforts. We believe our ability to offer wealth management solutions based on an array of life insurance, variable annuity and investment management products positions us to benefit from these dual trends. For example, in 1999 our life products represented 21% of Merrill Lynch Life Agency's non-proprietary life insurance sales. During that year, Merrill Lynch's sales of our variable universal life products increased 22% by premium and their sales of our managed accounts and mutual funds increased 70% by deposits. Sales of life insurance products through A.G. Edwards also have grown significantly, due in part to the wealth transfer training seminars we have conducted with advisors employed by that firm. We were A.G. Edwards' third most significant life carrier in 1999 in terms of sales, compared to our eleventh-ranked position in 1998.

     Financial Planning Firms. We categorize as financial planning firms those brokerage firms that engage individual advisors as independent contractors rather than as employees. Financial planning firms have begun to show significant interest in expanding their offerings to include wealth preservation and transfer products. To capitalize on this trend, we focus on the development of relationships directly with the financial planning firm, rather than with the individual financial planners. This entity-focused approach permits us to maximize the number of individual registered representatives who potentially may sell our products. As an example of our focus on financial planning firms, in 1999 we exceeded $1.0 million in premiums, representing a 65% increase, in sales of variable life through Financial Services Corporation, or FSC. FSC, a leading financial planning firm, is a subsidiary of Sun America. We are one of seven core life insurance carriers for the FSC Access Group, an internal FSC producer group.

     Advisor Groups. The recent industry trend toward affiliations among small independent financial advisors has led to these affiliated groups becoming a distinct class of distributors. We believe we have a particularly strong position as a provider of life insurance products through PartnersFinancial, which since 1999 has been an important component of the NFP organization. PartnersFinancial is a marketing organization with reported revenues of $43.7 million, for the eight months ended August 31, 2000, from life insurance, broker-dealer and executive benefit operations. We are one of PartnersFinancial's six core life carriers, ranking first in sales through that firm in 1998 and second in 1999. We recently developed a co-branded second-to-die product for NFP, as well. In the variable annuities area, as a result of a Team Phoenix collaboration in early 2000, we began selling our products through NFP Securities, the broker-dealer for NFP, and have experienced strong initial sales.

     Insurance Companies. Insurance companies have been moving their agents into an advisor/planner role, resulting in a need to provide their agents, particularly their top producers, with a more diverse range of life insurance products to sell. Insurance companies have responded to this need in part by negotiating arrangements with third party providers, including other insurance companies. We are taking advantage of this trend by developing distribution relationships with financial services providers such as AXA Financial Inc., or AXA, and its outbrokerage outlet for internal producers, AXA Network. At $1.9 million in premiums for the first nine months of 2000, we have already exceeded our sales through AXA for the full year 1999. In addition, we continue to maintain relationships with individual agents of other companies and independent agents.

     Emerging Distribution Sources. As part of our strategy to broaden our presence in the high net worth market, we acquired majority ownership of PFG in 1999. See "--Strategic Transactions." We also offer our life and annuity products through non-traditional sources such as private banks and private banking groups within commercial banks. We are evaluating the possibility of strategic investments in accounting firms specializing in financial planning.

  AFFILIATED DISTRIBUTION

     Our affiliated retail distribution channel consists primarily of Phoenix Life's career producers. Approximately 98% of our career producers are licensed securities representatives of our wholly owned broker-dealer, W.S. Griffith. The productivity of our affiliated retail distribution channel has improved dramatically since 1993. From 1993 to date, the number of producers in this channel has been reduced by over 50%, largely as a result of increases in our productivity requirements for these producers, while average commissions earned per producer in this channel has increased by 173%. Sales of life products through our affiliated retail distribution channel have remained relatively stable. Generally, the producers who have remained with us have successfully made a transition from the role of life insurance agent to that of advisor/planner, providing a broader spectrum of financial planning solutions to their clients. Our career producers principally sell Phoenix Life products, but may sell the products of other companies, as well. In 1999, Phoenix Life products represented 73% of W.S. Griffith's revenues from variable annuity and life products. W.S. Griffith recorded a 200% increase in 1999 over 1998 in registered investment management fees, which include fees paid when a producer provides investment advice, such as advice on asset allocation or on the selection of particular investments.

     We have decided to create a separate distribution company owned by The Phoenix Companies, Inc., in order to further improve the productivity and profitability of our retail affiliated distribution. We intend that this company, to be known as WS Griffith Advisors, Inc., or Griffith Advisors, will be the holding company for

W.S. Griffith and other related entities. We expect that Griffith Advisors, using existing office locations and personnel of W.S. Griffith to the extent possible, will reconfigure those offices to take advantage of a planning-based, team approach to develop comprehensive financial plans for clients, implement those plans and regularly review them. We expect that producers affiliated with the Griffith Advisors organization will be free to offer products of other insurance companies and other asset managers. We expect that this new structure will provide a competitive compensation program, including the potential for profit sharing. In addition, we expect that this structure will encourage independent producers who do not require the full support of a retail office to affiliate with W.S. Griffith. Further, this structure will permit individual producers to establish succession plans for their businesses.

     We are also committed to expanding our affiliated distribution capacity, where strategically appropriate, through acquisitions. Our purchase in 2000 of a majority interest in Main Street Management, a broker-dealer with approximately 225 registered representatives and a strong focus on variable products and mutual funds, is an example of this approach.

     The table below shows sales by distribution channel for the periods indicated. Historically, we have experienced seasonality in our life insurance sales through non-affiliated distributors, with a disproportionately large portion of new sales occurring in the fourth quarter of each year.

                         SALES BY DISTRIBUTION CHANNEL

                                                                                 FOR THE NINE
                                                                                    MONTHS
                                                       FOR THE YEAR ENDED            ENDED
                                                          DECEMBER 31,           SEPTEMBER 30,
                                                   --------------------------    -------------
                                                    1997      1998      1999         2000
                                                   ------    ------    ------    -------------
                                                                  (IN MILLIONS)
Life Premiums and Deposits:
  Affiliated.....................................  $ 72.6    $ 74.1    $ 64.5       $ 35.8
  Non-Affiliated.................................    98.9     115.1     121.3         85.1
                                                   ------    ------    ------       ------
     Total life premiums and deposits............  $171.5    $189.2    $185.8       $120.9
                                                   ======    ======    ======       ======
Variable Annuity Deposits:
  Affiliated.....................................  $289.4    $285.5    $261.9       $279.4
  Non-Affiliated.................................   141.3      96.4     119.8        196.7
                                                   ------    ------    ------       ------
     Total variable annuity deposits.............  $430.7    $381.9    $381.7       $476.1
                                                   ======    ======    ======       ======

UNDERWRITING

     Insurance underwriting is the process of examining, accepting or rejecting insurance risks, and classifying those accepted, in order to charge appropriate premiums or assess appropriate mortality charges for each accepted risk. Underwriting also determines the amount and type of reinsurance levels appropriate for a particular type of risk. By using reinsurance, we can limit our risk and improve product profitability.

     We believe we have particular expertise in evaluating the underwriting risks relevant to our target market. We believe this expertise enables us to make appropriate underwriting decisions, including in some instances the issuance of policies on more competitive terms than other insurers would offer. Phoenix Life has a long tradition of underwriting innovation. Beginning in 1955, we were among the first insurance companies to offer reduced rates to women. We believe we were the second company to offer reduced rates for non-smokers, beginning in 1967. Our underwriting team includes doctors and other medical staff to ensure, among other things, that we are focused on current developments in medical technology.

     Our underwriting standards for life insurance are intended to result in the issuance of policies that produce mortality experience consistent with the assumptions used in product pricing. The overall profitability of our life insurance business depends to a large extent on the degree to which our mortality experience compares to our pricing assumptions. Our underwriting is based on our historical mortality experience, as well as on the experience of the insurance industry and of the general population. We continually compare our underwriting standards to those of the industry generally, to assist in managing our mortality risk and to stay abreast of industry trends.

     Our life insurance underwriters evaluate policy applications on the basis of the information provided by the applicant and others. We use a variety of methods to evaluate certain policy applications, such as those where the size of the policy sought is particularly large, or where the applicant is an older individual, has a known medical impairment or is engaged in a hazardous occupation or hobby. Consistent with industry practice, we require medical examinations and other tests, depending upon the age of the applicant and the size of the proposed policy.

     Our COLI policies covering multiple lives are issued on a guaranteed issue basis, within specified limits per life insured, whereby the amount of insurance issued per life on a guaranteed basis is related to the total number of lives being covered and the particular need for which the product is being purchased. Guaranteed issue underwriting applies to employees actively at work, and product pricing reflects the additional guaranteed issue underwriting risk.

RESERVES

     We establish and report liabilities for future policy benefits on our consolidated balance sheet to reflect the obligations under our insurance policies and contracts. Our liability for variable universal life insurance and universal life insurance policies and contracts is equal to the cumulative account balances, plus additional reserves we establish with respect to policy riders. Cumulative account balances include deposits plus credited interest, less expense and mortality charges and withdrawals. Reserves for future policy benefits for whole life policies are calculated based on actuarial assumptions that include investment yields, mortality, lapses and expenses.

REINSURANCE

     While we have underwriting expertise and strong mortality experience, we believe it is prudent to spread the risk associated with our life insurance products through reinsurance. As is customary in the life insurance industry, our reinsurance program is designed to protect us against adverse mortality experience generally and to reduce the potential loss we might face from a death claim on any one life.

     We cede risk to other insurers under various agreements that cover individual life insurance policies as a means of reducing mortality risk. The amount of risk retained by us depends on our evaluation of the specific risk, subject, in certain circumstances, to maximum limits based on characteristics of coverage. Under the terms of our reinsurance agreements, the reinsurer agrees to reimburse us for the ceded amount in the event a claim is incurred. However, we remain liable to our policyholders with respect to ceded insurance if any reinsurer fails to meet its obligations. Since we bear the risk of nonpayment by one or more of our reinsurers, we cede business to well-capitalized, highly rated insurers. While our retention limit on any one life is $8 million ($10 million on second-to-die cases), we may cede amounts below those limits on a case-by-case basis depending on the characteristics of a particular risk. Typically our reinsurance contracts allow us to reassume ceded risks after a specified period. This right is valuable where our mortality experience is sufficiently favorable that it would be financially advantageous for us to reassume the risk rather than continuing to pay reinsurance premiums.

     Recently, the cost of obtaining reinsurance has declined significantly. Consequently, we decided to take advantage of this opportunity by increasing the amount of individual mortality risk coverage purchased from third party reinsurers. We reinsure 80% of the mortality risk on a block of policies acquired from Confederation Life in 1997. We entered into separate reinsurance agreements in 1998 and 1999 to reinsure 80% of the retained mortality risk, after ceding amounts above the $8 million or $10 million retention limit described above, on a substantial portion of our in force participating term and whole life policies and our in force variable universal life policies, respectively. In addition, we reinsure up to 90% of the mortality risk on some new issues.

     As of September 30, 2000, we had reinsured $66.7 billion in face amount of reinsurance, representing 67% of our total face amount of $99.2 billion. The following table lists our five principal life reinsurers, together with the reinsurance recoverable on a statutory basis as of December 31, 1999, the face amount of life insurance ceded as of December 31, 1999, and the reinsurers' respective A.M. Best ratings.

--------------------------------------------------------------------------------------------------------------
                                             REINSURANCE
                                          RECOVERABLE AS OF         FACE AMOUNT OF LIFE
                                             DECEMBER 31,          INSURANCE CEDED AS OF         A.M. BEST
              REINSURER                          1999                DECEMBER 31, 1999           RATING(1)
--------------------------------------------------------------------------------------------------------------
 Transamerica Occidental Life
   Insurance Company                         $5.3 million               $9.2 billion                 A+
--------------------------------------------------------------------------------------------------------------
 Life Reassurance Corp. of America           $5.4 million               $9.2 billion                A++
--------------------------------------------------------------------------------------------------------------
 Allianz Life Insurance Co. of North
   America                                   $4.0 million               $8.7 billion                A++
--------------------------------------------------------------------------------------------------------------
 Employers Reinsurance Corp.                 $4.5 million               $8.3 billion                A++
--------------------------------------------------------------------------------------------------------------
 Annuity Life and Reassurance Ltd.           $2.7 million               $4.6 billion                 A-
--------------------------------------------------------------------------------------------------------------

------------
(1) As of September 30, 2000.

COMPETITION

     We face significant competition in our life insurance and variable annuity businesses. Our competitors include larger and, in some cases, more highly rated insurance companies and other financial services companies. Some competitors have penetrated more markets and have greater resources than us. Many competitors offer similar products and use similar distribution sources.

     As we continue to focus on the development of our non-affiliated distribution system, we increasingly must compete with other providers of life insurance and annuity products to attract and maintain relationships with productive distributors that have the ability to sell our products. Our ability to attract distributors for our life insurance and annuity products could be adversely affected if for any reason our products became less competitive or concerns arose about our asset quality or ratings.

     We also face competition for access to distributors of life insurance and variable annuity products. Much of this competition is based on the pricing of products and the advisors' or distributors' compensation structures.

STRATEGIC TRANSACTIONS

     We have engaged in a number of strategic acquisitions and investments in Life and Annuity. These transactions have been designed to solidify our position in our target market in a variety of ways.

      -- In 1992, Phoenix Mutual merged with Home Life, which enabled us to expand our affiliated distribution, broaden our product offerings, consolidate our back-office operations and create one of the 10 largest mutual life insurance companies in the U.S.

      -- In 1997, we acquired a $1.4 billion block (based on reserves) of individual life and single premium deferred annuity business of the former Confederation Life Insurance Company, which enabled us to increase the scale of our life business and expand distribution relationships, particularly for our second-to-die insurance products.

      -- In 1998 and 2000, we purchased, in a series of transactions, a total of 9% of the common stock of Clark/Bardes, which provides a variety of compensation and benefit services to corporations, banks and healthcare organizations. These services include the evaluation, design, implementation and administration of innovative compensation and benefit programs for executives, key employees and other professionals. This investment has enabled us to create an alliance with a major distributor of executive benefits products.

      -- In 1999, we acquired a controlling interest in PFG, which develops, markets and underwrites specialized individually customized life and annuity products. During the nine months ended September 30, 2000, PFG received deposits of over $121 million. This acquisition has enabled us to establish a strong base in the business of individually customized life and annuity products. We believe that we have been successful in this arena by maintaining broad access to our distribution sources through financial institutions, individual asset managers, accountants and attorneys. These products have minimum deposits of over $500,000 and are an important component of wealth management solutions for the wealthiest segment of the high net worth market.

      -- In 1999, we purchased a 12% equity interest in Lombard, a rapidly growing pan-European life insurer based in Luxembourg. Lombard's unit-linked life assurance products are designed exclusively for high net worth private investors, and are distributed through approximately 100 partnership relationships that Lombard has entered into with private banks and independent financial advisors in Austria, Belgium, Finland, France, Germany, Italy, Luxembourg, the Netherlands, Sweden and the United Kingdom. In 1999, Lombard had reported new premium and deposit income of approximately $580 million, an 18% increase over 1998. As of December 31, 1999, Lombard had reported assets under management of approximately $1.8 billion, a 39% increase over 1998. In the nine months ended September 30, 2000, Lombard had reported new premium and deposit income of approximately $521 million, a 51% increase over the comparable period in the preceding year. As of September 30, 2000, Lombard had reported assets under management of $2 billion, a 15% increase from December 31, 1999. Lombard's relationships with private banks and independent financial advisors provide us with the potential for future strategic distribution relationships.

      -- In 2000, we acquired a controlling interest in Main Street Management, a broker-dealer with approximately 225 registered representatives, which generated over 80% of its 1999 revenues from variable annuities and mutual funds. This acquisition gives us access to additional affiliated retail distribution sources in our target market. We believe in particular that Main Street Management's representatives are a potential source for sales of our variable products.

INVESTMENT MANAGEMENT SEGMENT

OVERVIEW

     We conduct activities in Investment Management largely through PXP and its subsidiaries. Investment Management also includes our minority investment in Aberdeen. In 1999, Investment Management produced total revenues of $287.4 million, representing 10% of our total; total segment after-tax operating income of $22.2 million; net cash flow provided by operating activities of $59.7 million; and EBITDA of $96.4 million. We refer to our Investment Management EBITDA because this measure is commonly used by investors to analyze and compare operating performance of investment management companies. However, EBITDA is not a GAAP measure, and our calculation of it may not be comparable to similarly titled measures of other companies.

     We have developed our Investment Management operations through internal growth and strategic acquisitions, with a view to increasing assets under management and offering a full range of investment styles to support all of our product lines. Our Investment Management operations began as the internal investment arm of Phoenix Life, which was responsible for managing our general account assets. We developed asset management capability to support our mutual fund and variable product business, and in 1993, Phoenix Life acquired NSR, an asset management firm with approximately $3.0 billion under management at the time of the acquisition. In 1995, Phoenix Life merged its investment management operations with Duff & Phelps, a publicly traded asset manager with approximately $15.0 billion under management at the time of the merger, thereby creating Phoenix Duff & Phelps Corporation, which continued as a publicly traded corporation, the majority of whose shares were owned by Phoenix Life. This entity was subsequently renamed PXP.

     As of September 30, 2000, PXP's assets under management totaled $61.9 billion, compared to $35.0 billion as of December 31, 1995, reflecting in part several strategic acquisitions of asset management firms we completed in the years following the creation of PXP. See "--Strategic Transactions." These acquisitions were carefully chosen steps toward the establishment of our current Investment Management operations, which include eight distinct affiliated asset managers functioning with a high degree of investment autonomy while sharing a common, cost-effective administrative and marketing platform. As a result of a "going private" merger transaction that closed on January 11, 2001, Phoenix Life became the sole shareholder of PXP. See "--Purchase of PXP Minority Interest."

     Investment Management comprises two lines of business: private client and institutional. Through our private client line of business, we provide investment management services principally on a discretionary basis, with products consisting of open-end mutual funds and managed accounts. Managed accounts include intermediary programs sponsored and distributed by non-affiliated broker-dealers and direct managed accounts which are sold and administered by us. These two types of managed accounts generally require minimum investments of $100,000 and $1 million, respectively. Our private client business also provides transfer agency, accounting and administrative services to most of our open-end mutual funds.

     Through our institutional line of business, we provide discretionary and non-discretionary investment management services primarily to corporations, multi-employer retirement funds and foundations, as well as to endowment, insurance and other special purpose funds. In addition, we offer our institutional clients alternative financial products, including structured finance products and closed-end funds. Structured finance products include collateralized debt and bond obligations backed by portfolios of public high yield bonds, emerging markets bonds, commercial mortgage-backed and asset-backed securities and bank loans.

  PURCHASE OF PXP MINORITY INTEREST

     On September 10, 2000, Phoenix Life and PXP entered into an agreement and plan of merger, pursuant to which Phoenix Life agreed to purchase PXP's outstanding common stock owned by third parties, for a price of $15.75 per share. In connection with this merger, Phoenix Life paid total cash of $339.3 million to those stockholders in January 2001. Since the merger, third party holders of PXP's convertible subordinated debentures have been converting their debentures, and PXP expects to redeem any remaining outstanding debentures held by third parties by the end of February 2001. We expect that PXP will make total cash payments of $38.0 million in connection with these conversions and redemptions. In addition, PXP has made or will make cash payments totaling $57.0 million to cash out holders of PXP options.

     As a result of the merger, which closed on January 11, 2001, PXP became a wholly owned subsidiary of Phoenix Life and PXP's shares of common stock were de-listed from the New York Stock Exchange. Pursuant to the plan of reorganization, as of the effective date of the demutualization, Phoenix Life expects to transfer to us or a subsidiary designated by us all the outstanding shares of common stock of PXP for a price equal to the fair market value of such shares on the effective date of the demutualization. This transfer will be subject to the approval of the New York Superintendent of Insurance, and will be further subject to our receiving sufficient proceeds from the initial public offering and other capital raising transactions to pay Phoenix Life for the shares of PXP.

     We believe this transaction will permit Phoenix Life and PXP to enhance their collaborative efforts to execute our wealth management strategy.

  OUR AFFILIATED ASSET MANAGERS

     We provide investment management services through eight affiliated asset managers. GoodwinSM Capital Advisers, or GoodwinSM; HollisterSM Investment Management, or HollisterSM; and OakhurstSM Asset Managers, or OakhurstSM, are divisions of Phoenix Investment Counsel, Inc., or PIC, which is a subsidiary of PXP. Duff & Phelps Investment Management Co., or DPIM, Engemann, Seneca and Zweig are also subsidiaries of PXP. In addition, Aberdeen Fund Managers, Inc., a subsidiary of Aberdeen, serves as the investment adviser to certain of our institutional accounts and international mutual funds. We provide our affiliated asset investment managers with a consolidated platform of distribution and administrative support. Each manager retains autonomy with respect to the investment process, while we monitor performance and ensure that each manager adheres to its stated investment style.

     Our affiliated asset managers serve the following types of clients and represent the following investment styles:

      -- GoodwinSM, HollisterSM and OakhurstSM, each of which operates as a division of PIC, provide investment management services for mutual funds and institutional investors. Goodwin also offers a broad array of structured finance products. These divisions also manage the investment assets (other than investments in real estate and mortgages) of the Phoenix Life general account, and some of the separate accounts relating to Phoenix Life's variable life and variable annuity products. As of September 30, 2000, PIC had a total of $17.9 billion of assets under management through its three investment management divisions.

         -- GoodwinSM applies a sector rotation approach to fixed income management and uses a wide variety of market sectors to enhance performance. These sectors may include investment-grade and below investment-grade securities.

         -- HollisterSM follows a traditional value approach to equity investing, seeking to invest in high quality companies that are perceived as temporarily out of favor.

         -- OakhurstSM follows a systematic value approach to equity investing, seeking to invest, through the use of quantitative research and fundamental analysis, in relatively undervalued large-cap companies with improving earnings prospects.

      -- Engemann provides investment management services for intermediary managed account programs, mutual funds and direct managed accounts. Engemann specializes in classic growth-style equity investing, seeking to target quality companies with consistent and substantial earnings growth, financial strength and a favorable long-term earnings outlook. Engemann adheres to a buy-and-hold strategy that generally keeps portfolio turnover low. The majority of assets under management are invested in large-capitalization growth equities, although Engemann also manages small-capitalization, global growth, balanced and value portfolios. As of September 30, 2000, Engemann had $17.9 billion of assets under management.

      -- Seneca provides investment management services to foundations, endowments, corporations, public funds, structured finance products and private clients, and also provides sub-advisory services to certain open-end mutual funds advised by PIC. Seneca actively manages domestic equity, fixed income and balanced products using a disciplined, bottom-up investment process. Seneca's equity professionals seek growth with controlled risk, using a blend of high quality large capitalization stocks and high growth small capitalization stocks. As of September 30, 2000, Seneca had $14.2 billion of assets under management.

      -- DPIM's clients include three closed-end funds and two open-end mutual funds, as well as corporate, public and multi-employer retirement funds and endowment, insurance and other special purpose funds. DPIM's fixed income approach is a "core" approach that seeks superior market returns without significant interest rate risk or credit risk. The approach focuses on appropriate interest rate exposure, sector rotation and individual security selection. DPIM does not invest in below investment-grade securities or non-traditional sectors such as emerging markets. DPIM's equity investment style emphasizes investments in securities that it expects to provide higher total returns coupled with lower risk relative to broad stock market indices. As of September 30, 2000, DPIM had $8.2 billion of assets under management.

      -- Zweig provides investment management and advisory services to eight mutual funds, two closed-end funds and sub-advised institutional accounts. Zweig also provides administrative services to two closed-end investment companies. Zweig's investment approach uses a risk-averse style that seeks to reduce market exposure as volatility rises. As of September 30, 2000, Zweig had $2.7 billion of assets under management.

      -- Aberdeen Fund Managers, Inc. provides sub-advisory services to three Phoenix-Aberdeen international and global mutual funds. Aberdeen, through Phoenix-Aberdeen International Advisors LLC, a joint venture with us, manages two international funds distributed by PXP. As of September 30, 2000, these two managers had $695.5 million of assets under management related to the five funds referenced in this paragraph.

     In February 2001, PXP acquired majority ownership of Walnut Asset Management, LLC, or Walnut, a Philadelphia-based investment manager with approximately $800 million of assets under management as of December 31, 2000. This transaction also entailed PXP's acquisition of Walnut's registered broker-dealer affiliate, Rutherford, Brown and Catherwood, LLC. Walnut provides private investment management services primarily to high net worth individuals, and also manages a number of institutional accounts. Walnut follows a relative value investment philosophy, seeking to identify stocks that are attractively valued relative to the S&P 500, the stock's own historic valuation levels or the industry in which the company competes. We believe the acquisition of Walnut will further our position in the high end of our target affluent and high net worth market.

  Aberdeen Asset Management

     Investment Management also includes a minority investment by Phoenix Life in Aberdeen, a Scottish investment management company with institutional and retail clients in the United Kingdom, as well as in continental Europe, Asia and the U.S. Aberdeen has offices in seven countries, including Scotland, England, Singapore, and the U.S. Our strategic investment in Aberdeen provides us with a means of participating in the growing interest of mutual fund investors in international funds. Further, as an investor in Lombard, Aberdeen introduced us to the principals of Lombard, which led to our own investment in that firm, an investment which enhances our ability to pursue our wealth management strategy from an international perspective. See "--Life and Annuity Segment--Strategic Transactions."

     For the fiscal year ended September 30, 2000, Aberdeen reported, on a U.K. GAAP basis, profit before taxation of L34.0 million, representing a 122% increase over Aberdeen's 1999 reported result. As of September 30, 2000, Aberdeen reported assets under management of approximately L21.9 billion. Aberdeen manages portfolios representing a wide range of asset classes and geographic regions. Its client base is primarily institutional.

     Our investment in Aberdeen is in the form of equity and convertible debt representing a current ownership position of 20% and fully diluted ownership of 26%. As of September 30, 2000, the carrying value of our convertible debt was $37.5 million, while the carrying value of our equity interest was $62.3 million. As of September 30, 2000, the market values of our convertible debt and equity interests were $147.1 million and $266.4 million, respectively, based on the trading price of Aberdeen's securities on the London Stock Exchange. We account for our investment in Aberdeen by the equity method.

PRODUCTS

  PRIVATE CLIENT PRODUCTS

     Managed Accounts. We provide investment management services through participation in 62 intermediary managed account programs sponsored by various broker-dealers such as Merrill Lynch and Morgan Stanley Dean Witter. These programs enable an advisor's client to select us as the provider of discretionary portfolio management services, in return for an asset-based fee paid by the client to the broker-dealer, which then pays a management fee to PXP. Seven of these programs include more than one of our affiliated asset managers. In 1999, we were one of the largest asset managers in the "Consults" intermediary managed account program of Merrill Lynch, one of the top two managed account sponsors in the U.S. As of September 30, 2000, we managed 35,032 accounts relating to such intermediary programs, representing approximately $9.8 billion of assets under management.

     In addition, we provide investment management services directly to over 2,000 high net worth individual account clients, representing over $3.5 billion in assets under management as of September 30, 2000. As of September 30, 2000, our managed account business had aggregate assets under management of approximately $13.3 billion.

     The following table provides data regarding PXP's managed accounts business as of September 30, 2000:

                           PXP MANAGED ACCOUNTS DATA

                                                           AS OF SEPTEMBER 30, 2000
                                                 --------------------------------------------
                                                   MANAGEMENT      NUMBER OF    ASSETS UNDER
SOURCE OF ACCOUNTS                               FEE CHARGED(1)    ACCOUNTS      MANAGEMENT
------------------                               --------------    ---------    -------------
                                                                                (IN MILLIONS)
Intermediary Programs..........................        .53%         35,032        $ 9,806.7(2)
Direct Managed Accounts........................       1.07%          2,079          3,530.7
                                                                    ------        ---------
     Total.....................................                     37,111        $13,337.4
                                                                    ======        =========

------------
(1) Fee represents weighted average annual basis points charged.

(2) Includes assets of approximately $6.1 billion managed within the Merrill Lynch "Consults" program.

     PXP achieved net cash inflows of over $1.7 billion in its managed accounts products for the nine months ended September 30, 2000. Total deposits and reinvestments were $924.2 million in 1998, $2,002.5 million in 1999 and $2,758.4 million in the first nine months of 2000.

     Mutual Funds. Our affiliated asset managers are investment advisers and/or sub-advisers to 55 open-end mutual funds, which had aggregate assets under management of approximately $17.6 billion as of September 30, 2000. These mutual funds are available primarily to retail investors. Eleven of these funds are included as investment choices to purchasers of our variable life and variable annuity products.

     We have two principal sources of income from our mutual fund business: investment management fees and mutual fund ancillary fees. We receive investment management fees for providing investment advisory and management services to the funds. Any changes in these fees must be approved by fund shareholders. We also receive various fees for providing ancillary services such as distributing fund shares, fund accounting, shareholder services, and transfer agency and other administrative services.

     The following table sets forth the performance of our ten largest retail open-end mutual funds, as measured by net assets, as of September 30, 2000. The historical performance of these funds is not an indicator of future performance. The table also sets forth the net assets of all other retail open-end funds as a group and our variable product funds.

                          SUMMARY OF FUND PERFORMANCE

                                                                    AS OF SEPTEMBER 30, 2000
                                                 --------------------------------------------------------------
                                                                         THREE-YEAR   FIVE-YEAR      OVERALL
                                                              ONE-YEAR    AVERAGE      AVERAGE     MORNINGSTAR
                                       TYPE OF                 TOTAL       ANNUAL      ANNUAL        RATING
10 LARGEST OPEN-END FUNDS   CLASS(1)     FUND    NET ASSETS    RETURN      RETURN      RETURN     (STARS)(2)(3)
--------------------------  --------   --------  ----------   --------   ----------   ---------   -------------
                                                               (IN MILLIONS)
Phoenix-Engemann Capital
  Growth Fund.............     A        Equity   $ 3,003.3     27.19%      19.22%       19.52%           3
                               B                     107.9     26.23       18.32        18.65            3
Phoenix-Oakhurst Balanced
  Fund....................     A       Balanced    1,440.1     11.61       10.51        12.58            3
                               B                      35.8     10.75        9.70        11.75            3
Phoenix-Engemann Focus
  Growth Fund.............     A        Equity       574.8     24.65       22.51        22.52            3
                               B                      92.2     23.71       21.60        21.57            3
                               C                      55.7     23.67       21.58        21.57            3
Phoenix-Seneca Strategic
  Theme Fund..............     A        Equity       642.2     57.08       34.21          N/A            5
                               B                     166.9     55.90       33.19          N/A            5
                               C                       7.2     55.97         N/A          N/A            5
Phoenix-Engemann
  Aggressive Growth
  Fund....................     A        Equity       706.2     80.05       40.27        33.27            4
                               B                      69.4     78.80       39.25        32.28            4
Phoenix-Oakhurst Income &
  Growth Fund.............     A       Balanced      406.6      7.96        6.81        10.66            3
                               B                     192.5      7.13        6.08         9.81            3
                               C                       0.4      7.54         N/A          N/A          N/R
Phoenix-Engemann Nifty
  Fifty Fund..............     A        Equity       326.5     24.24       20.19        23.20            3
                               B                     138.2     23.32       19.30        22.29            3
                               C                      76.5     23.33       19.30        22.29            3
Phoenix-Oakhurst Growth &
  Income Fund.............     A        Equity       276.3     13.11       17.44          N/A            3
                               B                     139.2     12.20       16.53          N/A            4
                               C                     101.2     12.28       16.55          N/A            4
Phoenix-Engemann Small &
  Mid Cap Growth Fund.....     A        Fixed        273.2     97.92       30.50        36.30            5
                               B        Income       123.1     96.45       29.55          N/A            4
                               C                      86.7     96.44       29.51          N/A            4
Phoenix-Zweig Managed
  Assets..................     A       Balanced       73.6      4.36        7.44        10.17            3
                               B                      31.6      3.56        6.64          N/A            3
                               C                     292.1      3.59        6.67         9.36            3
                               I                       1.2       N/A         N/A          N/A            3
                                                 ---------
    Subtotal..............                       $ 9,440.6
Net Assets of Other Funds:
Other Open-End Funds(4)........................  $ 4,429.8
Variable Product Funds.........................    3,734.3
                                                 ---------
    Total Open-End Funds.......................  $17,604.7
                                                 =========

------------
(1) Represents different classes of shares within each fund, based upon fee and expense computations. We offer three commission structures relating to PXP's open-end mutual funds. Class A shares have a front-end load, in which sales charges are incurred as deposits are received. PXP receives an underwriting fee representing a portion of the front-end loads it receives, with the balance paid to the broker-dealer firms that sell the funds' shares. Class B shares have a back-end or contingent load, in which sales charges are incurred only if redemptions are made within a time frame specified at the time of deposit. These charges decline to zero over time, typically a five-year period. Class C shares do not have an upfront sales charge but they do have a back-end load for redemptions made within one year, and ongoing annual expenses tend to be higher due to higher asset-based distribution fees. Class I shares are offered primarily to persons subject to the Investment Advisor's Code of Ethics relating to personal securities transactions, and to tax-exempt retirement plans specifically affiliated with the investment adviser, as well as certain institutional investors. Class I shares are not subject to a sales charge or distribution fees.

(2) Morningstar is an independent provider of financial information concerning mutual fund performance. According to Morningstar, a fund's ten-year return accounts for 50% of its overall rating score, its five-year return accounts for 30% and its three-year return accounts for 20%. If only five years of history are available, the five-year period is weighted 60% and the three-year period is weighted 40%. If only three years of data are available, the three years are used alone. Funds scoring in the top 10% of their investment category receive 5 stars; funds scoring in the next 22.5% receive 4 stars; those in the next 35% receive 3 stars; those in the next 22.5% receive 2 stars; and the bottom 10% receive 1 star.

(3) "N/R" means not rated by Morningstar.

(4) Excludes $738.5 million of PXP assets managed by Aberdeen Fund Managers and includes $535.8 million of Aberdeen assets managed by PXP.

  INSTITUTIONAL PRODUCTS

     Institutional Accounts. We have over 800 institutional clients, consisting primarily of medium-sized pension and profit sharing plans of corporations, government entities, and unions, as well as endowments and foundations, public and multi-employer retirement funds and other special purpose funds. Assets under management totaled approximately $14.4 billion as of September 30, 2000. The largest single institutional account as of September 30, 2000 contained assets of $322.2 million, and the ten largest accounts together contained assets of $2.6 billion.

     Closed-End Funds. We manage the assets of five closed-end funds, each of which is traded on the New York Stock Exchange: Duff & Phelps Utility Tax-Free Income, Inc.; Duff & Phelps Utility and Corporate Bond Trust; Duff & Phelps Utilities Income, Inc.; The Zweig Fund, Inc.; and The Zweig Total Return Fund, Inc. Assets under management totaled approximately $4.8 billion as of September 30, 2000.

     Structured Finance Products. We manage five structured finance products, and also act as a sub-adviser to a structured finance product sponsored by a third party. These products are collateralized debt and bond obligations backed by high yield bonds, emerging markets bonds and asset-backed securities. Assets under management totaled approximately $1.9 billion as of September 30, 2000. Our platform of experienced asset managers and their performance record permitted us to respond quickly to a market opportunity by entering the structured finance products market in 1999.

     Phoenix Life General Account and Related Assets. PXP manages most of the assets of the Phoenix Life general account, as well as those of its life subsidiaries and other assets such as the Phoenix Life pension plan. These assets under management by PXP totaled $9.8 billion as of September 30, 2000.

     The following two tables present information regarding the assets under management by PXP as of the dates indicated:

                            ASSETS UNDER MANAGEMENT

                                                                                       AS OF
                                                    AS OF DECEMBER 31,             SEPTEMBER 30,
                                            -----------------------------------    -------------
                                              1997         1998         1999           2000
                                            ---------    ---------    ---------    -------------
                                                               (IN MILLIONS)
PRIVATE CLIENT PRODUCTS:
Open-end Mutual Funds (1).................  $13,001.3    $14,407.4    $18,073.4      $17,604.7
Intermediary Programs.....................    4,482.1      5,969.6      8,689.7        9,806.7
Direct Managed Accounts (2)...............    1,076.9      1,352.1      1,679.9        3,530.7
                                            ---------    ---------    ---------      ---------
     Total Private Client.................  $18,560.3    $21,729.1    $28,443.0      $30,942.1
                                            ---------    ---------    ---------      ---------
INSTITUTIONAL PRODUCTS:
Institutional Accounts(2).................  $15,472.4    $18,606.9    $20,513.2      $14,391.7
Closed-end Funds..........................    3,335.6      3,504.8      4,596.0        4,837.5
Phoenix Life General Account &
  Related(3)..............................    9,033.9      9,390.6      9,772.8        9,800.9
Structured Finance Products...............         --        256.0      1,276.4        1,886.0
                                            ---------    ---------    ---------      ---------
     Total Institutional..................   27,841.9     31,758.3     36,158.4       30,916.1
                                            ---------    ---------    ---------      ---------
          Total Assets Under
            Management(3).................  $46,402.2    $53,487.4    $64,601.4      $61,858.2
                                            =========    =========    =========      =========

------------
(1) Excludes $738.5 million of PXP assets managed by Aberdeen Fund Managers and includes $535.8 million of Aberdeen assets managed by PXP.

(2) Direct managed accounts assets under management as of September 30, 2000 included $1.8 billion of direct managed accounts managed by Seneca; data regarding direct managed accounts managed by Seneca as of December 31, 1997, 1998 and 1999 are not available and such assets at such dates are included in Institutional Accounts.

(3) Includes $8.4 billion, $8.8 billion, $9.1 billion and $9.8 billion of Phoenix Life's general account assets managed by PXP as of December 31, 1997, 1998 and 1999 and September 30, 2000, respectively.

                               ASSET FLOW SUMMARY

                                                                                  FOR THE NINE
                                                                                  MONTHS ENDED
                                             FOR THE YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                           -----------------------------------    -------------
                                             1997         1998         1999           2000
                                           ---------    ---------    ---------    -------------
                                                              (IN MILLIONS)
PRIVATE CLIENT PRODUCTS:
Mutual Funds:
Assets under management, beginning of
  period.................................  $11,303.8    $13,001.3    $14,407.4      $18,073.4
  Deposits and reinvestments.............    1,250.6      1,579.6      1,657.8        1,569.2
  Redemptions and withdrawals............   (2,168.2)    (2,390.1)    (3,216.3)      (2,426.1)
  Asset flows from acquisitions,
     dispositions and
     reclassifications(1)................      905.1           --      2,099.8             --
  Performance (net of fees)..............    1,710.0      2,216.6      3,124.7          388.2
                                           ---------    ---------    ---------      ---------
Assets under management, end of period...  $13,001.3    $14,407.4    $18,073.4      $17,604.7
                                           =========    =========    =========      =========

                                                                                  FOR THE NINE
                                                                                  MONTHS ENDED
                                             FOR THE YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                           -----------------------------------    -------------
                                             1997         1998         1999           2000
                                           ---------    ---------    ---------    -------------
                                                              (IN MILLIONS)
Intermediary Programs:
Assets under management, beginning of
  period.................................  $   227.8    $ 4,482.1    $ 5,969.6      $ 8,689.7
  Deposits and reinvestments.............      222.0        924.2      2,002.5        2,758.7
  Redemptions and withdrawals............     (229.3)      (679.6)      (876.1)      (1,092.4)
Asset flows from acquisitions,
  dispositions and
  reclassifications(2)...................    4,181.2           --           --             --
  Performance (net of fees)..............       80.4      1,242.9      1,593.7         (549.3)
                                           ---------    ---------    ---------      ---------
Assets under management, end of period...  $ 4,482.1    $ 5,969.6    $ 8,689.7      $ 9,806.7
                                           =========    =========    =========      =========

Direct Managed Accounts:
Assets under management, beginning of
  period.................................  $      --    $ 1,953.9    $ 2,749.1      $ 3,509.9
  Deposits and reinvestments.............       24.4        100.0        140.7          171.5
  Redemptions and withdrawals............      (37.6)      (190.3)      (158.2)         (94.4)
  Asset flows from acquisitions,
     dispositions and
     reclassifications(3)................    1,785.0        520.0        433.0           (4.0)
  Performance (net of fees)..............      182.1        365.5        345.3          (52.3)
                                           ---------    ---------    ---------      ---------
Assets under management, end of period...  $ 1,953.9    $ 2,749.1    $ 3,509.9      $ 3,530.7
                                           =========    =========    =========      =========
INSTITUTIONAL PRODUCTS:
Assets under management, beginning of
  period.................................  $22,117.1    $26,964.9    $30,361.3      $34,328.4
  Deposits and reinvestments.............      886.0      4,879.0      5,843.7        4,423.7
  Redemptions and withdrawals............   (3,022.2)    (3,989.5)    (5,025.6)      (6,075.7)
  Asset flows from acquisitions,
     dispositions and
     reclassifications(4)(5)(6)..........    3,370.7       (520.0)     1,246.5       (3,332.0)
  Performance (net of fees)..............    3,613.3      3,026.9      1,902.5        1,571.7
                                           ---------    ---------    ---------      ---------
Assets under management, end of period...  $26,964.9    $30,361.3    $34,328.4      $30,916.1
                                           =========    =========    =========      =========

Total:
Assets under management, beginning of
  period.................................  $33,648.7    $46,402.2    $53,487.4      $64,601.4
  Deposits and reinvestments.............    2,383.0      7,482.8      9,644.7        8,923.1
  Redemptions and withdrawals............   (5,457.3)    (7,249.5)    (9,276.2)      (9,688.6)
  Asset flows from acquisitions,
     dispositions and
     reclassifications...................   10,242.0           --      3,779.3       (3,336.0)
  Performance (net of fees)..............    5,585.8      6,851.9      6,966.2        1,358.3
                                           ---------    ---------    ---------      ---------
Assets under management, end of period...  $46,402.2    $53,487.4    $64,601.4      $61,858.2
                                           =========    =========    =========      =========

------------
(1) Includes asset inflows of $0.9 billion (Engemann) and $2.1 billion (Zweig) in 1997 and 1999, respectively, related to acquisitions.

(2) Includes asset inflow of $4.2 billion (Engemann) in 1997 related to acquisition.

(3) Includes asset inflow of $0.9 billion (Engemann) in 1997 related to acquisition.

(4) Includes for the nine months ended September 30, 2000 reclassification of $1.8 billion of direct managed accounts managed by Seneca. These assets were included in Institutional Products in prior periods.

(5) Includes asset inflows of $4.2 billion (Seneca) and $1.7 billion (Zweig) in 1997 and 1999, respectively, related to acquisitions.

(6) Includes asset outflow of $3.3 billion in 2000 related to the sale of PXP's Cleveland operations.

     For the first nine months of 2000, private client and institutional funds experienced total net redemptions of $2.4 billion. This was due principally to a combination of management changes and portfolio underperformance at DPIM. We believe that we have appropriately addressed management and performance issues at DPIM and that the situation at DPIM has stabilized.

     The following table presents data regarding the investment management fees and other revenues earned during the periods indicated:

                 INVESTMENT MANAGEMENT FEES AND OTHER REVENUES

                                                                                FOR THE NINE
                                                                                   MONTHS
                                                    FOR THE YEAR ENDED             ENDED
                                                       DECEMBER 31,            SEPTEMBER 30,
                                                --------------------------    ----------------
                                                 1997      1998      1999      1999      2000
                                                ------    ------    ------    ------    ------
                                                                (IN MILLIONS)
PRIVATE CLIENT PRODUCTS:
Managed Accounts
  Intermediary program management fees........  $  9.6    $ 28.9    $ 37.3    $ 27.5    $ 38.3
  Direct managed account management fees......     4.3      13.4      16.0      12.0      14.7
Mutual Funds
  Management fees.............................    64.2      71.8      92.7      68.2      75.7
  Ancillary fees..............................    24.0      26.3      34.1      24.4      28.6
                                                ------    ------    ------    ------    ------
     Total private client.....................   102.1     140.4     180.1     132.1     157.3
                                                ------    ------    ------    ------    ------
INSTITUTIONAL PRODUCTS:
Institutional accounts management fees........    34.9      51.5      59.8      44.2      49.3
Closed-end funds management fees..............    15.5      16.8      27.6      21.5      21.3
Phoenix Life general account and related
  management fees.............................     9.9      10.7      11.9       9.3       9.3
Structured finance products management fees...      --        --       3.7       2.7       4.9
Other revenues................................     5.6       5.9       4.3       3.3       6.0
                                                ------    ------    ------    ------    ------
     Total institutional......................    65.9      84.9     107.3      81.0     90.89
                                                ------    ------    ------    ------    ------
          Total investment management fees and
            other revenues....................  $168.0    $225.3    $287.4    $213.1    $248.1
                                                ======    ======    ======    ======    ======

DISTRIBUTION AND MARKETING

  GENERAL

     We seek to expand retail distribution and marketing of our Investment Management products by leveraging the relationships of our affiliated asset managers with broker-dealers to get additional asset managers represented in existing intermediary programs, as well as by selling our mutual fund offerings to managed account clients. We continue to promote our mutual funds through our existing distribution relationships. Similarly, we expect to leverage our existing institutional investment advisory relationships, by offering consultants and their clients centralized access to all of our investment management styles. This effort includes the pursuit of expanded distribution opportunities in the alternative financial product area of the institutional market.

     The Team Phoenix concept also plays an important role in the expansion of our private client distribution opportunities, as our life insurance and variable annuity product specialists introduce their distribution sources to our investment management products. We have increased our number of investment management product specialists from 24 as of December 31, 1999 to 38 as of September 30, 2000.

  PRIVATE CLIENT PRODUCTS

     We distribute managed accounts through financial intermediaries such as broker-dealers, and directly through our affiliated asset managers. In particular, we attempt to leverage our distribution relationships for Life and Annuity products to enhance our distribution of managed accounts. In our experience, distributors who are familiar with our Life and Annuity products are more receptive to selling our managed account products. We distribute our mutual fund products through non-affiliated national and regional broker-dealers, financial advisors and other financial institutions, representing approximately 2,400 selling agreements and 23,000 registered representatives. We also distribute mutual funds through our wholly owned retail broker-dealer W.S. Griffith, which has approximately 1,000 affiliated retail producers.

  INSTITUTIONAL PRODUCTS

     We direct our institutional marketing efforts primarily toward investment management consultants who are retained by institutional investors to assist in competitive reviews of potential investment managers. These consultants recommend investment managers to their institutional clients based on their review of investment managers' performance histories and investment styles. We maintain relationships with these consultants and provide information and materials to them in order to facilitate their review of our funds.

COMPETITION

     We face substantial competition in all aspects of our investment management business.

     In our private client business, we compete for affluent and high net worth customers with a large number of investment management firms and others. We compete for mutual fund business with hundreds of fund companies. Many of our competitors in the mutual fund industry are larger, have been established for a longer period of time, offer less expensive products, have deeper penetration in key distribution channels and have more resources. Competition in the private client segment is based on several factors. These include investment performance and the ability successfully to penetrate distribution channels, offer effective service to advisors and their clients, develop products that meet the changing needs of advisors and their clients, charge competitive investment management fees and control expenses.

     The institutional asset management business is also highly competitive, with over 23,000 registered investment advisory firms active nationwide. Consolidation activity in recent years has increased the concentration of competitors within certain asset classes. We compete with other investment management firms, insurance companies, banks and mutual fund companies, many of which are larger and have greater resources. We believe the key bases for competing successfully in the institutional segment are investment performance and customer service. Our competitive strategy focuses on attracting assets through superior performance. Consistent with this strategy, we continually evaluate opportunities to develop internally or acquire investment management operations and strive to improve our investment management products and services.

STRATEGIC TRANSACTIONS

     Investment Management began as a division within Phoenix Life. In 1993, we acquired NSR, an asset management firm with approximately $3.0 billion of assets under management at the time of acquisition. In 1995, through a merger of Phoenix Life's investment management operations with Duff & Phelps, an asset management firm with approximately $15.0 billion of assets under management at the time of the merger, we broadened our product array and our distribution system, while obtaining the advantages of having a publicly traded subsidiary.

     We have continued to engage in a number of strategic acquisitions and investments in Investment Management. These transactions have been designed to solidify our position in our target market in a variety of ways.

      -- In a series of transactions beginning in 1996, we acquired 20% of the common stock of Aberdeen, a Scottish asset management firm that manages assets of institutional and retail clients in several countries. In addition, we acquired subordinated notes of Aberdeen which are convertible at our option. Our total ownership of Aberdeen, on a fully diluted basis, is approximately 26%. This investment has enabled us to participate in the growing interest of mutual fund investors in international funds.

      -- In 1997, we acquired a 75% interest in Seneca, an asset management firm based in San Francisco. Seneca was primarily an institutional manager with a notable presence in the endowment and foundation markets as well as the affluent and high net worth market.

      -- In 1997, we acquired Engemann, an asset management firm based in Pasadena. Engemann had an established presence in the managed account business as well as in the affluent and high net worth market.

      -- In 1999, we acquired the retail mutual fund and closed-end fund businesses of Zweig, an asset management firm based in New York. This acquisition broadened our investment style offerings by providing a conservative approach to equity investing with market downside protection. In addition, Zweig had a well-established sales and marketing organization.

      -- In February 2001, we acquired Walnut, a Philadelphia-based asset management firm focused primarily on the high net worth private client market.

VENTURE CAPITAL SEGMENT

     We have invested in the venture capital markets for over 20 years, during which time we have invested over $411 million in venture capital partnerships. We have received aggregate cash and stock distributions of over $492 million from these investments through June 30, 2000. There was also market value of over $525 million, as reported by the general partners, remaining in our venture capital interests as of June 30, 2000. These investments have been primarily in the form of limited partnership interests in venture capital funds, leveraged buyout funds and other private equity partnerships sponsored and managed by third parties. We refer to all of these types of investments as venture capital. We currently have 71 partnership investments with 40 different sponsors. We believe our long-standing relationships and history of consistent participation with many well-established venture capital sponsors gives us preferred access to venture capital opportunities.

     We view our venture capital investments as an opportunity to enhance our portfolio returns. Returns in recent years have resulted in a portfolio size that is appropriately managed as a separate business segment. We generally allocate between 1.0% and 1.5% of annual investable cash flow to venture capital investments. We expect this allocation level to continue following the demutualization.

     In 1999, Venture Capital produced total revenues of $139.9 million, representing 5% of our total, and total segment after-tax operating income of $90.9 million.

     In order to account for our venture capital investments, we are dependent on the general partner of the fund to provide quarterly financial reports, which indicate realized and unrealized capital gains and losses as well as any other operating results. These reports are provided 60 or more days after the end of the quarter, so results from venture capital investments are reported by us with a one quarter lag. For a further discussion of the accounting and valuation methods used for venture capital investments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Venture Capital Segment."

     The table below demonstrates the impact of the venture capital portfolio on our financial position as of and for the dates and periods indicated. We record our equity in the earnings of these partnerships as net investment income, which includes realized and unrealized gains and losses. See note 4 to our consolidated financial statements included elsewhere in this prospectus.

                       VENTURE CAPITAL INVESTMENT INCOME

                                                                                 AS OF OR FOR THE
                                                                                   NINE MONTHS
                                                 AS OF OR FOR THE YEAR ENDED          ENDED
                                                        DECEMBER 31,              SEPTEMBER 30,
                                                -----------------------------    ----------------
                                                 1997       1998       1999       1999      2000
                                                -------    -------    -------    ------    ------
                                                                  (IN MILLIONS)
BALANCE SHEET:
Venture capital partnerships(1)...............  $119.8     $191.2     $338.1     $244.5    $487.3
                                                ======     ======     ======     ======    ======
INCOME STATEMENT:
Venture capital partnerships:
Operating losses..............................  $ (2.1)    $ (2.7)    $ (8.9)    $ (7.1)   $ (3.6)
Realized gains on cash and stock
  distributions...............................    31.3       23.3       84.7       37.8     181.3
Unrealized gains on investments held in the
  partnerships................................     4.5       19.0       64.1       33.2      91.0
                                                ------     ------     ------     ------    ------
     Total pre-tax investment income..........    33.7       39.6      139.9       63.9     268.7
Income taxes..................................    11.8       13.9       49.0       22.4      94.0
                                                ------     ------     ------     ------    ------
     Total after-tax investment income........  $ 21.9     $ 25.7     $ 90.9     $ 41.5    $174.7
                                                ======     ======     ======     ======    ======

------------
(1) Excludes stock distributed by venture capital partnerships. Such stock is classified on our consolidated balance sheet, following distribution, as equity securities. As of September 30, 2000, $53.7 million of our equity securities consisted of distributed venture capital securities.

     We believe we have carefully built our portfolio of venture capital partnership investments. Our portfolio of venture capital investments consists primarily of investments in early-stage ventures, but we have holdings in multi-stage and late-stage ventures as well. Our venture capital fund portfolio has a large information technology component. Our leveraged buyout fund portfolio is diversified with an emphasis on medium-sized and middle market growth companies. As of September 30, 2000, our investments in venture capital funds had an aggregate value of $295.9 million and our investments in leveraged buyout funds had an aggregate value of $135.5 million.

     The following table shows the composition of our venture capital investments by industry category, and the carrying value of our holdings in each category, as of the dates indicated.

         COMPOSITION AND CARRYING VALUE OF VENTURE CAPITAL INVESTMENTS

                                                                  AS OF              AS OF
                                                               DECEMBER 31,      SEPTEMBER 30,
                                                             ----------------    -------------
                                                              1998      1999         2000
                                                             ------    ------    -------------
                                                                       (IN MILLIONS)
VENTURE CAPITAL FUNDS:
Early-Stage Funds:(1)
  Information technology...................................  $ 21.8    $ 50.5       $ 82.1
  Information technology and non-technology................    17.0      31.1         37.5
  Information technology and service industries............    10.2      10.3         23.7
  Information technology and life science industries.......    16.6      31.7         46.7
  Information technology, non-technology and health care...    11.4      11.8         15.8
  Medical technology.......................................     4.6       6.0          8.1
  Other....................................................      .7        .2           .1
                                                             ------    ------       ------
     Total early-stage ventures............................    82.3     141.6        214.0
                                                             ------    ------       ------
Multi-Stage Funds:(2)
  Information technology and telecommunications............    12.7      24.4         37.3
  Information technology...................................     2.8       7.4         21.0
  Information technology, telecommunications and
     healthcare............................................     3.8       7.3         14.0
  Other....................................................      --        --          (.1)
                                                             ------    ------       ------
     Total multi-stage ventures............................    19.3      39.1         72.2
                                                             ------    ------       ------
Late-Stage Funds:(3)
  Information technology, healthcare, telecommunications
     and other growth sectors..............................     7.4       8.5          5.4
  Information technology...................................     1.8       3.8          4.3
                                                             ------    ------       ------
     Total late-stage ventures.............................     9.2      12.3          9.7
                                                             ------    ------       ------
Total venture capital funds................................   110.8     193.0        295.9
                                                             ------    ------       ------

                                                                  AS OF              AS OF
                                                               DECEMBER 31,      SEPTEMBER 30,
                                                             ----------------    -------------
                                                              1998      1999         2000
                                                             ------    ------    -------------
                                                                       (IN MILLIONS)
LEVERAGED BUYOUT FUNDS:(4)
  Medium-sized companies...................................  $ 15.3    $ 23.6       $ 22.1
  Middle market growth companies...........................    11.1      22.3         28.7
  Management-led leveraged buyouts.........................     2.8       9.4         18.3
  Family-owned companies...................................     7.9       9.0          9.8
  International fund of funds..............................     6.9       8.6         15.7
  Manufacturing companies..................................     5.4       4.0          7.0
  UK buyouts...............................................     1.0       4.5          4.3
  Northern European companies..............................     3.4       2.5          3.4
  Other....................................................     1.4      12.0         26.2
                                                             ------    ------       ------
     Total leveraged buyout funds..........................    55.2      95.9        135.5
                                                             ------    ------       ------
OTHER......................................................    25.2      49.2         55.9
                                                             ------    ------       ------
     Total venture capital investments.....................  $191.2    $338.1       $487.3
                                                             ======    ======       ======

------------
(1) We classify as "early-stage" those funds that invest primarily in companies requiring seed money, startup financing or research and development financing.

(2) We classify as "multi-stage" those funds that invest primarily in any and every stage of venture financing.

(3) We classify as "late-stage" those funds that invest primarily in companies that are in the last round of financing before an initial public offering.

(4) "Leveraged buyout funds" provide operating management with funds to acquire a product line or business.

     The following table shows total amounts invested in venture capital, together with the distributions received from the venture capital partnerships in the form of stock or cash and market value of the partnership investments as of June 30, 2000. This table also shows the excess of distributions received and market value over amounts funded, as of June 30, 2000.

                                                            DISTRIBUTIONS
                                AGGREGATE       MARKET       AND MARKET
                  AGGREGATE   DISTRIBUTIONS   VALUE AS OF    VALUE LESS
YEAR OF CAPITAL    AMOUNT      OF CASH AND     JUNE 30,        AMOUNTS
 COMMITMENT(1)    FUNDED(2)     STOCK(3)        2000(4)        FUNDED
---------------   ---------   -------------   -----------   -------------
                              (IN MILLIONS)
Prior to 1993      $ 99.6        $201.5         $ 10.0         $111.9
     1993            15.5          26.5            9.4           20.4
     1994            38.3         115.7           69.7          147.1
     1995            38.4          58.5           89.7          109.8
     1996            37.7          32.9           74.5           69.7
     1997            37.1          27.7           77.1           67.6
     1998            78.9          26.5          113.9           61.5
     1999            59.1           2.8           75.0           18.7
     2000             6.0            --            5.8            (.2)
                   ------        ------         ------         ------
    Total          $410.6        $492.1         $525.1         $606.5
                   ======        ======         ======         ======

------------
(1) Year in which we became a limited partner in the fund and agreed to make capital available for fund investments. Cash contributions may have occurred partly or entirely in years subsequent to the year of the capital commitment. As of June 30, 2000, total unfunded capital commitments were $174.2 million.

(2) Funds contributed through June 30, 2000, to limited partnerships with respect to which we made our capital commitment in the year indicated.

(3) Distributions of cash and stock received through June 30, 2000, through limited partnerships with respect to which we made our capital commitment in the year indicated.

(4) Represents our share of the market value as reported by the general partners of the partnerships in their June 30, 2000 financial statements. For a further discussion on the accounting and valuation methods for our Venture Capital investments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Venture Capital Segment."

CORPORATE AND OTHER SEGMENT

     Corporate and Other contains several of our smaller subsidiaries and investment activities that are not of sufficient scale to be reported as segments, including the runoff of our group pension and guaranteed investment contract businesses.

     This segment also contains our international operations other than our investments in Aberdeen and Lombard. We are committed to establishing a presence in select international growth markets when opportunities arise to enhance our wealth management strategy. Generally we have targeted parts of the world where we believe there are significant opportunities in the asset accumulation market, including pension management and/or specialized life products. As of September 30, 2000, through this segment we had a total of $20.0 million invested in businesses in six countries.

     Corporate and Other also includes an investment in Hilb, Rogal and Hamilton Company, or HRH, which we obtained upon our sale of American Phoenix Corporation, or APC, our property and casualty distribution subsidiary, which was organized in 1981. This business grew, primarily through acquisitions and without significant additional capital support, to become in 1998 the 13th largest property and casualty distribution company in the U.S., measured by revenues. We determined that, in addition to this business' lack of strategic fit with our current operations, further acquisitions would have been necessary for APC to compete in the long term, which would have created unacceptable levels of goodwill. In 1999, we sold our majority interest in APC to HRH, for convertible debt and a 7% equity interest in HRH, a publicly traded property and casualty company. As of September 30, 2000, the market values of our convertible debt and equity interest were $58.6 million and $36.1 million, respectively, based on the trading price of HRH's securities on the New York Stock Exchange. We currently have two seats on HRH's board. This relationship provides us with a potential strategic marketing opportunity through HRH's distribution network.

     In 1999, Corporate and Other produced total revenues of $77.2 million, representing 3% of our total, and total segment after-tax operating income of $(13.6) million.

DIVESTITURES OF NON-CORE BUSINESSES

     In addition to repositioning our property and casualty distribution business as a non-core operation, in keeping with our increased focus on providing wealth management solutions to the affluent and high net worth market, since 1997 we have strategically disposed of three businesses that we concluded were not part of our core operations. We had established and developed each of these businesses, and sold each as a going concern.

      -- Reinsurance Operations. In the early 1960s, we entered the individual life reinsurance market and thereafter expanded to related reinsurance lines of business, group accident and group life and health reinsurance. In addition to this business' lack of strategic fit with our current operations, pricing trends in reinsurance had become particularly challenging. Consequently, in 1999 we sold our reinsurance business as a going concern and placed the remaining group accident and health reinsurance business in runoff.

      -- Real Estate Management Operations. In 1995, we established a separate real estate management operation. We determined that, in addition to this business' lack of strategic fit with our current operations, we wished to reduce our exposure to equity real estate as an asset class. In a series of transactions in 1998, 1999 and 2000, we sold our real estate management operations and disposed of the bulk of our equity real estate investments.

      -- Group Life and Health Insurance Operations. We entered the group life and health markets in the 1950s. We determined that, in addition to this business' lack of strategic fit with our current operations, in light of industry consolidation, it did not have the scale to compete adequately in the group markets. In April 2000, we completed the sale of these operations, including 97% of the capital stock of the insurance company which constituted substantially all of such business, for cash and a 3% equity interest in GE Life and Annuity Assurance Company.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Discontinued Operations."

GENERAL ACCOUNT AND SEPARATE ACCOUNT INVESTMENTS

OVERVIEW

     Our investments include assets held in our general account and numerous separate accounts. Our general account assets and a substantial portion of our separate account assets are managed by our Investment Management professionals. We manage our general account assets in investment segments that support specific product liabilities. These investment segments have distinct investment policies that are structured to support the financial characteristics of the specific liability or liabilities within them. Segmentation of assets allows us to manage the risks and measure returns on capital for our various businesses and products. As of September 30, 2000, general account cash and invested assets totaled $12,505.3 million.

     Separate account assets are managed in accordance with the specific investment contracts and guidelines relating to our variable products. We generally do not bear any investment risk on assets held in separate accounts. Rather, we receive investment management fees based on assets under management. Generally, assets held in separate accounts are not available to satisfy general account obligations. As of September 30, 2000, $5,920.0 million was held in separate accounts.

ASSET/LIABILITY AND RISK MANAGEMENT

     Our primary investment objective is to maximize after-tax investment return within defined risk parameters. Our primary sources of investment risk are:

      -- credit risk, which relates to the uncertainty associated with the ongoing ability of an obligor to make timely payments of principal and interest;

      -- interest rate risk, which relates to the market price and cash flow variability associated with changes in market interest rates; and

      -- equity risk, which relates to the volatility of prices for equity and equity-like investments.

     We manage credit risk through fundamental analysis of the underlying obligors, issuers and transaction structures. We employ a staff of specialized and experienced credit analysts who review obligors' management, competitive position, financial statements, cash flow, coverage ratios, liquidity and other key financial and non-financial information. These specialists analyze complex financing transactions to acquire the investments needed to fund our liability guarantees within diversification and credit rating guidelines. In addition, when investing in private debt securities, we rely upon broad access to management information, negotiated protective covenants, call protection features and collateral protection. We review our debt security portfolio regularly to monitor the performance of obligors and assess the integrity of their current credit ratings.

     We manage interest rate risk as part of our asset/liability management process and product design procedures. Asset/liability management strategies include the segmentation of investments by product line, and the construction of investment portfolios designed to satisfy the projected cash needs of the underlying liabilities. We identify potential interest rate risk in portfolio segments by modeling asset and liability durations and cash flows under current and projected interest rate scenarios. We use these projections to assess and control interest rate risk.

     We also manage interest rate risk by emphasizing the purchase of securities that feature prepayment restrictions and call protection. Our product design and pricing strategies include the use of surrender charges or restrictions on withdrawals in some products. In addition, we selectively apply derivative instruments, such as interest rate swaps, swaptions, floors and futures, to reduce the interest rate risk inherent in our portfolios. These derivatives are transacted with highly rated counterparties and monitored for effectiveness on an ongoing basis. We use derivatives exclusively for hedging purposes.

     We manage equity risk, as well as credit risk, through industry and issuer diversification and asset allocation. Maximum exposure to an issuer is defined by quality ratings, with higher quality issuers having larger exposure limits. We have an overall limit on below investment-grade rated issuer exposure.

     For further information about our management of interest rate risk and equity risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quantitative and Qualitative Information About Market Risk."

COMPOSITION OF GENERAL ACCOUNT

     The invested assets in our general account are generally of high quality and broadly diversified across asset classes, sectors and individual credits and issuers. As shown in the following table, the major category of investment assets is debt securities, representing 64% of our invested assets. The remainder of the general account is invested in cash and short-term investments, mortgage loans, venture capital partnerships, common stock, other limited partnership interests, policy loans and real estate.

     The values in the tables included in this "--General Account and Separate Account Investments" section of this prospectus are the carrying values in our consolidated financial statements.

                 COMPOSITION OF GENERAL ACCOUNT INVESTED ASSETS

                                               AS OF DECEMBER 31,                  AS OF SEPTEMBER 30,
                                  ---------------------------------------------   ---------------------
                                          1998                    1999                    2000
                                  ---------------------   ---------------------   ---------------------
                                                  % OF                    % OF                    % OF
                                     AMOUNT       TOTAL      AMOUNT       TOTAL      AMOUNT       TOTAL
                                  -------------   -----   -------------   -----   -------------   -----
                                  (IN MILLIONS)           (IN MILLIONS)           (IN MILLIONS)
Debt securities.................    $ 7,750.3       67%     $ 7,534.5       65%     $ 8,023.6       64%
Equity securities...............        302.7        3          437.2        4          460.8        4
Mortgage loans..................        797.3        7          716.8        6          638.0        5
Real estate.....................         92.0        1           92.0        1           95.1        1
Policy loans....................      2,008.3       17        2,042.6       17        2,060.8       16
Venture capital partnerships....        191.2        2          338.1        2          487.3        4
Other invested assets...........        149.2        1          188.0        2          202.5        2
Short-term investments..........        186.0        1          133.4        1          448.5        3
Cash and cash equivalents.......        127.0        1          187.6        2           88.7        1
                                    ---------      ---      ---------      ---      ---------      ---
     Total invested assets......    $11,604.0      100%     $11,670.2      100%     $12,505.3      100%
                                    =========               =========               =========

INVESTMENT RESULTS

     The following table provides gross investment yields by asset categories for the periods indicated.

                   GENERAL ACCOUNT ASSET YIELDS BY ASSET TYPE

                                                                                                          FOR THE NINE MONTHS
                                              FOR THE YEAR ENDED DECEMBER 31,                             ENDED SEPTEMBER 30,
                       ------------------------------------------------------------------------------   ------------------------
                                 1997                       1998                       1999                       2000
                       ------------------------   ------------------------   ------------------------   ------------------------
                                      GROSS                      GROSS                      GROSS                      GROSS
                       YIELD(1)     INCOME(2)     YIELD(1)     INCOME(2)     YIELD(1)     INCOME(2)     YIELD(1)     INCOME(2)
                       --------   -------------   --------   -------------   --------   -------------   --------   -------------
                                  (IN MILLIONS)              (IN MILLIONS)              (IN MILLIONS)              (IN MILLIONS)
Debt securities......    8.87%       $509.7         8.98%       $598.9         8.76%      $  641.1        8.24%       $462.0
Equity securities....    1.52           4.3         2.05           6.5         2.16            7.9         .97           3.3
Mortgage loans.......    9.58          85.6        10.12          83.1         9.16           66.3        8.38          40.9
Real estate..........    5.30          18.9        20.43          38.3        11.15            9.7       13.55           8.9
Venture capital......   44.29          33.7        29.21          39.6        71.85          139.9       96.52         268.7
Policy loans.........    6.94         122.6         7.61         146.5         7.64          149.0        7.83         116.0
Short-term
  investments and
  cash and cash
  equivalents........    3.36          18.8         3.61          23.8         7.38           22.6        5.85          18.3
Other invested
  assets.............    2.35           4.3         1.98           4.8          .30             .7         .73           1.3
                                     ------                     ------                    --------                    ------
    Total gross
      income.........      --         797.9           --         941.5           --        1,037.2          --         919.4
Less: investment
  expenses...........      --          14.1           --          14.0           --           13.0          --           4.7
Less: discontinued
  operations.........                  60.5                       65.3                        67.4                      18.5
                                     ------                     ------                    --------                    ------
Net investment
  income.............    7.39%       $723.3         7.72%       $862.2         8.52%      $  956.8        9.33%       $896.2
                                     ======                     ======                    ========                    ======
Excluding venture
  capital
  partnerships.......    7.10%       $689.6         7.45%       $822.6         7.40%      $  816.9        7.40%       $627.5
                                     ======                     ======                    ========                    ======

------------
(1) Yields, which are annualized for interim periods, are based on annual average asset carrying values for the years ended December 31, 1997, 1998 and 1999 and quarterly average asset carrying values for the nine months ended September 30, 1999 and 2000.

(2) Gross income before investment expenses.

DESCRIPTION OF INVESTED ASSETS

  DEBT SECURITIES

     Our debt security portfolio consists primarily of investment-grade publicly traded and privately placed corporate bonds; residential mortgage-backed securities, or RMBS; commercial mortgage-backed securities, or CMBS; and asset-backed securities, or ABS. As of September 30, 2000, debt securities represented 64% of general account invested assets, with a carrying value of $8,023.6 million. Public debt securities represented 72% of this total amount, with the remaining 28% represented by private debt securities. We classify our public debt securities as available-for-sale and carry them at fair value. We classify our private debt securities as held-to-maturity and carry them at amortized cost. We invest in private debt securities to enhance the overall value of our debt security portfolio, increase diversification and obtain higher yields than can ordinarily be obtained with comparable public securities. Generally, private debt securities provide us with protective covenants, call protection features and, where applicable, a higher level of collateral.

     Our private debt securities are classified as "held-to-maturity" for accounting purposes because we do not expect to sell them except in limited circumstances. Each year, the majority of our net cash flows are invested in investment-grade debt securities. However, we maintain a portfolio allocation between 6% and 10% of debt securities in below investment-grade rated bonds. Allocations are based on our assessment of relative value and the likelihood of enhancing risk-adjusted portfolio returns. The size of our allocation to below investment-grade bonds is constrained by the size of our net worth. We are subject to the risk that the issuers of the debt securities we own may default on principal and interest payments, particularly if a major economic downturn occurs. As of September 30, 2000, total debt securities that we classify as either "In Default" or those our management views as having an increased risk of default totaled $1.4 million, or 0.017%, of our total debt security portfolio, and our below investment-grade debt securities represented 8% of our total debt security portfolio.

     The following table displays the composition of our debt security portfolio by type of issuer as of the dates indicated.

                       DEBT SECURITIES BY TYPE OF ISSUER

                                                                 AS OF                AS OF
                                                              DECEMBER 31,        SEPTEMBER 30,
                                                          --------------------    -------------
                                                            1998        1999          2000
                                                          --------    --------    -------------
                                                                      (IN MILLIONS)

U.S. government and agency bonds........................  $  531.1    $  279.1      $  268.4
State and political subdivision bonds...................     584.1       506.5         462.7
Foreign government bonds................................     307.1       296.6         262.4
Corporate securities....................................   3,800.8     4,082.7       4,009.6
Mortgage and asset-backed securities....................   3,389.5     3,177.2       3,145.9
                                                          --------    --------      --------
Total debt securities...................................   8,612.6     8,342.1       8,149.0
Less: Debt securities of discontinued operations........     862.3       807.6         125.4
                                                          --------    --------      --------
     Total debt securities of continuing operations.....  $7,750.3    $7,534.5      $8,023.6
                                                          ========    ========      ========

     The following table provides the contractual maturities of our debt security portfolio as of the dates indicated. The portfolio's maturity distributions are primarily a function of our liability composition, but also reflect where we have identified relative value.

                          DEBT SECURITIES BY MATURITY

                                                                                      AS OF
                                                        AS OF DECEMBER 31,        SEPTEMBER 30,
                                                     -------------------------    -------------
                                                       1998          1999             2000
                                                     --------    -------------    -------------
                                                                   (IN MILLIONS)

Due in one year or less............................  $  135.5      $  161.7         $  180.0
Due after one year through five years..............     993.9       1,115.8            876.4
Due after five years through 10 years..............   1,693.6       1,729.7          1,587.0
Due after 10 years.................................   2,400.1       2,157.7          2,359.7
Mortgage and asset-backed securities...............   3,389.5       3,177.2          3,145.9
                                                     --------      --------         --------
Total debt securities..............................   8,612.6       8,342.1          8,149.0
Less: Debt securities of discontinued operations...     862.3         807.6            125.4
                                                     --------      --------         --------
     Total debt securities of continuing
       operations..................................  $7,750.3      $7,534.5         $8,023.6
                                                     ========      ========         ========

     Our mortgage-backed securities, or MBS, and ABS holdings are heavily concentrated in securities with structural protection against prepayment of the underlying loan collateral. CMBS and ABS issues contain underlying collateral loans that are largely call protected and not prepayable without penalty prior to the maturity of the loan. RMBS securities that include structural protection against prepayments comprised 82% of our RMBS holdings as of September 30, 2000. The RMBS portfolio does not include interest-only, principal-only, or inverse floating rate securities. We use several recognized vendor software systems to monitor and analyze prepayment risk. By projecting future interest rate scenarios, we are able to assess the sensitivity of these holdings to prepayments. MBS securities are purchased to diversify the portfolio risk characteristics from primarily corporate credit risk to a mix of credit risk and cash flow risk. The principal risks inherent in holding MBS and other pass-through securities are prepayment and extension risks, which affect the timing of when cash flows will be received. When interest rates decline, mortgages underlying MBS tend to be prepaid more rapidly than anticipated, causing early repayments. When interest rates rise, the underlying mortgages tend to be prepaid at a slower rate than anticipated, causing the principal repayments to be extended. Although early prepayments may result in acceleration of income from recognition of any unamortized discount, the proceeds typically are reinvested at a lower current yield, resulting in a net reduction of future investment income. We believe that active monitoring and analysis of this portfolio, our focus on stable types of securities, and the limited extent of our holdings of more volatile types of securities mitigates the effects of interest rate fluctuations on this portfolio. We believe that the portion of our MBS/ ABS portfolio subject to high prepayment risk as of September 30, 2000 was limited to 6% of our total MBS/ ABS portfolio and 3% of our total debt securities holdings.

     The following tables show the types of MBS and ABS securities we held as of the dates indicated.

                       MORTGAGE-BACKED SECURITIES BY TYPE

                                               AS OF DECEMBER 31,                  AS OF SEPTEMBER 30,
                                  ---------------------------------------------   ---------------------
                                          1998                    1999                    2000
                                  ---------------------   ---------------------   ---------------------
                                                  % OF                    % OF                    % OF
                                     AMOUNT       TOTAL      AMOUNT       TOTAL      AMOUNT       TOTAL
                                  -------------   -----   -------------   -----   -------------   -----
                                  (IN MILLIONS)           (IN MILLIONS)           (IN MILLIONS)
Publicly Traded Carrying Value:
Commercial Mortgage-Backed......    $  804.2        32%     $  923.8        42%     $  799.3        38%
Residential Collateralized
  Mortgage......................     1,606.8        65       1,251.8        56       1,225.9        59
Residential Pass-through
  Securities (Exc. GNMA)........        66.0         3          44.1         2          53.1         3
                                    --------       ---      --------       ---      --------       ---
     Total Carrying Value.......     2,477.0       100%      2,219.7       100%      2,078.3       100%
                                    --------                --------                --------
Privately Traded Carrying Value:
Commercial Mortgage-Backed......         1.1        55%           .3        50%           --        -.%
Residential Collateralized
  Mortgage......................          .4        20            .2        33            .2        67
Residential Pass-through
  Securities (Exc. GNMA)........          .5        25            .1        17            .1        33
                                    --------       ---      --------       ---      --------       ---
     Total Carrying Value.......         2.0       100%           .6       100%           .3       100%
                                    --------                --------                --------
Total Carrying Value:
Commercial Mortgage-Backed......       805.3        32%        924.1        42%        799.3        38%
Residential Collateralized
  Mortgage......................     1,607.2        65       1,252.0        56       1,226.1        59
Residential Pass-through
  Securities (Exc. GNMA)........        66.5         3          44.2         2          53.2         3
                                    --------       ---      --------       ---      --------       ---
     Total Carrying Value.......    $2,479.0       100%     $2,220.3       100%     $2,078.6       100%
                                    ========                ========                ========

                        ASSET-BACKED SECURITIES BY TYPE

                                               AS OF DECEMBER 31,                  AS OF SEPTEMBER 30,
                                  ---------------------------------------------   ---------------------
                                          1998                    1999                    2000
                                  ---------------------   ---------------------   ---------------------
                                                  % OF                    % OF                    % OF
                                     AMOUNT       TOTAL      AMOUNT       TOTAL      AMOUNT       TOTAL
                                  -------------   -----   -------------   -----   -------------   -----
                                  (IN MILLIONS)           (IN MILLIONS)           (IN MILLIONS)
Publicly Traded Carrying Value:
Auto Loans......................    $   31.0         4%     $   39.5         6%     $   51.9         7%
Credit Card Receivables.........       109.1        15          61.5         9          57.7         7
Home Equity Loans...............       275.2        37         241.2        36         211.0        27
Collateralized Bond
  Obligations...................        16.8         2          38.5         6          89.3        12
Manufactured Housing............       107.1        15         143.4        21         146.0        19
Other...........................       201.1        27         149.5        22         215.3        28
                                    --------       ---      --------       ---      --------       ---
     Total Publicly Traded......       740.3       100%        673.6       100%        771.2       100%
                                    --------                --------                --------

                                               AS OF DECEMBER 31,                  AS OF SEPTEMBER 30,
                                  ---------------------------------------------   ---------------------
                                          1998                    1999                    2000
                                  ---------------------   ---------------------   ---------------------
                                                  % OF                    % OF                    % OF
                                     AMOUNT       TOTAL      AMOUNT       TOTAL      AMOUNT       TOTAL
                                  -------------   -----   -------------   -----   -------------   -----
                                  (IN MILLIONS)           (IN MILLIONS)           (IN MILLIONS)
Privately Traded Carrying Value:
Auto Loans......................          --        --%           .4        --%           --        --%
Home Equity Loans...............          .2        --            .1        --            .1        --
Collateralized Bond
  Obligations...................       170.1       100         275.8        97         280.1        95
Other...........................          --        --           7.0         3          16.0         5
                                    --------       ---      --------       ---      --------       ---
     Total Privately Traded.....    $  170.3       100%     $  283.3       100%     $  296.2       100%
                                    --------                --------                --------
Total Carrying Value:
Auto Loans......................    $   31.0         3%     $   39.9         4%     $   51.9         5%
Credit Card Receivables.........       109.1        12          61.5         6          57.7         5
Home Equity Loans...............       275.4        30         241.3        25         211.1        19
Collateralized Bond
  Obligations...................       186.9        21         314.3        34         369.4        35
Manufactured Housing............       107.1        12         143.4        15         146.0        14
Other...........................       201.1        22         156.5        16         231.3        22
                                    --------       ---      --------       ---      --------       ---
     Total......................    $  910.6       100%     $  956.9       100%     $1,067.4       100%
                                    ========                ========                ========

     The Securities Valuation Office, or the SVO, of the NAIC evaluates all public and private bonds purchased as investments by insurance companies. The SVO assigns one of six investment categories to each security it reviews. Category 1 is the highest quality rating and Category 6 is the lowest. Categories 1 and 2 are the equivalent of investment-grade debt as defined by rating agencies such as Standard & Poor's Ratings Services, or S&P, and Moody's Investors Services, Inc., or Moody's (i.e., BBB-/Baa3 or higher), while Categories 3-6 are the equivalent of below investment-grade securities. SVO ratings are reviewed at least annually.

     The following table displays the SVO ratings for our debt security portfolio as of the dates indicated, along with an equivalent S&P rating agency designation. The majority of our bonds are investment-grade, with 92% invested in Category 1 and 2 securities as of September 30, 2000. As of September 30, 2000, below investment-grade bonds represented 5.3% of our total invested assets compared to an American Council of Life Insurance, or ACLI, industry average of 5.5% as of December 31, 1999, the most recent period for which information is available.

                    TOTAL DEBT SECURITIES BY CREDIT QUALITY

                                             AS OF DECEMBER 31,                  AS OF SEPTEMBER 30,
                                ---------------------------------------------   ---------------------
                                        1998                    1999                    2000
                                ---------------------   ---------------------   ---------------------
                                                % OF                    % OF                    % OF
NAIC       S&P EQUIVALENT          AMOUNT       TOTAL      AMOUNT       TOTAL      AMOUNT       TOTAL
----   ----------------------   -------------   -----   -------------   -----   -------------   -----
                                (IN MILLIONS)           (IN MILLIONS)           (IN MILLIONS)
 1     AAA/AA/A                   $5,917.7        69%     $5,492.9        66%     $5,431.2        67%
 2     BBB                         2,118.3        25       2,189.4        26       2,044.1        25
 3     BB                            406.9         5         481.8         6         490.6         6
 4     B                             133.1         1         169.5         2         181.2         2
 5     CCC and lower                  23.2        --           7.1        --            .5        --
 6     In or near default             13.4        --           1.4        --           1.4        --
                                  --------       ---      --------       ---      --------       ---
                        Total      8,612.6       100%      8,342.1       100%      8,149.0       100%
Less debt securities of
  discontinued operations....        862.3                   807.6                   125.4
                                  --------                --------                --------
Total debt securities,
  continuing operations......     $7,750.3                $7,534.5                $8,023.6
                                  ========                ========                ========

     The following table displays the credit quality of our public debt securities portfolio as of the dates indicated. As we have increased our investments in the private placement market, our public debt securities decreased as a percentage of our total from 78% in 1998 to 74% in 1999.

                    PUBLIC DEBT SECURITIES BY CREDIT QUALITY

                                           AS OF DECEMBER 31,                  AS OF SEPTEMBER 30,
                              ---------------------------------------------   ---------------------
                                      1998                    1999                    2000
                              ---------------------   ---------------------   ---------------------
 SVO       S&P EQUIVALENT                     % OF                    % OF                    % OF
RATING      DESIGNATION          AMOUNT       TOTAL      AMOUNT       TOTAL      AMOUNT       TOTAL
------   ------------------   -------------   -----   -------------   -----   -------------   -----
                              (IN MILLIONS)           (IN MILLIONS)           (IN MILLIONS)
  1      AAA/AA/A               $5,129.3        77%     $4,546.8        73%     $4,307.1        72%
  2      BBB                     1,109.5        16       1,131.2        18       1,101.3        18
  3      BB                        338.0         5         373.1         6         397.5         7
  4      B                         106.6         2         153.5         3         168.0         3
  5      CCC and lower                .7        --           6.7        --            .3        --
  6      In or near default          9.4        --           1.1        --           1.1        --
                                --------       ---      --------       ---      --------       ---
                                $6,693.5       100%     $6,212.4       100%     $5,975.3       100%
                                ========                ========                ========

     The following table displays the credit quality of our private debt security portfolio as of the dates indicated. We invest in private debt securities because these investments provide diversification to our overall investment portfolio and higher yields than public debt securities. These private debt securities frequently contain financial covenants, which help protect the investor. Our private debt securities increased as a percentage of our total debt securities from 25% in 1998 to 28% in 1999.

                   PRIVATE DEBT SECURITIES BY CREDIT QUALITY

                                           AS OF DECEMBER 31,                  AS OF SEPTEMBER 30,
                              ---------------------------------------------   ---------------------
                                      1998                    1999                    2000
                              ---------------------   ---------------------   ---------------------
 SVO       S&P EQUIVALENT                     % OF                    % OF                    % OF
RATING      DESIGNATION          AMOUNT       TOTAL      AMOUNT       TOTAL      AMOUNT       TOTAL
------   ------------------   -------------   -----   -------------   -----   -------------   -----
                              (IN MILLIONS)           (IN MILLIONS)           (IN MILLIONS)
  1      AAA/AA/A               $  788.4        41%     $  946.1        44%     $1,124.1        52%
  2      BBB                     1,008.8        53       1,058.2        50         942.7        43
  3      BB                         68.9         4         108.7         5          93.1         4
  4      B                          26.5         1          16.0         1          13.2         1
  5      CCC and lower              22.5         1            .4        --            .3        --
  6      In or near default          4.0        --            .3        --            .3        --
                                --------       ---      --------       ---      --------       ---
                                $1,919.1       100%     $2,129.7       100%     $2,173.7       100%
                                ========                ========                ========

  MORTGAGE LOANS

     In 1998, we decided to shift the focus of our mortgage investments from commercial mortgage whole loans to commercial MBS, which in our opinion provide better diversification, credit quality, cost-effectiveness and liquidity. As a result of this shift, we exited the mortgage origination and servicing business. As a consequence, our mortgage loan portfolio will decline in size as a percentage of general account assets as maturing loans are repaid and no additional new loans are made. The servicing of this portfolio has been subcontracted to a third party administrator since September 1998.

     The following table displays the distribution of our mortgage loan portfolio by property type and geographic region as of the dates indicated.

             MORTGAGE LOANS BY PROPERTY TYPE AND GEOGRAPHIC REGION

                                                                  AS OF              AS OF
                                                               DECEMBER 31,      SEPTEMBER 30,
                                                             ----------------    -------------
                                                              1998      1999         2000
                                                             ------    ------    -------------
                                                                       (IN MILLIONS)
Property Type
  Office Buildings.........................................  $221.2    $183.9       $173.8
  Retail...................................................   203.9     208.6        187.8
  Apartment Buildings......................................   261.9     252.9        219.1
  Industrial Buildings.....................................   121.8      82.7         67.7
  Other....................................................    19.1       3.0          2.1
  Valuation allowances.....................................   (30.6)    (14.3)       (12.5)
                                                             ------    ------       ------
     Total.................................................  $797.3    $716.8       $638.0
                                                             ======    ======       ======
Geographic Region
  Northeast................................................  $169.4    $149.3       $133.0
  Southeast................................................   213.9     198.6        185.5
  North central............................................   176.7     164.1        165.1
  South central............................................    98.9     105.1         87.2
  West.....................................................   169.0     114.0         79.7
  Valuation allowances.....................................   (30.6)    (14.3)       (12.5)
                                                             ------    ------       ------
     Total.................................................  $797.3    $716.8       $638.0
                                                             ======    ======       ======

     The following table shows, as of the dates indicated, the percentages of our commercial mortgage loan portfolio that were delinquent and in process of foreclosure, restructured or foreclosed during the year or nine-month period through such date. Commercial mortgage loans are delinquent when they are 60 days or more past due as to the payment of interest or principal. Commercial mortgage loans are classified as restructured when they are in good standing, but the basic terms, such as interest rate or maturity date, have been modified as a result of a prior actual delinquency or an imminent delinquency. Given our decision to exit the commercial mortgage origination business in 1998, our portfolio has declined in size, so we expect that delinquencies as a percentage of total loans will fluctuate in our case more than for a company that continues to make new investments for its portfolio. We seek to maximize economic recovery from delinquent mortgages, and losses of principal on mortgage delinquencies have declined from 1997 through 2000.

                              MORTGAGE EXPERIENCE

                                                                  AS OF              AS OF
                                                               DECEMBER 31,      SEPTEMBER 30,
                                                             ----------------    -------------
                                                             1998       1999         2000
                                                             -----      -----    -------------
                                                                       (IN MILLIONS)
Delinquent and in process of foreclosure...................  $17.2      $ 6.0        $14.4
Restructured...............................................   40.7       36.6         34.7
Foreclosed during the year.................................     --         --           --
                                                             -----      -----        -----
     Total problem mortgages...............................  $57.9      $42.6        $49.1
                                                             =====      =====        =====

     Delinquent and restructured commercial mortgage loans are reviewed on a monthly basis. All commercial mortgage loans are reviewed on an annual basis.

  REAL ESTATE

     In 1998, we completed the sale of a substantial portion of our commercial real estate holdings. As of September 30, 2000, our remaining real estate portfolio, excluding home office real estate of $93.2 million, had a book value of $95.1 million and consisted of several joint venture real estate partnerships and four wholly owned commercial properties. As of September 30, 2000, our total real estate holdings, excluding home office real estate, represented less than 1% of total invested assets.

  VALUATION ALLOWANCES

     The allowance for losses on mortgage loans and real estate is maintained at a level that we believe is adequate to absorb estimated probable losses. We periodically review the adequacy of the valuation allowances and update them for relevant changes, which may include changes in market value for the real estate, changes in the borrowers' ability to pay for mortgages, general economic developments and other factors. This evaluation is subjective and no assurance can be given that the valuation allowances will be adequate to cover all future losses or that additional allowances or write-downs will not be required in the future.

     The following table indicates activity in the valuation allowance accounts for mortgages and real estate.

                              VALUATION ALLOWANCES

                                         BALANCE AT                                BALANCE AT
                                         JANUARY 1,    ADDITIONS    DEDUCTIONS    SEPTEMBER 30,
                                         ----------    ---------    ----------    -------------
                                                             (IN MILLIONS)
2000
Mortgage loans.........................    $14.3         $  .3        $ (2.1)         $12.5
Real estate............................      3.2           1.0            --            4.2
                                           -----         -----        ------          -----
     Total.............................    $17.5         $ 1.3        $ (2.1)         $16.7
                                           =====         =====        ======          =====
1999
Mortgage loans.........................    $30.6         $ 9.7        $(26.0)         $14.3
Real estate............................      6.4            .2          (3.4)           3.2
                                           -----         -----        ------          -----
     Total.............................    $37.0         $ 9.9        $(29.4)         $17.5
                                           =====         =====        ======          =====
1998
Mortgage loans.........................    $35.8         $50.6        $(55.8)         $30.6
Real estate............................     28.5           5.1         (27.2)           6.4
                                           -----         -----        ------          -----
     Total.............................    $64.3         $55.7        $(83.0)         $37.0
                                           =====         =====        ======          =====
1997
Mortgage loans.........................    $48.4         $ 6.7        $(19.3)         $35.8
Real estate............................     47.5           4.2         (23.2)          28.5
                                           -----         -----        ------          -----
     Total.............................    $95.9         $10.9        $(42.5)         $64.3
                                           =====         =====        ======          =====

  EQUITY SECURITIES

     As of September 30, 2000, we held $460.8 million of equity securities. These equity investments were diversified across a number of different types of equity and included seed money in certain of our mutual funds. As of September 30, 2000, these seed money investments totaled $137.2 million. Seed money investments are used to provide initial investments for a mutual fund prior to its sale to the general public and are primarily in domestic equity funds.

     In 1993, we began receiving significant stock distributions from our venture capital portfolios. As a consequence, we hired Shott Capital Management, LLC, or Shott, to manage the orderly disposition of our portfolio of distributed venture capital stock. We pay Shott on an incentive basis. Shott's dispositions of distributed venture capital stock have produced $16.0 million in pre-tax realized capital gains from 1996 through September 30, 2000.

     Since 1996, we have also had a program of making direct private equity investments to complement our venture capital investing.

     In 1996, we invested $6.0 million in a private equity vehicle which in turn invested in National-Oilwell Inc., or National Oilwell, an oil services company. This private equity vehicle subsequently distributed shares of National Oilwell to us. Our shares in National Oilwell became tradable in March 2000, by which time they had appreciated significantly. Through September 30, 2000, we had sold 67% of our National Oilwell shares and recorded a pre-tax capital gain on these sales of $81.7 million. The remaining shares represented, as of September 30, 2000, an unrealized capital gain of $44.4 million. We have disposed of substantially all of our shares in National Oilwell as of the end of 2000.

     We maintain a managed portfolio of primarily domestic equities. We also have made investments in several companies with which we have strategic business relationships.

     The following table indicates the components of our equity securities as of the dates indicated.

                               EQUITY SECURITIES

                                                                  AS OF              AS OF
                                                               DECEMBER 31,      SEPTEMBER 30,
                                                             ----------------    -------------
                                                              1998      1999         2000
                                                             ------    ------    -------------
                                                                       (IN MILLIONS)
Mutual fund seed money.....................................  $134.6    $159.7       $137.2
Venture capital stock distributions........................    16.1      54.5         47.0
Private equities...........................................      --      11.4         25.9
National Oilwell...........................................    50.5      69.5         46.5
Other equities.............................................    76.2      93.2        148.5
Strategic equity investments (1)...........................    25.3      48.9         55.7
                                                             ------    ------       ------
Total equity securities....................................  $302.7    $437.2       $460.8
                                                             ======    ======       ======

---------------
(1) These strategic investments include investments in Lombard, PXRE Group, Ltd. and Clark/Bardes. For a further discussion on these investments, see "--Life and Annuity Segment--Strategic Transactions" and "--Investment Management Segment--Strategic Transactions."

  OTHER INVESTED ASSETS

     The following table indicates the components of our other invested assets as of the dates indicated. Joint venture and partnership interests are generally accounted for under the equity method, while the transportation and equipment leases use the interest method for determining net investment income.

                             OTHER INVESTED ASSETS

                                                                  AS OF              AS OF
                                                               DECEMBER 31,      SEPTEMBER 30,
                                                             ----------------    -------------
                                                              1998      1999         2000
                                                             ------    ------    -------------
                                                                       (IN MILLIONS)

Transportation and equipment leases........................  $ 80.9    $ 82.1       $ 82.1
Affordable housing partnerships............................    10.8      22.2         28.1
Investment in other affiliates.............................    12.7      12.4          4.3
Seed money in separate accounts............................    26.6      33.3         34.6
Other partnership interests................................    22.7      42.0         53.4
                                                             ------    ------       ------
     Total.................................................   153.7     192.0        202.5
Less: other invested assets of discontinued operations.....     4.5       4.0           --
                                                             ------    ------       ------
     Total other invested assets of continuing
       operations..........................................  $149.2    $188.0       $202.5
                                                             ======    ======       ======

  CASH AND SHORT-TERM INVESTMENTS

     Our positions in short-term investments, including cash and cash equivalents, are variable based on the availability and timing of new investments and the payment of interest and principal on existing investments. As a general policy, we try to minimize the opportunity cost of holding excess cash and short-term investments, while balancing the need to meet obligations to our policyholders and creditors. We invest short-term funds in commercial paper, certificates of deposit and other short-term instruments, subject to our investment guidelines regarding issuer concentration, quality and maturity. As of September 30, 2000, we had a large cash and short-term position in anticipation of our need to fund the then-pending purchase by Phoenix Life of the outstanding common stock of PXP held by its public stockholders. See "--Investment Management Segment--Overview--Purchase of PXP Minority Interest."

  EQUITY IN UNCONSOLIDATED SUBSIDIARIES

     The following table indicates the components of our investment in unconsolidated subsidiaries as of the dates indicated. These are accounted for under the equity method.

                     EQUITY IN UNCONSOLIDATED SUBSIDIARIES

                                                                  AS OF             AS OF
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                              --------------    -------------
                                                              1998     1999         2000
                                                              -----    -----    -------------
                                                                       (IN MILLIONS)

Investment in EMCO..........................................  $10.7    $13.4        $15.1
Investment in Aberdeen Asset Management.....................   34.7     61.6         56.5
Investment in Hilb, Rogal and Hamilton Company..............     --     16.2         17.1
                                                              -----    -----        -----
     Total Unconsolidated Subsidiaries......................  $45.4    $91.2        $88.7
                                                              =====    =====        =====

CLAIMS PAYING ABILITY RATINGS

     Claims paying ability and financial strength ratings are factors underlying the competitive position of life insurers. The current claims paying ability and financial strength ratings of Phoenix Life are listed in the table below:

           RATING AGENCY                   RATING                     RATING STRUCTURE
-----------------------------------        ------                     ----------------
Standard & Poor's Ratings Services           AA          Second highest of nine ratings categories
                                      ("Very Strong")    and mid-range within the category based on
                                                         modifiers (i.e., AA+, AA and AA- are "Very
                                                         Strong")
Moody's Investors Service, Inc.             Aa3          Second highest of nine ratings categories
                                       ("Excellent")     and lowest within the category based on
                                                         modifiers (i.e., Aa1, Aa2 and Aa3 are
                                                         "Excellent")
A.M. Best Company, Inc.                      A           Second highest of nine ratings categories
                                       ("Excellent")     and highest within the category based on
                                                         modifiers (i.e., A and A- are "Excellent")
Fitch IBCA (Formerly Duff & Phelps           AA          Second highest of eight ratings categories
  Credit Rating Company)               ("Very High")     and second highest within the category
                                                         based on modifiers (i.e., AA+, AA and AA-
                                                         are "Very High")

     The foregoing ratings reflect each rating agency's opinion of Phoenix Life's financial strength, operating performance and ability to meet its obligations to policyholders, and are not evaluations relating to our common stock or the protection of our stockholders. In June 2000, S&P reaffirmed Phoenix Life's AA rating, but revised its ratings outlook to negative. In reaffirming the AA rating, S&P cited Phoenix Life's strong capital position, strong liquidity and continued leadership position in the upper income and brokerage markets. S&P stated, however, that the revision to its ratings outlook was based on its concerns that Phoenix Life's recent strategic focus on non-participating life insurance and asset management products could affect its ability to meet earnings expectations. S&P stated its belief that this shift in focus presents new challenges that could negatively affect Phoenix Life's sales and expense levels. The revision in ratings outlook does not constitute a ratings downgrade, nor has S&P placed Phoenix Life on its "Watchlist" for a possible downgrade. In January 2001, A.M. Best reaffirmed Phoenix Life's A rating and assigned a positive outlook, citing Phoenix Life's recent financial performance and the financial flexibility the company will have after demutualization.

PROPERTIES

     Our executive headquarters consist of our main office building at One American Row and two other buildings in Hartford, Connecticut. We own these buildings and occupy approximately 77% of the aggregate gross square feet of space contained in them. In addition to this property, we own offices in Enfield, Connecticut and East Greenbush, New York, for use in the operation of our business. We also lease office space within and outside the U.S. as needed for our operations, including for use by our sales force. We believe that our properties are adequate for our current and expected needs.

LEGAL PROCEEDINGS

  GENERAL

     We are regularly involved in litigation, both as a defendant and as a plaintiff. The litigation naming us as a defendant ordinarily involves our activities as an insurer, employer, investment adviser, investor or taxpayer. In addition, state regulatory bodies, the SEC, the NASD and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with, among other things, insurance laws, securities laws, and laws governing the activities of broker-dealers. These types of lawsuits and regulatory actions may be difficult to assess or quantify, may seek recovery of very large and/or indeterminate amounts, including punitive and treble damages, and their existence and magnitude may remain unknown for substantial periods of time. A substantial legal liability or significant regulatory action against us could have a material adverse effect on our business, results of operations and financial condition.

     While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or to provide reasonable ranges of potential losses, it is the opinion of our management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in our consolidated financial statements, are not likely to have a material adverse effect on our consolidated financial condition.

     However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows.

  DISCONTINUED REINSURANCE BUSINESS

     Phoenix Life's reinsurance business included, among other things, reinsurance by Phoenix Life of other insurance companies' group accident and health business. During 1999, Phoenix Life placed its remaining group accident and health reinsurance business into runoff, adopting a formal plan to terminate the related contracts as early as contractually permitted and not entering into any new contracts. As part of its decision to discontinue its remaining reinsurance operations, Phoenix Life reviewed the runoff block and estimated the amount and timing of future net premiums, claims and expenses.

     We have established reserves for claims and related expenses that we expect to pay on our discontinued group accident and health reinsurance business. These reserves are a net present value amount that is based on currently known facts and estimates about, among other things, the amount of insured losses and expenses that we believe we will pay, the period over which they will be paid, the amount of reinsurance we believe we will collect under our finite reinsurance and our other reinsurance to cover our losses and the likely legal and administrative costs of winding down the business. In the third quarter of 2000, we strengthened our reserves for our discontinued reinsurance business by $94 million (pre-tax), to $160 million at September 30, 2000. In addition, in 1999 we purchased finite aggregate excess-of-loss reinsurance to further protect us from unfavorable results from this discontinued business. The initial premium for this coverage was $130 million. The maximum coverage available is currently $150 million and increases to $230 million by 2004.

     Phoenix Life is involved in two sets of disputes relating to reinsurance arrangements under which it reinsured group accident and health risks. The first of these involves contracts for reinsurance of the life and health carveout components of workers compensation insurance arising out of a reinsurance pool created and formerly managed by Unicover. In addition, Phoenix Life is involved in arbitrations and negotiations pending in the United Kingdom between multiple layers of reinsurers and reinsureds relating to transactions in which Phoenix Life participated involving certain personal accident excess-of-loss business reinsured in the London market. For a description of these legal proceedings, see "Risk Factors--Risks Related to Our Business--We could have material losses in the future from our discontinued reinsurance business."

     In light of our provisions for our discontinued reinsurance operations through the establishment of reserves and the finite reinsurance, based on currently available information we do not expect these operations, including the proceedings described above, to have a material adverse effect on our consolidated financial position. However, given the large and/or indeterminate amounts involved and the inherent unpredictability of litigation, it is not possible to predict with certainty the ultimate impact on us of all pending matters or of our discontinued reinsurance operations.

  SEC INVESTIGATION OF PXP AFFILIATE

     In 1997, PXP received a subpoena from a federal grand jury calling for production by DPIM, PXP's Chicago-based asset management subsidiary, of account and trade-related documents having to do with, among other things, whether DPIM directed client commission dollars to certain brokers in exchange for client referrals for DPIM during the period 1994 to 1997. Thereafter, PXP conducted an internal investigation into these activities. Following the internal investigation, PXP ultimately returned a total of approximately $635,000 of commission to the appropriate clients, took disciplinary action against certain employees involved in the matter and implemented a number of compliance procedures and enhanced controls.

     PXP voluntarily disclosed the matter to both the U.S. Department of Labor, or DOL, which enforces ERISA, and the SEC, and voluntarily provided these agencies access to documents, records and witnesses. In October 2000, the SEC issued a formal order of investigation in this matter, and PXP is cooperating fully.

     The SEC investigation, which is continuing, is a fact-finding inquiry and no enforcement action has been taken by the agency against PXP or any of its affiliates. Neither the federal grand jury nor the DOL have any outstanding requests for information from PXP. We do not anticipate that the outcome of this matter will have any material adverse effect on our business.

EMPLOYEES

     As of December 31, 2000, we employed approximately 2,250 people. We believe our relations with our employees are good.

                                   REGULATION

     Certain of our businesses are subject to extensive regulation at both the state and federal level, including regulation under state insurance and federal and state securities laws. We cannot predict the impact of future state, federal or foreign laws or regulations on our business. Future laws and regulations, or the interpretation thereof, may materially adversely affect our results of operations and financial condition.

INSURANCE REGULATION

     General. Phoenix Life is licensed to transact insurance business in, and is subject to regulation and supervision by, all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Canada. Each of our other insurance subsidiaries is licensed and regulated in all U.S. and international jurisdictions where it conducts insurance business. The extent of such regulation varies, but most jurisdictions have laws and regulations governing the financial aspects of insurers, including standards of solvency, reserves, reinsurance, capital adequacy, and the business conduct of insurers. In addition, statutes and regulations usually require the licensing of insurers and their agents, the approval of policy forms and related materials and, for certain lines of insurance, the approval of rates. Such statutes and regulations also prescribe the permitted types and concentration of investments. The primary purpose of this insurance industry regulation is to protect policyholders, not stockholders.

     The New York Insurance Law limits the sales commissions and certain other marketing expenses that may be incurred in connection with the sale of life insurance policies and annuity contracts. Our insurance subsidiaries are each required to file reports, generally including detailed annual financial statements, with insurance regulatory authorities in each of the jurisdictions in which they do business, and their operations and accounts are subject to periodic examination by such authorities. Our subsidiaries must also file, and in many jurisdictions and in some lines of insurance obtain regulatory approval for, rules, rates and forms relating to the insurance written in the jurisdictions in which they operate.

     State and federal insurance and securities regulatory authorities and other state law enforcement agencies and attorneys general from time to time make inquiries regarding compliance by our insurance subsidiaries with insurance, securities and other laws and regulations regarding the conduct of our insurance and securities businesses. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

     Holding Company Regulation. We and our insurance subsidiaries are subject to regulation under the insurance holding company laws of various jurisdictions. The insurance holding company laws and regulations vary from jurisdiction to jurisdiction, but generally require an insurance holding company (and insurers that are subsidiaries of insurance holding companies) to register with state regulatory authorities and to file with those authorities certain reports, including information concerning their capital structure, ownership, financial condition, certain intercompany transactions and general business operations.

     State insurance statutes also typically place restrictions on the amount of dividends or other distributions payable by insurance company subsidiaries to their parent companies, as well as on transactions between an insurer and its affiliates. See "Risk Factors--Risks Related to Our Business--Our ability to pay dividends and service debt could be hurt by limitations imposed on Phoenix Life" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The New York Insurance Law and the regulations thereunder also restrict the aggregate amount of investments Phoenix Life may make in non-life insurance subsidiaries and provide for periodic reporting on subsidiaries.

     Guaranty Associations and Similar Arrangements. Most of the jurisdictions in which we are admitted to transact insurance business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed life insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written in such state by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial

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premium tax offsets. In none of the past five years have the aggregate assessments levied against Phoenix Life or any of its insurance subsidiaries been material.

     Statutory Examinations. As part of their routine regulatory oversight process, state insurance departments conduct periodic detailed examinations of the books, records and accounts of insurers domiciled in their states. These examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC. In December 1998, the New York State Insurance Department completed an examination of Phoenix Life for the five-year period ended December 31, 1997. The New York State Insurance Department's Report on Examination of Phoenix Life as of December 31, 1997 found that, during the five-year examination period 1993 through 1997, Phoenix Life failed to comply fully with the disclosure requirements of a New York State Insurance Department regulation regarding replacements of certain of its insurance policies with other policies issued by it, used certain policy forms that had not been filed with or approved by the New York State Insurance Department, failed to pay interest on certain matured endowment contracts and violated certain New York State Insurance Department regulations governing advertising. These findings resulted in a $25,000 fine.

     Various state insurance departments also periodically examine non-domestic insurance companies conducting business in their states, including our life insurance subsidiaries. The purpose of these periodic examinations is to evaluate the companies' compliance with state insurance laws and regulations and to determine if operations are consistent with the public interest of the policyholders resident in the state conducting the examination. To date, we have addressed the issues raised during the course of these examinations and believe we have resolved them satisfactorily. In January 2001, the Connecticut Department of Insurance notified us that it plans to commence a market conduct examination focusing on Phoenix Life's conduct of its individual life and annuity, variable annuity, disability and health businesses in 1999 and 2000. This examination is of the routine type periodically performed by the Connecticut Department of Insurance.

     NAIC Ratios. On the basis of statutory financial statements filed with state insurance regulators, the NAIC calculates annually 12 financial ratios to assist state regulators in monitoring the financial condition of insurers. A "usual range" of results for each ratio is used as a benchmark. Departure from the "usual range" on four or more of the ratios can lead to inquiries from individual state insurance departments. In each of the years 1995 through 1999, at most one ratio for Phoenix Life fell outside the usual range.

     Policy and Contract Reserve Sufficiency Analysis. Under the New York Insurance Law, Phoenix Life is required to conduct annually an analysis of the sufficiency of all life and health insurance and annuity statutory reserves. A qualified actuary must submit an opinion which states that the statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the associated contractual obligations and related expenses of the insurer. If such an opinion cannot be provided, the insurer must set up additional reserves by moving funds from surplus. Since the inception of this requirement, we have provided this opinion without any qualifications.

     Statutory Investment Reserves. Statutory accounting practices require a life insurer to maintain both an asset valuation reserve and an interest maintenance reserve to absorb both realized and unrealized gains and losses on a portion of its investments. The asset valuation reserve is a statutory reserve for fixed maturity securities, equity securities, mortgage loans, equity real estate and other invested assets. The asset valuation reserve is designed to capture all realized and unrealized gains and losses on such assets, other than those resulting from changes in interest rates. The level of the asset valuation reserve is based on both the type of investment and its credit rating. In addition, the reserves required for similar investments, for example, fixed maturity securities, differ according to the credit ratings of the investments, which are based upon ratings established periodically by the SVO. The interest maintenance reserve applies to all types of fixed maturity securities, including bonds, preferred stocks, MBS, ABS and mortgage loans. The interest maintenance reserve is designed to capture the net gains which are realized upon the sale of such investments and which result from changes in the overall level of interest rates. The captured net realized gains or losses are then amortized into income over the remaining period to the stated maturity of the investment sold. Any increase in the asset valuation reserve and interest maintenance reserve causes a reduction in an insurance company's statutory capital and surplus which, in turn, reduces funds available for stockholder dividends.

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     Surplus and Capital.  The New York Insurance Law requires Phoenix Life, as a New York domestic mutual life insurer, to maintain at least $300,000 in surplus. After the demutualization, Phoenix Life will be required to maintain at least $2,000,000 in capital. In addition, prior to the demutualization, the New York Insurance Law has limited the amount of surplus that Phoenix Life, as a New York domestic mutual life insurer, could accumulate. Since we intend to continue offering participating policies after the demutualization, we will be subject to statutory restrictions that limit to 10% the amount of statutory profits on participating policies written after the demutualization (measured before dividends to policyholders) that can inure to the benefit of stockholders. We believe that the impact of these restrictions on our earnings will not be material.

     Our U.S. insurance subsidiaries are subject to the supervision of the regulators in each jurisdiction in which they are licensed to transact business. These regulators have discretionary authority, in connection with the continued licensing of any of these insurance subsidiaries, to limit or prohibit its sales to policyholders if such regulators determine that such subsidiary has not maintained the minimum surplus or capital required or that such subsidiary's further transaction of business would be hazardous to policyholders.

     Risk-based Capital. Section 1322 of the New York Insurance Law requires that New York life insurers report their RBC based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The New York State Insurance Department uses the formula only as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally.
Section 1322 imposes broad confidentiality requirements on those engaged in the insurance business (including insurers, agents, brokers and others) and on the New York State Insurance Department as to the use and publication of RBC data.

     Section 1322 gives the New York Superintendent of Insurance explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels. As of December 31, 1999, Phoenix Life's total adjusted capital was in excess of each of those RBC levels.

     Each U.S. insurance subsidiary of Phoenix Life is also subject to these same RBC requirements. As of December 31, 1999, the total adjusted capital of each of these insurance subsidiaries was in excess of each of those RBC levels.

     Codification of Statutory Accounting Principles. The NAIC has recently adopted the Codification of Statutory Accounting Principles for life insurers, with an effective date of January 1, 2001. The adoption of the new statutory accounting practices likely will change, to some extent, prescribed statutory accounting practices that we use to prepare our statutory financial statements. Statutory accounting practices determine, among other things, the amount of statutory surplus and statutory net income of our insurance subsidiaries and thus determine, in part, the amount of funds they have available to pay dividends to us. Each state must adopt the new statutory accounting practices before they become the prescribed statutory basis of accounting for insurance companies domesticated in that state. The New York Insurance Department has adopted the codification guidance (Regulation 172) effective January 1, 2001 but did not adopt several key provisions of the guidance, including deferred income taxes and the establishment of goodwill as an asset. Based on a study commissioned by the NAIC, the overall impact on life insurers resulting from adoption of the codification is not expected to be materially adverse; however, a detailed analysis will be necessary to determine the actual impact of codification on the statutory results of operations and statutory financial position of Phoenix Life.

     Regulation of Investments. Phoenix Life and each of its insurance subsidiaries are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain asset categories, such as below investment-grade fixed income securities, equity real estate, other equity investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus and, in some instances, would require divestiture of such non-qualifying investments. We believe that the investments made by Phoenix Life and each of its insurance subsidiaries complied with such regulations at December 31, 1999 and continue to so comply.
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     Federal Insurance Initiatives and Litigation.  Although the federal government generally does not directly regulate the insurance business, federal initiatives often have an impact on our life insurance business. Current and proposed measures that may significantly affect the insurance business generally include limitations on anti-trust immunity, minimum solvency requirements and health care reform.

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999, implementing fundamental changes in the regulation of the financial services industry in the U.S. The Gramm-Leach-Bliley Act permits the transformation of the already converging banking, insurance and securities industries by permitting mergers that combine commercial banks, insurers and securities firms under one holding company. Under this legislation, national banks retain their existing ability to sell insurance products in some circumstances. In addition, bank holding companies that qualify and elect to be treated as "financial holding companies" may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complementary" to such financial activities, including acting as principal, agent or broker in selling life, property and casualty and other forms of insurance, including annuities. A financial holding company can own any kind of insurance company or insurance broker or agent, but its bank subsidiary cannot own the insurance company. Under state law, the financial holding company would need to apply to the insurance commissioner in the insurer's state of domicile for prior approval of the acquisition of the insurer, and the Gramm-Leach-Bliley Act provides that the commissioner, in considering the application, may not discriminate against the financial holding company because it is affiliated with a bank. Under the Gramm-Leach-Bliley Act, no state may prevent or interfere with affiliations between banks and insurers, insurance agents or brokers, or the licensing of a bank or affiliate as an insurer or agent or broker.

     Until passage of the Gramm-Leach-Bliley Act, the Glass-Steagall Act of 1933, as amended, had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956, as amended, had restricted banks from being affiliated with insurance companies. With the passage of the Gramm-Leach-Bliley Act, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurance companies may materially adversely affect all of our product lines by substantially increasing the number, size and financial strength of potential competitors. Although the effect of these recent developments on us and our competitors is uncertain, both the persistency of our existing insurance products and our ability to sell new products may be materially affected by these developments in the future.

     Valuation of Life Insurance Policies Model Regulation. The NAIC has adopted a revision to the Valuation of Life Insurance Policies Model Regulation known as XXX Regulation. This model regulation would establish new minimum statutory reserve requirements for certain individual life insurance policies written in the future. Before the new reserve standards can become effective, individual states must adopt the model regulation. If these reserve standards were adopted in their current form, insurers selling certain individual life insurance products, such as term life insurance with guaranteed premium periods and universal life insurance products with no-lapse guarantees, would be required to redesign their products or hold increased reserves to be consistent with the new minimum standards with respect to policies issued after the effective date of the regulation. The industry has encouraged the states to adopt the model regulation with an effective date of January 1, 2000. New York State adopted a similar regulation in 1994, and amended it on March 13, 2000 to be consistent with XXX Regulation.

SECURITIES REGULATION

     Phoenix Life, some of its subsidiaries and certain insurance policies and annuity contracts offered by them are subject to various forms of regulation under the federal securities laws administered by the SEC. Certain subsidiaries of Phoenix Life and PXP are investment advisers registered under the Investment Advisors Act of 1940, as amended. In addition, certain separate accounts of Phoenix Life and its life insurance subsidiaries and several mutual funds advised, in whole or in part, by investment advisers affiliated with Phoenix Life and PXP are registered under the Investment Company Act of 1940, as amended, or the Investment Company Act. Certain annuity contracts and life insurance policies issued by Phoenix Life and some of its life insurance subsidiaries are funded by separate accounts and are registered under the Securities Act of 1933, as amended, or the Securities Act.
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     Certain subsidiaries of Phoenix Life and PXP are registered as broker-dealers under the Securities Exchange Act of 1934, as amended, and are therefore subject to minimum net capital requirements imposed by the SEC. As registered broker-dealers, these subsidiaries are members of the NASD. The SEC and NASD require that, in addition to the minimum net capital requirements, these broker-dealers are subject to a variety of operational standards, including proper record keeping and the licensing of representatives.

     Phoenix Life also has certain pooled investment vehicles that are exempt from registration under the Securities Act and the Investment Company Act, but that may be subject to certain other provisions of such legislation.

     Federal and state securities regulatory authorities from time to time make inquiries regarding compliance by Phoenix Life and PXP and their respective subsidiaries, with securities and other laws and regulations regarding the conduct of their securities businesses. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

     These laws and regulations are primarily intended to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. We may also be subject to similar laws and regulations in the states and foreign countries in which we provide investment advisory services, offer the products described above or conduct other securities-related activities.

TAX LEGISLATION

     Currently, under the Internal Revenue Code, holders of many life insurance and annuity products, including both traditional and variable products, are entitled to tax-favored treatment on these products. For example, income tax payable by policyholders on investment earnings under traditional and variable life insurance and annuity products which are owned by natural persons is deferred during the product's accumulation period and is payable, if at all, only when the insurance or annuity benefits are actually paid or to be paid. Also for example, interest on loans up to $50,000 secured by the cash value of life insurance policies owned by businesses on key employees is eligible for deduction, even though investment earnings during the accumulation period are tax-deferred.

     In the past, legislation has been proposed that would have curtailed the tax-favored treatment of some of our life insurance and annuity products. For example, in 1992, the Bush Administration proposed legislation that, had it been enacted, would have limited otherwise deductible interest payments for businesses that own life insurance policies on the lives of their employees. Similarly, in 1998, the Clinton Administration proposed legislation that, had it been enacted, would have caused transfers between separate accounts underlying tax-deferred annuity products to be taxable. The proposed legislation also contained other provisions unfavorable to our tax-favored annuity products. None of these proposals was enacted, and no such proposals or similar proposals are currently under active consideration by Congress. The Clinton Administration had also proposed tax law changes that, if enacted, would have adversely affected our COLI product offerings. If these or similar proposals directed at limiting the tax-favored treatment of life insurance policies or annuity contracts are enacted, market demand for such products would be adversely affected.

     In addition, it is possible that Congress will continue to consider proposals which would either eliminate or significantly reduce federal estate taxes. Many insurance products are designed and sold to help policyholders reduce the effect of federal estate taxation on their estates. See "Risk Factors--Risks Related to Regulation and Proposed Legislation--Elimination or modification of the federal estate tax could adversely affect revenues from sales of our life insurance products because some of them are specifically designed and marketed as policies that help a decedent's heirs to pay this tax."

ENVIRONMENTAL CONSIDERATIONS

     As owners and operators of real property, we are subject to extensive federal, state and local environmental laws and regulations. Inherent in such ownership and operation is the risk that there may be environmental liabilities and costs incurred in connection with any required investigation or remediation of any

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current or former properties. In addition, we hold interests in companies that are subject to environmental liabilities and costs. We cannot assure you that environmental liabilities or costs will not arise. However, based on information currently available to management, we believe that any environmental costs or liabilities associated with compliance with environmental laws and regulations or any investigation or remediation of any current or former properties will not have a material adverse effect on our results of operations or financial condition.

ERISA CONSIDERATIONS

     Certain of our products and services, including our management of employee benefit plan assets in our advisory capacity in separate accounts, are subject to the requirements of the Employee Retirement Income Security Act of 1974, or ERISA. In addition, the Small Business Job Protection Act, or the SBJPA, offered insurers protection from potential litigation exposure prompted by the 1993 U.S. Supreme Court decision in John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank. In this decision, the Court held that, with respect to a portion of the funds held under certain general account group annuity contracts, an insurer is subject to the fiduciary requirements of ERISA.

     The pertinent SBJPA provisions provide that insurers are protected from liability for breaches of fiduciary duties under ERISA for past actions with respect to their general account contracts. However, insurers remain subject to federal criminal law and liable for actions brought by the Secretary of Labor alleging breaches of fiduciary duties that also constitute a violation of federal or state criminal law. The SBJPA also provides that contracts issued from an insurer's general account on or before December 31, 1998, and that are not guaranteed benefit policies, will not be subject to ERISA's fiduciary requirements if they meet the requirements of regulations issued by the Department of Labor. In addition, the SBJPA provides that contracts issued from an insurer's general account after December 31, 1998, and that are not guaranteed benefit policies, will be subject to ERISA.

     In January 2000, the Department of Labor published a regulation pursuant to the SBJPA which provides that where an employee benefit plan acquired an insurance policy (other than a guaranteed benefit policy) issued on or before December 31, 1998 and supported by the assets of the insurer's general account, the employee benefit plan's assets for purposes of ERISA will not be deemed to include any of the assets of the insurer's general account, provided that the requirements of the regulation are met. Accordingly, if those requirements are met, the insurer is not subject to the fiduciary obligations of ERISA in connection with issuing such an insurance policy. Pursuant to these requirements, the insurer must make detailed disclosures to the employee benefit plan and must permit the policyholder to terminate the policy on 90 days' notice and receive without penalty, at the policyholder's option, either the accumulated fund balance (which may be subject to market value adjustment) or a book value payment of such amount in annual installments with interest. We are taking steps to comply with these requirements to secure the exemption provided by the regulations from the fiduciary obligations of ERISA.

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                                   MANAGEMENT

     The following table lists the directors and executive officers of The Phoenix Companies, Inc. and their ages and positions as of December 31, 2000.

                NAME                   AGE                           POSITION
-------------------------------------  ---    ------------------------------------------------------
Sal H. Alfiero.......................  63     Director
J. Carter Bacot......................  67     Director
Peter C. Browning....................  59     Director
Arthur P. Byrne......................  55     Director
Carl T. Chadburn.....................  54     Executive Vice President
Richard N. Cooper....................  66     Director
Gordon J. Davis......................  59     Director
Robert W. Fiondella..................  58     Chairman, Chief Executive Officer and Director
John E. Haire........................  48     Director
Jerry J. Jasinowski..................  61     Director
Thomas S. Johnson....................  60     Director
John W. Johnstone, Jr................  68     Director
Marilyn E. LaMarche..................  66     Director
Philip R. McLoughlin.................  53     Executive Vice President and Director
Tracy L. Rich, Esq...................  48     Senior Vice President and General Counsel
David W. Searfoss....................  49     Executive Vice President and Chief Financial Officer
Simon Y. Tan.........................  48     Executive Vice President
Robert F. Vizza......................  67     Director
Robert G. Wilson.....................  67     Director
Dona D. Young........................  46     President and Director

     We provide below biographical information relating to our directors and executive officers:

     Sal H. Alfiero has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1988. Mr. Alfiero has been Chairman and Chief Executive Officer of Mark IV Industries, Inc. since 1969. He also serves as a director of Niagara Mohawk Holdings.

     J. Carter Bacot has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1974. In 1998, Mr. Bacot retired as the Chairman and Chief Executive Officer of The Bank of New York and of The Bank of New York Company, a position he had held since 1982. Mr. Bacot is a director of the Venator Group, Inc.

     Peter C. Browning has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since October, 2000. He previously served as a director of Phoenix Life from 1989 to 1999. He is currently chairman of the board of NUCOR in Charlotte, North Carolina. Previously, he served as president and chief executive officer of Sonoco Products Company from 1998 to 2000; as President and Chief Operating Officer of Sonoco Products Company from 1996 to 1998; and as Executive Vice President of Sonoco Products Company from 1993 to 1996. Mr. Browning is also a director of Lowe's Companies, Inc. and Wachovia Corporation.

     Arthur P. Byrne has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1997. He has been President, Chief Executive Officer and Chairman of The Wiremold Company since 1991.

     Carl T. Chadburn has been an Executive Vice President of The Phoenix Companies, Inc. since November 2000 and an officer of Phoenix Life since 1978. He became an Executive Vice President of Phoenix Life in 1998, and served as Senior Vice President from 1992 until that time. Prior to 1992, Mr. Chadburn held the position of Vice President, Human Resources, of Phoenix Life.

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     Richard N. Cooper has been a director of The Phoenix Companies, Inc. since
November 2000 and a director of Phoenix Life since 1982. He is currently Mauritus C. Boas Professor of International Economics for Harvard University, a position he has held since 1981. While on leave from Harvard, Mr. Cooper served as Chairman of the National Intelligence Council from 1995 to 1997. Mr. Cooper is a director of Circuit City Stores, Inc.

     Gordon J. Davis has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1986. He is currently President of Lincoln Center for the Performing Arts, a position he has held since 2001. Prior to 2001, he was a partner at the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P., a position he had held since 1994. He is also a director of Consolidated Edison of New York, Inc.

     Robert W. Fiondella has been Chairman and Chief Executive Officer and a director of The Phoenix Companies, Inc. since November 2000 and Chairman and Chief Executive Officer of Phoenix Life since February 1994. He served as President of Phoenix Life from 1987 until February 2000; as Principal Operating Officer of Phoenix Life from 1992-1994; and as Chief Operating Officer of Phoenix Life from 1989-1992. He has been a director of Phoenix Life since 1987. Mr. Fiondella is also a director of PXRE Group Ltd. and Hilb, Rogal and Hamilton Company.

     John E. Haire has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1999. Mr. Haire has been president of The Fortune Group since February 1999. He was named president of Time magazine in February 1999, where he had served as publisher since 1993.

     Jerry J. Jasinowski has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1995. He has been president of the National Association of Manufacturers since 1990. Mr. Jasinowski is a director of Harsco Corporation.

     Thomas S. Johnson has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since October, 2000. He is currently Chairman and Chief Executive Officer of GreenPoint Financial Corporation. He served as President and director of Manufacturers Hanover Trust Company and Manufacturers Hanover Corp. from 1989 to 1999. Mr. Johnson is a director of R.R. Donnelly & Sons Company, Alleghany Corporation and Online Resources Corp.

     John W. Johnstone, Jr. has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1986. Mr. Johnstone served as Chairman and Chief Executive Officer of Olin Corporation from 1986 until his retirement in 1996. Mr. Johnstone is a director of Fortune Brands, Inc., McDermott International and Arch Chemicals, Inc.

     Marilyn E. LaMarche has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1989. She has been a Limited Managing Director in the New York investment banking firm of Lazard Freres & Co. LLC since 1983.

     Philip R. McLoughlin has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1994. He has been Executive Vice President -- Investments of Phoenix Life since 1988 and Chairman and Chief Executive Officer of PXP since 1995. Mr. McLoughlin is also a director/trustee of the following registered investment companies: The Phoenix Funds, The Phoenix Institutional Funds, The Phoenix-Seneca Funds, Phoenix-Engemann Funds, Phoenix-Euclid Market Neutral Fund, Phoenix-Zweig Trust, Duff & Phelps Utility and Corporate Bond Trust Inc. and Duff & Phelps Utilities Tax-Free Income Inc. He also serves as a director of PXRE Group Ltd.

     Tracy L. Rich, Esq. has been Senior Vice President and General Counsel of The Phoenix Companies, Inc. since November 2000 and of Phoenix Life since January 2000. Prior to joining Phoenix Life, Mr. Rich held various positions, including Senior Vice President and Deputy General Counsel, with Massachusetts Mutual Life Insurance Company from 1996 to 2000 and various positions, including Chief Tax Legal Counsel, with Connecticut Mutual Life Insurance Company from 1982 to 1996.

     David W. Searfoss has been Executive Vice President and Chief Financial Officer of The Phoenix Companies, Inc. since November 2000 and Executive Vice President and Chief Financial Officer of Phoenix

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

Life since 1994. He served as Senior Vice President of Phoenix Life from 1987 to 1994. Mr. Searfoss is a director of PXRE Group Ltd. and of Hilb, Rogal and Hamilton Company.

     Simon Y. Tan has been an Executive Vice President of The Phoenix Companies, Inc. since November 2000 and of Phoenix Life since June 2000. He was a Senior Vice President of Phoenix Life from 1994 until June 2000. Mr. Tan is a director/trustee of Phoenix Edge Series Fund.

     Robert F. Vizza has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1991. Dr. Vizza is currently the President of the Lustgarten Foundation for Pancreatic Cancer Research and the Dolan Foundations. In 1998, he retired as the President and Chief Executive Officer of St. Francis-Mercy Corporation. He had been the President and Chief Executive Officer of St. Francis Hospital since 1985 and stayed on as President and Chief Executive Officer of the holding company, St. Francis-Mercy Corporation in 1995, when St. Francis Hospital acquired Mercy Corporation. Dr. Vizza is a director of GreenPoint Financial Corp.

     Robert G. Wilson has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1976. He was Chairman of QuoteShip.com from 1999 to 2000, and stayed on as a consultant to Logistics.com after QuoteShip.com was merged into Logistics.com in 2000. He was the Chief Executive Officer and Chairman of, and currently serves as a consultant to, LendingTree.com. Mr. Wilson is a former partner of Goldman Sachs & Co. and former President of Goldman Sachs International Corporation.

     Dona D. Young has been President and a director of The Phoenix Companies, Inc. since November 2000. She has been a director of Phoenix Life since 1998 and its President since 2000. Mrs. Young was Executive Vice President, Individual Insurance and General Counsel of Phoenix Life from 1994 to 2000 and Senior Vice President and General Counsel from 1989 through 1994. Mrs. Young also serves as a director of Sonoco Products Company, Wachovia Corporation and Venator Group, Inc., and as a director/trustee of Phoenix Edge Series Fund.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

  RESPONSIBILITIES AND COMPOSITION OF THE BOARD

     Our business is managed under the direction of our board of directors. The board consists of sixteen directors, a majority of whom are outside directors. An outside director is a director who is neither an officer or employee of The Phoenix Companies, Inc. or of any entity controlling, controlled by, or under common control with The Phoenix Companies, Inc., nor the beneficial owner of a controlling interest in the voting stock of The Phoenix Companies, Inc. or of any such other entity.

     Our amended and restated certificate of incorporation provides that the directors will be divided into three classes, as nearly equal in number as possible, with the term of office of each class to be three years. The classes serve staggered terms, such that the term of office of one class of directors expires each year.

  BOARD COMMITTEES

     There are currently six committees of our board of directors that perform essential functions of the board. Three of these are standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. The responsibilities of the committees are summarized below. Only outside directors may be members of the Audit Committee and the Compensation Committee. From time to time, in its discretion, the board may form other committees.

  THE EXECUTIVE COMMITTEE

     The Executive Committee, except as otherwise provided in our amended and restated certificate of incorporation, has and may exercise the powers and authority of the board of directors in the management of our property, affairs and business, including the power to declare dividends, in the intervals between meetings of the board of directors.

     The Executive Committee currently consists of the following six members:
Sal H. Alfiero, J. Carter Bacot, Robert W. Fiondella, John W. Johnstone, Jr., Robert F. Vizza and Robert G. Wilson.

  THE AUDIT COMMITTEE

     The Audit Committee, except as otherwise provided in any resolution of the board of directors, has and may exercise the authority of the board of directors:

     - to recommend to the board of directors the selection of our independent certified public accountants;

     - to review the scope, plans and results relating to our internal and external audits and financial statements;

     - to review our financial condition;

     - to monitor and evaluate the integrity of our financial reporting processes and procedures;

     - to assess our significant business and financial risks and exposures and to evaluate the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, accounting and audit controls over cash, securities, receipts, disbursements and other financial transactions; and

     - to review our policies on ethical business conduct and monitor our compliance with those policies.

     The Audit Committee currently consists of the following seven members: J. Carter Bacot, Peter C. Browning, Arthur P. Byrne, John E. Haire, Thomas S. Johnson, Robert F. Vizza and Robert G. Wilson.

  THE COMPENSATION COMMITTEE

     The Compensation Committee, except as otherwise provided in any resolution of the board of directors, has and may exercise all the authority of the board of directors with respect to compensation, benefits and personnel administration of our employees, including:

     - nominating persons for election or appointment as officers by the board of directors;

     - evaluating the performance and recommending to the board of directors the compensation, if any, of such officers;

     - recommending, to the board of directors, at its discretion, any plan to issue options for the purchase of shares of our stock to our directors, officers or employees and those of our subsidiaries; and

     - administering our long-term incentive plan for senior executives.

In the absence of a Nominating Committee or another committee exercising similar functions, the Compensation Committee will also have authority to make recommendations to the board of directors with respect to filling vacancies on the board of directors.

     The Compensation Committee currently consists of the following seven members: Sal H. Alfiero, J. Carter Bacot, Peter C. Browning, Arthur P. Byrne, John E. Haire, Jerry J. Jasinowski and John W. Johnstone, Jr.

  OTHER COMMITTEES

     The board of directors may form such other committees of the board of directors as it deems appropriate. As of December, 2000, other committees of the board of directors included the Nominating and Governance Committee, which makes recommendations to the board of directors with respect to electing directors and the structure of the board, the Shareholder and External Affairs Committee, which is responsible for matters relating to the interests of the shareholders, and the Finance Committee.

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

  COMPENSATION OF DIRECTORS

     Directors who are employees of PXP, Phoenix Life or The Phoenix Companies, Inc. do not receive any compensation for serving as directors of these companies. In 2000, outside directors (i.e., those not employed by us) received an annual retainer of $27,500 for serving on the board of directors of Phoenix Life. Each chairman of a board committee received an additional $6,000 annual retainer. Outside directors were paid attendance fees of $1,600 for each board meeting they attended and an additional $1,600 for each board committee meeting they attended. In 2001, these fees remain unchanged. For purposes of these fees, each meeting of the board of directors of The Phoenix Companies, Inc. and of Phoenix Life will be treated as one meeting, as will meetings of their comparable committees. Directors may defer the receipt of the payment of all or a portion of their retainer and attendance fees.

     Phoenix Life provides $100,000 of life insurance to each director. The cost to Phoenix Life of providing this insurance is nominal. All directors may also participate in a matching charitable gift program to qualified educational institutions, subject to an annual maximum match of $2,000.

     The Phoenix Companies, Inc. maintains a directors stock plan, or the Directors Stock Plan. No options may be granted under this plan prior to the first anniversary of the initial public offering. Thereafter, the board of directors may grant options to outside directors, provided:

     - prior to the fifth anniversary of the plan effective date, such options will be in substitution for a portion of the cash fees that would otherwise have been payable to the outside director; and

     - the aggregate number of shares issuable pursuant to options will not exceed 0.5% of the total shares outstanding immediately after the plan effective date.

     The exercise price per share will not be less than the fair market value of a share on the day such option is granted and the option will be exercisable from the later of two years after the plan effective date or the day the option is granted until the earlier of the tenth anniversary of such grant date or the third anniversary of the day the outside director ceases to provide services for The Phoenix Companies, Inc. In addition, beginning with respect to fees for services rendered after the first anniversary of the plan effective date, the board of directors may require the outside director to receive up to one-half of such fees in shares instead of cash and the outside director may elect to receive any portion of such fees in shares instead of cash. The aggregate number of shares that may be issued in lieu of cash fees may not exceed 500,000 shares.

MANAGEMENT COMPENSATION

  EXECUTIVE COMPENSATION

     Since the formation of The Phoenix Companies, Inc. in March 2000, none of its officers or other personnel has received any compensation from The Phoenix Companies, Inc. All compensation has been paid to such individuals in their capacities as officers and/or directors of Phoenix Life or PXP. It is expected that after the demutualization, most of the employees of The Phoenix Companies, Inc., including the executive officers, will continue to be paid only by Phoenix Life or PXP with an allocation of their compensation to be made for services rendered to The Phoenix Companies, Inc. The Phoenix Companies, Inc. will pay the amount of such allocation to Phoenix Life or PXP pursuant to a cost allocation agreement. If and to the extent any employees of The Phoenix Companies, Inc. cease to be employees of Phoenix Life or PXP, their entire salary will be paid by The Phoenix Companies, Inc.

     The following table describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Phoenix Life, or the Named Executive Officers, for services rendered during the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                               LONG TERM
                                    ANNUAL COMPENSATION       COMPENSATION
                                 --------------------------   ------------
                                                                  LTIP          ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY     BONUS      PAYOUTS(5)    COMPENSATION(3)
  ---------------------------    ----    ------     -----      ----------    ---------------
Robert W. Fiondella(1).........  2000   $900,000     (4)       $2,246,400        $47,582
  Chairman of the Board and
  Chief Executive Officer
Dona D. Young(1)...............  2000    650,000     (4)        1,439,100         35,553
  President
Philip R. McLoughlin(2)........  2000    600,000     (4)          552,825         20,196
  Chairman and Chief Executive
  Officer, Phoenix Investment
  Partners, Ltd.
David W. Searfoss..............  2000    410,000     (4)          705,510         26,687
  Executive Vice President and
  Chief Financial Officer
Carl T. Chadburn...............  2000    325,000     (4)          531,765         18,063
  Executive Vice President

------------
(1) Mrs. Young was appointed President of Phoenix Life effective as of February 28, 2000. Mr. Fiondella had served as Phoenix Life's President until that date. Prior to her appointment as President, Mrs. Young had served Phoenix Life as Executive Vice President--Individual Insurance and General Counsel.

(2) On December 31, 2000, Mr. McLoughlin held 58,478 vested and unvested restricted stock grants with a value of $917,374. As of January 11, 2001, the date on which Phoenix Life acquired the outstanding common stock of PXP held by third parties, all restricted stock grants were vested and paid to Mr. McLoughlin.

(3) "All Other Compensation" consists primarily of employer contributions with respect to Phoenix Life's Savings and Investment Plan and nonqualified excess benefit plans, and, in the case of Mr. McLoughlin, the Phoenix Investment Partners, Ltd. qualified and nonqualified profit sharing plans. Other elements of "All Other Compensation" include auto, health reimbursement, and financial and tax planning.

(4) Bonus amounts under the short-term bonus program earned in fiscal year 2000 and scheduled to be paid in calendar year 2001, have not yet been determined. It is anticipated that a determination will be made in February 2001.

(5) Long-Term Incentive Compensation Plan.

     None of the Named Executive Officers other than Robert W. Fiondella and Philip R. McLoughlin has received or holds any option to acquire any stock of The Phoenix Companies, Inc. or any of its subsidiaries. Each of Messrs. Fiondella and McLoughlin received these options as part of their remuneration for their services to PXP. The table set forth below illustrates the options to acquire PXP common stock held by Mr. Fiondella and Mr. McLoughlin on December 31, 2000 (and the value thereof based on the closing price of a share of PXP common stock on that date). Neither officer exercised any PXP options in 2000; however, in connection with the January 2001 merger transaction by which PXP became a wholly owned subsidiary of Phoenix Life, all of his PXP options (whether or not then exercisable) were cashed out for a per share cash payment equal to the excess of $15.75 over the per share exercise price under each such option.

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

                        AGGREGATED FY-END OPTION VALUES

                                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                    UNDERLYING UNEXERCISED           IN-THE-MONEY
                                       OPTIONS AT FY-END           OPTIONS AT FY-END
              NAME                 EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
---------------------------------  -------------------------   -------------------------
Robert W. Fiondella..............        85,154/23,076            $ 801,619/$227,998
Philip R. McLoughlin.............       360,000/75,000             2,950,825/564,000

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                       PERFORMANCE OR              EST. FUTURE PAYOUTS
                                        OTHER PERIOD      -------------------------------------
                                      UNTIL MATURATION    THRESHOLD      TARGET       MAXIMUM
                NAME                     OR PAYOUT         PAYMENT      PAYMENT       PAYMENT
------------------------------------  ----------------    ---------    ----------    ----------
Robert W. Fiondella.................     2000-2002           $0        $1,080,000    $3,240,000
Dona D. Young.......................     2000-2002            0           520,000     1,560,000
Philip R. McLoughlin................     2000-2002            0           280,000       840,000
David W. Searfoss...................     2000-2002            0           246,000       738,000
Carl T. Chadburn....................     2000-2002            0           178,750       536,250

RETIREMENT PLAN

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age, which is age 62 for participants with ten (10) years of service or otherwise age 65, based on the final pay formula contained in our pension plan, a qualified defined-benefit plan. The benefits also include any pension amounts provided under our non-qualified pension plan due to benefit limitations imposed by the Internal Revenue Code or our exclusion of certain types of compensation from the qualified plan.

                               PENSION PLAN TABLE

  FINAL
 AVERAGE                        YEARS OF PLAN PARTICIPATION
----------   -----------------------------------------------------------------
   PAY          10         15         20         25         30          35
----------   --------   --------   --------   --------   --------   ----------
$450,000..   $ 90,000   $135,000   $180,000   $225,000   $247,500   $  270,000
 500,000..    100,000    150,000    200,000    250,000    275,000      300,000
 750,000..    150,000    225,000    300,000    375,000    412,500      450,000
1,000,000..   200,000    300,000    400,000    500,000    550,000      600,000
1,250,000..   250,000    375,000    500,000    625,000    687,500      750,000
1,500,000..   300,000    450,000    600,000    750,000    825,000      900,000
1,750,000..   350,000    525,000    700,000    875,000    962,500    1,050,000

     The benefits shown in the above table are payable in the form of a straight life annuity and would be actuarially adjusted for optional benefit forms available under the pension plan. The annual retirement benefit under the qualified plan and the non-qualified plan is generally equal to the sum of (1) an executive's "final average earnings" multiplied by years of credited service up to 25 years times 2% and (2) an executive's "final average earnings" multiplied by years of credited service in excess of 25 years but up to 35 years times 1%. Benefits payable under the pension plan are subject to being offset for Social Security benefits. "Final average earnings" taken into account under the pension plan is the average annual salary (as reflected in the "salary" column of the Summary Compensation Table) paid to a participant during the consecutive 36 month period prior to an employee's retirement. For certain field office and sales-related positions, the "final average earnings" taken into account is the average of their five highest consecutive calendar years of salary out of their last seven consecutive calendar years. "Final average earnings" also takes into account the average of the highest three of the last five years' bonuses, as reflected in the Summary Compensation Table.

     At December 31, 2000 (assuming retirement as of such date), the estimated "final average earnings" under the qualified plan and the non-qualified plan is $1,521,200 for Robert W. Fiondella, $832,533 for Dona D. Young, $1,010,833 for Philip R. McLoughlin, $577,933 for David W. Searfoss and $446,364 for Carl T. Chadburn. The estimated years of credited service under the qualified plan and the non-qualified plan as of such date is 31.75 years for Mr. Fiondella, 20.42 years for Mrs. Young, 25.50 years for Mr. McLoughlin, 13.17 years for Mr. Searfoss and 28.42 years for Mr. Chadburn.

LONG-TERM INCENTIVE COMPENSATION PLAN

     All key executives at the level of senior vice president and above and select vice presidents are eligible to participate in the Phoenix Life Long-Term Incentive Plan, or the LTIP. The LTIP is a three-year plan with a new plan cycle beginning each January 1. Under the LTIP, performance objectives are established at the beginning of each three-year performance period and may include specific risk-based capital and profitability objectives as well as select strategic objectives. At the end of the performance period, the performance of Phoenix Life is measured against the pre-determined objectives. Results, expressed as a percentage, may range from 0% to 300%. This percentage is multiplied by each participant's target award, which is a percentage (ranging from 20% to 120%, depending on the participant's grade) of his or her average salary (based on the percentage salary on each February 1 of each year of the plan cycle). All LTIP awards are reviewed by the Human Resources Committee of the board of directors of Phoenix Life at its February meeting. Payment of any awards is made each year as soon as is practical after that meeting.

SHORT-TERM INCENTIVE PLAN

     All regular full-time and part-time employees who are not participating in another annual incentive plan are eligible to participate in the Mutual Incentive Plan. At the beginning of each plan year, company objectives emphasizing profitability and revenue are established as part of the annual business planning process. From these company goals, performance objectives and target measures are established. At the end of the plan year, senior management reviews the company's financial results against the pre-determined objectives. Results, expressed as a percentage, may range from 0% to 200%. This percentage is multiplied by the participant's target award, which is expressed as a percentage (ranging from 2.5% to 100%, depending on the participant's grade) of salary. The percent of target award is reviewed and approved by the Human Resources Committee of the board of directors of Phoenix Life at its February meeting. Awards are paid each year as soon as practical after that meeting.

THE PHOENIX COMPANIES, INC. STOCK INCENTIVE PLAN

     The Compensation Committee of the board of directors of The Phoenix Companies, Inc. will administer The Phoenix Companies, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). Under the Stock Incentive Plan, the Compensation Committee may from time to time grant stock options for the purchase of common stock to officers (including officers who are also directors), employees and insurance agents of The Phoenix Companies, Inc. and its subsidiaries, provided that the Compensation Committee may not grant any stock or stock options prior to the first anniversary of the initial public offering. The Compensation Committee may, in its discretion, delegate its authority and power under the Stock Incentive Plan to The Phoenix Companies, Inc.'s Chief Executive Officer with respect to individuals who are below the rank of Senior Vice President. Such delegation of authority is limited to 1.5% of the total number of shares authorized for issuance under the Stock Incentive Plan, and no individual may receive more than 5% of the shares subject to the Chief Executive Officer's total authorization in any twelve-month period.

     The maximum number of shares issuable under the Stock Incentive Plan with respect to officers, employees and insurance agents of The Phoenix Companies, Inc. (including those officers, employees, and insurance agents who are also employees, officers or directors of PXP and those individuals who were officers or employees of The Phoenix Companies, Inc. on the plan effective date) is the aggregate of 5% of the shares outstanding immediately after the initial public offering reduced by the shares issuable pursuant to options granted under The Phoenix Companies, Inc. Directors Stock Plan and, with respect to officers and employees of PXP (other than those officers, employees or insurance agents of The Phoenix Companies, Inc. as provided above) 1% of such shares outstanding. The maximum number of shares which may be subject to award under the Stock Incentive Plan shall not exceed 75% of the shares available under the Stock Incentive Plan prior to the second anniversary of the plan effective date, 85% of the shares available under the Stock Incentive Plan prior to the third anniversary of the plan effective date and 100% of the shares available under the Stock Incentive Plan prior to the fourth anniversary of the plan effective date. No participant in the Stock Incentive Plan may be granted, during any five-year period, options in respect of more than 5% of the shares available for issuance under the Stock Incentive Plan. The shares to be issued under the Stock Incentive Plan may be authorized but unissued shares or treasury shares. Upon the occurrence of certain events that affect the capitalization of The Phoenix Companies, Inc., appropriate adjustments will be made in the number of shares that may be issued under the Stock Incentive Plan in the future and in the exercise price under outstanding grants made before the event. If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all of the shares of common stock subject to the grant, such shares will be available for future grants.

     The board of directors of The Phoenix Companies, Inc. may terminate, modify or amend (subject, in some cases, to the approval of its stockholders and, prior to the fifth anniversary of the initial public offering, to the approval of the New York Superintendent of Insurance) the Stock Incentive Plan at any time, but such termination, modification or amendment may not adversely affect any stock option then outstanding under the Stock Incentive Plan without the consent of the recipient thereof. The Stock Incentive Plan will continue in effect until it is terminated by the board of directors of The Phoenix Companies, Inc. or until no more shares are available for issuance, but stock options granted prior to such date shall continue in effect until they expire in accordance with their terms.

     The Compensation Committee may (but not before the first anniversary of the initial public offering) grant non-qualified stock options and stock options qualifying as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price per share of common stock subject to either a non-qualified stock option or an incentive stock option will be not less than the fair market value (as defined in the Stock Incentive Plan) of such share on the date of grant of such option. To exercise an option, a holder may pay the exercise price as permitted by the Compensation Committee:

      --   in cash;

      -- by delivering on the date of exercise other shares of common stock owned by the holder;

      -- through an arrangement with a broker approved by The Phoenix Companies, Inc. for the payment of the exercise price with the proceeds of the sale of shares of common stock owned by the holder; or

      --   by a combination of the foregoing.

Options generally may not be transferred by the grantee, except in the event of death. The Compensation Committee may, in its discretion, permit the transfer of non-qualified stock options by gift or domestic relations order to the participant's immediate family members.

     Each option will generally become exercisable on a cumulative basis in three approximately equal installments on each of the first three anniversaries of the date of grant thereof, provided, that in no event will any option be or become exercisable prior to the second anniversary of the initial public offering. In addition, the Compensation Committee may establish longer periods of service or performance-based criteria at the time of the grant. The term of each option will be fixed by the Compensation Committee but may not be more than ten years from its date of grant.

     Any option granted to an insurance agent will comply with the provisions of
Section 4228 of the New York Insurance Law and any regulations thereunder (relating to the compensation of insurance agents).

     In the event of the termination of service of a grantee by reason of death, any options previously granted to such grantee will become immediately exercisable in full and may be exercised by the grantee's designated beneficiary at any time prior to the expiration of the term of the options or within five years following the grantee's death, whichever occurs first (or such shorter time as the Compensation Committee may determine at the time of grant). In the event of the termination of service of a grantee by reason of disability or approved retirement (as defined in the Stock Incentive Plan), any option previously granted to such grantee will continue to vest as if the grantee's service had not terminated. A grantee may exercise any vested option in full for a period of five years following termination of employment (or such shorter period as the Compensation Committee shall determine at the time of grant) or, if earlier, the expiration of the term of the option. In the event of the termination of service of a grantee for cause (as defined in the Stock Incentive
Plan), the grantee will forfeit any outstanding options. In the event of the termination of service of a grantee in connection with a divestiture of a business unit or subsidiary or similar transaction, the Compensation Committee may provide that all or some outstanding options will continue to become exercisable and may be exercised at any time prior to the earlier of the expiration of the term of the options and the third anniversary of the grantee's termination of service (or such shorter time as the Compensation Committee may determine at or following the time of grant). In general, in the event of the termination of service of a grantee for any reason other than in connection with certain divestitures of a subsidiary or business unit, for disability, death, approved retirement or cause, any options granted to such grantee exercisable at the date of termination will remain exercisable for a period of 30 days (or, if earlier, the expiration of the term of the options) and any then unexercisable options will be forfeited.

     Except as provided below, upon a change of control (as defined in the Stock Incentive Plan), each option then outstanding will become fully exercisable regardless of the exercise schedule otherwise applicable. In connection with such change of control, the Compensation Committee may require that each such option be canceled in exchange for a payment in an amount equal to the excess, if any, of the change of control price (as defined in the Stock Incentive Plan) over the exercise price of the option. However, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment for options will occur upon a change of control if the Compensation Committee determines in good faith that the option will be honored or assumed by, or an alternative award (as defined in the Stock Incentive Plan) will be issued by, the acquirer in the change of control.

FEDERAL INCOME TAX ASPECTS

     The following is a brief summary of the federal income tax consequences of awards under the Stock Incentive Plan based on the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     No taxable income is realized by the grantee upon the grant or exercise of an Incentive Stock Option, or an ISO. If a grantee does not sell the stock received upon the exercise of an ISO, or ISO Shares, for at least two years from the date of grant and one year from the date of exercise, any gain or loss realized will be treated as long-term capital gain or loss when the ISO Shares are sold. In such circumstances, no deduction will be allowed to the grantee's employer for federal income tax purposes.

     If ISO Shares are disposed of prior to the expiration of the holding periods described above, the grantee generally will realize ordinary income at that time equal to the lesser of the excess of the fair market value of the shares at exercise over the price paid for such ISO Shares or the actual gain on the disposition. The grantee's employer will generally be entitled to deduct any such recognized amount. Any further gain or loss realized by the grantee will be taxed as short-term or long-term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the grantee's employment, the ISO will generally be taxed as a non-qualified stock option.

     No income is realized by the grantee when a non-qualified stock option is granted. Generally, upon exercise of a non-qualified stock option, the grantee will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The grantee's employer will generally be entitled to a tax deduction in the same amount and at the same time as the grantee recognizes ordinary income. Any appreciation or depreciation after the date of exercise will be treated as either short-term or long-term capital gain or loss, depending upon the length of time that the grantee has held the shares.

EMPLOYMENT-RELATED AGREEMENTS

     We have entered into certain agreements with the Named Executive Officers and a small number of both Phoenix Life's and PXP's other key executives that will, in certain circumstances, provide separation benefits upon the termination of an executive's employment by us for reasons other than death, disability, cause or retirement, or by the executive for "good reason." For most of our executives, these agreements provide this protection only if the termination occurs following (or is effectively connected with) the occurrence of a change of control. For Mr. Fiondella, Mrs. Young and each of the other Named Executive Officers and certain other executive officers, this severance protection is currently in effect. This protection will remain in effect for Mr. Fiondella, until at least June 30, 2005, for Mrs. Young, until June 30, 2005, and for each other covered executive officer, at least until January 2, 2004. Except as noted below, the principal operative provisions of these agreements are intended to preserve for the covered executives the same duties, responsibilities and compensation opportunities as were in effect prior to a change of control for a period of one to three years (depending on such executive's title) following such an event. However, in the case of each of the Named Executive Officers and certain other executive officers, the benefits of these agreements are available in the event of a termination of his or her employment by us without cause, or by the executive for good reason, regardless of whether a change of control has occurred. When operative, these agreements establish certain minimum levels with respect to the covered executive's base salary and incentive compensation opportunities and also generally assure the covered executive that he or she will not incur a significant change in the other terms and conditions of his or her employment. This is generally accomplished by allowing an executive to quit for "good reason" if these commitments are not met. "Good reason" includes a relocation of the executive's principal office to a location more than 25 miles from the prior location, any reduction in the executive's base salary or annual bonus opportunity, a material reduction in the executive's benefits or long-term incentive compensation opportunity, any reduction in title (and, in the case of Mrs. Young, failure to elect her or promote her to certain positions by specified dates), or any material reduction in duties or responsibilities. In addition, executives of certain pay grades may elect to terminate employment voluntarily for any reason within a 30-day period following the first anniversary of a change of control and still receive the separation benefits provided under such agreements.

     In the event that the covered executive's employment is terminated by us without cause, or by such executive for "good reason" at any time that any of these agreements is in effect with respect to that executive, the executive will receive certain termination benefits, including:

          (1) lump sum severance payments equal to (depending on the executive's pay grade) one, two, two and a half or three times the sum of
     (a), (b) and (c):

             (a)  base salary; and

             (b) highest of the last three years' short-term incentive plan payments; plus

             (c) in the case of the Named Executive Officers and certain other executive officers, an amount equal to the highest of the last three award payments made under the LTIP;

          (2)  lump sum severance payments equal to the sum of (a), (b) and (c):

             (a) if applicable, payment of the full value of long term cash cycles then in effect under the LTIP; plus

             (b) an amount equal to the present value of one to three years' additional benefit accrual (depending on the executive's pay grade) under qualified and non-qualified defined benefit plans in which the executive participates; plus

             (c) an amount equal to the present value of one to three years of employer matching contributions (depending on the executive's pay grade) under the qualified and non-qualified defined contribution plans in which the executive participates;

          (3) continuation of coverage under employer provided health and life insurance plans for a period up to three years (depending on the executive's pay grade) after termination of employment;

          (4)  provision of outplacement services;

          (5) vesting and, if applicable, payment, of certain other benefits including stock options and non-qualified pension plans. In addition, the executive will be entitled to a "gross-up" payment from us to cover any excise tax liability the executive may incur as a result of payments or benefits contingent on a change of control and any income tax liability the executive may incur as a result of the "gross-up" payment; and

          (6) payment of legal fees reasonably incurred in connection with any litigation challenging the validity or enforceability of these agreements.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of our common stock, as of the effective date of the demutualization, by:

      -- each person who we believe will own beneficially more than 5% of the outstanding shares of our common stock;

      --   each director and each Named Executive Officer; and

      --   all of our directors and Named Executive Officers as a group.

The number of shares of common stock beneficially owned by each director and Named Executive Officer is based upon an estimate of the number of shares each director and Named Executive Officer and certain persons and entities affiliated with each director and Named Executive Officer will receive as eligible policyholders pursuant to the plan of reorganization. Except as noted below, each holder listed below will have sole investment and voting power with respect to the shares beneficially owned by the holder. The plan of reorganization provides that for the first five years after the effective date of the demutualization, officers, directors and employees of Phoenix Life, The Phoenix Companies, Inc. and certain affiliated entities, including the family members and spouses of these officers, directors and employees, may not acquire common stock in any manner except through the following acquisitions:

      -- following the first anniversary of the initial public offering, officers, employees and their family members and spouses may receive common stock pursuant to awards granted under the Stock Incentive Plan and the outside directors may receive common stock pursuant to awards granted under the Directors Stock Plan;

      -- officers, directors and employees and their family members and spouses who are eligible policyholders may receive common stock in exchange for their policyholders' membership interests under the plan of reorganization;

      -- beginning two years after the effective date of the demutualization, officers, directors and their family members and spouses may purchase common stock in open market purchases through a broker or dealer registered with the SEC;

      -- non-officer employees and their family members and spouses may purchase common stock through the commission-free purchase and sale program (if eligible) or in open market purchases through a broker or dealer registered with the SEC; and

      -- any employee, or a trustee on behalf of any employee of Phoenix Life, may receive common stock under an employee pension benefit plan.

                                                                    NUMBER OF
                                                                  SHARES TO BE
NAME                                                          BENEFICIALLY OWNED(1)
----                                                          ---------------------
Sal H. Alfiero..............................................            *
J. Carter Bacot.............................................            *
Peter C. Browning...........................................            *
Arthur P. Byrne.............................................            *
Carl T. Chadburn............................................            *
Richard N. Cooper...........................................            *
Gordon J. Davis.............................................            *
Robert W. Fiondella.........................................            *
John E. Haire...............................................            *
Jerry J. Jasinowski.........................................            *
Thomas S. Johnson...........................................            *
John W. Johnstone, Jr.......................................            *
Marilyn E. LaMarche.........................................            *
Philip R. McLoughlin........................................            *
Tracy L. Rich, Esq. ........................................            *
David W. Searfoss...........................................            *
Simon Y. Tan................................................            *
Robert F. Vizza.............................................            *
Robert G. Wilson............................................            *
Dona D. Young...............................................            *
All directors and executive officers as a group (20
  persons)..................................................            *

------------
 * Less than 1% of the number of shares of our common stock expected to be outstanding on the effective date of the demutualization.

(1) Based on an estimated allocation of shares based upon policy ownership records as of December 18, 2000.

     We believe no persons will beneficially own more than 5% of our outstanding shares of common stock as of the effective date of the demutualization.

                     COMMON STOCK ELIGIBLE FOR FUTURE SALE

     An estimated 115.0 million shares of our common stock will be distributed to eligible policyholders in the demutualization, pursuant to the plan of reorganization. Counsel has advised us that the distribution of shares to eligible policyholders in the demutualization will be exempt from registration under the Securities Act by virtue of the exemption provided by Section 3(a)(10) of the Securities Act, and that those recipients of stock pursuant to the plan of reorganization who are not "affiliates" of The Phoenix Companies, Inc. within the meaning of Rule 144 under the Securities Act may resell their shares in the purchase and sale program described in the next paragraph, or otherwise, without registration under the Securities Act and without compliance with the time, volume, manner of sale and other limitations set forth in Rule 144.

     Under the plan of reorganization, subject to the approval of the New York Superintendent of Insurance, each policyholder receiving shares of common stock will initially receive shares in book-entry form as uncertified shares unless that policyholder requests stock certificates representing his or her shares. In addition, in accordance with the plan of reorganization, we will, for a 90-day period commencing no earlier than the first business day after the six-month anniversary, and no later than the first business day after the twelve-month anniversary, of the effective date of the demutualization, provide for the public sale, at prevailing market prices and without brokerage commissions or similar fees to shareholders, of all shares of our common stock held by shareholders who own 99 shares or fewer of our common stock received pursuant to the plan of reorganization or otherwise. The commission-free sales program may be extended by us with the approval of the New York Superintendent of Insurance. Simultaneously, in conjunction with the commission-free sales program, we will offer to each such stockholder entitled to participate in such program the opportunity to purchase, without paying brokerage commissions or other similar expenses, that number of shares of our common stock necessary to increase such stockholder's holdings to 100 shares. See "The Demutualization--Commission-Free Purchase and Sale Program."

     No prediction can be made as to the effect, if any, such future sales of shares, or the availability of shares for such future sales, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock. See "Risk Factors--Risks Related to the initial public offering--The market price of our common stock might decline if persons receiving common stock as compensation in the demutualization subsequently sell their shares in the public market."

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of The Phoenix Companies, Inc. consists of 1,000,000,000 shares of common stock and 250,000,000 shares of preferred stock.

COMMON STOCK

     Holders of our common stock are entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available therefor. See "Dividend Policy." Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of our common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities and the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of our common stock are, and the shares of common stock issued by us in the demutualization and the initial public offering, when issued, will be, fully paid and nonassessable. The rights and privileges of holders of our common stock are subject to the rights and preferences of the holders of any series of preferred stock that we may issue in the future, as described below.

PREFERRED STOCK

     Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the voting rights, designations, powers, preferences and qualifications, limitations and restrictions of the shares constituting any series, without any further vote or action by stockholders. The issuance of preferred stock by our board of directors could adversely affect the rights of holders of common stock.

     We have authorized shares of Series A Junior Participating Preferred Stock for issuance in connection with our stockholder rights plan. See "--Stockholder Rights Plan."

CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS, AND OF DELAWARE AND NEW YORK LAW

     A number of provisions of our amended and restated certificate of incorporation and our bylaws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of select provisions of our amended and restated certificate of incorporation, our bylaws and any regulatory provisions that might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may be offered a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the

Delaware General Corporation Law and the New York Insurance Law may also have an anti-takeover effect. The following description of select provisions of our amended and restated certificate of incorporation and our bylaws, and select provisions of the Delaware General Corporation Law and the New York Insurance Law, is necessarily general and reference should be made in each case to our amended and restated certificate of incorporation and our bylaws, which are filed as exhibits to our registration statement of which this prospectus forms a part, and to the provisions of those laws. See "Additional Information" for information on where to obtain a copy of our amended and restated certificate of incorporation and our bylaws.

  UNISSUED SHARES OF CAPITAL STOCK

     Common Stock. Based upon the assumptions described under "Unaudited Pro Forma Condensed Consolidated Financial Data," we are issuing 174.0 million shares of our authorized common stock in the initial public offering and the demutualization. The remaining unissued shares of authorized common stock will be available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

     Preferred stock. Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties who might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

  CLASSIFIED BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

     Pursuant to our amended and restated certificate of incorporation and our bylaws, the directors are divided into three classes, as nearly equal in number as possible, with each class having a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of our board of directors by causing the election of a majority of the board may require more time than would be required without a staggered election structure. Our amended and restated certificate of incorporation and our bylaws also provide that, subject to the rights of the holders of any class of preferred stock, directors may be removed only for cause at a meeting of stockholders by a vote of stockholders owning a majority of the shares then entitled to be voted. This provision may have the effect of slowing or impeding a change in membership of our board of directors that would effect a change of control.

 RESTRICTION ON MAXIMUM NUMBER OF DIRECTORS AND FILLING OF VACANCIES ON OUR BOARD OF DIRECTORS

     Pursuant to our bylaws and subject to the rights of the holders of any class of preferred stock, the number of directors may be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. Subject to the rights of the holders of any class of preferred stock, stockholders can only remove a director for cause by a vote of shareholders owning a majority of the shares entitled to be voted, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, may be filled by a majority of the directors then in office, although less than a quorum. Any director filling a vacancy will be of the same class as that of the director whose death, resignation, removal or other event caused the vacancy, and any director filling a newly created directorship will be of the class specified by the board of directors when the newly created directorships were created. If the vacancy is not so filled, it will be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings, except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

 ADVANCE NOTICE REQUIREMENTS FOR NOMINATION OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

     Our bylaws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, pursuant to the provisions of both our amended and restated certificate of incorporation and our bylaws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. Moreover, the stockholders do not have the power to call a special meeting. Only the chief executive officer or the board of directors or, under some circumstances, the president or an executive or senior vice president may call a special meeting. These provisions make it more difficult procedurally for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for a stockholder vote.

  LIMITATIONS ON DIRECTOR LIABILITY

     Our amended and restated certificate of incorporation contains a provision that is designed to limit our directors' liability to the extent permitted by the Delaware General Corporation Law and any amendments to that law. Specifically, a director will not be held liable to us or our stockholders for an act or omission in his or her capacity as a director, except for liability resulting from:

      --   a breach of the duty of loyalty to us or our stockholders;

      -- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      -- payment of an improper dividend or improper repurchase of our stock under Section 174 of the Delaware General Corporation Law; or

      -- actions or omissions pursuant to which the director received an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate one of these specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our amended and restated certificate of incorporation also does not eliminate the directors' duty of care. The inclusion of the limitation on liability provision in the amended and restated certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     Our bylaws also provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with us or another entity, including Phoenix Life, that the director or officer serves at our request, subject to certain conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

 SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENT OF CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS

     Some of the provisions of our amended and restated certificate of incorporation, including those that authorize the board of directors to create stockholder rights plans, that set forth the duties, election and exculpation from liability of directors and that prohibit stockholders from taking actions by written consent, may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the amended and restated certificate of incorporation. Our bylaws may be amended, altered or repealed by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote in the election of directors. These provisions make it more difficult for any person to remove or amend any provisions that have an anti-takeover effect.

  BUSINESS COMBINATION STATUTE

     As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, unless we elect in our amended and restated certificate of incorporation not to be governed by the provisions of Section 203. We have not made that election. Section 203 can affect the ability of an "interested stockholder" to engage in certain business combinations with us, including mergers, consolidations or acquisitions of additional shares of The Phoenix Companies, Inc., for a period of three years following the time that the stockholder becomes an "interested stockholder." An interested stockholder is defined to mean any person owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which (1) the business combination or transaction which results in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the time the stockholder becomes an interested stockholder or (2) the interested stockholder, upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

RESTRICTIONS ON ACQUISITIONS OF SECURITIES

     Our amended and restated certificate of incorporation and Section 7312 of the New York Insurance Law provide that, for a period of five years after the distribution of compensation pursuant to the plan of reorganization is completed, no person may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership (defined as the power to vote or dispose of, or to direct the voting or disposition of, a security) of 5% or more of any class of our voting securities (which term includes our common stock) without the prior approval of the New York Superintendent of Insurance. Pursuant to
Section 7312, voting securities acquired in excess of the 5% threshold without such prior approval will be deemed non-voting.

     The insurance laws and regulations of the State of New York, the jurisdiction in which our principal insurance subsidiary, Phoenix Life, is organized, may delay or impede a business combination involving us. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of us, and thus indirect control of Phoenix Life, without the prior approval of the New York Superintendent of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock, unless the New York Superintendent of Insurance, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired such control, if the New York Superintendent of Insurance determines that such persons, directly or indirectly, exercise a controlling influence over our management and policies. Therefore, any person seeking to acquire a controlling interest in us would face regulatory obstacles which may delay, deter or prevent an acquisition that stockholders might consider in their best interests.

     The insurance holding company and other insurance laws of many states other than New York also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of insurance holding companies, including us. The Connecticut, Ohio and Pennsylvania insurance holding company laws, which we expect to be applicable to us following the demutualization, prohibit a person, without prior insurance regulatory approval, from acquiring direct or indirect control of an insurer incorporated in these respective jurisdictions, including those that are direct or indirect subsidiaries of a parent holding company.

STOCKHOLDER RIGHTS PLAN

     Our board of directors intends to adopt a stockholder rights plan under which each outstanding share of our common stock issued between the date on which we enter into the underwriting agreement for the initial public offering and the distribution date (as described below) will be coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of our common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are set forth in a rights agreement, or the Rights Agreement, to be entered into between us and EquiServe Trust Company, N.A., as rights agent. Although the material provisions of the Rights Agreement have been accurately summarized, the statements below concerning the Rights Agreement are not necessarily complete, and in each instance reference is made to the form of Rights Agreement itself, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference.

     Stockholder rights are not exercisable until the distribution date and will expire at the close of business on the tenth anniversary of the date on which the initial public offering price is determined, unless earlier redeemed or exchanged by us. Unless an acquisition or offer has been previously approved by our board of directors, a distribution date would occur upon the earlier of:

      -- the tenth day after the first public announcement or communication to us that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 15% or more of our outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

      -- the tenth business day after the commencement of, or the announcement of the intention to commence, a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, a reduction in purchase price, property or other securities of The Phoenix Companies, Inc.) having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

     If, at any time after a public announcement has been made or we have received notice that a person has become an acquiring person, (1) we are acquired in a merger or other business combination or (2) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a stockholder right (except rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

     The purchase price payable, the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of stockholder rights, and the number of such rights outstanding are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior

Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

     At any time until the earlier of (1) the stock acquisition time and (2) the final expiration date of the Rights Agreement, we may redeem all the stockholder rights at a price of $0.01 per right. At any time after a person has become an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding shares of our common stock, we may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges) per right.

     The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire us or other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our common stock indicated below:

                                                              NUMBER OF SHARES
NAME                                                          ----------------
Morgan Stanley & Co. Incorporated...........................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
          Total.............................................

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus, and part to securities dealers at a price that represents a concession not in excess of $-- a share under the public offering price. Any underwriter may allow, and dealers may reallow, a concession not in excess of $-- a share to other underwriters or to securities dealers. After the initial offering of the shares, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of -- additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares of common stock as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares set forth next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $--, the total underwriters' discounts and commissions would be $-- and total proceeds to us would be $--.

     The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions, are approximately $--, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     We will apply for our common stock to be listed on the New York Stock Exchange under the symbol "PNX."

     We have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in the preceding paragraph do not apply to:

      --   the sale of any shares of common stock to the underwriters;

      -- the distribution of shares in the demutualization to or for the benefit of eligible policyholders;

      -- the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

      -- the sale of shares of common stock or the grant of an option to purchase common stock under our stock plans described in this prospectus; and

      -- transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. A short position is covered if the short position is not greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of our common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     From time to time, Morgan Stanley & Co. Incorporated has provided, and may continue to provide, investment banking services to us.

     The Phoenix Companies, Inc., Phoenix Life and the underwriters have agreed to indemnify each other against a variety of liabilities, including liabilities under the Securities Act.

     Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, may act as a selected dealer in this offering to facilitate the distribution of shares of common stock over the Internet to its respective eligible account holders.

     A prospectus in electronic format may be made available on the Web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price will be:

      --   our future prospects and those of our industry in general;

      -- our sales, earnings and other financial and operating information in recent periods; and

      -- the price-earnings ratios, price-book value ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

     The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                            VALIDITY OF COMMON STOCK

     The validity of the shares of common stock offered hereby will be passed upon for us by Debevoise & Plimpton, and for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has in the past performed, and continues to perform, legal services for us and our affiliates.

                                    EXPERTS

     The consolidated financial statements of Phoenix Life and its subsidiaries as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     We have retained Tillinghast to advise us in connection with actuarial matters involved in the development of the plan of reorganization and the establishment and operation of the closed block. The opinion of Mark A. Davis and Duncan Briggs, each a principal with Tillinghast, dated December 18, 2000, which is subject to the limitations described within the opinion, is included as Annex A to this prospectus in reliance upon their authority as experts in actuarial matters generally and in the application of actuarial concepts to insurance matters.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act, as amended, and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by rules and regulations of the SEC. For further information with respect to The Phoenix Companies, Inc. and the common stock offered hereby, please see the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document to which this prospectus refers, including, but not limited to, our amended and restated certificate of incorporation and our bylaws, are not necessarily complete. With respect to statements made as to each such contract, agreement or other document filed as an exhibit to the Registration Statement, please refer to the exhibit for a more complete description of the matter involved, and each such statement will be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to the SEC's website. The information on the SEC's website, which might be accessible through a hyperlink resulting from this URL, is not and is not intended to be part of this prospectus and is not incorporated into this prospectus by reference.

     As a result of this initial public offering of common stock, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm.

     We will apply to have our common stock approved for listing on the New York Stock Exchange. Upon such listing, copies of the Registration Statement, including all exhibits thereto, and periodic reports, proxy statements and other information will be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheet as of December 31, 1998 and
  1999......................................................  F-3
Consolidated Statement of Income, Comprehensive Income and
  Equity for the years ended December 31, 1997, 1998 and
  1999......................................................  F-4
Consolidated Statement of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................  F-5
Notes to Consolidated Financial Statements..................  F-6
Unaudited Interim Condensed Consolidated Balance Sheet as of
  September 30, 2000........................................  F-49
Unaudited Interim Condensed Consolidated Statement of
  Income, Comprehensive Income and Equity for the nine
  months ended September 30, 1999 and 2000..................  F-50
Unaudited Interim Condensed Consolidated Statement of Cash
  Flows for the nine months ended September 30, 1999 and
  2000......................................................  F-51
Notes to Unaudited Interim Condensed Consolidated Financial
  Statements................................................  F-52

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Phoenix Home Life Mutual Insurance Company

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, comprehensive income and equity and of cash flows present fairly, in all material respects, the financial position of Phoenix Home Life Mutual Insurance Company and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 24, the Company has revised its accounting for certain of its discontinued operations.

PRICEWATERHOUSECOOPERS LLP

Hartford, Connecticut
February 15, 2000, except as to Note 24, which is as of February 1, 2001

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                           CONSOLIDATED BALANCE SHEET

                                                                AS OF DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              ---------    ---------
                                                                  (IN MILLIONS)
ASSETS:
Investments
  Held-to-maturity debt securities, at amortized cost.......  $ 1,762.9    $ 2,027.7
  Available-for-sale debt securities, at fair value.........    5,987.4      5,506.8
  Equity securities, at fair value..........................      302.7        437.2
  Mortgage loans............................................      797.3        716.8
  Real estate...............................................       92.0         92.0
  Policy loans..............................................    2,008.3      2,042.6
  Venture capital partnerships..............................      191.2        338.1
  Other invested assets.....................................      149.2        188.0
  Short-term investments....................................      186.0        133.4
                                                              ---------    ---------
     Total investments......................................   11,477.0     11,482.6
Cash and cash equivalents...................................      127.0        187.6
Accrued investment income...................................      164.8        174.9
Deferred policy acquisition costs...........................    1,049.9      1,306.7
Premiums, accounts and notes receivable.....................      100.2        119.2
Reinsurance recoverables....................................       18.9         18.8
Property and equipment, net.................................      150.4        137.7
Goodwill and other intangible assets, net...................      520.1        593.3
Equity in unconsolidated subsidiaries.......................       45.4         91.2
Net assets of discontinued operations (Note 13).............      298.7        187.6
Other assets................................................       38.4         51.4
Separate account assets.....................................    4,798.9      5,923.9
                                                              ---------    ---------
     Total assets...........................................  $18,789.7    $20,274.9
                                                              =========    =========
LIABILITIES:
Policy liabilities and accruals.............................  $10,578.6    $10,899.8
Policyholder deposit funds..................................      531.7        538.2
Notes payable...............................................      449.3        499.4
Deferred income taxes.......................................      112.9         83.3
Other liabilities...........................................      489.7        474.2
Separate account liabilities................................    4,798.9      5,923.9
                                                              ---------    ---------
     Total liabilities......................................   16,961.1     18,418.8
                                                              ---------    ---------
Contingent liabilities (Note 21)
Minority interest in net assets of consolidated
  subsidiaries..............................................       92.0        100.1
                                                              ---------    ---------
EQUITY:
Retained earnings...........................................    1,642.3      1,731.5
Accumulated other comprehensive income......................       94.3         24.5
                                                              ---------    ---------
     Total equity...........................................    1,736.6      1,756.0
                                                              ---------    ---------
     Total liabilities and equity...........................  $18,789.7    $20,274.9
                                                              =========    =========

        The accompanying notes are an integral part of these statements.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                       CONSOLIDATED STATEMENT OF INCOME,
                        COMPREHENSIVE INCOME AND EQUITY

                                                                     FOR THE YEAR ENDED
                                                                        DECEMBER 31,
                                                              --------------------------------
                                                                1997        1998        1999
                                                              --------    --------    --------
                                                                       (IN MILLIONS)
Revenues
  Premiums..................................................  $1,087.7    $1,175.8    $1,175.7
  Insurance and investment product fees.....................     402.8       540.2       578.4
  Net investment income.....................................     723.3       862.2       956.8
  Net realized investment gains.............................     111.0        58.2        75.8
                                                              --------    --------    --------
     Total revenues.........................................   2,324.8     2,636.4     2,786.7
                                                              --------    --------    --------
Benefits and expenses
  Policy benefits and increase in policy liabilities........   1,201.9     1,409.8     1,373.1
  Policyholder dividends....................................     343.6       351.6       360.5
  Amortization of deferred policy acquisition costs.........     102.6       137.6       146.6
  Amortization of goodwill and other intangible assets......      35.3        28.8        40.1
  Interest expense..........................................      28.0        29.8        34.0
  Other operating expenses..................................     446.0       519.4       563.0
                                                              --------    --------    --------
     Total benefits and expenses............................   2,157.4     2,477.0     2,517.3
                                                              --------    --------    --------
Income from continuing operations before income taxes,
  minority interest and equity in earnings of unconsolidated
  subsidiaries..............................................     167.4       159.4       269.4
Income taxes................................................      34.1        56.9       100.3
                                                              --------    --------    --------
Income from continuing operations before minority interest
  and equity in earnings of unconsolidated subsidiaries.....     133.3       102.5       169.1
Minority interest in net income of consolidated
  subsidiaries..............................................       8.9        10.5        10.1
Equity in earnings of unconsolidated subsidiaries...........        .4         (.1)        3.1
                                                              --------    --------    --------
Income from continuing operations...........................     124.8        91.9       162.1
Discontinued operations (Note 13)
  Income from discontinued operations, net of income
     taxes..................................................      44.9        45.2        36.1
  Loss on disposal, net of income taxes.....................        --          --      (109.0)
                                                              --------    --------    --------
Net income..................................................     169.7       137.1        89.2
                                                              --------    --------    --------
Other comprehensive (loss) income, net of income taxes
  Unrealized (losses) gains on securities...................      98.2       (46.9)      (66.8)
  Reclassification adjustment for net realized gains
     included in net income.................................     (30.2)      (13.0)       (1.5)
  Minimum pension liability adjustment......................      (2.1)       (1.5)       (1.5)
                                                              --------    --------    --------
     Total other comprehensive (loss) income................      65.9       (61.4)      (69.8)
                                                              --------    --------    --------
Comprehensive income........................................     235.6        75.7        19.4
                                                              --------    --------    --------
Equity, beginning of year...................................   1,425.3     1,660.9     1,736.6
                                                              --------    --------    --------
Equity, end of year.........................................  $1,660.9    $1,736.6    $1,756.0
                                                              ========    ========    ========

        The accompanying notes are an integral part of these statements.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                FOR THE YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                1997          1998          1999
                                                              --------      --------      --------
                                                                         (IN MILLIONS)
Cash flows from operating activities:
  Net income................................................  $  169.7      $  137.1      $   89.2
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Net (gain) loss from discontinued operations..............     (44.9)        (45.2)         72.9
  Net realized investment gains.............................    (111.0)        (58.2)        (75.8)
  Amortization and depreciation.............................      89.7          58.5          72.0
  Equity in undistributed earnings of affiliates and
    partnerships............................................     (38.6)        (44.1)       (138.2)
  Deferred income taxes (benefit)...........................      22.3           2.8         (13.9)
  Increase in receivables...................................     (48.4)        (26.7)        (62.9)
  Decrease (increase) in deferred policy acquisition
    costs...................................................     (44.4)        (26.9)          3.5
  Increase in policy liabilities and accruals...............     490.2         386.0         321.2
  Increase in other assets/other liabilities, net...........      63.7          63.0          47.5
  Other, net................................................       7.8           1.8           2.5
                                                              --------      --------      --------
  Net cash provided by continuing operations................     556.1         448.1         318.0
  Net cash provided by (used for) discontinued operations...      97.7          97.6         (76.7)
                                                              --------      --------      --------
  Net cash provided by operating activities.................     653.8         545.7         241.3
                                                              --------      --------      --------
Cash flows from investing activities:
  Proceeds from sales, maturities or repayments of
    available-for-sale debt securities......................   1,082.1       1,322.4       1,702.9
  Proceeds from maturities or repayments of held-to-maturity
    debt securities.........................................     200.9         267.7         186.7
  Proceeds from disposals of equity securities..............      51.4          45.2         163.5
  Proceeds from mortgage loan maturities or repayments......     164.2         200.4         124.9
  Proceeds from sale of real estate and other invested
    assets..................................................     213.2         439.9          38.0
  Proceeds from distributions of venture capital
    partnerships............................................       5.7          18.6          26.7
  Proceeds from sale of subsidiaries and affiliates.........        --          16.3          46.4
  Purchase of available-for-sale debt securities............  (1,553.3)     (2,404.3)     (1,672.6)
  Purchase of held-to-maturity debt securities..............    (183.4)       (585.4)       (427.5)
  Purchase of equity securities.............................     (88.6)        (85.0)       (162.4)
  Purchase of subsidiaries..................................    (258.6)        (11.2)       (187.6)
  Purchase of mortgage loans................................    (140.8)        (76.0)        (25.3)
  Purchase of real estate, unconsolidated subsidiaries and
    other invested assets...................................     (50.6)       (134.2)        (71.4)
  Purchase of venture capital partnerships..................     (40.0)        (67.2)       (108.5)
  Change in short term investments, net.....................      23.1         855.1          52.6
  Increase in policy loans..................................     (59.7)        (21.5)        (34.3)
  Capital expenditures......................................     (46.0)        (27.2)        (20.5)
  Other investing activities, net...........................      (2.6)         (6.5)          1.7
                                                              --------      --------      --------
Net cash used for continuing operations.....................    (683.0)       (252.9)       (366.7)
Net cash (used for) provided by discontinued operations.....     (75.8)        (78.2)        105.6
                                                              --------      --------      --------
Net cash used for investing activities......................    (758.8)       (331.1)       (261.1)
                                                              --------      --------      --------
Cash flows from financing activities:
Net deposits (withdrawals) of policyholder deposit funds,
  net of interest
  credited..................................................     (13.6)        (28.7)          6.5
Proceeds from repayment of securities sold subject to
  repurchase agreements.....................................     137.5        (137.5)         28.4
Proceeds from borrowings....................................     215.4            .1         175.1
Repayment of borrowings.....................................    (243.3)        (63.3)       (125.0)
Dividends paid to minority shareholders in consolidated
  subsidiaries..............................................      (6.9)         (4.9)         (4.2)
Other financing activities..................................      (1.3)         (5.7)          (.4)
                                                              --------      --------      --------
Net cash provided by (used for) continuing operations.......      87.8        (240.0)         80.4
Net cash provided by discontinued operations................       4.5            --            --
                                                              --------      --------      --------
Net cash provided by (used for) financing activities........      92.3        (240.0)         80.4
Net change in cash and cash equivalents.....................     (12.7)        (25.4)         60.6
Cash and cash equivalents, beginning of period..............     165.1         152.4         127.0
                                                              --------      --------      --------
Cash and cash equivalents, end of period....................  $  152.4      $  127.0      $  187.6
                                                              ========      ========      ========
Supplemental cash flow information
Income taxes paid, net......................................  $   76.2      $   44.5      $  106.4
Interest paid on indebtedness...............................  $   32.3      $   32.8      $   34.8

        The accompanying notes are an integral part of these statements.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

     Phoenix Home Life Mutual Insurance Company and its subsidiaries (Phoenix) market a wide range of insurance and investment products and services including individual participating life insurance, term, universal and variable life insurance, annuities, and investment advisory and mutual fund distribution services. These products and services are managed within four reportable segments: Life and Annuity, Investment Management, Venture Capital and Corporate and Other. See Note 12--"Segment Information."

     Additionally, in 1999, Phoenix discontinued the operations of three of its business units: the Reinsurance Operations, the Real Estate Management Operations and the Group Life and Health Operations. See Note 13--"Discontinued Operations."

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation and basis of presentation

     The consolidated financial statements include the accounts of Phoenix and its subsidiaries. Less than majority-owned entities in which Phoenix has significant influence over operating and financial policies, and generally at least a 20% ownership interest, are reported on the equity basis.

     These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in determining insurance and contractholder liabilities, related reinsurance recoverables, income taxes, contingencies and valuation allowances for investment assets are discussed throughout the Notes to Consolidated Financial Statements. Significant inter-company accounts and transactions have been eliminated. Certain reclassifications have been made to the 1997 and 1998 amounts to conform with the 1999 presentation.

  Valuation of investments

     Investments in debt securities include bonds, mortgage-backed and asset-backed securities. Phoenix classifies its debt securities as either held-to-maturity or available-for-sale investments. Debt securities held-to-maturity consist of private placement bonds reported at amortized cost, net of impairments, that management intends and has the ability to hold until maturity. Debt securities available-for-sale are reported at fair value with unrealized gains or losses included in equity and consist of public bonds and preferred stocks that management may not hold until maturity. Debt securities are considered impaired when a decline in value is considered to be other than temporary.

     For the mortgage-backed and asset-backed bond portion of the debt security portfolio, Phoenix recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date, and anticipated future payments and any resulting adjustment is included in net investment income.

     Equity securities are classified as available-for-sale and are reported at fair value, based principally on their quoted market prices, with unrealized gains or losses included in equity. Equity securities are considered impaired when a decline in value is considered to be other than temporary.

     Mortgage loans on real estate are stated at unpaid principal balances, net of valuation reserves on impaired mortgages. A mortgage loan is considered to be impaired if management believes it is probable that Phoenix will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. An impaired mortgage loan's fair value is measured based on either the present value of future

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY cash flows discounted at the loan's observable market price or at the fair value of the collateral if collection is collateral dependent. If the fair value of a mortgage loan is less than the recorded investment in the loan, the difference is recorded as a valuation reserve.

     Real estate, all of which is held for sale, is carried at the lower of cost or current fair value less costs to sell. Fair value for real estate is determined taking into consideration one or more of the following factors: property valuation techniques utilizing discounted cash flows at the time of stabilization including capital expenditures and stabilization costs; sales of comparable properties; geographic location of the property and related market conditions; and disposition costs.

     Policy loans are generally carried at their unpaid principal balances and are collateralized by the cash values of the related policies.

     Short-term investments are carried at amortized cost, which approximates fair value.

     Venture capital partnership and other partnership interests are carried at cost adjusted for Phoenix's equity in undistributed earnings or losses since acquisition, less allowances for other than temporary declines in value. These earnings or losses are included in investment income. Venture capital partnerships generally account for the underlying investments held in the partnerships at fair value. These investments can include public and private common and preferred stock, notes, warrants and other investments. Investments that are publicly traded are valued at closing market prices. Investments that are not publicly traded, which are usually subject to restrictions on resale, are generally valued at cost or at estimated fair value, as determined in good faith by the general partner after giving consideration to operating results, financial conditions, recent sales prices of issuers' securities and other pertinent information. These valuations subject the earnings to volatility. Phoenix includes equity in undistributed unrealized capital gains and losses on investments held in the venture capital partnerships in net investment income. Our investment in these venture capital partnerships is as a limited partner.

     Other invested assets include leveraged lease investments. These investments represent the net of the estimated residual value of the lease assets, rental receivables, and unearned and deferred income to be allocated over the lease term. Investment income is calculated using the interest method and is recognized only in periods in which the net investment is positive.

     Realized investment gains and losses, other than those related to separate accounts for which Phoenix does not bear the investment risk, are determined by the specific identification method and reported as a component of revenue. A realized investment loss is recorded when an investment valuation reserve is determined. Valuation reserves are netted against the asset categories to which they apply and changes in the valuation reserves are included in realized investment gains and losses. Unrealized investment gains and losses on debt securities and equity securities classified as available-for-sale are included as a component of equity, net of deferred income taxes and the assumed impact of net unrealized investment gains and losses on the amortization of deferred policy acquisition costs related to investment contracts.

  Financial instruments

     In the normal course of business, Phoenix enters into transactions involving various types of financial instruments including debt, investments such as debt securities, mortgage loans and equity securities, off-balance sheet financial instruments such as investment and loan commitments, financial guarantees, interest rate swaps, interest rate caps, interest rate floors and swaptions. These instruments have credit risk and also may be subject to risk of loss due to interest rate and market fluctuations.

     Phoenix enters into interest rate swap agreements to reduce market risks from changes in interest rates. Phoenix does not enter into interest rate swap agreements for trading purposes. Under interest rate swap agreements, Phoenix exchanges cashflows with another party, at specified intervals, for a set length of time

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY based on a specified notional principal amount. Typically, one of the cash flow streams is based on a fixed interest rate set at the inception of the contract, and the other is a variable rate that periodically resets. Generally, no premium is paid to enter into the contract and no payment of principal is made by either party. The amounts to be received or paid on these swap agreements are accrued and recognized in net investment income.

     Phoenix enters into interest rate floor, interest rate cap and swaption contracts as a hedge for its assets and liabilities against substantial changes in interest rates. Phoenix does not enter into interest rate floor, interest rate cap and swaption contracts for trading purposes. Interest rate floor and interest rate cap agreements are contracts with a counterparty which require the payment of a premium and give Phoenix the right to receive over the maturity of the contract, the difference between the floor or cap interest rate and a market interest rate on specified future dates based on an underlying notional principal. Swaption contracts are options to enter into an interest rate swap transaction on a specified future date and at a specified price. Upon the exercise of a swaption, Phoenix would either receive a swap agreement at the pre-specified terms or cash for the market value of the swap. Phoenix pays the premium for these instruments on a quarterly basis over the maturity of the contract, and recognizes these payments in net investment income.

     Phoenix enters into foreign currency swap agreements to hedge against fluctuations in foreign currency exposure. Under these agreements, Phoenix agrees to exchange with another party, principal and periodic interest payments denominated in foreign currency for payments denominated in U.S. dollars. The amounts to be received or paid on these foreign currency swap agreements is recognized in net investment income. To reduce counterparty credit risks and diversify counterparty exposure, Phoenix only enters into derivative contracts with highly rated financial institutions.

     In certain instances, derivative contracts are terminated prior to maturity. These contracts include, but are not limited to, interest rate and foreign currency swaps, cap and floor contracts, and payor and receiver swaptions. To the extent that derivative contracts determined to be effective hedges are terminated, realized gains and losses are deferred and amortized. Derivatives associated with hedged items that either no longer exist or are no longer expected to occur are accounted for as the relevant change in status of the hedged items, with gains or losses on such contracts recognized immediately in net income. Similarly, for derivatives otherwise determined to no longer be effective hedges, gains or losses as of termination are recognized immediately in net income.

  Cash and cash equivalents

     Cash and cash equivalents includes cash on hand and money market instruments.

  Deferred policy acquisition costs

     In conjunction with the 1997 acquisition of the Confederation Life business, Phoenix recognized an asset for the present value of future profits
(PVFP) representing the present value of estimated net cash flows embedded in the existing contracts acquired. This asset is included in deferred policy acquisition costs (DAC).

     The costs of acquiring new business, principally commissions, underwriting, distribution and policy issue expenses, all of which vary with and are primarily related to the production of new business, are deferred. DAC is subject to recoverability testing at the time of policy issue and loss recognition at the end of each accounting period. For individual participating life insurance policies, including PVFP, deferred policy acquisition costs are amortized in proportion to historical and anticipated gross margins. Deviations from expected experience are reflected in earnings in the period such deviations occur. Internal replacements are defined as an exchange of existing Phoenix life insurance or annuity policies for different Phoenix life insurance or annuity policies. The deferred acquisition costs associated with the replaced contracts are fully

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY amortized. In the case of surrenders of policies, in which owners cancel existing life or annuity contracts, the deferred acquisition costs of the surrendered contracts are fully amortized.

     For universal life insurance policies and investment type contracts, including PVFP, deferred policy acquisition costs are amortized in proportion to total estimated gross profits over the expected life of the contracts using estimated gross margins arising principally from investment, mortality and expense margins and surrender charges based on historical and anticipated experience, updated at the end of each accounting period.

  Goodwill and other intangible assets

     Goodwill represents the excess of the cost of business acquired over the fair value of their net assets. These costs are amortized on a straight-line basis over periods ranging from 10 to 40 years, corresponding with the benefits expected to be derived from the acquisitions. The weighted-average remaining life is approximately 38 years. Other intangible assets, primarily associated with investment management contracts and employee contracts, are amortized over their estimated useful lives using the straight-line method. The average estimated useful life of the intangible assets ranges from 5 to 16 years for investment management contracts and 3 to 7 years for employee contracts. The weighted-average remaining life approximates 13 years. The propriety of the carrying value of goodwill and other intangible assets is periodically reevaluated in accordance with Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of," by comparing estimates of future undiscounted cash flows to the carrying value of assets. Assets are considered impaired if the carrying value exceeds the expected future undiscounted cash flows. Analyses are performed at least annually, or more frequently if warranted by events and circumstances affecting the Phoenix's business.

  Equity in unconsolidated subsidiaries

     Equity in unconsolidated subsidiaries represents investments in operating entities in which Phoenix owns more than 20% but less than a majority of the outstanding common stock and those operating entities for which Phoenix owns less than 20% if Phoenix exercises significant influence over the operating and financial policies of the company. Phoenix utilizes the equity method of accounting for these investments.

  Separate accounts

     Separate account assets and liabilities are funds maintained in accounts to meet specific investment objectives of contractholders who bear the investment risk. Investment income and investment gains and losses accrue directly to such contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of Phoenix. The assets and liabilities are carried at market value. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and the related liability increases are excluded from benefits and expenses. Amounts assessed to the contractholders for management services are included in revenues.

  Policy liabilities and accruals

     Future policy benefits are liabilities for life and annuity products. Such liabilities are established in amounts adequate to meet the estimated future obligations of policies in force. Future policy benefits for traditional life insurance are computed using the net level premium method on the basis of actuarial assumptions as to contractual guaranteed rates of interest, mortality rates guaranteed in calculating the cash surrender values described in such contracts and morbidity. The guaranteed interest rates range from 2.25% to 6.00%. Liabilities for universal life include deposits received from customers and investment earnings on their fund balances which range from 4.00% to 7.15%, less administrative and mortality charges.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     Liabilities for outstanding claims, losses and loss adjustment expenses are amounts estimated to cover incurred losses. These liabilities are based on individual case estimates for reported losses and estimates of unreported losses based on past experience.

  Premium and fee revenue and related expenses

     Life insurance premiums, other than premiums for universal life and certain annuity contracts, are recorded as premium revenue when due. Benefits, losses and related expenses are matched with premiums over the related contract periods. Revenues for investment-related products consist of net investment income and contract charges assessed against the fund values. Related benefit expenses primarily consist of net investment income credited to the fund values after deduction for investment and risk charges. Revenues for universal life products consist of net investment income and mortality, administration and surrender charges assessed against the fund values during the period. Related benefit expenses include universal life benefit claims in excess of fund values and net investment income credited to universal life fund values.

  Investment management fees

     Investment management fees and mutual fund ancillary fees included in insurance and investment product fees in the accompanying Consolidated Statement of Income, Comprehensive Income and Equity, are recorded as income pro rata during the period in which services are performed. Investment management fees are generally computed and earned based upon a percentage of assets under management. Investment management fees are paid pursuant to the terms of the respective investment management contracts, which generally require monthly or quarterly payment. Mutual fund ancillary fees consist of dealer concessions, distribution fees, administrative fees, shareholder services agent fees, and accounting fees. Dealer concessions and underwriting fees earned (net of related expenses) from the distribution and sale of affiliated mutual fund shares and other securities are recorded on a trade date basis.

  Reinsurance

     Phoenix utilizes reinsurance agreements to provide for greater diversification of business, allow management to control exposure to potential losses arising from large risks and provide additional capacity for growth.

     Assets and liabilities related to reinsurance ceded contracts are reported on a gross basis. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

  Policyholders' dividends

     Certain life insurance policies contain dividend payment provisions that enable the policyholder to participate in the earnings of Phoenix. The amount of policyholders' dividends to be paid is determined annually by Phoenix's board of directors. The aggregate amount of policyholders' dividends is related to the actual interest, mortality, morbidity and expense experience for the year and Phoenix's judgment as to the appropriate level of statutory surplus to be retained. At the end of the reporting period, Phoenix establishes a dividend liability for the pro-rata portion of the dividends payable on the next anniversary date of each policy. Phoenix also establishes a liability for termination dividends.

  Income taxes

     Phoenix and its eligible affiliated companies have elected to file a life/nonlife consolidated federal income tax return for 1999 and prior years. Entities included within the consolidated group are segregated into either a life insurance or non-life insurance company subgroup. The consolidation of these subgroups is subject to

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY certain statutory restrictions in the percentage of eligible non-life tax losses that can be applied to offset life company taxable income.

     Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and their recorded amounts for financial reporting purposes. These differences result primarily from policy liabilities and accruals, policy acquisition expenses, investment impairment reserves, reserves for postretirement benefits and unrealized gains or losses on investments.

     As a mutual life insurance company, Phoenix is required to reduce its income tax deduction for policyholder dividends by the differential earnings amount, defined as the difference between the earnings rates of stock and mutual companies applied against an adjusted base of policyholders' surplus. Phoenix estimates the differential earnings rate (DER) each year using the best available information including industry surveys. The IRS subsequently determines the DER applicable to the mutual companies and Phoenix adjusts its estimates accordingly. The impact of the difference between estimated and actual DER is reflected in the tax provision in the year the IRS determination is made.

  Stock-based compensation

     SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Phoenix's majority owned, consolidated subsidiary, Phoenix Investment Partners (PXP), a publicly held investment management company, has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options and restricted stock under existing plans is measured as the excess, if any, of the quoted market price of PXP's stock at the date of the grant over the amount an employee must pay to acquire the stock. (See Note 19--"Stock Purchase and Award Plans.")

  Recent accounting pronouncements

     In June, 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133." Because of the complexities associated with transactions involving derivative instruments and their prevalent use as hedging instruments and, because of the difficulties associated with the implementation of Statement 133, the effective date of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" was delayed until fiscal years beginning after June 15, 2000. SFAS No. 133, initially issued on June 15, 1998, requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. For fair-value hedge transactions in which Phoenix is hedging changes in an asset's, liability's or firm commitment's fair value, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. For cash-flow hedge transactions, in which Phoenix is hedging the variability of cashflows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in the period in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current period earnings.

     Phoenix has not yet determined the impact that the adoption of SFAS 133 will have on its earnings or statement of financial position.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     On January 1, 1999, Phoenix adopted Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." SOP 97-3 provides guidance for assessments related to insurance activities. The adoption of SOP 97-3 did not have a material impact on Phoenix's results from operations or financial position.

     On January 1, 1999, Phoenix adopted SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for determining when an entity should capitalize or expense external and internal costs of computer software developed or obtained for internal use. The adoption of SOP 98-1 did not have a material impact on Phoenix's results from operations or financial position.

     On January 1, 1999, Phoenix adopted SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that start-up costs capitalized prior to January 1, 1999 should be written off and any future start-up costs be expensed as incurred. The adoption of SOP 98-5 did not have a material impact on Phoenix's results from operations or financial position.

3.  SIGNIFICANT TRANSACTIONS

  Discontinued operations

     During 1999, Phoenix discontinued the operations of three of its business units: the Reinsurance Operations, the Real Estate Management Operation and the Group Insurance Operations. Disclosures concerning the financial impact of these transactions are contained in Note 13--"Discontinued Operations."

  Property and casualty distribution operations

     On July 1, 1999, PM Holdings sold its property and casualty distribution business to Hilb, Rogal and Hamilton Company (HRH) for $48.1 million including $0.2 million for a covenant not-to-compete. Total proceeds consisted of $32.0 million in convertible debentures, $15.9 million for 865,042 shares of HRH common stock, valued at $18.38 per share on the sale date, and $0.2 million in cash. Phoenix also retains two board seats on HRH's board of directors. The pre-tax gain realized on the sale was $40.1 million. The HRH common stock is classified as equity in unconsolidated subsidiaries and the convertible debentures are classified as bonds in the Consolidated Balance Sheet. As of December 31, 1999 Phoenix owns 7% of the outstanding HRH common stock, 15% on a diluted basis.

  PFG Holdings, Inc.

     On October 29, 1999, PM Holdings, a wholly-owned subsidiary of Phoenix, purchased 100% of PFG Holdings, Inc. 8% cumulative preferred stock convertible into a 67% interest in common stock for $5 million in cash. In addition, Phoenix has an option to purchase all the outstanding common stock during the sixth year subsequent to the acquisition at a value to 80% of the appraised value of the common stock at that time. As of December 31, 1999, this option had not been executed. Since Phoenix officers hold board voting control, the entity has been consolidated and a minority interest has been established for outside shareholder interests. The transaction resulted in goodwill of $3.8 million to be amortized over 10 years.

     PFG Holdings was formed to purchase three of The Guarantee Life Companies' operating subsidiaries: AGL Life Assurance Company, PFG Distribution Company and Philadelphia Financial Group. These subsidiaries develop, market and underwrite specialized private placement variable life and annuity products.

     AGL Life Assurance Company must maintain at least $10 million of capital and surplus to satisfy certain regulatory minimum capital requirements. PM Holdings provided financing at the purchase date of $11 million to PFG Holdings in order for AGL Life Assurance to meet this minimum requirement. The debt is an 8.34% senior secured note maturing in 2009.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Emprendimiento Compartido, S.A. (EMCO)

     At January 1, 1999 PM Holdings held 9.1 million shares of EMCO, representing a 35% ownership interest in the Argentine financial services company that provides pension management, annuities and life insurance products. On June 23, 1999, PM Holdings became the majority owner of EMCO when it purchased 13.9 million shares of common stock from the Banco del Suquia, S.A. for $29.5 million, plus $10.0 million for a five year covenant not-to-compete. Payment for the stock will be made in three installments: $10.0 million, 180 days from closing; $10.0 million, 360 days from closing; and $9.5 million, 540 days from closing, all subject to interest of 7.06%. The covenant was paid at the time of closing.

     In addition, EMCO purchased, for its treasury, 3.0 million shares of its outstanding common stock held by two banks. This, in combination with the purchase described above, increased PM Holdings ownership interest from 35% to 100% of the then outstanding stock.

     On November 12, 1999, PM Holdings sold 11.5 million shares (50% interest) of EMCO common stock for $40.0 million generating a pre-tax gain of $11.3 million. PM Holdings received $15.0 million in cash plus a $9.0 million two-year 8% interest bearing note, and a $16.0 million five-year 8% interest bearing note. PM Holdings uses the equity method of accounting to account for its remaining 50% interest in EMCO.

     After the sale, the remaining excess of the purchase price over the fair value of the acquired net tangible assets totaled $17.0 million. That consisted of a covenant not-to-compete of $5.0 million which is being amortized over five years and goodwill of $12.0 million which is being amortized over ten years.

  Phoenix New England Trust

     On October 29, 1999, PM Holdings indirectly acquired 100% of the common stock of New London Trust, a banking subsidiary of Sun Life of Canada, for $30.0 million in cash. New London Trust, renamed Phoenix New England Trust, is a New Hampshire based federal savings bank that operates a trust division with assets under management of approximately $1 billion. Immediately following this acquisition, on November 1, 1999, PM Holdings sold the New London Trust's New Hampshire retail banking operations to Lake Sunapee Bank and Mascoma Savings Bank in New Hampshire and the Connecticut branches to Westbank Corporation, for a total of $25.2 million in cash. No gain or loss was recognized on this sale. PM Holdings retained the trust business and four trust offices of New London Trust, located in New Hampshire and Vermont.

  Lombard International Assurance, S.A.

     On November 5, 1999, PM Holdings purchased 12% of the common stock of Lombard International Assurance, S.A., a Pan-European financial services company, for $29.1 million in cash. Lombard provides investment-linked insurance products to high-net-worth individuals in ten European countries. This investment is carried at fair value, for which cost is a reasonable estimate, and is classified as equity securities in the Consolidated Balance Sheet.

  Phoenix Investment Partners, Ltd.

     On March 1, 1999, Phoenix Investment Partners acquired the retail mutual fund and closed-end fund business of the New York City based Zweig Group. Under the terms of the agreement, Phoenix Investment Partners paid $135.0 million at closing and will pay up to an additional $29.0 million over the next three years based on revenue growth of the Zweig funds. The excess of purchase price over the fair value of acquired net tangible assets of Zweig totaled $136.1 million. Of this excess purchase price, $77.2 million has been allocated to intangible assets, primarily associated with investment management contracts, which are being amortized using the straight-line method over an average estimated useful life of approximately 12 years. The remaining excess purchase price of $58.9 million has been classified as goodwill and is being amortized over 40 years

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY using the straight-line method. The Zweig Group managed approximately $3.3 billion of assets as of December 31, 1999.

     On December 3, 1998, Phoenix Investment Partners completed the sale of its 49% interest in Canadian investment firm Beutel, Goodman & Company, Ltd. for $47.0 million. Phoenix Investment Partners received $37.0 million in cash and a $10.0 million three-year interest bearing note. The transaction resulted in a pre-tax gain of approximately $17.5 million.

     Phoenix owns approximately 60% of the outstanding Phoenix Investment Partners' common stock. In addition, Phoenix owns 45% of Phoenix Investment Partners' convertible subordinated debentures which are eliminated through consolidation.

  Aberdeen Asset Management PLC

     On February 18, 1999, PM Holdings purchased an additional 15.1 million shares of the common stock of Aberdeen Asset Management for $29.4 million.

     As of December 31, 1999, PM Holdings owned 21% of the outstanding common stock of Aberdeen Asset Management, a Scottish asset management firm. The investment is reported on the equity basis and classified as equity in unconsolidated subsidiaries.

  Dividend scale reduction

     In consideration of the decline of interest rates in the financial markets, Phoenix's Board of Directors voted in October 1998 to adopt a reduced dividend scale, effective for dividends payable on or after January 1, 1999. Dividends for individual participating policies were reduced 60 basis points in most cases, an average reduction of approximately 8%. The effect was a decrease of approximately $15.7 million in the policyholder dividends expense in 1998. In October 1999, Phoenix's Board of Directors voted to maintain the dividend scale for dividends payable on or after January 1, 2000.

  Real estate sales

     On December 15, 1998, Phoenix sold 47 commercial real estate properties with a carrying value of $269.8 million, and 4 joint venture real estate partnerships with a carrying value of $10.5 million, for approximately $309 million in cash. This transaction, along with the sale of 18 other properties and partnerships during 1998, which had a carrying value of $36.7 million, resulted in pre-tax gains of approximately $67.5 million. As of December 31, 1999, Phoenix had 3 commercial real estate properties remaining with a carrying value of $42.9 million and 5 joint venture real estate partnerships with a carrying value of $49.1 million, and both are reported as real estate on the Consolidated Balance Sheet.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

4. INVESTMENTS

     Information pertaining to Phoenix's investments, net investment income and realized and unrealized investment gains and losses follows:

  Debt and equity securities

     The amortized cost and fair value of investments in debt and equity securities as of December 31, 1999 were as follows:

                                                    GROSS        GROSS
                                      AMORTIZED   UNREALIZED   UNREALIZED
                                        COST        GAINS        LOSSES     FAIR VALUE
                                      ---------   ----------   ----------   ----------
                                                       (IN MILLIONS)
DEBT SECURITIES
HELD-TO-MATURITY:
State and political subdivision
  bonds.............................  $   27.6      $   .4      $  (1.0)     $   27.0
Foreign government bonds............       3.0          --          (.8)          2.2
Corporate securities................   1,813.7        12.9        (95.7)      1,730.9
Mortgage-backed and asset-backed
  securities........................     285.4         1.4        (19.2)        267.6
                                      --------      ------      -------      --------
  Total held-to-maturity
     securities.....................   2,129.7        14.7       (116.7)      2,027.7
  Less: held-to-maturity securities
     of discontinued operations.....     102.0          .7         (5.8)         96.9
                                      --------      ------      -------      --------
     Total held-to-maturity
       securities of continuing
       operations...................   2,027.7        14.0       (110.9)      1,930.8
                                      --------      ------      -------      --------
AVAILABLE-FOR-SALE:
U.S. government and agency bonds....     283.7         1.9         (6.5)        279.1
State and political subdivision
  bonds.............................     495.9         4.8        (21.8)        478.9
Foreign government bonds............     273.9        23.7         (4.0)        293.6
Corporate securities................   2,353.2        18.6       (102.8)      2,269.0
Mortgage-backed and asset-backed
  securities........................   2,977.1        17.9       (103.2)      2,891.8
                                      --------      ------      -------      --------
  Total available-for-sale
     securities.....................   6,383.8        66.9       (238.3)      6,212.4
  Less: available-for-sale
     securities of discontinued
     operations.....................     725.1         7.6        (27.1)        705.6
                                      --------      ------      -------      --------
     Total available-for-sale
       securities of continuing
       operations...................   5,658.7        59.3       (211.2)      5,506.8
                                      --------      ------      -------      --------
     Total debt securities of
       continuing operations........  $7,686.4      $ 73.3      $(322.1)     $7,437.6
                                      ========      ======      =======      ========
EQUITY SECURITIES...................  $  295.2      $168.1      $ (24.2)     $  439.1
  Less: equity securities of
     discontinued operations........       1.9          --           --           1.9
                                      --------      ------      -------      --------
  Total equity securities of
     continuing operations..........  $  293.3      $168.1      $ (24.2)     $  437.2
                                      ========      ======      =======      ========

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The amortized cost and fair value of investments in debt and equity securities as of December 31, 1998 were as follows:

                                                    GROSS        GROSS
                                      AMORTIZED   UNREALIZED   UNREALIZED
                                        COST        GAINS        LOSSES     FAIR VALUE
                                      ---------   ----------   ----------   ----------
                                                       (IN MILLIONS)
DEBT SECURITIES
HELD-TO-MATURITY:
State and political subdivision
  bonds.............................  $   10.6      $   .6       $  (.1)     $   11.1
Foreign government bonds............       3.0          --          (.7)          2.3
Corporate securities................   1,733.3        98.9        (13.8)      1,818.4
Mortgage-backed and asset-backed
  securities........................     172.3         6.2           --         178.5
                                      --------      ------       ------      --------
  Total held-to-maturity
     securities.....................   1,919.2       105.7        (14.6)      2,010.3
  Less: held-to-maturity securities
     of discontinued operations.....     156.2         8.8         (1.2)        163.8
                                      --------      ------       ------      --------
     Total held-to-maturity
       securities of continuing
       operations...................   1,762.9        97.0        (13.4)      1,846.5
                                      --------      ------       ------      --------
AVAILABLE-FOR-SALE:
U.S. government and agency bonds....     497.1        34.5          (.4)        531.1
State and political subdivision
  bonds.............................     530.0        43.6          (.1)        573.5
Foreign government bonds............     294.0        28.8        (18.7)        304.1
Corporate securities................   1,993.7       110.5        (36.7)      2,067.6
Mortgage-backed and asset-backed
  securities........................   3,121.7       110.2        (14.6)      3,217.2
                                      --------      ------       ------      --------
  Total available-for-sale
     securities.....................   6,436.4       327.6        (70.5)      6,693.5
  Less: available-for-sale
     securities of discontinued
     operations.....................     679.0        34.6         (7.4)        706.1
                                      --------      ------       ------      --------
     Total available-for-sale
       securities of continuing
       operations...................   5,757.5       293.0        (63.1)      5,987.4
                                      --------      ------       ------      --------
     Total debt securities of
       continuing operations........  $7,520.4      $390.0       $(76.5)     $7,833.9
                                      ========      ======       ======      ========
EQUITY SECURITIES...................  $  223.9      $102.0       $(21.4)     $  304.5
  Less: equity securities of
     discontinued operations........       1.8          --           --           1.8
                                      --------      ------       ------      --------
  Total equity securities of
     continuing operations..........  $  222.1      $102.0       $(21.4)     $  302.7
                                      ========      ======       ======      ========

     The sale of fixed maturities held-to-maturity relate to certain securities, with amortized cost of $59.1 million, $19.6 million and $3.9 million, for the years ended December 31, 1997, 1998 and 1999, respectively, which were sold specifically due to a significant decline in the issuers' credit quality. Net realized losses were $10.1 million, $0.8 million and $0.2 million in 1997, 1998 and 1999, respectively.

     The amortized cost and fair value of debt securities, by contractual sinking fund payment and maturity, as of December 31, 1999 are shown below. Actual maturity may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or Phoenix may have the right to put or sell the obligations back to the issuers.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                       HELD-TO-MATURITY          AVAILABLE-FOR-SALE
                                    -----------------------    -----------------------
                                    AMORTIZED                  AMORTIZED
                                      COSTS      FAIR VALUE      COSTS      FAIR VALUE
                                    ---------    ----------    ---------    ----------
                                                      (IN MILLIONS)
Due in one year or less...........  $  118.2      $  117.0     $   43.2      $   43.5
Due after one year through five
  years...........................     583.1         564.2        534.4         532.7
Due after five years through ten
  years...........................     625.1         604.0      1,146.8       1,104.6
Due after ten years...............     517.9         474.9      1,682.3       1,639.8
Mortgage-backed and asset-backed
  securities......................     285.4         267.6      2,977.1       2,891.8
                                    --------      --------     --------      --------
Total.............................   2,129.7       2,027.7      6,383.8       6,212.4
Less: securities of discontinued
  operations......................     102.0          96.9        725.1         705.6
                                    --------      --------     --------      --------
Total securities of continuing
  operations......................  $2,027.7      $1,930.8     $5,658.7      $5,506.8
                                    ========      ========     ========      ========

     Carrying values for investments in mortgage-backed and asset-backed securities, excluding U.S. government guaranteed investments, were as follows:

                                                              DECEMBER 31,
                                                          --------------------
                                                            1998        1999
                                                          --------    --------
                                                             (IN MILLIONS)
Planned amortization class..............................  $  433.7    $  168.0
Asset-backed............................................     910.6       956.9
Mezzanine...............................................     280.1       194.9
Commercial..............................................     641.5       735.2
Sequential pay..........................................     982.6     1,039.0
Pass through............................................     119.0        77.2
Other...................................................      22.0         6.0
                                                          --------    --------
Total mortgage-backed and asset-backed securities.......  $3,389.5    $3,177.2
                                                          ========    ========

  Mortgage loans and real estate

     Phoenix's mortgage loans and real estate are diversified by property type and location and, for mortgage loans, by borrower. Mortgage loans are collateralized by the related properties and are generally 75% of the properties' value at the time the original loan is made.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     Mortgage loans and real estate investments comprise the following property types and geographic regions:

                                                     MORTGAGE LOANS      REAL ESTATE
                                                      DECEMBER 31,       DECEMBER 31,
                                                    ----------------    --------------
                                                     1998      1999     1998     1999
                                                    ------    ------    -----    -----
                                                              (IN MILLIONS)
Property type:
Office buildings..................................  $221.2    $183.9    $38.3    $30.5
Retail............................................   203.9     208.6     36.9     14.1
Apartment buildings...............................   261.9     252.9     21.6     41.7
Industrial buildings..............................   121.8      82.7      1.6       --
Other.............................................    19.1       3.0       --      8.9
Valuation allowances..............................   (30.6)    (14.3)    (6.4)    (3.2)
                                                    ------    ------    -----    -----
Total.............................................  $797.3    $716.8    $92.0    $92.0
                                                    ======    ======    =====    =====
Geographic region:
Northeast.........................................  $169.4    $149.3    $47.7    $59.6
Southeast.........................................   213.9     198.6       --       --
North central.....................................   176.7     164.1     11.5       .7
South central.....................................    98.9     105.1     22.7     21.2
West..............................................   169.0     114.0     16.5     13.7
Valuation allowances..............................   (30.6)    (14.3)    (6.4)    (3.2)
                                                    ------    ------    -----    -----
Total.............................................  $797.3    $716.8    $92.0    $92.0
                                                    ======    ======    =====    =====

     At December 31, 1999, scheduled mortgage loan maturities were as follows:
2000 - $92 million; 2001 - $87 million; 2002 - $32 million; 2003 - $109 million;
2004 - $38 million; 2005 - $35 million, and $338 million thereafter. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties and loans may be refinanced. Phoenix refinanced $2.3 million and $6.7 million of its mortgage loans during 1998 and 1999, respectively, based on terms which differed from those granted to new borrowers.

     The carrying value of delinquent and in process of foreclosure mortgage loans at December 31, 1998 and 1999 is $17.2 million and $6.0 million, respectively. There are valuation allowances of $14.7 million and $5.4 million, respectively, on these mortgages.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Investment valuation allowances

     Investment valuation allowances which have been deducted in arriving at investment carrying values as presented in the Consolidated Balance Sheet and changes thereto were as follows:

                                 BALANCE AT                                BALANCE AT
                                 JANUARY 1,    ADDITIONS    DEDUCTIONS    DECEMBER 31,
                                 ----------    ---------    ----------    ------------
                                                     (IN MILLIONS)
1999
Mortgage loans.................    $30.6         $ 9.7        $(26.0)        $14.3
Real estate....................      6.4            .2          (3.4)          3.2
                                   -----         -----        ------         -----
Total..........................    $37.0         $ 9.9        $(29.4)        $17.5
                                   =====         =====        ======         =====
1998
Mortgage loans.................    $35.8         $50.6        $(55.8)        $30.6
Real estate....................     28.5           5.1         (27.2)          6.4
                                   -----         -----        ------         -----
Total..........................    $64.3         $55.7        $(83.0)        $37.0
                                   =====         =====        ======         =====
1997
Mortgage loans.................    $48.4         $ 6.7        $(19.3)        $35.8
Real estate....................     47.5           4.2         (23.2)         28.5
                                   -----         -----        ------         -----
Total..........................    $95.9         $10.9        $(42.5)        $64.3
                                   =====         =====        ======         =====

  Non-income producing mortgage loans and bonds

     The net carrying values of non-income producing mortgage loans were $15.6 million and $0.0 million at December 31, 1998 and 1999, respectively. The net carrying value of non-income producing bonds were $22.3 million and $0.0 million at December 31, 1998 and 1999, respectively.

  Venture capital partnerships

     Phoenix invests as a limited partner in venture capital limited partnerships. These partnerships focus on early-stage ventures, primarily in the information technology and life science industries, as well as direct equity investments in leveraged buyouts and corporate acquisitions.

     Phoenix records its equity in the earnings of these partnerships in net investment income.

     The components of net investment income due to venture capital partnerships for the year ended December 31, were as follows:

                                                     1997     1998      1999
                                                     -----    -----    ------
                                                          (IN MILLIONS)
Operating losses...................................  $(2.1)   $(2.7)   $ (8.9)
Realized gains on cash and stock distributions.....   31.3     23.3      84.7
Net unrealized gains on investments held in the
  partnerships.....................................    4.5     19.0      64.1
                                                     -----    -----    ------
Total venture capital partnership net investment
  income...........................................  $33.7    $39.6    $139.9
                                                     =====    =====    ======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Other invested assets

     Other invested assets were as follows:

                                                               DECEMBER 31,
                                                             ----------------
                                                              1998      1999
                                                             ------    ------
                                                              (IN MILLIONS)
Transportation and equipment leases........................  $ 80.9    $ 82.1
Affordable housing partnerships............................    10.8      22.2
Investment in other affiliates.............................    12.7      12.4
Seed money in separate accounts............................    26.6      33.3
Other partnership interests................................    22.7      42.0
                                                             ------    ------
Total other invested assets................................   153.7     192.0
Less: other invested assets of discontinued operations.....     4.5       4.0
                                                             ------    ------
Total other invested assets of continuing operations.......  $149.2    $188.0
                                                             ======    ======

  Net investment income

     The components of net investment income for the year ended December 31, were as follows:

                                                   1997      1998       1999
                                                  ------    ------    --------
                                                         (IN MILLIONS)
Debt securities.................................  $509.7    $598.9    $  641.1
Equity securities...............................     4.3       6.5         7.9
Mortgage loans..................................    85.6      83.1        66.3
Policy loans....................................   122.6     146.5       149.0
Real estate.....................................    18.9      38.3         9.7
Leveraged leases................................     2.7       2.8         2.2
Venture capital partnerships....................    33.7      39.6       139.9
Other invested assets...........................     1.6       2.0        (1.5)
Short-term investments..........................    18.8      23.8        22.6
                                                  ------    ------    --------
     Sub-total..................................   797.9     941.5     1,037.2
Less: investment expenses.......................    14.1      14.0        13.0
                                                  ------    ------    --------
Net investment income...........................   783.8     927.5     1,024.2
Less: net investment income of discontinued
  operations....................................    60.5      65.3        67.4
                                                  ------    ------    --------
     Total net investment income of continuing
       operations...............................  $723.3    $862.2    $  956.8
                                                  ======    ======    ========

     Investment income of $2.7 million was not accrued on certain delinquent mortgage loans and defaulted bonds at December 31, 1999. Phoenix does not accrue interest income on impaired mortgage loans and impaired bonds when the likelihood of collection is doubtful. See Note 2--"Summary of Significant Accounting Policies--Valuation of investment" for further information on mortgage loan and bond impairment.

     The payment terms of mortgage loans may, from time to time, be restructured or modified. The investment in restructured mortgage loans, based on amortized cost, amounted to $40.8 million and $36.5

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY million at December 31, 1998 and 1999, respectively. Interest income on restructured mortgage loans that would have been recorded in accordance with the original terms of such loans amounted to $5.3 million, $4.9 million and $4.1 million in 1997, 1998 and 1999, respectively. Actual interest income on these loans included in net investment income was $3.8 million, $4.0 million and $3.5 million in 1997, 1998 and 1999, respectively.

  Investment gains and losses

     Net unrealized gains and (losses) on securities available-for-sale and carried at fair value for the year ended December 31, were as follows:

                                                   1997      1998       1999
                                                  ------    ------    --------
                                                         (IN MILLIONS)
Debt securities.................................  $112.2    $ (7.0)   $ (428.5)
Equity securities...............................    74.5     (91.9)       63.2
Deferred policy acquisition costs...............   (80.6)      6.7       260.3
Deferred income taxes...........................    38.1     (32.3)      (36.7)
                                                  ------    ------    --------
Net unrealized investment gains (losses) on
  securities available-for-sale.................  $ 68.0    $(59.9)   $  (68.3)
                                                  ======    ======    ========

     Realized investment gains and losses for the year ended December 31, were as follows:

                                                   1997      1998       1999
                                                  ------    ------    --------
                                                         (IN MILLIONS)
Debt securities.................................  $ 19.3    $ (4.3)   $  (20.4)
Equity securities...............................    26.3      11.9        16.6
Mortgage loans..................................     3.8      (6.9)       18.5
Real estate.....................................    44.7      67.5         2.9
Sale of property and casualty subsidiary........      --        --        40.1
Other invested assets...........................    17.3      (4.6)       18.5
                                                  ------    ------    --------
Net realized investment gains...................   111.4      63.6        76.2
Less: net realized investment gains from
  discontinued operations.......................      .4       5.4          .4
                                                  ------    ------    --------
Net realized investment gains from continuing
  operations....................................  $111.0    $ 58.2    $   75.8
                                                  ======    ======    ========

     The proceeds from sales of available-for-sale debt securities and the gross realized gains and gross realized losses on those sales for the year ended December 31, were as follows:

                                                   1997      1998       1999
                                                  ------    ------    --------
                                                         (IN MILLIONS)
Proceeds from disposals.........................  $821.3    $912.7    $1,106.9
Gross gains on sales............................  $ 28.0    $ 17.4    $   21.8
Gross losses on sales...........................  $  5.3    $ 33.6    $   39.1

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

5. GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets were as follows:

                                                               DECEMBER 31,
                                                             ----------------
                                                              1998      1999
                                                             ------    ------
                                                              (IN MILLIONS)
Phoenix Investment Partners gross amounts:
  Goodwill.................................................  $321.8    $384.6
  Investment management contracts..........................   169.0     236.0
  Non-compete covenant.....................................     5.0       5.0
  Other....................................................      .5      10.9
                                                             ------    ------
Totals.....................................................   496.3     636.5
                                                             ------    ------
Other gross amounts:
  Goodwill.................................................    71.4      32.6
  Client listings..........................................    48.1        --
  Intangible asset related to pension plan benefits........    16.2      11.7
  Other....................................................      .7       1.2
                                                             ------    ------
Totals.....................................................   136.4      45.5
                                                             ------    ------
Total gross goodwill and other intangible assets...........   632.7     682.0
Accumulated amortization -- Phoenix Investment Partners....   (49.6)    (79.9)
Accumulated amortization -- other..........................   (63.0)     (8.8)
                                                             ------    ------
Total net goodwill and other intangible assets.............  $520.1    $593.3
                                                             ======    ======

     In 1999, Phoenix wrote off $2.6 million of goodwill associated with its acquisition of Phoenix National Life Insurance Company in 1998 and $2.0 million associated with an acquisition of Phoenix New England Trust in 1999.

6. EQUITY IN UNCONSOLIDATED SUBSIDIARIES

     Equity in unconsolidated subsidiaries were as follows:

                                                               DECEMBER 31,
                                                              --------------
                                                              1998     1999
                                                              -----    -----
                                                              (IN MILLIONS)
EMCO of Argentina...........................................  $10.7    $13.4
Aberdeen Asset Management...................................   34.7     61.6
Hilb, Rogal and Hamilton Company............................     --     16.2
                                                              -----    -----
Total equity in unconsolidated subsidiaries.................  $45.4    $91.2
                                                              =====    =====

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Equity in earnings of unconsolidated subsidiaries

     The components of equity in earnings of unconsolidated subsidiaries for the year ended December 31, were as follows:

                                                     DECEMBER 31,
                                          ----------------------------------
                                           1997         1998         1999
                                          -------    ----------    ---------
                                                    (IN MILLIONS)
EMCO of Argentina.......................  $    --    $     (1.4)   $     1.1
Aberdeen Asset Management...............       .6           1.2          2.9
Hilb, Rogal and Hamilton Company........       --            --           .7
                                          -------    ----------    ---------
Total equity in earnings of
  unconsolidated subsidiaries before
  income taxes..........................       .6           (.2)         4.7
Income taxes............................       .2           (.1)         1.6
                                          -------    ----------    ---------
Total equity in earnings of
  unconsolidated subsidiaries...........  $    .4    $      (.1)   $     3.1
                                          =======    ==========    =========

7. DERIVATIVE INSTRUMENTS

     Derivative instruments at December 31, are summarized below:

                                       1998                 1999
                                 -----------------    -----------------
                                             (IN MILLIONS)
Asset hedges
Foreign currency swaps:
  Notional amount..............  $              --    $             8.1
  Weighted average received
     rate......................                 --                12.04%
  Weighted average paid rate...                 --                10.00%
  Fair value...................  $              --    $              .2

Interest rate swaps:
  Notional amount..............  $            43.0    $            43.0
  Weighted average received
     rate......................               7.51%                7.51%
  Weighted average paid rate...               5.40%                6.14%
  Fair value...................  $             4.6    $              .4

Liability hedges
Swaptions:
  Notional amount..............  $              --    $         1,600.0
  Weighted average strike
     rate......................                 --                 5.02%
  Index rate(1)................                 --           10 Yr. CMS
  Fair value...................  $              --    $            (8.2)

Interest rate floors:
  Notional amount..............  $           570.0    $         1,210.0
  Weighted average strike
     rate......................               4.59%                4.57%
  Index rate(1)................       5-10 Yr. CMT      2-10Yr. CMT/CMS
  Fair value...................  $             1.4    $            (7.5)

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                       1998                 1999
                                 -----------------    -----------------
                                             (IN MILLIONS)
Interest rate swaps:
  Notional amount..............  $           381.6    $           431.0
  Weighted average received
     rate......................               6.13%                6.22%
  Weighted average paid rate...               5.87%                6.09%
  Fair value...................  $             6.4    $             1.1

Interest rate caps:
  Notional amount..............  $            50.0    $            50.0
  Weighted average strike
     rate......................               7.95%                7.95%
  Index rate(1)................         10 Yr. CMT           10 Yr. CMT
  Fair value...................  $             (.1)   $             (.8)

------------
(1) Constant maturity treasury yields (CMT) and constant maturity swap yields
    (CMS).

     The increase in net investment income related to interest rate swap contracts was $2.1 million and $1.0 million for the years ended December 31, 1998 and 1999, respectively. The decrease in net investment income related to interest rate floor, interest rate cap and swaption contracts was $0.2 million and $2.3 million for the years ended December 31, 1998 and 1999, respectively, representing quarterly premium payments on these instruments which are being paid over the life of the contracts. The estimated fair value of these instruments represent what Phoenix would have to pay or receive if the contracts were terminated.

     Phoenix is exposed to credit risk in the event of nonperformance by counterparties to these financial instruments, but management of the Phoenix does not expect counterparties to fail to meet their financial obligations, given their high credit ratings. The credit exposure of these instruments is the positive fair value at the reporting date.

     Management of Phoenix considers the likelihood of any material loss on these instruments to be remote.

8. NOTES PAYABLE

                                                               DECEMBER 31,
                                                             ----------------
                                                              1998      1999
                                                             ------    ------
                                                              (IN MILLIONS)
Short-term debt............................................  $ 20.5    $ 21.6
Bank borrowings, blended rate 6.7%, due in varying amounts
  to 2004..................................................   207.0     260.3
Notes payable..............................................     5.4       1.1
Subordinated debentures, 6% due 2015.......................    41.4      41.4
Surplus notes, 6.95%, due 2006.............................   175.0     175.0
                                                             ------    ------
Total notes payable........................................  $449.3    $499.4
                                                             ======    ======

     Phoenix has several lines of credits established with major commercial banks. The first facility has a $100 million line of credit maturing October 3, 2001. Drawdowns may be executed in domestic U.S. dollars or Eurodollars. Domestic dollar loans bear interest at the greater of the Bank of Montreal's prime commercial rate or the effective federal funds rate plus .5%. Eurodollar loans bear interest at a LIBOR based rate that varies depending on the Eurodollar Reserve Percentage. The credit agreement contains customary financial and operating covenants. At December 31, 1999, Phoenix had no outstanding borrowings under this agreement.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The second facility has a $100.0 million line that matures November 1, 2001. Loans bear interest at Bank of New York's commercial prime rate or certificate of deposit rate plus .285%. The agreement contains customary financial and operating covenants. At December 31, 1999, Phoenix had no outstanding borrowing under this agreement.

     The third facility has a L20.0 million line that matures on July 11, 2001. Loans under this facility bear interest at LIBOR plus .17%. The credit agreement contains customary financial and operating covenants. At December 31,1999 Phoenix had $25.3 million outstanding under this agreement.

     The fourth facility has a $200.0 million line that matures August 2002. Loans under this facility have variable rates with a choice of certificate of deposit, Eurodollar or the banks' base lending rate. The credit agreement contains customary financial and operating covenants. As of December 31, 1999, Phoenix had $200.0 million outstanding under this agreement.

     The fifth facility is a $175.0 million line maturing in March 2004. Loans under this facility have variable rates with a choice of certificate of deposit, Eurodollar or the banks' base lending rate. The credit agreement contains customary financial and operating covenants. As of December 31, 1999 Phoenix had $35.0 million outstanding under this agreement.

     In November 1996, Phoenix issued $175 million principal amount of 6.95% surplus notes due December 1, 2006. Each payment of interest on principal of the notes requires the prior approval of the Superintendent of Insurance of the State of New York, and may be made only out of surplus funds which the Superintendent determines to be available for such payment under the New York Insurance Law. As of December 31, 1999, Phoenix had $175 million in surplus notes outstanding.

     As of December 31, 1999 Phoenix had outstanding $41.4 million principal amount of 6% convertible subordinated debentures due 2015, issued by PXP and held by outside third parties. PXP issued these debentures in April 1998 in exchange for all outstanding shares of its Series A convertible exchangeable preferred stock. Each $25.00 principal amount of these debentures is convertible into 3.11 shares of PXP common stock at any time upon the holder's election and the debentures may be redeemed by PXP, in whole or in part at any time upon 15 days' notice beginning November 1, 2000.

     Additionally, Phoenix has access to several other, smaller credit lines. The total unused credit was $369.0 million at December 31, 1999. Interest rates ranged from 5.26% to 7.48% in 1999.

     Maturities of other indebtedness are as follows: 2000--$21.6 million; 2001--$26.0 million; 2002--$200.0 million; 2003--$0.0 million; 2004--$35.0 million; 2005 and thereafter--$216.8 million.

     Interest expense was $28.0 million, $29.8 million and $34.0 million for the years ended December 31, 1997, 1998 and 1999, respectively.

9. INCOME TAXES

     A summary of income taxes (benefits) applicable to income before income taxes and minority interest for the year ended December 31, was as follows:

                                                     1997     1998      1999
                                                     -----    -----    ------
                                                          (IN MILLIONS)
Income taxes
  Current..........................................  $29.0    $50.5    $113.7
  Deferred.........................................    5.1      6.4     (13.4)
                                                     -----    -----    ------
Total..............................................  $34.1    $56.9    $100.3
                                                     =====    =====    ======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The income taxes attributable to the consolidated results of operations are different than the amounts determined by multiplying income before taxes by the statutory income tax rate. The sources of the difference and the tax effects of each for the year ended December 31, were as follows (in millions, aside from the percentages):

                                1997                    1998                    1999
                        --------------------    --------------------    --------------------
                        (IN MILLIONS)     %     (IN MILLIONS)     %     (IN MILLIONS)     %
                        -------------    ---    -------------    ---    -------------    ---
Income tax expense at
  statutory rate......     $ 58.5         35%       $55.8         35%      $ 94.4         35%
Dividend received
  deduction and tax-
  exempt interest.....       (1.7)        (1)        (3.3)        (2)        (3.0)        (1)
Audit adjustments.....      (10.5)        (6)          --         --           --         --
Other, net............         .9         --          4.4          3         (2.7)        (1)
                           ------        ---        -----        ---       ------        ---
                             47.2         28         56.9         36         88.7         33
Differential earnings
  (equity tax)........      (13.1)        (8)          --         --         11.6          4
                           ------        ---        -----        ---       ------        ---
Income taxes..........     $ 34.1         20%       $56.9         36%      $100.3         37%
                           ======        ===        =====        ===       ======        ===

     The tax benefit of $13.1 million resulted from an adjustment to the 1996 accrual for the DER. Phoenix estimated the DER for tax year 1996 would be 3%. In 1997, the IRS announced the actual DER for tax year 1996 was 0%.

     The net deferred income tax liability represents the tax effects of temporary differences attributable to the consolidated tax return group. The components were as follows:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
                                                             (IN MILLIONS)
Deferred policy acquisition costs........................  $ 294.9    $ 282.7
Unearned premium/deferred revenue........................   (139.3)    (135.1)
Impairment reserves......................................    (23.1)     (15.6)
Pension and other postretirement benefits................    (57.7)     (68.9)
Investments..............................................    122.0      177.2
Future policyholder benefits.............................   (151.2)    (181.2)
Other....................................................     28.4        4.7
                                                           -------    -------
                                                              74.0       63.8
Net unrealized investment gains..........................     42.3       23.6
Minimum pension liability................................     (3.4)      (4.1)
                                                           -------    -------
Deferred income tax liability, net.......................  $ 112.9    $  83.3
                                                           =======    =======

     Gross deferred income tax assets totaled $375 million and $405 million at December 31, 1998 and 1999, respectively. Gross deferred income tax liabilities totaled $488 million and $488 million at December 31, 1998 and 1999, respectively. It is management's assessment, based on Phoenix's earnings and projected future taxable income, that it is more likely than not that deferred income tax assets at December 31, 1998 and 1999 will be realized.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

10.  PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFIT PLANS

  Pension plans

     Phoenix has a multi-employer, non-contributory, defined benefit pension plan covering substantially all of its employees. Retirement benefits are a function of both years of service and level of compensation. Phoenix also sponsors a non-qualified supplemental defined benefit plan to provide benefits in excess of amounts allowed pursuant to the Internal Revenue Code. Phoenix's funding policy is to contribute annually an amount equal to at least the minimum required contribution in accordance with minimum funding standards established by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributable to service to date, but also for service expected to be earned in the future.

     Components of net periodic pension cost for the years ended December 31, were as follows:

                                                            1997      1998      1999
                                                           ------    ------    ------
                                                                 (IN MILLIONS)
Components of net periodic benefit cost
  Service cost...........................................  $ 10.3    $ 11.0    $ 11.9
  Interest cost..........................................    22.7      23.0      24.7
  Curtailments...........................................      --        --      21.6
  Expected return on plan assets.........................   (22.1)    (25.1)    (28.5)
  Amortization of net transition asset...................    (2.4)     (2.4)     (2.4)
  Amortization of prior service cost.....................     1.8       1.8       1.8
  Amortization of net (gain) loss........................      --      (1.2)     (2.7)
                                                           ------    ------    ------
  Net periodic benefit cost..............................  $ 10.3    $  7.1    $ 26.4
                                                           ======    ======    ======

     In 1999, Phoenix offered a special retirement program under which qualified participants' benefits under the employee pension plan were enhanced by adding five years to age and five years to pension plan service. Of the 320 eligible employees, 146 accepted the special retirement program. As a result of the special retirement program, Phoenix recorded an additional pension expense of $21.6 million for the year ended December 31, 1999.

     The aggregate change in projected benefit obligation, change in plan assets, and funded status of the plan were as follows:

                                                              DECEMBER 31,
                                                            -----------------
                                                             1998      1999
                                                            ------    -------
                                                              (IN MILLIONS)
Change in projected benefit obligation
  Projected benefit obligation at beginning of year.......  $335.4    $ 353.5
  Service cost............................................    11.0       11.9
  Interest cost...........................................    23.0       24.7
  Plan amendments.........................................      --       23.9
  Curtailments............................................      --       (6.4)
  Actuarial loss..........................................     2.0       (4.9)
  Benefit payments........................................   (17.9)     (19.8)
                                                            ------    -------
  Benefit obligation at end of year.......................  $353.5    $ 382.9
                                                            ------    -------
Change in plan assets
  Fair value of plan assets at beginning of year..........  $321.6    $ 364.9

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                                              DECEMBER 31,
                                                            -----------------
                                                             1998      1999
                                                            ------    -------
                                                              (IN MILLIONS)
  Actual return on plan assets............................    58.2       79.0
  Employer contributions..................................     3.0        3.9
  Benefit payments........................................   (17.9)     (19.8)
                                                            ------    -------
  Fair value of plan assets at end of year................  $364.9    $ 428.0
                                                            ------    -------
  Funded status of the plan...............................  $ 11.5    $  45.0
  Unrecognized net transition asset.......................   (14.2)     (11.8)
  Unrecognized prior service cost.........................    16.1       11.7
  Unrecognized net gain...................................   (76.0)    (130.0)
                                                            ------    -------
  Net amount recognized...................................  $(62.6)   $ (85.1)
                                                            ======    =======
Amounts recognized in the Consolidated Balance Sheet
  consist of:
  Accrued benefit liability...............................  $(88.4)   $(108.7)
  Intangible asset........................................    16.2       11.7
  Accumulated other comprehensive income..................     9.6       11.9
                                                            ------    -------
                                                            $(62.6)   $ (85.1)
                                                            ======    =======

     At December 31, 1998 and 1999, the non-qualified plan was not funded and had projected benefit obligations of $57.2 million and $72.3 million, respectively. The accumulated benefit obligations as of December 31, 1998 and 1999 related to this plan were $48.4 million and $60.1 million, respectively, and are included in other liabilities.

     Phoenix recorded, as a reduction of equity, an additional minimum pension liability of $6.2 million and $7.7 million, net of income taxes, at December 31, 1998 and 1999, respectively, representing the excess of accumulated benefit obligations over the fair value of plan assets and accrued pension liabilities for the non-qualified plan. Phoenix has also recorded an intangible asset of $16.2 million and $11.7 million as of December 31, 1998 and 1999 related to the non-qualified plan.

     The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% and 7.5% for 1998 and 1999, respectively. The discount rate assumption for 1999 was determined based on a study that matched available high quality investment securities with the expected timing of pension liability payments. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.0% and 4.5% for 1998 and 1999, respectively. The expected long-term rate of return on retirement plan assets was 8.0% in 1998 and 1999.

     The assets within the pension plan include corporate and government debt securities, equity securities, real estate, venture capital partnerships, and shares of mutual funds.

     Phoenix also sponsors savings plans for its employees and agents that are qualified under Internal Revenue Code Section 401(k). Employees and agents may contribute a portion of their annual salary, subject to certain limitations, to the plans. Phoenix contributes an additional amount, subject to limitation, based on the voluntary contribution of the employee or agent. Company contributions charged to expense with respect to these plans during the years ended December 31, 1997, 1998 and 1999 were $3.8 million, $4.1 million and $4.0 million, respectively.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Other postretirement benefit plans

     In addition to Phoenix's pension plans, Phoenix currently provides certain health care and life insurance benefits to retired employees, spouses and other eligible dependents through various plans sponsored by Phoenix. A substantial portion of Phoenix's employees may become eligible for these benefits upon retirement. The health care plans have varying copayments and deductibles, depending on the plan. These plans are unfunded.

     Phoenix recognizes the costs and obligations of postretirement benefits other than pensions over the employees' service period ending with the date an employee is fully eligible to receive benefits.

     The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

                                                      1997     1998     1999
                                                      -----    -----    -----
                                                           (IN MILLIONS)
Components of net periodic benefit cost
  Service cost......................................  $ 3.1    $ 3.4    $ 3.3
  Interest cost.....................................    4.4      4.6      4.6
  Curtailments......................................     --       --      5.5
  Amortization of net gain..........................   (1.4)    (1.2)    (1.6)
                                                      -----    -----    -----
  Net periodic benefit cost.........................  $ 6.1    $ 6.8    $11.8
                                                      =====    =====    =====

     As a result of the special retirement program, Phoenix recorded an additional postretirement benefit expense of $5.5 million for the year ended December 31, 1999.

     The plan's change in projected benefit obligation, change in plan assets, and funded status were as follows:

                                                              DECEMBER 31,
                                                            -----------------
                                                             1998      1999
                                                            ------    -------
                                                              (IN MILLIONS)
Change in projected postretirement benefit obligation
  Projected benefit obligation at beginning of year.......  $ 66.6    $  70.9
  Service cost............................................     3.4        3.3
  Interest cost...........................................     4.6        4.6
  Plan amendments.........................................      --        5.8
  Curtailments............................................      --        (.3)
  Actuarial loss (gain)...................................      .4       (8.6)
  Benefit payments........................................    (4.1)      (4.5)
                                                            ------    -------
  Projected benefit obligation at end of year.............    70.9       71.2
                                                            ------    -------
Change in plan assets
  Employer contributions..................................     4.1        4.5
  Benefit payments........................................    (4.1)      (4.5)
                                                            ------    -------
  Fair value of plan assets at end of year................      --         --
                                                            ------    -------
Funded status of the plan.................................   (70.9)     (71.2)
Unrecognized net gain.....................................   (26.5)     (33.5)
                                                            ------    -------
  Accrued benefit liability...............................  $(97.4)   $(104.7)
                                                            ======    =======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The discount rate used in determining the accumulated postretirement benefit obligation was 7.0% and 7.5% at December 31, 1998 and 1999, respectively.

     For purposes of measuring the accumulated postretirement benefit obligation the health care costs were assumed to increase 8.5% and 7.5% in 1998 and 1999, respectively, declining thereafter until the ultimate rate of 5.5% is reached in 2002 and remains at that level thereafter.

     The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation by $4.3 million and the annual service and interest cost by $0.6 million, before income taxes. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation by $4.1 million and the annual service and interest cost by $0.5 million, before income taxes. Gains and losses that occur because actual experience differs from the estimates are amortized over the average future service period of employees.

  Other postemployment benefits

     Phoenix recognizes the costs and obligations of severance, disability and related life insurance and health care benefits to be paid to inactive or former employees after employment but before retirement. Other postemployment benefit expenses were $0.4 million for 1997, ($0.5) million for 1998 and $0.5 million for 1999.

11.  COMPREHENSIVE INCOME

     The components of, and related income tax effects for, other comprehensive income for the years ended December 31, were as follows:

                                                   1997      1998      1999
                                                  ------    ------    -------
                                                         (IN MILLIONS)
Unrealized gains (losses) on securities
  available-for-sale:
  Before-tax amount.............................  $151.2    $(72.3)   $(102.8)
  Income tax expense (benefit)..................    53.0     (25.4)     (36.0)
                                                  ------    ------    -------
  Totals........................................    98.2     (46.9)     (66.8)
                                                  ------    ------    -------
Reclassification adjustment for net gains
  realized in net income:
  Before-tax amount.............................   (46.5)    (20.0)      (2.2)
  Income tax (benefit)..........................   (16.3)     (7.0)       (.7)
                                                  ------    ------    -------
  Totals........................................   (30.2)    (13.0)      (1.5)
                                                  ------    ------    -------
Net unrealized gains (losses) on securities
  available-for-sale:
  Before-tax amount.............................   104.7     (92.3)    (105.0)
  Income tax expense (benefit)..................    36.7     (32.4)     (36.7)
                                                  ------    ------    -------
  Totals........................................    68.0     (59.9)     (68.3)
                                                  ------    ------    -------
Minimum pension liability adjustment:
  Before-tax amount.............................    (3.2)     (2.3)      (2.3)
  Income tax (benefit)..........................    (1.1)      (.8)       (.8)
                                                  ------    ------    -------
  Totals........................................  $ (2.1)   $ (1.5)   $  (1.5)
                                                  ======    ======    =======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The following table summarizes accumulated other comprehensive income for the years ended December 31:

                                                    1997      1998      1999
                                                   ------    ------    ------
                                                         (IN MILLIONS)
Net unrealized (losses) gains on securities
  available-for-sale:
  Balance, beginning of year.....................  $ 92.4    $160.4    $100.5
  Change during period...........................    68.0     (59.9)    (68.3)
                                                   ------    ------    ------
  Balance, end of year...........................   160.4     100.5      32.2
                                                   ------    ------    ------
Minimum pension liability adjustment:
  Balance, beginning of year.....................    (2.6)     (4.7)     (6.2)
  Change during period...........................    (2.1)     (1.5)     (1.5)
                                                   ------    ------    ------
  Balance, end of year...........................    (4.7)     (6.2)     (7.7)
                                                   ------    ------    ------
Accumulated other comprehensive income:
  Balance, beginning of year.....................    89.8     155.7      94.3
  Change during period...........................    65.9     (61.4)    (69.8)
                                                   ------    ------    ------
  Balance, end of year...........................  $155.7    $ 94.3    $ 24.5
                                                   ======    ======    ======

12.  SEGMENT INFORMATION

     Phoenix offers a wide range of financial products and services. These businesses are managed within four reportable segments: (i) Life and Annuity,
(ii) Investment Management, (iii) Venture Capital, and (iv) Corporate and Other. These reportable segments are managed in this fashion because they either provide different products or services, are subject to different regulation, require different strategies or have different distribution systems.

     The Life and Annuity segment includes the individual life insurance and annuity products including participating whole life, universal life, variable life, term life and variable annuities.

     The Investment Management segment includes retail and institutional mutual fund management and distribution including managed accounts, open-end funds and closed-end funds.

     The Venture Capital segment includes our equity share in the operating income and the realized and unrealized investment gains of Phoenix's venture capital partnership investments.

     Corporate and Other contains several smaller subsidiaries and investment activities which do not meet the thresholds of reportable segments as defined in SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." They include international operations and the runoff of our group pension and guaranteed investment contract businesses.

     The majority of Phoenix's revenue is derived in the United States. Revenue derived from outside the United States is not material and revenue derived from any single customer does not exceed ten percent of total consolidated revenues.

     The accounting policies of the segments are the same as those described in
Note 2--"Summary of Significant Accounting Policies." Phoenix evaluates segment performance on the basis of segment after-tax operating income. Realized investment gains and some non-recurring items are excluded because they are not considered by management when evaluating the financial performance of the segments. The size and timing of realized investment gains are often subject to management's discretion. The non-recurring items are removed

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY from segment after-tax operating income if, in management's opinion, they are not indicative of overall operating trends. While some of these items may be significant components of our GAAP net income, we believe that segment after-tax operating income is an appropriate measure that represents the net income attributable to the ongoing operations of the business. Segment after-tax operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies. Some non-recurring items in the segments are reported as unallocated items and include expenses associated with an early retirement program, demutualization expenses, surplus tax and various non-recurring expenses related to the Investment Management segment including restructuring charges, a portfolio loss reimbursement and subsequent insurance recovery and a litigation settlement. Capital is allocated to Investment Management on a historical cost basis and to insurance products based on 200% of company action level risked based capital. Net investment income is allocated based on the assets allocated to each segment. Other costs and operating expenses are allocated to each segment based on a review of the nature of such costs, cost allocations using time studies and other allocation methodologies. See Note 10--"Pension and Other Postretirement and Postemployment Benefit Plans."

     The following tables provide certain information with respect to Phoenix's operating segments as of and for each of the years ended December 31, 1997, 1998 and 1999, as well as amounts not allocated to the segments as described previously.

                                                       DECEMBER 31,
                                            -----------------------------------
                                              1997         1998         1999
                                            ---------    ---------    ---------
                                                       (IN MILLIONS)
Total assets:
Life and Annuity..........................  $15,711.3    $16,930.5    $18,025.7
Investment Management.....................      647.9        591.9        747.4
Venture Capital...........................      119.8        191.2        338.1
Corporate and Other.......................    1,169.9        777.4        976.1
Discontinued operations...................      260.6        298.7        187.6
                                            ---------    ---------    ---------
     Total................................  $17,909.5    $18,789.7    $20,274.9
                                            =========    =========    =========
Deferred policy acquisition costs:
Life and Annuity..........................  $ 1,016.3    $ 1,049.9    $ 1,306.7
                                            =========    =========    =========

                                                       DECEMBER 31,
                                            -----------------------------------
                                              1997         1998         1999
                                            ---------    ---------    ---------
                                                       (IN MILLIONS)
Policy liabilities and accruals
Life and Annuity..........................  $10,049.3    $10,441.9    $10,771.4
Corporate and Other.......................      143.2        136.7        128.4
                                            ---------    ---------    ---------
     Total................................  $10,192.5    $10,578.6    $10,899.8
                                            =========    =========    =========
Policyholder deposit funds
Life and Annuity..........................  $   534.4    $   510.7    $   521.9
Corporate and Other.......................       26.0         21.0         16.3
                                            ---------    ---------    ---------
     Total................................  $   560.4    $   531.7    $   538.2
                                            =========    =========    =========

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                                       DECEMBER 31,
                                            -----------------------------------
                                              1997         1998         1999
                                            ---------    ---------    ---------
                                                       (IN MILLIONS)
Premiums
Life and Annuity..........................  $ 1,087.7    $ 1,175.8    $ 1,175.7
                                            ---------    ---------    ---------
     Total................................    1,087.7      1,175.8      1,175.7
                                            ---------    ---------    ---------
Insurance and investment product fees
Life and Annuity..........................      174.1        251.0        281.5
Investment Management.....................      168.0        225.3        284.3
Corporate and Other.......................       77.0         83.5         42.2
Unallocated amounts.......................         --           --         (5.9)
Less: inter-segment revenues..............      (16.3)       (19.6)       (23.7)
                                            ---------    ---------    ---------
     Total................................      402.8        540.2        578.4
                                            ---------    ---------    ---------
Net investment income
Life and Annuity..........................      640.5        768.8        768.3
Investment Management.....................         --           --          3.1
Venture Capital...........................       33.7         39.6        139.9
Corporate and Other.......................       40.6         44.4         35.0
Add: inter-segment investment expenses....        8.5          9.4         10.5
                                            ---------    ---------    ---------
     Total................................      723.3        862.2        956.8
                                            ---------    ---------    ---------
Policy benefits and dividends
Life and Annuity..........................    1,522.1      1,743.6      1,723.6
Corporate and Other.......................       23.4         17.8         10.0
                                            ---------    ---------    ---------
     Total................................    1,545.5      1,761.4      1,733.6
                                            ---------    ---------    ---------
Amortization of deferred policy
  acquisition costs
Life and Annuity..........................      102.6        137.6        146.6
                                            ---------    ---------    ---------
     Total................................      102.6        137.6        146.6
                                            ---------    ---------    ---------
Amortization of goodwill and intangibles
Life and Annuity..........................         .2           .8          6.7
Investment Management.....................        9.1         22.0         30.3
Corporate and Other.......................       26.0          6.0          3.1
                                            ---------    ---------    ---------
     Total................................       35.3         28.8         40.1
                                            ---------    ---------    ---------
Interest expense
Investment Management.....................        5.2         11.5         16.8
Corporate and Other.......................       22.8         18.3         17.2
                                            ---------    ---------    ---------
     Total................................  $    28.0    $    29.8    $    34.0
                                            ---------    ---------    ---------

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                                       DECEMBER 31,
                                            -----------------------------------
                                              1997         1998         1999
                                            ---------    ---------    ---------
                                                       (IN MILLIONS)
Other operating expenses
Life and Annuity..........................  $   219.1    $   256.4    $   276.4
Investment Management.....................      120.3        149.1        187.0
Corporate and Other.......................      111.4        122.8         84.7
Unallocated amounts.......................        3.0          1.3         28.1
Less: inter-segment expenses..............       (7.8)       (10.2)       (13.2)
                                            ---------    ---------    ---------
     Total................................      446.0        519.4        563.0
                                            ---------    ---------    ---------
Operating income before income taxes,
  minority interest and equity in earnings
  of unconsolidated subsidiaries
Life and Annuity..........................       58.3         57.2         72.2
Investment Management.....................       33.4         42.7         53.3
Venture Capital...........................       33.7         39.6        139.9
Corporate and Other.......................      (66.0)       (37.0)       (37.8)
Unallocated amounts.......................       (3.0)        (1.3)       (34.0)
                                            ---------    ---------    ---------
     Total................................       56.4        101.2        193.6
                                            ---------    ---------    ---------
Income taxes
Life and Annuity..........................       20.3         20.1         25.5
Investment Management.....................       13.7         19.3         23.0
Venture Capital...........................       11.8         13.9         49.0
Corporate and Other.......................      (36.4)       (16.5)       (23.1)
Unallocated amounts.......................      (14.2)         (.3)         (.7)
                                            ---------    ---------    ---------
     Total................................       (4.8)        36.5         73.7
                                            ---------    ---------    ---------
Minority interest in net income of
  consolidated subsidiaries
Investment Management.....................        7.6          6.0         10.1
Corporate and Other.......................       (1.3)          --           --
                                            ---------    ---------    ---------
     Total................................        6.3          6.0         10.1
                                            ---------    ---------    ---------
Equity in earnings of unconsolidated
  subsidiaries
Investment Management.....................         .4           .7          2.0
Corporate and Other.......................         --          (.8)         1.1
                                            ---------    ---------    ---------
     Total................................         .4          (.1)         3.1
                                            ---------    ---------    ---------
Operating income after income taxes
Life and Annuity..........................       38.0         37.1         46.7
Investment Management.....................       12.5         18.1         22.2
Venture Capital...........................       21.9         25.7         90.9
Corporate and Other.......................      (28.3)       (21.3)       (13.6)
Unallocated amounts.......................       11.2         (1.0)       (33.3)
                                            ---------    ---------    ---------
     Total................................  $    55.3    $    58.6    $   112.9
                                            ---------    ---------    ---------

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                                       DECEMBER 31,
                                            -----------------------------------
                                              1997         1998         1999
                                            ---------    ---------    ---------
                                                       (IN MILLIONS)
Net realized investment gains (losses)
  after income taxes
Life and Annuity..........................  $    42.7    $   (11.6)   $    10.3
Investment Management.....................        3.8          6.9           --
Corporate and Other.......................       23.0         38.0         38.9
                                            ---------    ---------    ---------
     Total................................       69.5         33.3         49.2
                                            ---------    ---------    ---------
Income (loss) from continuing operations
Life and Annuity..........................       80.7         25.5         57.0
Investment Management.....................       16.3         25.0         22.2
Venture Capital...........................       21.9         25.7         90.9
Corporate and Other.......................       (5.3)        16.7         25.3
Unallocated amounts.......................       11.2         (1.0)       (33.3)
                                            ---------    ---------    ---------
     Total................................  $   124.8    $    91.9    $   162.1
                                            =========    =========    =========

     Included in policy benefits and dividend amounts for the Life and Annuity segment is interest credited on policyholder account balance of $65.5 million, $111.7 million and $105.6 million for the years ended December 31, 1997, 1998 and 1999, respectively.

13.  DISCONTINUED OPERATIONS

     During 1999, Phoenix discontinued the operations of three of its business units which in prior years had been reflected as reportable business segments: the reinsurance operations, the real estate management operations and the group life and health operations. The discontinuation of these business units resulted from the sale of several operations, a signed agreement to sell one of the operations and the implementation of plans to withdraw from the remaining businesses.

  Reinsurance Operations

     During 1999, Phoenix completed a comprehensive strategic review of its reinsurance segment and decided to exit these operations through a combination of sale, reinsurance and placement of certain components into runoff. The reinsurance segment consisted primarily of individual life reinsurance operations as well as group accident and health reinsurance business. Accordingly, Phoenix estimated sales proceeds, reinsurance premiums and net claims runoff, resulting in the recognition of a $173 million pre-tax loss on the disposal of reinsurance operations. The significant components of the loss on the disposal of reinsurance operations in 1999 were as follows:

     On August 1, 1999, Phoenix sold its individual life reinsurance business and certain group health reinsurance business to Employers Reassurance Corporation for $130 million. The transaction was structured as a reinsurance and asset sale transaction (assumption reinsurance) resulting in a pre-tax gain of $113 million. The pre-tax income from operations for the seven months prior to disposal was $19 million.

     On June 30, 1999, PM Holdings sold 100% of the common stock of Financial Administrative Services, Inc. (FAS), its third party administration subsidiary, to CYBERTEK, a wholly-owned subsidiary of Policy Management Systems Corporation. Proceeds from the sale were $8.0 million for the common stock plus $1.0 million for a covenant not-to-compete, resulting in a pre-tax gain of $3.8 million.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     In addition to the $9.0 million sale price Phoenix will receive additional proceeds contingent on certain revenue targets. Phoenix recorded a note receivable for $4.0 million which under the terms of the agreement, CYBERTEK will repay in six equal annual installments commencing March 31, 2001 through March 31, 2006. The contingent proceeds will be determined annually but in total, will range from a minimum of $4.0 million to a maximum of $16.0 million.

     During 1999, Phoenix placed the remaining group accident and health reinsurance operations into runoff. Management has adopted a formal plan to terminate the related treaties as early as contractually permitted and is not entering into any new contracts. Based upon the most recent information available, Phoenix reviewed the runoff block and estimated the amount and timing of future net premiums, claims and expenses. Consequently, Phoenix increased reserve estimates on the runoff block by $180 million. In addition, as part of the exit strategy, Phoenix purchased aggregate excess of loss reinsurance to further protect Phoenix from unfavorable results in the runoff block. This reinsurance is subject to an aggregate retention of $100 million on the runoff block. Phoenix may commute the agreement at any time after September 30, 2004, subject to automatic commutation effective September 30, 2019. Phoenix incurred an initial expense of $130 million in the acquisition of this reinsurance.

     The additional estimated reserves and aggregate excess of loss reinsurance coverage are expected to cover the runoff of the business; however, the nature of the underlying risks is such that the claims may take years to reach the reinsurers involved. Therefore, Phoenix expects to pay claims out of existing estimated reserves for up to ten years as the level of business diminishes.

     Additionally, certain group accident and health reinsurance business has become the subject of disputes concerning the placement of the business with reinsurers and the recovery of the reinsurance. This business primarily concerns certain occupational accident reinsurance "facilities" and a reinsurance pool (the Unicover Pool) underwritten and managed by Unicover Managers, Inc. (Unicover). Phoenix participated as a reinsurer in the Unicover Pool. The Unicover Pool and "facilities" were reinsured in large part by a reinsurance facility underwritten and managed by Centaur Underwriting Limited (Centaur) in which Phoenix also participated. Phoenix terminated its participation in the Centaur facility effective October 1, 1998 and in the Unicover Pool effective March 1, 1999. However, claims arising from business underwritten while Phoenix was a participant continue to runoff. On September 21, 1999, Phoenix initiated arbitration proceedings seeking to rescind certain contracts arising from its participation in the Centaur facility with respect to reinsurance of the Unicover business. In January 2000, Phoenix settled two Unicover-related matters (see Note 23--"Subsequent Events"). A substantial portion of the risk associated with the Unicover Pool and "facilities" and the Centaur program was further retroceded by Phoenix to other unaffiliated insurance entities, providing Phoenix with significant security. Certain of these retrocessionaires have given notice that they challenge their obligations under their contracts and are in arbitration or litigation with Phoenix.

     Additionally, certain group personal accident excess of loss reinsurance contracts created in the London market during 1994-1997 have become the subject of disputes concerning the placement of the business with reinsurers and the recovery of reinsurance. Several arbitration proceedings are currently pending.

     Given the uncertainty associated with litigation and other dispute resolution proceedings, and the expected long term development of net claims payments, the estimated amount of the loss on disposal of life reinsurance discontinued operations may differ from actual results. However, it is management's opinion, after consideration of the provisions made in these financial statements, as described above, that future developments will not have a material effect on Phoenix's consolidated financial position.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Real Estate Management Operations

     On March 31, 1999, Phoenix sold its real estate management subsidiary, Phoenix Realty Advisors, to Henderson Investors International Holdings, B.V. for $7.9 million in cash. The pre-tax gain realized on this transaction was $7.1 million.

  Group Life and Health Operations

     On December 9, 1999, Phoenix signed a definitive agreement to sell its Group Life and Health business, including five companies, Phoenix American Life, Phoenix Dental Services, Phoenix Group Services, California Benefits and Clinical Disability Management, to GE Financial Assurance Holdings, Inc. Proceeds from the sale are estimated to be $285 million, including cash of $240 million and 3.1% of the common stock of GE Life and Annuity Assurance Company. Phoenix expects the transaction to be completed in the second quarter of 2000, subject to regulatory approval.

     The assets and liabilities of the discontinued operations have been excluded from the assets and liabilities of continuing operations and separately identified on the Consolidated Balance Sheet. Net assets of the discontinued operations totaled $298.7 million and $187.6 million as of December 31, 1998 and 1999, respectively. Asset and liability balances of continuing operations as of December 31, 1998, have been restated to conform with the current year presentation. Likewise, the Consolidated Statement of Income, Comprehensive Income and Equity has been restated for 1997 and 1998 to exclude the operating results of discontinued operations from those of continuing operations. The operating results of discontinued operations and the gain or loss on disposal are presented below.

                                                    YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1997      1998      1999
                                                   ------    ------    ------
                                                         (IN MILLIONS)
INCOME FROM DISCONTINUED OPERATIONS
Revenues:
  Reinsurance Operations.........................  $163.5    $298.7    $   --
  Group Life and Health Operations...............   484.0     503.8     453.8
  Real Estate Management Operations..............    15.3      12.7       1.2
                                                   ------    ------    ------
Total revenues...................................  $662.8    $815.2    $455.0
                                                   ======    ======    ======
Income from discontinued operations:
  Reinsurance Operations.........................  $ 13.2    $ 17.2    $   --
  Group Life and Health Operations...............    55.6      53.5      56.8
  Real Estate Management Operations..............     1.6       (.4)     (1.6)
                                                   ------    ------    ------
Income from discontinued operations before income
  taxes..........................................    70.4      70.3      55.2
Income taxes.....................................    25.5      25.1      19.1
                                                   ------    ------    ------
Income from discontinued operations, net of
  income taxes...................................  $ 44.9    $ 45.2    $ 36.1
                                                   ======    ======    ======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              -------------
                                                              (IN MILLIONS)
Loss on disposal of discontinued operations:
(Loss) gain on disposal:
  Reinsurance Operations....................................     $(173.1)
  Real Estate Management Operations.........................         5.9
                                                                 -------
Loss on disposal of discontinued operations before income
  taxes.....................................................      (167.2)
Income taxes................................................       (58.2)
                                                                 -------
Loss on disposal of discontinued operations, net of income
  taxes.....................................................     $(109.0)
                                                                 =======

14.  PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements, consisting primarily of office buildings occupied by Phoenix, are stated at depreciated cost. Real estate occupied by Phoenix was $106.7 million and $101.7 million at December 31, 1998 and 1999, respectively. Phoenix provides for depreciation using straight-line and accelerated methods over the estimated useful lives of the related assets which generally range from five to forty years. Accumulated depreciation and amortization was $161.2 million and $182.3 million at December 31, 1998 and 1999, respectively.

     Rental expenses for operating leases, principally with respect to buildings, amounted to $16.9 million, $16.9 million and $16.3 million in 1997, 1998, and 1999, respectively, for continuing operations. Future minimum rental payments under non-cancelable operating leases for continuing operations were approximately $40.2 million as of December 31, 1999, payable as follows:
2000--$13.5 million; 2001--$10.5 million; 2002--$7.3 million; 2003--$5.1 million; 2004--$2.8 million; and $1.0 million thereafter.

15.  DIRECT BUSINESS WRITTEN AND REINSURANCE

     As is customary practice in the insurance industry, Phoenix cedes reinsurance as a means of diversifying underwriting risk. To the extent that reinsuring companies may not be able to meet their obligations under reinsurance agreements in effect, Phoenix remains liable. Failure of the reinsurers to honor their obligations could result in losses to the company; consequently, estimates are established for amounts deemed or estimated to be uncollectible. To minimize its exposure to significant losses from reinsurance insolvencies, Phoenix evaluates the financial condition of its reinsurers and monitors concentration of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers. For direct issues, the maximum of individual life insurance retained by Phoenix on any one life is $8 million for single life and joint first-to-die policies and $10 million for joint last-to-die policies, with excess amounts ceded to reinsurers. Phoenix reinsures 80% of the mortality risk on the in force block of the Confederation Life business acquired on December 31, 1997, and 90% of the mortality risk on certain new issues of term and universal life products. In addition, Phoenix entered into a separate reinsurance agreement on October 1, 1998 to reinsure 80% of the mortality risk on a substantial portion of its otherwise retained individual life insurance business. In 1999, Phoenix reinsured the mortality risk on the remaining 20% of this business. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     Additional information on direct business written and reinsurance assumed and ceded for the years ended December 31, was as follows:

                                          1997          1998           1999
                                       ----------    -----------    -----------
                                                    (IN MILLIONS)
Direct premiums......................  $  1,592.8    $   1,719.4    $   1,677.5
Reinsurance assumed..................       329.9          505.3          416.2
Reinsurance ceded....................      (282.1)        (371.9)        (323.0)
                                       ----------    -----------    -----------
Net premiums.........................     1,640.6        1,852.8        1,770.7
Less net premiums of discontinued
  operations.........................      (552.9)        (677.0)        (595.0)
                                       ----------    -----------    -----------
Net premiums of continuing
  operations.........................  $  1,087.7    $   1,175.8    $   1,175.7
                                       ==========    ===========    ===========
Percentage of amount assumed to
  net................................          20%            27%            24%
                                       ==========    ===========    ===========
Direct policy and contract claims
  incurred...........................  $    629.1    $     728.1    $     622.3
Reinsurance assumed..................       410.7          433.2          563.8
Reinsurance ceded....................      (373.1)        (407.8)        (285.4)
                                       ----------    -----------    -----------
Net policy and contract claims
  incurred...........................       666.7          753.5          900.7
Less net incurred claims of
  discontinued operations............      (422.4)        (465.1)        (661.7)
                                       ----------    -----------    -----------
Net policy and contract claims
  incurred of continuing
  operations.........................  $    244.3    $     288.4    $     239.0
                                       ==========    ===========    ===========

Direct life insurance in force.......  $120,394.7    $ 121,442.0    $ 131,052.1
Reinsurance assumed..................    84,806.6      110,632.1      139,649.9
Reinsurance ceded....................   (74,764.6)    (135,818.0)    (207,192.0)
                                       ----------    -----------    -----------
Net insurance in force...............   130,436.7       96,256.1       63,510.0
Less insurance in force of
  discontinued operations............   (13,811.4)     (24,330.2)      (1,619.5)
                                       ----------    -----------    -----------
Net insurance in force of continuing
  operations.........................  $116,625.3    $  71,925.9    $  61,890.5
                                       ==========    ===========    ===========
Percentage of amount assumed to
  net................................          65%           115%           220%
                                       ==========    ===========    ===========

     Irrevocable letters of credit aggregating $36.2 million at December 31, 1999 have been arranged with United States commercial banks in favor of Phoenix to collateralize the ceded reserves.

16.  PARTICIPATING LIFE INSURANCE

     Participating life insurance in force was 72.3% and 66.9% of the face value of total individual life insurance in force at December 31, 1998 and 1999, respectively. The premiums on participating life insurance policies were 83.5%, 79.4% and 76.8% of total individual life insurance premiums in 1997, 1998, and 1999, respectively.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

17.  DEFERRED POLICY ACQUISITION COSTS

     The following reflects the amount of policy acquisition costs deferred and amortized for the years ended December 31:

                                                 1997        1998        1999
                                               --------    --------    --------
                                                        (IN MILLIONS)
Balance at beginning of year.................  $  908.6    $1,016.3    $1,049.9
Acquisition cost deferred....................     288.3       164.6       143.1
Amortized to expense during the year.........    (102.6)     (137.7)     (146.6)
Adjustment to net unrealized investment gains
  (losses) included in other comprehensive
  income.....................................     (78.0)        6.7       260.3
                                               --------    --------    --------
Balance at end of year.......................  $1,016.3    $1,049.9    $1,306.7
                                               ========    ========    ========

     Amortized to expense during the year for 1999 includes a $6.3 million adjustment due to worse than expected persistency in one of the variable annuity product lines and a $6.9 million adjustment to whole life due to an adjustment to death claims used in determining DAC amortization.

     In conjunction with the December 31, 1997 acquisition of the Confederation Life business, PVFP of $141.2 million is reflected as an element of deferred acquisition costs. The estimated amount to be amortized for the years ending December 31, 2000, 2001, 2002, 2003 and 2004 is $15.8 million, $11.8 million,
$10.2 million, $8.9 million and $7.5 million, respectively. The following is an analysis of PVFP for the years ended December 31:

                                                    1997      1998      1999
                                                   ------    ------    ------
                                                         (IN MILLIONS)
Balance at beginning of year.....................  $   --    $141.2    $136.8
Acquisition costs deferred.......................   141.2        --        --
Amortization.....................................      --      (4.4)    (24.1)
                                                   ------    ------    ------
Balance at end of year...........................  $141.2    $136.8    $112.7
                                                   ======    ======    ======

     Interest accrued on the unamortized PVFP balance for the years ended December 31, 1998 and 1999 was $9.2 million and $8.9 million, respectively. The interest accrual rate is 7.25% on the whole life business and 5.85% on the universal life business.

18.  MINORITY INTEREST

     Phoenix's interests in Phoenix Investment Partners and PFG Holdings, through its wholly-owned subsidiary PM Holdings, are represented by ownership of approximately 60% and 67%, respectively, of the outstanding shares of common stock at December 31, 1999. Earnings and equity attributable to minority shareholders are included in minority interest in the consolidated financial statements.

19.  STOCK PURCHASE AND AWARD PLANS

  Employee Stock Purchase Plan

     On November 1, 1999, PXP implemented an Employee Stock Purchase Plan (ESPP) previously approved by PXP's Board of Directors. The ESPP allows eligible employees to purchase PXP's common stock at the lower of 85% of the market price of the stock at the beginning or end of each offering period, and provides for PXP to withhold up to 15% of a participant's earnings for such purchase. PXP's only expense relating to this plan is for its administration. The maximum number of shares of PXP's common stock that are

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY available under the ESPP is 615,000. The first offering period ended April 28, 2000. As such, no shares of common stock were purchased under the ESPP in 1999. Beginning in 2000, additional consecutive six month offering periods will be implemented, for a period not to exceed 10 years, commencing on the first trading day on or after May 1 and November 1 of each year.

  Restricted Stock

     Restricted shares of PXP's common stock are issued to certain officers under the provisions of an approved restricted stock plan. Restricted stock is issued at the market value of a share of PXP's common stock on the date of the grant. If a participant's employment terminates due to retirement, death or disability, the restrictions expire and the shares become fully vested. If a participant terminates employment for any other reason, the non-vested shares of restricted stock are forfeited. The restricted stock vests in even annual installments over a three-year period from the date of the grant. Dividends declared are paid in cash as the restrictions lapse. Restricted shares were first granted during 1998. At December 31, 1998 and 1999, 243,130 and 291,237 shares of restricted stock have been included in common stock shares outstanding, respectively. The market value of the restricted stock at the time of the grant is recorded as unearned compensation in a separate component of stockholders' equity and is amortized to expense over the restricted period. During 1998 and 1999, $0.5 million and $1.7 million was charged to compensation expense relating to the plan.

  RESTRICTED STOCK GRANTS

                                      COMMON SHARES    AVERAGE MARKET VALUE
                                      -------------    --------------------
BALANCE, DECEMBER 31, 1997..........          --              $  --
Awarded.............................     246,640               8.40
Earned..............................          --                 --
Forfeited...........................      (3,510)              8.40
                                        --------
BALANCE, DECEMBER 31, 1998..........     243,130              $8.40
Awarded.............................     195,067               7.74
Earned..............................    (105,623)              8.18
Forfeited...........................     (41,337)              8.08
                                        --------
BALANCE, DECEMBER 31, 1999..........     291,237              $8.08
                                        ========

  Stock Option Plans

     PXP has reserved a total of 14.7 million shares of company common stock to be granted under three stock option plans: the 1989 Employee Stock Option Plan (Employee Option Plan), the 1989 Employee Performance Stock Option Plan (Performance Plan) and the 1992 Long-Term Stock Incentive Plan (1992 Plan).

     The Compensation Committee of PXP's Board of Directors administers the 1992 Plan, designates which employees and outside directors participate in it and determines the terms of the options to be granted. Under the 1992 Plan, participants are granted non-qualified options to purchase shares of common stock of PXP at an option price equal to not less than 85% of the fair market value of the common stock at the time the option is granted. The options held by a participant terminate no later than 10 years from the date of grant. Options granted under the 1992 Plan vest, on average, in even annual installments over a three-year period from the date of grant.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                              OUTSTANDING OPTIONS

                                                    WEIGHTED                 WEIGHTED
                                                    AVERAGE     SERIES A     AVERAGE
                                        COMMON      EXERCISE    PREFERRED    EXERCISE
                                        SHARES       PRICE       SHARES       PRICE
                                       ---------    --------    ---------    --------
BALANCE, DECEMBER 31, 1996...........  3,937,506     $6.93       109,048      $28.05
Granted..............................  2,735,329      7.91            --          --
Exercised............................   (257,845)     5.54       (12,345)      21.02
Canceled.............................    (73,334)     6.93            --          --
Forfeited............................   (234,997)     7.56        (3,450)      41.55
                                       ---------     -----       -------      ------
BALANCE, DECEMBER 31, 1997...........  6,106,659     $7.40        93,253      $28.49
Granted..............................  1,851,808      8.25            --          --
Exercised............................   (222,846)     5.84            --          --
Canceled.............................    (10,491)     6.49       (93,253)      28.49
Forfeited............................   (325,166)     7.47            --          --
                                       ---------     -----       -------      ------
BALANCE, DECEMBER 31, 1998...........  7,399,964     $7.66            --      $   --
Granted..............................  1,344,727      7.75            --          --
Exercised............................   (453,263)     5.94            --          --
Canceled.............................     (9,999)     7.71            --          --
Forfeited............................   (353,554)     8.20            --          --
                                       ---------     -----       -------      ------
BALANCE, DECEMBER 31, 1999...........  7,927,875     $7.75            --      $   --
                                       =========     =====       =======      ======

                              EXERCISABLE OPTIONS

                                             WEIGHTED       SERIES A        WEIGHTED
                                             AVERAGE        PREFERRED       AVERAGE
                         COMMON SHARES    EXERCISE PRICE     SHARES      EXERCISE PRICE
                         -------------    --------------    ---------    --------------
BALANCE, DECEMBER 31,
  1996.................    1,356,474          $ 6.95         105,283         $28.18
Became exercisable.....    1,012,047            6.88           3,765          28.75
Exercised..............     (257,845)           5.54         (12,345)         21.02
Canceled...............      (33,334)           6.98              --             --
Forfeited..............      (39,500)          10.12          (3,450)         41.55
                           ---------          ------         -------         ------
BALANCE, DECEMBER 31,
  1997.................    2,037,842          $ 7.04          93,253         $28.49
Became exercisable.....    2,050,494            7.39              --             --
Exercised..............     (222,846)           5.84              --             --
Canceled...............      (10,491)           6.49         (93,253)         28.49
Forfeited..............     (325,166)           7.47              --             --
                           ---------          ------         -------         ------

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                             WEIGHTED       SERIES A        WEIGHTED
                                             AVERAGE        PREFERRED       AVERAGE
                         COMMON SHARES    EXERCISE PRICE     SHARES      EXERCISE PRICE
                         -------------    --------------    ---------    --------------
BALANCE, DECEMBER 31,
  1998.................    3,529,833          $ 7.27              --             --
Became exercisable.....    1,962,396            7.78              --             --
Exercised..............     (453,263)           5.94              --             --
Canceled...............       (9,999)           7.71              --             --
Forfeited..............     (159,674)           8.14              --             --
                           ---------          ------         -------         ------
BALANCE, DECEMBER 31,
  1999.................    4,869,293          $ 7.57              --         $   --
                           =========          ======         =======         ======

     At December 31, 1999, 6.5 million shares of PXP common stock were available for future grants.

  Pro Forma Information

     PXP has adopted the disclosures-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans, and compensation for restricted stock grants has been recorded in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation cost for the PXP stock option and restricted stock plans been determined based on the fair value at the grant date for awards in 1997, 1998 and 1999 consistent with the provisions of SFAS No. 123, Phoenix's income from continuing operations would have been reduced to the pro forma amounts indicated below

                                                     1997     1998      1999
                                                    ------    -----    ------
                                                          (IN MILLIONS)
Income from continuing operations, as reported....  $124.8    $91.9    $162.1
Income from continuing operations, pro forma......  $124.2    $90.9    $160.9

     The weighted average fair values, at date of grant, for options granted during 1997, 1998 and 1999 were $2.15, $2.10, and $2.43, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted average assumptions used for the grants in 1997, 1998 and 1999, respectively: dividend yield of 2.7%, 2.7% and 2.62%; expected volatility of 23.4%, 24.8% and 25.2%; risk-free interest rate of 5.5%, 5.6% and 5.6%; and
expected lives of 6 years.

     The options used to estimate the weighted average fair values of options granted in 1997, 1998 and 1999 were options to purchase 55,870, 25,390 and 11,620 of common stock, respectively, under the Employee Option Plan; options to purchase 6,008,669, 7,332,454 and 7,916,255 of common stock, respectively, under the 1992 Plan and options to purchase 42,120 of common shares in 1997 and 1998 under the Performance Plan.

20.  FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

     Other than debt securities being held-to-maturity, financial instruments that are subject to fair value disclosure requirements (insurance contracts are excluded) are carried in the consolidated financial statements at amounts that approximate fair value. The fair values presented for certain financial instruments are estimates which, in many cases, may differ significantly from the amounts which could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments which have comparable terms and credit quality.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  Cash and cash equivalents

     For these short-term investments, the carrying amount approximates fair value.

  Debt securities

     Fair values are based on quoted market prices, where available, or quoted market prices of comparable instruments. Fair values of private placement debt securities are estimated using discounted cash flows that apply interest rates currently being offered with similar terms to borrowers of similar credit quality.

  Derivative instruments

     Phoenix's derivative instruments include interest rate swap, cap and floor agreements, swaptions and foreign currency swap agreements. Fair values for these contracts are based on current settlement values. These values are based on brokerage quotes that utilize pricing models or formulas based upon current assumptions for the respective agreements.

  Equity securities

     Fair values are based on quoted market prices, where available. If a quoted market price is not available, fair values are estimated using independent pricing sources or internally developed pricing models.

  Mortgage loans

     Fair values are calculated as the present value of scheduled payments, with the discount based upon the Treasury rate comparable for the remaining loan duration, plus a spread of between 130 and 800 basis points, depending on the internal quality rating of the loan. For loans in foreclosure or default, values were determined assuming principal recovery was the lower of the loan balance or the estimated value of the underlying property.

  Policy loans

     Fair values are estimated as the present value of loan interest and policy loan repayments discounted at the ten year Treasury rate. Loan repayments were assumed only to occur as a result of anticipated policy lapses, and it was assumed that annual policy loan interest payments were made at the guaranteed loan rate less 17.5 basis points. Discounting was at the ten year Treasury rate, except for policy loans with a variable policy loan rate. Variable policy loans have an interest rate that is reset annually based upon market rates and therefore, book value is a reasonable approximation of fair value.

  Venture capital partnerships

     Fair value of venture capital partnerships is based on the fair value of these partnerships' underlying investments. The fair values of the underlying investments are calculated as the closing market prices for investments that are publicly traded. For investments that are not publicly traded, fair value is based on estimated fair value determined by the general partner after giving consideration to operating results, financial conditions, recent sales prices of issuers' securities and other pertinent information.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Investment contracts

     In determining the fair value of guaranteed interest contracts, a discount rate equal to the appropriate Treasury rate, plus 150 basis points, was assumed to determine the present value of projected contractual liability payments through final maturity.

     The fair value of deferred annuities and supplementary contracts without life contingencies with an interest guarantee of one year or less is valued at the amount of the policy reserve. In determining the fair value of deferred annuities and supplementary contracts without life contingencies with interest guarantees greater than one year, a discount rate equal to the appropriate Treasury rate, plus 150 basis points, was used to determine the present value of the projected account value of the policy at the end of the current guarantee period.

     Deposit type funds, including pension deposit administration contracts, dividend accumulations, and other funds left on deposit not involving life contingencies, have interest guarantees of less than one year for which interest credited is closely tied to rates earned on owned assets. For such liabilities, fair value is assumed to be equal to the stated liability balances.

  Notes payable

     The fair value of notes payable is determined based on contractual cash flows discounted at market rates.

  Fair value summary

     The estimated fair values of the financial instruments as of December 31, were as follows:

                                                 1998                      1999
                                        ----------------------    ----------------------
                                        CARRYING       FAIR       CARRYING       FAIR
                                          VALUE        VALUE        VALUE        VALUE
                                        ---------    ---------    ---------    ---------
                                                         (IN MILLIONS)
FINANCIAL ASSETS:
Cash and cash equivalents.............  $   127.0    $   127.0    $   187.6    $   187.6
Short-term investments................      186.0        186.0        133.4        133.4
Debt securities.......................    7,750.4      7,833.9      7,534.5      7,437.6
Equity securities.....................      302.7        302.7        437.2        437.2
Mortgage loans........................      797.3        831.9        716.8        680.6
Derivative instruments................         --         12.3           --        (13.2)
Policy loans..........................    2,008.3      2,122.4      2,042.6      2,040.4
Venture capital partnerships..........      191.2        191.2        338.1        338.1
                                        ---------    ---------    ---------    ---------
Total financial assets................  $11,362.9    $11,607.4    $11,390.2    $11,241.7
                                        =========    =========    =========    =========
FINANCIAL LIABILITIES:
Policy liabilities....................  $   783.4    $   783.4    $   709.7    $   709.4
Notes payable.........................      449.3        458.4        499.4        490.8
                                        ---------    ---------    ---------    ---------
Total financial liabilities...........  $ 1,232.7    $ 1,241.8    $ 1,209.1    $ 1,200.2
                                        =========    =========    =========    =========

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

21.  CONTINGENCIES

  Litigation

     Certain group personal accident reinsurance business has become the subject of disputes concerning the placement of the business with reinsurers and the recovery of the reinsurance (see Note 13--"Discontinued Operations" and Note 23--"Subsequent Events.")

22.  STATUTORY FINANCIAL INFORMATION

     The insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. Except for the accounting policy involving federal income taxes described next, there were no material practices not prescribed by the New York State Insurance Department (the Insurance Department), as of December 31, 1997, 1998 and 1999. Phoenix's statutory federal income tax liability is principally based on estimates of federal income tax due. A deferred income tax liability has also been established for estimated taxes on unrealized gains for common stock and venture capital equity partnerships. Current New York Insurance Law does not allow the recording of deferred income taxes. Phoenix has received approval from the Insurance Department for this practice.

     Statutory surplus differs from equity reported in accordance with GAAP for life insurance companies primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, surplus notes are included in surplus rather than debt, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

     The following reconciles the statutory net income of Phoenix as reported to regulatory authorities to the net income as reported in these financial statements for the year ended December 31:

                                                 1997         1998          1999
                                                ------    -------------    ------
                                                          (IN MILLIONS)
Statutory net income..........................  $ 66.6       $108.7        $131.3
Deferred policy acquisition costs, net........    48.8         18.5         (28.1)
Future policy benefits........................    (9.1)       (53.8)        (23.7)
Pension and postretirement expenses...........    (8.0)       (17.3)         (8.6)
Investment valuation allowances...............    87.9        107.2          15.4
Interest maintenance reserve..................    17.5          1.4          (7.2)
Deferred income taxes.........................   (36.3)       (40.0)          3.9
Other, net....................................     2.3         12.4           6.2
                                                ------       ------        ------
Net income, as reported.......................  $169.7       $137.1        $ 89.2
                                                ======       ======        ======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The following reconciles the statutory surplus and asset valuation reserve
(AVR) of Phoenix as reported to regulatory authorities to equity as reported in these financial statements:

                                                              DECEMBER 31,
                                                          --------------------
                                                            1998        1999
                                                          --------    --------
                                                             (IN MILLIONS)
Statutory surplus, surplus notes and AVR................  $1,205.6    $1,427.3
Deferred policy acquisition costs, net..................   1,259.3     1,231.2
Future policy benefits..................................    (465.3)     (478.2)
Pension and postretirement expenses.....................    (174.3)     (193.0)
Investment valuation allowances.........................      34.9      (211.8)
Interest maintenance reserve............................      35.3        24.8
Deferred income taxes...................................     (25.6)       65.6
Surplus notes...........................................    (157.5)     (159.4)
Other, net..............................................      24.2        49.5
                                                          --------    --------
Equity, as reported.....................................  $1,736.6    $1,756.0
                                                          ========    ========

     The Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its policyholders. No consideration is given by the Insurance Department to financial statements prepared in accordance with generally accepted accounting principles in making such determinations.

23.  SUBSEQUENT EVENTS

  Occupational accident reinsurance

     On January 21, 2000, Phoenix, in connection with its participation in the Centaur facility, and two other companies completed a settlement agreement with Reliance Insurance Company (Reliance) with respect to certain reinsurance contracts covering occupational accident business reinsured by Reliance as a Unicover-managed "facility." The Reliance business was the largest portion of occupational accident reinsurance business underwritten by Unicover. Under the terms of the settlement agreement, Phoenix ended the contracts for a total payment of $115.0 million.

     On January 13, 2000, Phoenix and four other companies, in connection with their participation in the Unicover Pool, completed a settlement agreement with EBI Indemnity Company and other affiliates of the Orion Group (EBI) with respect to certain reinsurance contracts covering occupational accident business which EBI ceded to the Unicover Pool. These contracts represented the largest source of premium to the Unicover Pool. Under the terms of the settlement agreement, the Unicover Pool members ended the contracts for a total payment of $43.0 million, of which Phoenix's share was approximately $10.0 million.

     Phoenix included the cost of these settlements, net of reinsurance, in its estimate of the loss on discontinued reinsurance operations in 1999. See Note 13--"Discontinued Operations."

24.  PRIOR PERIOD ADJUSTMENTS

     Phoenix retroactively revised the accounting for the disposition of its property and casualty distribution business to record the results of operations and the gain on the sale as part of continuing operations and adopted the equity method of accounting for its interest in the purchaser of its property and casualty distribution business. This disposition was previously reported as a discontinued operation. Additionally, the Company retroactively revised its presentation of charges related to certain corporate shared services from

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY discontinued to continuing operations. Income from continuing operations decreased $37.6 million and $20.2 million in 1997 and 1998, respectively, and increased $18.8 million in 1999. Results of discontinued operations increased $37.6 million and $20.2 million in 1997 and 1998 respectively, and decreased $18.5 million in 1999. Net income increased $0.3 million in 1999 as a result of the change to equity accounting.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

             UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
                                                              (IN MILLIONS)
ASSETS:
Investments
  Held-to-maturity debt securities, at amortized cost.......    $ 2,173.7
  Available-for-sale debt securities, at fair value.........      5,849.9
  Equity securities, at fair value..........................        460.8
  Mortgage loans............................................        638.0
  Real estate...............................................         95.1
  Policy loans..............................................      2,060.8
  Venture capital partnerships..............................        487.3
  Other invested assets.....................................        202.5
  Short-term investments....................................        448.5
                                                                ---------
     Total investments......................................     12,416.6
Cash and cash equivalents...................................         88.7
Accrued investment income...................................        200.2
Deferred policy acquisition costs...........................      1,277.9
Premiums, accounts and notes receivable.....................        193.6
Reinsurance recoverables....................................         18.6
Property and equipment, net.................................        127.9
Goodwill and other intangible assets, net...................        612.6
Equity in unconsolidated subsidiaries.......................         88.7
Net assets of discontinued operations (Note 6)..............         32.8
Other assets................................................         34.2
Separate account assets.....................................      5,920.0
                                                                ---------
     Total assets...........................................    $21,011.8
                                                                =========
LIABILITIES:
Policy liabilities and accruals.............................    $11,229.5
Policyholder deposit funds..................................        618.1
Notes payable...............................................        489.4
Deferred income taxes.......................................        118.6
Other liabilities...........................................        497.0
Separate account liabilities................................      5,920.0
                                                                ---------
     Total liabilities......................................     18,872.6
                                                                ---------
Contingent liabilities (Note 8).............................
Minority interest in net assets of consolidated
  subsidiaries..............................................        124.5
                                                                ---------
EQUITY:
Retained earnings...........................................      1,959.3
Accumulated other comprehensive income......................         55.4
                                                                ---------
Total equity................................................      2,014.7
                                                                ---------
Total liabilities and equity................................    $21,011.8
                                                                =========

        The accompanying notes are an integral part of these statements.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

         UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF INCOME,
                        COMPREHENSIVE INCOME AND EQUITY

                                                                  FOR THE NINE
                                                                  MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1999        2000
                                                              --------    --------
                                                                 (IN MILLIONS)
Revenues
  Premiums..................................................  $  882.9    $  876.3
  Insurance and investment product fees.....................     427.1       483.6
  Net investment income.....................................     670.1       896.2
  Net realized investment gains.............................      65.5        66.0
                                                              --------    --------
     Total revenues.........................................   2,045.6     2,322.1
                                                              --------    --------
Benefits and expenses
  Policy benefits and increase in policy liabilities........   1,028.0     1,055.5
  Policyholder dividends....................................     269.4       279.5
  Amortization of deferred policy acquisition costs.........     107.7       119.8
  Amortization of goodwill and other intangible assets......      26.2        28.0
  Interest expense..........................................      23.3        24.0
  Other operating expenses..................................     433.5       425.2
                                                              --------    --------
     Total benefits and expenses............................   1,888.1     1,932.0
                                                              --------    --------
Income from continuing operations before income taxes,
  minority interest and equity in earnings of unconsolidated
  subsidiaries..............................................     157.5       390.1
Income taxes................................................      54.7       137.8
                                                              --------    --------
Income from continuing operations before minority interest
  and equity in earnings of unconsolidated subsidiaries.....     102.8       252.3
Minority interest in net income of consolidated
  subsidiaries..............................................       6.9        13.7
Equity in earnings of unconsolidated subsidiaries...........       2.9         2.8
                                                              --------    --------
Income from continuing operations...........................      98.8       241.4
Discontinued operations (Note 6)
  Income from discontinued operations, net of income
     taxes..................................................      25.0         8.1
  Loss on disposal, net of income taxes.....................    (104.7)      (21.7)
                                                              --------    --------
Net income..................................................      19.1       227.8
                                                              --------    --------
Other comprehensive income (loss), net of income taxes
  Unrealized gains (losses) on securities...................     (71.4)       76.2
  Reclassification adjustment for net realized gains
     included in net income.................................      (1.7)      (45.3)
                                                              --------    --------
     Total other comprehensive income (loss)................     (73.1)       30.9
                                                              --------    --------
Comprehensive (loss) income.................................     (54.0)      258.7
                                                              --------    --------
Equity, beginning of period.................................   1,736.6     1,756.0
                                                              --------    --------
Equity, end of period.......................................  $1,682.6    $2,014.7
                                                              ========    ========

        The accompanying notes are an integral part of these statements.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

        UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                FOR THE NINE MONTHS
                                                                ENDED SEPTEMBER 30,
                                                              -----------------------
                                                                1999          2000
                                                              ---------     ---------
                                                                   (IN MILLIONS)
Cash flows from operating activities:
  Net income................................................  $    19.1     $   227.8
Adjustments to reconcile net income to net cash from
  operating activities:
  Net loss from discontinued operations.....................       79.7          13.6
  Net realized investment gains.............................      (65.5)        (66.0)
  Amortization and depreciation.............................       40.8          31.0
  Equity in undistributed earnings of affiliates and
    partnerships............................................      (44.3)       (235.9)
  Deferred income taxes (benefit)...........................       (4.5)         18.6
  Increase in receivables...................................       (7.9)        (99.4)
  Decrease (increase) in deferred policy acquisition
    costs...................................................        1.6          (6.5)
  Increase in policy liabilities and accruals...............      221.2         329.7
  Decrease (increase) in other assets/other liabilities,
    net.....................................................      (57.9)         41.2
  Other, net................................................        4.2           1.3
                                                              ---------     ---------
    Net cash provided by continuing operations..............      186.5         255.4
    Net cash used for discontinued operations...............     (122.9)       (233.8)
                                                              ---------     ---------
    Net cash provided by operating activities...............       63.6          21.6
                                                              ---------     ---------
Cash flows from investing activities:
  Proceeds from sales, maturities or repayments of
    available-for-sale debt securities......................      983.8         926.3
  Proceeds from maturities or repayments of held-to-maturity
    debt securities.........................................      130.5         139.5
  Proceeds from disposals of equity securities..............       85.1         332.7
  Proceeds from mortgage loan maturities or repayments......       96.9          75.3
  Proceeds from sale of real estate and other invested
    assets..................................................       46.0          20.6
  Proceeds from distributions of venture capital
    partnerships............................................       22.0          32.1
  Purchase of available-for-sale debt securities............   (1,118.1)     (1,043.3)
  Purchase of held-to-maturity debt securities..............     (297.3)       (285.3)
  Purchase of equity securities.............................      (92.5)       (102.9)
  Purchase of subsidiaries..................................     (177.2)        (59.2)
  Purchase of mortgage loans................................      (22.3)         (0.7)
  Purchase of real estate, unconsolidated subsidiaries and
    other invested assets...................................      (49.4)        (30.0)
  Purchase of venture capital partnerships..................      (61.4)        (79.8)
  Change in short term investments, net.....................      116.4        (315.2)
  Increase in policy loans..................................      (11.3)        (18.3)
  Capital expenditures......................................       (3.9)        (13.3)
                                                              ---------     ---------
    Net cash used for continuing operations.................     (352.7)       (421.5)
    Net cash provided by discontinued operations............      127.7         234.2
                                                              ---------     ---------
    Net cash used for investing activities..................     (225.0)       (187.3)
                                                              ---------     ---------
Cash flows from financing activities:
  Net deposits (withdrawals) of policyholder deposit funds,
    net of interest credited................................       (7.0)         79.9
  Proceeds from repayment of securities sold subject to
    repurchase agreements...................................       37.5            --
  Proceeds from borrowings..................................      139.6          14.7
  Repayment of borrowings...................................      (63.7)        (24.7)
  Dividends paid to minority shareholders in consolidated
    subsidiaries............................................       (4.2)         (3.1)
                                                              ---------     ---------
    Net cash provided by financing activities...............      102.2          66.8
                                                              ---------     ---------
Net change in cash and cash equivalents.....................      (59.2)        (98.9)
Cash and cash equivalents, beginning of period..............      127.0         187.6
                                                              ---------     ---------
Cash and cash equivalents, end of period....................  $    67.8     $    88.7
                                                              =========     =========
Supplemental cash flow information
  Income taxes paid, net....................................  $    53.6     $    45.5
  Interest paid on indebtedness.............................  $    21.1     $    21.9

        The accompanying notes are an integral part of these statements.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

     Phoenix Home Life Mutual Insurance Company and its subsidiaries (Phoenix) market a wide range of insurance and investment products and services including individual participating life insurance, term, universal and variable life insurance, annuities, and investment advisory and mutual fund distribution services. These products and services are managed within four reportable segments: Life and Annuity, Investment Management, Venture Capital and Corporate and Other. See Note 5--"Segment Information."

2.  BASIS OF PRESENTATION

     The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The New York State Insurance Department (the Insurance Department) recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company for determining solvency under the New York State Insurance Law. No consideration is given by the Insurance Department to financial statements prepared in accordance with GAAP in making such determination.

     In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the company for the year ended December 31, 1999.

3.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June, 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133". This Statement makes certain changes in the hedging provisions of SFAS No. 133, and is effective concurrent with SFAS No. 133. As amended, SFAS No. 133 requires all derivatives to be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of the derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized immediately in earnings.

     Phoenix plans to adopt SFAS No. 133 and SFAS No. 138 effective January 1, 2001. Phoenix has reviewed its inventory of financial instruments, including insurance and annuity contracts and "hybrid" investments, for potential embedded derivatives. Phoenix has also reviewed its portfolio of free standing derivatives, which includes interest rate swap, cap and floor contracts, swaptions and foreign currency swap agreements. Phoenix has evaluated the effect of adopting SFAS No. 133 and has determined that the implementation of SFAS No. 133, as it relates to embedded derivatives in insurance and annuity products and free-standing derivatives, will not have a material impact on its statement of financial position or results of operations. Phoenix is still currently evaluating the appropriate treatment under SFAS No. 133 of certain convertible bonds before it can conclude on the effect of implementation of SFAS No. 133, as it relates to "hybrid" investments.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4.  REORGANIZATION

     On June 16, 2000, Phoenix submitted to the staff of the Insurance Department a draft Plan of Reorganization whereby Phoenix would convert, pursuant to the New York Insurance Law, from a New York mutual life insurance company to a New York stock life insurance company and become a wholly-owned subsidiary of a newly formed holding company. The Plan of Reorganization was approved by Phoenix's board of directors on December 18, 2000 and subsequently amended and restated on January 26, 2001 but has yet to be approved by the Insurance Department.

5.  SEGMENT INFORMATION

     Included in the following tables is certain information with respect to Phoenix's operating segments as of December 31, 1999, September 30, 2000 and for each of the nine months ended September 30, 1999 and 2000. The unallocated amounts consist of nonrecurring expenses associated with demutualization, legal settlements, portfolio loss reimbursement and recoveries, expenses related to the purchase of PXP minority interest and restructuring charges.

                                                DECEMBER 31,    SEPTEMBER 30,
                                                    1999            2000
                                                ------------    -------------
                                                        (IN MILLIONS)
Total assets
Life and Annuity..............................   $18,025.7        $18,665.7
Investment Management.........................       747.4            768.1
Venture Capital...............................       338.1            487.3
Corporate and Other...........................       976.1          1,052.4
Discontinued operations.......................       187.6             38.3
                                                 ---------        ---------
     Total....................................   $20,274.9        $21,011.8
                                                 =========        =========
Deferred acquisition costs
Life and Annuity..............................   $ 1,306.7        $ 1,277.9
                                                 =========        =========
Policy liabilities and accruals
Life and Annuity..............................   $10,771.4        $11,109.0
Corporate and Other...........................       128.4            120.5
                                                 ---------        ---------
     Total....................................   $10,899.8        $11,229.5
                                                 =========        =========
Policyholder deposit funds
Life and Annuity..............................   $   521.9        $   577.5
Corporate and Other...........................        16.3             40.6
                                                 ---------        ---------
     Total....................................   $   538.2        $   618.1
                                                 =========        =========

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1999        2000
                                                          --------    --------
                                                             (IN MILLIONS)
Premiums
Life and Annuity........................................  $  882.7    $  871.3
Corporate and Other.....................................        .2         5.0
                                                          --------    --------
     Total..............................................     882.9       876.3
                                                          --------    --------
Insurance and investment product fees
Life and Annuity........................................     204.8       233.2
Investment Management...................................     210.7       246.4
Corporate and Other.....................................      35.0        20.5
Unallocated amounts.....................................      (5.9)        4.5
Less: intersegment revenues.............................     (17.5)      (21.0)
                                                          --------    --------
     Total..............................................     427.1       483.6
                                                          --------    --------
Net investment income
Life and Annuity........................................     567.3       590.0
Investment Management...................................       2.4         1.7
Venture Capital.........................................      63.9       268.7
Corporate and Other.....................................      28.7        27.3
Add: intersegment investment expenses...................       7.8         8.5
                                                          --------    --------
     Total..............................................     670.1       896.2
                                                          --------    --------
Policy benefits and dividends
Life and Annuity........................................   1,288.8     1,320.6
Corporate and Other.....................................       8.6        14.4
                                                          --------    --------
     Total..............................................   1,297.4     1,335.0
                                                          --------    --------
Amortization of deferred policy acquisition costs
Life and Annuity........................................     107.7       119.8
                                                          --------    --------
     Total..............................................     107.7       119.8
                                                          --------    --------
Amortization of goodwill and other intangibles
Life and Annuity........................................        .4          .5
Investment Management...................................      22.2        23.6
Corporate and Other.....................................       3.6         3.9
                                                          --------    --------
     Total..............................................      26.2        28.0
                                                          --------    --------
Interest expense
Life and Annuity........................................        --          .7
Investment Management...................................      12.4        13.1
Corporate and Other.....................................      10.9        10.2
                                                          --------    --------
     Total..............................................  $   23.3    $   24.0
                                                          --------    --------

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1999        2000
                                                          --------    --------
                                                             (IN MILLIONS)
                                                          --------    --------
Other operating expenses
Life and Annuity........................................  $  202.5    $  202.1
Investment Management...................................     139.5       158.6
Corporate and Other.....................................      73.1        62.9
Unallocated amounts.....................................      28.1        14.1
Less: intersegment expenses.............................      (9.7)      (12.5)
                                                          --------    --------
     Total..............................................     433.5       425.2
                                                          --------    --------
Operating income before income taxes, minority interest
  and equity in earnings of unconsolidated subsidiaries
Life and Annuity........................................      55.4        50.8
Investment Management...................................      39.0        52.8
Venture Capital.........................................      63.9       268.7
Corporate and Other.....................................     (32.3)      (38.6)
Unallocated amounts.....................................     (34.0)       (9.6)
                                                          --------    --------
     Total..............................................      92.0       324.1
                                                          --------    --------
Income taxes
Life and Annuity........................................      19.3        17.7
Investment Management...................................      16.7        24.7
Venture Capital.........................................      22.4        94.0
Corporate and Other.....................................     (22.7)      (22.9)
Unallocated amounts.....................................      (3.9)        1.2
                                                          --------    --------
     Total..............................................      31.8       114.7
                                                          --------    --------
Minority interest in net income of consolidated
  subsidiaries
Investment Management...................................       6.9        10.5
                                                          --------    --------
     Total..............................................       6.9        10.5
                                                          --------    --------
Equity in earnings of unconsolidated subsidiaries
Investment Management...................................       1.9         2.0
Corporate and Other.....................................       1.0          .8
                                                          --------    --------
     Total..............................................       2.9         2.8
                                                          --------    --------
Operating income after income taxes
Life and Annuity........................................      36.1        33.1
Investment Management...................................      17.3        19.6
Venture Capital.........................................      41.5       174.7
Corporate and Other.....................................      (8.6)      (14.9)
Unallocated amounts.....................................     (30.1)      (10.8)
                                                          --------    --------
     Total..............................................  $   56.2    $  201.7
                                                          --------    --------

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1999        2000
                                                          --------    --------
                                                             (IN MILLIONS)
Net realized investment gains (losses) after income
  taxes
Life and Annuity........................................  $    7.8    $  (14.0)
Investment Management...................................        --         4.9
Corporate and Other.....................................      34.8        48.8
                                                          --------    --------
     Total..............................................      42.6        39.7
                                                          --------    --------
Income (loss) from continuing operations
Life and Annuity........................................      43.9        19.1
Investment Management...................................      17.3        24.5
Venture Capital.........................................      41.5       174.7
Corporate and Other.....................................      26.2        33.9
Unallocated amounts.....................................     (30.1)      (10.8)
                                                          --------    --------
     Total..............................................  $   98.8    $  241.4
                                                          ========    ========

     Included in policy benefits and dividend amounts for the Life and Annuity segment is interest credited on policyholder account balances of $79.2 million and $82.4 million for the period ended September 30, 1999 and 2000, respectively.

6.  DISCONTINUED OPERATIONS

  Group Life and Health Operations

     On April 1, 2000, Phoenix sold its group life and health business to GE Financial Assurance Holdings, Inc. (GEFA) except for Phoenix Dental Services and California Benefits Dental Plan. Specifically, Phoenix Group Holdings and PM Holdings sold 97% of the common stock of Phoenix American Life Insurance Company Life and Health and 100% of the common stock of Phoenix Group Services, Inc. and Clinical Disability Management, Inc. for $283.7 million. This amount is comprised of $238.7 million in cash and $45 million in common stock of GE Life and Annuity Assurance Company, an affiliate of GEFA. The common stock represents a 3.1% interest in GE Life and Annuity Assurance Company. Phoenix retains ownership of 3% of the common stock of Phoenix American Life Insurance Company. Phoenix has a right to put these shares back to GEFA beginning in 2005 and ending in 2007. These investments are reported as equity securities on the Unaudited Interim Condensed Consolidated Balance Sheet. The pre-tax gain on the sale was $69.4 million and is reported in discontinued operations gain on disposal, net of income taxes.

     The sale to GEFA of 100% of the common stock of Phoenix Dental Services, Inc. and California Benefits Dental Plan closed on October 31, 2000. The sales proceeds for these entities was $2.0 million which resulted in a pre-tax loss of
0.4 million.

  Reinsurance Operations

     During 1999, Phoenix completed a comprehensive strategic review of its reinsurance segment and decided to exit these operations. Phoenix sold its individual life reinsurance business, and placed its group accident and health reinsurance into runoff. After estimating the sales proceeds, and the amount and timing of future net premiums, claims and reserves on the retained operations, Phoenix increased reserves and purchased aggregate excess of loss reinsurance to further protect Phoenix from unfavorable results in the runoff block. Phoenix recorded a $167.9 million pre-tax loss on the disposal of reinsurance operations through

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

September 30, 1999 including increased reserve estimates on the runoff block of $174.8 million (pre-tax), and initial premium for the excess of loss reinsurance of $130.0 million and a gain of $113.0 million on the sale of its individual life reinsurance operations to Employers Reassurance Corporation.

     During the third quarter of 2000, Phoenix updated its estimates of future losses related to the retained group accident and health reinsurance business as well as future expenses associated with managing the runoff. Based on the most recent information available, Phoenix increased reserve estimates on the runoff block by $94.0 million (pre-tax). Phoenix determined that the increase to reserves was needed based on revised actuarial assumptions to reflect current and expected deteriorating trends in claim experience and higher than anticipated expenses.

     A significant portion of the claims arising from the group accident and health business arises from Phoenix's participation in a pool of reinsurers, formerly managed by Unicover Managers, Inc. (Unicover), which reinsured the accident and health portion of workers compensation coverage. In addition, Phoenix participated as a reinsurer of the Unicover pool, and other reinsurance facilities established by Unicover (Unicover facilities), through Phoenix's participation in an underwriting facility formerly managed by Centaur Underwriting Management, Ltd. (Centaur). In turn, Phoenix retroceded these risks to unaffiliated insurance carriers ("retrocessionaires"), providing Phoenix with substantial reinsurance protection.

     During 1999, Phoenix initiated arbitration to rescind the treaty by which it reinsured the Unicover pool and facilities. Certain of Phoenix's retrocessionaires brought actions against Phoenix, challenging their reinsurance obligations. All of these proceedings remain in their preliminary phases.

     During 2000, Phoenix reached settlements with several of the companies involved in Unicover. On January 13, 2000, Phoenix and the other member companies of the Unicover pool settled with EBI Indemnity Company and affiliates of the Orion Group (EBI/Orion), by which all pool members were released from their obligations as reinsurers of EBI/Orion. On January 21, 2000, Phoenix settled with Reliance Insurance Company (Reliance) and its parent Reliance Group Holdings, Inc. and was released from its obligations as a reinsurer of the so-called Reliance facility. On March 27, 2000, Phoenix settled with Reliance, Lincoln National Life Insurance Company and Lincoln National Health and Casualty Company, releasing Phoenix from its obligations as a reinsurer of the so-called Lincoln facility. On May 28, 2000, Phoenix reached an agreement with one of its retrocessionaires, and recovered a substantial portion of its settlement cost on the Reliance settlement. Financial terms of these settlements were consistent with the provisions established by Phoenix in 1999. There was no effect on net income resulting from these settlements for the period ended September 30, 2000.

  Real Estate Management Operations

     On May 25, 2000, Phoenix sold its investment in 50% of the outstanding common stock of Pinnacle Realty Management Company, Inc., a real estate property management firm, for $6.0 million. This sale represented Phoenix's entire interest in Pinnacle Realty Management Company, Inc. and Phoenix now has no other real estate management business. The transaction resulted in a pre-tax loss of $0.6 million through September 30, 2000.

     The assets and liabilities of the discontinued operations have been excluded from the assets and liabilities of continuing operations and separately identified on the Unaudited Interim Condensed Consolidated Balance Sheet. Net assets of the discontinued operations totaled $32.8 million and $187.6 million as of September 30, 2000 and December 31, 1999, respectively. The Unaudited Interim Condensed Consolidated Statement of Income, Comprehensive Income and Equity excludes the operating results of discontinued operations from continuing operations. The operating results of discontinued operations and the gain or loss on disposal are presented below.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          -------------------
                                                           1999         2000
                                                          -------      ------
                                                             (IN MILLIONS)
INCOME FROM DISCONTINUED OPERATIONS
Revenues:
  Group Life and Health Operations......................  $ 343.1      $112.7
  Real Estate Management Operations.....................      1.3          .4
                                                          -------      ------
Total revenues..........................................  $ 344.4      $113.1
                                                          =======      ======
Income (loss) from discontinued operations:
  Group Life and Health Operations......................  $  38.9      $ 12.8
  Real Estate Management Operations.....................     (1.4)        (.2)
                                                          -------      ------
Income from discontinued operations before income
  taxes.................................................     37.5        12.6
Income taxes............................................     12.5         4.5
                                                          -------      ------
Income from discontinued operations, net of income
  taxes.................................................  $  25.0      $  8.1
                                                          =======      ======
Loss on disposal of discontinued operations
Gain (loss) on disposal:
  Group Life and Health Operations......................  $    --      $ 69.4
  Reinsurance Operations................................   (167.9)     (100.6)
  Real Estate Management Operations.....................      6.6         (.6)
                                                          -------      ------
Loss on disposal of discontinued operations before
  income taxes..........................................   (161.3)      (31.8)
Income taxes............................................    (56.6)      (10.1)
                                                          -------      ------
Loss on disposal of discontinued operations, net of
  income taxes..........................................  $(104.7)     $(21.7)
                                                          =======      ======

7.  SIGNIFICANT TRANSACTIONS

  PractiCare

     In the third quarter of 2000, Phoenix decided to exit its physician practice management business conducted by PractiCare, Inc. (PractiCare), an indirect subsidiary of PM Holdings, Inc. In September 2000, Phoenix evaluated the financial position of the company and recorded several non-recurring charges totaling $10.1 million (pre-tax). These non-recurring charges included an investment write-off of $6.1 million, a goodwill write-off of $1.9 million and expenses related to contract terminations of $2.1 million. Phoenix expects PractiCare to fully exit this business by June 2001 by not renewing or renegotiating its existing management service contracts.

8.  COMMITMENTS AND CONTINGENCIES

     In the normal course of its business operations, the company is involved with litigation from time to time with claimants, beneficiaries and others, and a number of litigation matters were pending as of September 30, 2000. It is the opinion of management, after consultation with counsel, that the ultimate liability with respect to these claims, if any, will not materially affect the financial position or results of operations of the company.

ANNEX A
[Tillinghast Letterhead]

December 18, 2000
The Board of Directors
Phoenix Home Life Mutual
  Insurance Company
One American Row
Hartford, CT 06115

RE: PLAN OF REORGANIZATION OF PHOENIX HOME LIFE
     MUTUAL INSURANCE COMPANY, DATED DECEMBER 18, 2000

                         STATEMENT OF ACTUARIAL OPINION

QUALIFICATIONS

     We, Duncan Briggs and Mark A. Davis, are Consultants with the firm of Tillinghast -- Towers Perrin ("Tillinghast") and are Members of the American Academy of Actuaries, qualified under the Academy's Qualification Standards to render the opinions set forth herein. Tillinghast has been retained by Phoenix Home Life Mutual Insurance Company ("PHL") to advise and assist PHL on various actuarial matters related to its planned demutualization. Primary among these are the Closed Block funding determination and the development of the allocation of policyholder consideration, each of which is addressed separately below. PHL's Plan of Reorganization ("the Plan") is carried out under Section 7312 of the New York Insurance Laws. The opinions set forth herein are not legal opinions concerning the Plan and do not address the overall fairness of the Plan, but rather reflect the application of actuarial concepts and standards of practice to the requirements set forth in Section 7312.

RELIANCE

     In forming the opinions set forth herein, we, and other Tillinghast staff acting under our direction, have received from PHL extensive information concerning PHL's past and present financial experience and the characteristics of its policies. In all cases, we were provided with the information we required. We relied on the accuracy and completeness of the information supplied by PHL and did not independently verify that information. However, where practical, we reviewed the information for general reasonableness and internal consistency. The information was provided to Tillinghast under the general direction of Robert G. Lautensack, Senior Vice President of PHL. Our opinions depend on the substantial accuracy of this information.

PROCESS

     In all cases we, and other Tillinghast staff acting under our direction, either derived the results on which our opinions rest or reviewed derivations carried out by PHL personnel.

The Board of Directors
December 18, 2000
Page  2

[Tillinghast Logo]

OPINION ON ALLOCATION OF CONSIDERATION

     In our opinion, the plan for allocation of consideration to Eligible Policyholders (as defined in the Plan) set forth in Article VII of the Plan (including the Actuarial Contribution Memorandum, an Exhibit thereto) is based on actuarially sound methods and assumptions and produces an allocation of consideration that is fair and equitable to Eligible Policyholders.

DISCUSSION

     Policyholder consideration is allocated on two bases: variable and fixed. The variable component is allocated among participating policies in proportion to actuarial contributions and in aggregate, represents approximately 85% of the total consideration. The term "actuarial contribution" represents a policy's estimated past and future contribution to PHL's surplus. The fixed component is allocated per Eligible Policyholder and in aggregate, represents approximately 15% of the total consideration.

     The variable component of the distribution described in Article VII of the Plan takes into account the ratio of the positive actuarial contribution for each participating policy or contract to the sum of all such positive actuarial contributions. In those situations where the calculated actuarial contribution for a participating policy or contract is negative, the actuarial contribution has been set to zero, in order to eliminate negative variable components.

     Section 7312 of the New York Insurance Laws requires that the allocation be fair and equitable to Eligible Policyholders. There is no specific guidance for allocation of consideration in Section 7312 under which PHL is reorganizing; nevertheless, the actuarial contribution method, taking into account both past and expected future contributions to surplus, is recognized in actuarial literature as an appropriate method for determining the allocation of the variable component. It is specifically endorsed by Actuarial Standard of Practice No. 37 ("ASOP 37") "Allocation of Policyholder Consideration in Mutual Life Insurance Company Demutualizations" dated June 2000. We therefore find that the use of the actuarial contribution method as the basis underlying the allocation of the variable component of consideration is fair and equitable.

     The calculation of the actuarial contributions has been made by estimating each policy's contribution to surplus starting at policy issue and projecting forward to the Statement Date (as defined in the Plan) ("Past Contribution"), and then projecting from the Statement Date into the future until policy maturity ("Future Contribution"). Assumptions necessary for the calculation of Past Contribution (such as historical dividends paid, investment earnings rates, policy loan interest rates, mortality costs, expenses, and federal income taxes) have been developed from a detailed review of the actual past experience of PHL. For business that is included in the Closed Block, assumptions required for the calculation of Future Contribution are the same as the assumptions used in determining the amount of Closed Block assets (except for expenses and commissions, which will not be charged to the Closed Block, but were included in the calculation of Future Contribution on a best estimate basis). For other business, assumptions required for the calculation of Future Contribution were developed based on current experience and best estimates for future experience. If the total contribution (sum of Past Contribution and Future Contribution) for a policy is negative, then the contribution has been set to zero in order to avoid negative allocations of the variable component. Results were examined for overall reasonableness and relative consistency among similar types of policies, and any unusual or unexpected results were investigated. We therefore find that the actuarial contribution method has been implemented in a reasonable and accurate manner.

The Board of Directors
December 18, 2000
Page  3

[Tillinghast Logo]

     The allocation of consideration also takes into account the fact that participating policyholders have intangible membership rights that are independent of their actuarial contributions. The fixed component of the policyholder consideration serves primarily to compensate for the loss of voting rights. PHL's voting provisions stipulate that each Eligible Policyholder has one vote, regardless of the number of policies owned or policy size. Consequently, the fixed component of consideration has been allocated as a fixed amount per Eligible Policyholder. The relative proportion of the fixed component to the total consideration, which is approximately 15%, has been determined to be consistent with guidance provided in ASOP 37. Specifically, the aggregate dollar value to be allocated as the fixed component may be determined so that the variable component approximates the aggregate amount of the total actuarial contribution. Based on initial calculations of the aggregate total actuarial contribution and an estimated value of the total policyholder consideration (which will be established by the Initial Public Offering of shares), the fixed component was determined to be approximately 15% of the total policyholder consideration. The relative proportion of the fixed component (being 15%) is also consistent with the two most recent demutualizations in the State of New York. Given the consistency with ASOP 37, as well as precedent established in the State of New York, it is our opinion that the relative proportion of the fixed component to the total consideration is consistent with overall concepts of equity and is fair and reasonable.

OPINION ON CLOSED BLOCK

     Article VIII of the Plan addresses the establishment of a closed block in order to protect the reasonable dividend expectations of policyholders. The policies and contracts included in the Closed Block are primarily those reasonably expected to generate experience-based dividends. Section 7312 of the New York Insurance Laws sets forth four requirements for the establishment and operation of a closed block of participating business. The requirements related to the initial allocation of closed block assets are summarized below, and correspond to Section 7312(d)(5), subparagraphs (B) and (C):

          (B) specifies that assets shall be allocated to the closed block "in an amount which together with anticipated revenue from such business is reasonably expected to be sufficient to support such business including, but not limited to, provisions for payment of claims, expenses and taxes, and to provide for continuation of current payable dividend scales, if the experience underlying such scales continues and for appropriate adjustments in such scales if the experience changes",

          (C) states that the amount of assets allocated shall be calculated as of the statement date and then brought forward to the reorganization date using methods which would have been used had the closed block been established on the statement date with appropriate recognition of new issues,

     Our opinion addresses these two requirements and the appropriateness of the policies and contracts included in the Closed Block. In our opinion:

          1. The assets allocated to the Closed Block as of December 31, 1999 (as set forth in the Closed Block Memorandum) are in an amount which together with anticipated revenue from such business is reasonably expected to be sufficient to support such business including, but not limited to, provisions for payment of claims, certain expenses and taxes (as set forth in the Closed Block Memorandum), and to provide for continuation of dividend scales payable in 2000, if the experience underlying such scales

The Board of Directors
December 18, 2000
Page  4

[Tillinghast Logo]

     continues. Further, Article VIII of the Plan provides an appropriate mechanism for adjusting such scales if the experience changes.

          2. The methods to be used to bring forward the Closed Block funding to the reorganization date and, in particular, the adjustments to be made in respect of new business, are reasonable and consistent with the objectives of a closed block.

          3. The appropriate policies and contracts are included in the Closed Block. Almost all individual policies that are currently receiving dividends, or are expected to receive dividends, are included in the Closed Block. Extended term insurance policies, a small number of contracts assumed by PHL from Confederation Life Insurance Company, and certain term insurance policies are included in the Closed Block for administrative reasons. Their inclusion should not affect the participating policies in the Closed Block adversely because of the small number of such policies and the conservative assumptions used to determine the amount of Closed Block assets required for these policies.

DISCUSSION

     The objective in establishing a closed block is to protect the reasonable dividend expectations of policyholders. This is accomplished via a segmentation of assets (for dividend determination purposes only) and a separate accounting of the operations within the closed block. A company's plan of reorganization governs the operating rules of the closed block. Once established, the closed block is to be managed via dividend adjustments such that the assets of the closed block are exhausted when the last policy terminates.

     The establishment of PHL's Closed Block is consistent with the objectives and guidelines of Section 7312 of the New York Insurance Laws and with prior demutualizations of mutual life insurers domiciled in New York. We find that the Closed Block operating rules in Article VIII of the Plan (along with the Closed Block Memorandum) allow for the objective of the Closed Block to be met. The initial funding of the Closed Block has been carried out in conformance with current standards of actuarial practice (specifically ASOP 33, "Actuarial Responsibilities with Respect to Closed Blocks in Mutual Life Insurance Company Conversions"). Using methods and assumptions that, in our opinion, are reasonable and appropriate, a projection, extending over the future life of all policies assigned to the Closed Block, indicates that the initial assets allocated to the Closed Block, along with the Closed Block anticipated revenues, are sufficient to provide for future benefits, certain expenses and taxes, and the continuation of the 2000 dividend scale for the Closed Block policies provided the experience underlying that scale continues. Should actual experience deviate from that underlying the 2000 scale, the criteria contained in Article VIII of the Plan allow for dividend adjustment such that Closed Block policyholders will be treated in a manner consistent with the contribution principle for

The Board of Directors
December 18, 2000
Page  5

[Tillinghast Logo]

dividend determination, and consistent with ASOP 15, "Dividend Determination for Participating Individual Life Insurance Policies and Annuity Contracts."

Sincerely,

[Duncan Briggs Signature]                 [Mark A. Davis Signature]

Duncan M. Briggs, FIA, ASA, MAAA                         Mark A. Davis, FSA, MAAA
Principal-elect                                          Principal
Direct dial: 860 843-7082                                Direct dial: 847 419-2706

                                 [Phoenix Logo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the SEC registration fee, the New York Stock Exchange listing fee and the NASD filing fee, are estimates:

                        DESCRIPTION                            AMOUNT
                        -----------                           --------
SEC registration fee........................................  $216,660
New York Stock Exchange listing fee and expenses............     *
NASD filing fee.............................................     *
Blue Sky fees and expenses (including legal fees)...........     *
Printing and engraving expenses.............................     *
Legal fees and expenses (other than Blue Sky)...............     *
Accounting fees and expenses................................     *
Transfer Agent and Registrar's fees.........................     *
Miscellaneous...............................................     *
                                                              --------
          Total.............................................  $  *
                                                              ========

------------
* To be furnished by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our directors and officers may be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law, our certificate of incorporation and our bylaws. Such indemnification covers all costs and expenses incurred by a director or officer in his or her capacity as such. The board of directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the board of directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Delaware General Corporation Law and our amended and restated certificate of incorporation may, under certain circumstances, eliminate the liability of directors and officers in a stockholder or derivative proceeding.

     If the person involved is not a director or officer of The Phoenix Companies, Inc., the board of directors may cause us to indemnify, to the same extent allowed for our directors and officers, such person who was or is a party to a proceeding by reason of the fact that he or she is or was our employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     We have policies in force and effect that insure our directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such directors and officers in the discharge of their duties, individually or collectively, or as a result of any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

     Pursuant to the underwriting agreement, in the form filed as an exhibit to this Registration Statement, the underwriters agree to indemnify directors and officers of The Phoenix Companies, Inc. and persons controlling The Phoenix Companies, Inc., within the meaning of the Securities Act of 1933, as amended, or the Act, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Upon the effective date of the plan of reorganization, The Phoenix Companies, Inc. will distribute approximately 115,000,000 shares of common stock to the Phoenix Life's eligible policyholders in the demutualization. Exemption from registration under the Act for such distribution will be claimed under
Section 3(a)(10) of the Act based on the New York Superintendent of Insurance's approval of the plan of reorganization.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. See the Exhibit Index following the signature pages to this Registration Statement.

     (b) Financial Statement Schedules. All schedules are omitted because the information is not required or because the information is included in the consolidated financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes:

          1. for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          2. for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartford, Connecticut on February 9, 2001.

                                          THE PHOENIX COMPANIES, INC.

                                          By: /s/ ROBERT W. FIONDELLA
                                            ------------------------------------
                                            Name:  Robert W. Fiondella
                                            Title:   Chairman of the Board of
                                              Directors
                                                     and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tracy L. Rich, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                    TITLE                     DATE
---------------------------------------------------  -------------------------------  -----------------
              /s/ ROBERT W. FIONDELLA                Chairman of the Board of         February 9, 2001
---------------------------------------------------    Directors and Chief Executive
                Robert W. Fiondella                    Officer

                 /s/ DONA D. YOUNG                   President and Director           February 9, 2001
---------------------------------------------------
                   Dona D. Young

               /s/ DAVID W. SEARFOSS                 Executive Vice President and     February 9, 2001
---------------------------------------------------    Chief Financial Officer
                 David W. Searfoss                     (principal financial officer
                                                       and principal accounting
                                                       officer)

                /s/ SAL H. ALFIERO                   Director                         February 9, 2001
---------------------------------------------------
                  Sal H. Alfiero

                /s/ J. CARTER BACOT                  Director                         February 9, 2001
---------------------------------------------------
                  J. Carter Bacot

                     SIGNATURE                                    TITLE                     DATE
---------------------------------------------------  -------------------------------  -----------------
               /s/ PETER C. BROWNING                 Director                         February 9, 2001
---------------------------------------------------
                 Peter C. Browning

                /s/ ARTHUR P. BYRNE                  Director                         February 9, 2001
---------------------------------------------------
                  Arthur P. Byrne

               /s/ RICHARD N. COOPER                 Director                         February 9, 2001
---------------------------------------------------
                 Richard N. Cooper

                /s/ GORDON J. DAVIS                  Director                         February 9, 2001
---------------------------------------------------
                  Gordon J. Davis

                 /s/ JOHN E. HAIRE                   Director                         February 9, 2001
---------------------------------------------------
                   John E. Haire

              /s/ JERRY J. JASINOWSKI                Director                         February 9, 2001
---------------------------------------------------
                Jerry J. Jasinowski

               /s/ THOMAS S. JOHNSON                 Director                         February 9, 2001
---------------------------------------------------
                 Thomas S. Johnson

            /s/ JOHN W. JOHNSTONE, JR.               Director                         February 9, 2001
---------------------------------------------------
              John W. Johnstone, Jr.

              /s/ MARILYN E. LAMARCHE                Director                         February 9, 2001
---------------------------------------------------
                Marilyn E. LaMarche

             /s/ PHILIP R. MCLOUGHLIN                Executive Vice President and     February 9, 2001
---------------------------------------------------    Director
               Philip R. McLoughlin

                /s/ ROBERT F. VIZZA                  Director                         February 9, 2001
---------------------------------------------------
                  Robert F. Vizza

               /s/ ROBERT G. WILSON                  Director                         February 9, 2001
---------------------------------------------------
                 Robert G. Wilson

                                 EXHIBIT INDEX

EXHIBIT
  NO.                              DESCRIPTION
-------    ------------------------------------------------------------
  1.1      Form of Underwriting Agreement*
  2.1      Plan of Reorganization
  3.1      Form of Amended and Restated Certificate of Incorporation of
           The Phoenix Companies, Inc.
  3.2      Form of By-Laws of The Phoenix Companies, Inc.
  4.1      Form of Certificate for the Common Stock, par value $0.01
           per share*
  5.1      Opinion of Debevoise & Plimpton*
 10.1      Phoenix Home Life Mutual Insurance Company Long-term
           Incentive Plan*
 10.2      The Phoenix Companies, Inc. Stock Incentive Plan
 10.3      Phoenix Home Life Mutual Insurance Company Mutual Incentive
           Plan
 10.4      The Phoenix Companies, Inc. Directors Stock Plan
 10.5      Phoenix Home Life Mutual Insurance Company Excess Benefit
           Plan
 10.6      Amendment to Phoenix Home Life Mutual Insurance Company
           Excess Benefit Plan
 10.7      Second Amendment to Phoenix Home Life Mutual Insurance
           Company Excess Benefit Plan
 10.8      Phoenix Home Life Mutual Insurance Company Excess Investment
           Plan
 10.9      Amendment to Phoenix Home Life Mutual Insurance Company
           Excess Investment Plan
 10.10     Second Amendment to Phoenix Home Life Mutual Insurance
           Company Excess Investment Plan
 10.11     Third Amendment to Phoenix Home Life Mutual Insurance
           Company Excess Investment Plan
 10.12     Nonqualified Supplemental Executive Retirement Plan for
           Certain Employees of Phoenix Home Life Mutual Insurance
           Company
 10.13     Amendment to Nonqualified Supplemental Executive Retirement
           Plan for Certain Employees of Phoenix Home Life Mutual
           Insurance Company
 10.14     Second Amendment to Nonqualified Supplemental Executive
           Retirement Plan for Certain Employees of Phoenix Home Life
           Mutual Insurance Company
 10.15     Third Amendment to Nonqualified Supplemental Executive
           Retirement Plan for Certain Employees of Phoenix Home Life
           Mutual Insurance Company
 10.16     Fourth Amendment to Nonqualified Supplemental Executive
           Retirement Plan for Certain Employees of Phoenix Home Life
           Mutual Insurance Company
 10.17     Phoenix Duff & Phelps Nonqualified Profit Sharing Plan
 10.18     Amendment to Phoenix Duff & Phelps Nonqualified Profit
           Sharing Plan
 10.19     Form of Change of Control Agreements with Messrs. Fiondella and Ms. Young
 10.20     Form of Change of Control Agreements with Messrs., Searfoss and Chadburn
 10.21     Form of Change of Control Agreement with Philip R.
           McLoughlin
 10.22     Form of Stockholder Rights Agreement*
 10.23     Credit Agreement, dated as of July 10, 1996, among PM
           Holdings, Inc., as Borrower, Phoenix Home Life Mutual
           Insurance Company, as Guarantor, The Banks Signatory
           thereto, First National Bank of Boston as Administrative
           Agent and Deutsche Bank AG London, as Documentation Agent
 10.24     Fiscal Agency Agreement, dated as of November 25, 1996,
           between Phoenix Home Life Mutual Insurance Company, as
           Issuer and The Bank of New York as Fiscal Agent

EXHIBIT
  NO.                              DESCRIPTION
-------    ------------------------------------------------------------
 10.25     Global Note, dated as of November 25, 1996, between Phoenix
           Home Life Mutual Insurance Company, Bear, Stearns & Co,
           Inc., Chase Securities Inc., Merrill Lynch & Co. and The
           Bank of New York
 10.26     Form of Indenture between Phoenix Duff & Phelps Corporation and a Trustee with respect to the 6% Convertible
           Subordinated Debentures due 2015 into which the Series A
           Convertible Exchangeable Preferred Stock was exchanged*
 10.27     Credit Agreement, dated as of November 1, 1996, by and among
           Phoenix Home Life Mutual Insurance Company, PM Holdings,
           Inc., the Banks Signatory thereto, and The Bank of New York as Agent
 10.28     Credit Agreement, dated as of August 14, 1997, among Phoenix
           Duff & Phelps Corporation, Phoenix Home Life Mutual
           Insurance Company, Bank of America National Trust and
           Savings Association, as Syndication and Documentation Agent,
           The Bank of New York as Administrative Agent and The Other
           Financial Institutions Party thereto, arranged by
           BancAmerica, Inc. and BNY Capital Markets, Inc.
 10.29     The First Amendment, dated as of March 17, 1999, to the
           Credit Agreement, dated as of August 14, 1997, among Phoenix
           Duff & Phelps Corporation, Phoenix Home Life Mutual
           Insurance Company, Bank of America National Trust and
           Savings Association, as Syndication and Documentation Agent,
           The Bank of New York as Administrative Agent and The Other
           Financial Institutions Party thereto, arranged by
           BancAmerica, Inc. and BNY Capital Markets, Inc.
 10.30     Second Amendment, dated as of December 31, 2000, to the
           Credit Agreement, dated as of August 14, 1997, among Phoenix
           Duff & Phelps Corporation, Phoenix Home Life Mutual
           Insurance Company, Bank of America National Trust and
           Savings Association, as Syndication and Documentation Agent,
           The Bank of New York as Administrative Agent and The Other
           Financial Institutions Party thereto, arranged by
           BancAmerica, Inc. and BNY Capital Markets, Inc.*
 10.31     Credit Agreement, dated as of March 17, 1999, among Phoenix
           Investment Partners, Ltd., Phoenix Home Life Mutual
           Insurance Company, Bank of America National Trust and
           Savings Association, as Administrative Agent, Deutsche Bank
           Securities, Inc. as Syndication Agent, The Bank of New York
           as Documentation Agent, The Other Financial Institutions
           Party thereto, and Nationsbank Montgomery Securities LLC, as
           Sole Lead Arranger and Sole Book Manager
 10.32     First Amendment, dated as of December 31, 2000, to the
           Credit Agreement, dated as of March 17, 1999 among Phoenix
           Investment Partners, Ltd., Phoenix Home Life Mutual
           Insurance Company, Bank of America National Trust and
           Savings Association, as Administrative Agent, Deutsche Bank
           Securities, Inc. as Syndication Agent, The Bank of New York
           as Documentation Agent, The Other Financial Institutions
           Party thereto, and Nationsbank Montgomery Securities LLC, as
           Sole Lead Arranger and Sole Book Manager*
 10.33     Credit Agreement dated as of August 18, 1999, among Phoenix
           Home Life Mutual Insurance Company, The Banks Signatory
           thereto, Bank of Montreal, as Arranger and Administrative
           Agent and Fleet National Bank as Documentation Agent
 10.34     First Amendment to the Credit Agreement dated as of August
           18, 1999, among Phoenix Home Life Mutual Insurance Company,
           The Banks Signatory thereto, Bank of Montreal, as Arranger and Administrative Agent and Fleet National Bank as
           Documentation Agent
 10.35     Second Amendment to the Credit Agreement dated as of August
           18, 1999, among Phoenix Home Life Mutual Insurance Company,
           The Banks Signatory thereto, Bank of Montreal, as Arranger and Administrative Agent and Fleet National Bank as
           Documentation Agent

EXHIBIT
  NO.                              DESCRIPTION
-------    ------------------------------------------------------------
 10.36     Binder of Reinsurance, dated as of September 30, 1999,
           between Phoenix Home Life Mutual Insurance Company, American
           Phoenix Life & Reassurance Company and European Reinsurance
           Company of Zurich (Bermuda Branch)**
 10.37     Amendment No. 1, dated as of February 1, 2000, to the Binder of Reinsurance, dated as of September 30, 1999, between
           Phoenix Home Life Mutual Insurance Company, American Phoenix
           Life & Reassurance Company and European Reinsurance Company
           of Zurich (Bermuda Branch)**
 10.38     Acquisition Agreement, dated as of December 15, 1998, by and among Phoenix Investment Partners, Ltd., and Zweig/Glasser
           Advisers, Euclid Advisors LLC, Zweig Advisors Inc., Zweig
           Total Return Advisors, Inc., Zweig Securities Corp. and
           Named Equityholders
 10.39     Amendment No. 1, dated as of March 1, 1999 to the
           Acquisition Agreement by and among Phoenix Investment
           Partners, Ltd., and Zweig/Glasser Advisers, Euclid Advisors
           LLC, Zweig Advisors Inc., Zweig Total Return Advisors, Inc.,
           Zweig Securities Corp. and Named Equityholders
 10.40     Stock Purchase Agreement, dated as of March 29, 1999, by and among Hilb, Royal and Hamilton, PM Holdings, Inc., Phoenix
           Home Life Mutual Insurance Company and Martin L. Vaughn, III
 10.41     Stock Purchase Agreement, dated as of June 23, 1999, between
           Banco Suquia S.A and PM Holdings, Inc.
 10.42     Asset Purchase Agreement, dated as of May 19, 1999, by and between Phoenix Home Life Mutual Insurance Company and ERC
           Life Reinsurance Corporation
 10.43     Acquisition Agreement, dated as November 10, 1999, between
           Selling Management Shareholders, Aberdeen Asset Management
           PLC, The Standard Life Assurance Co., The Non-Selling
           Management Shareholders, Lombard International Assurance SA
           and PM Holdings, Inc.
 10.44     Stock Purchase Agreement, dated as of November 12, 1999, by and between TCW/EMCO Holding LLC and PM Holdings, Inc.
 10.45     Stock Purchase and Exchange Agreement, dated as of December
           9, 1999, by and among GE Financial Assurance Holdings, Inc.,
           GE Life and Annuity Assurance Company, PM Holdings, Inc. and
           Phoenix Group Holdings, Inc.
 10.46     Amendment No. 1, dated as of December 29, 1999, to the Stock
           Purchase and Exchange Agreement, dated as of December 9,
           1999, by and among GE Financial Assurance Holdings, Inc., GE
           Life and Annuity Assurance Company, PM Holdings, Inc. and
           Phoenix Group Holdings, Inc.
 10.47     Amendment No. 2, dated as of February 23, 2000, to the Stock
           Purchase and Exchange Agreement, dated as of December 9,
           1999, by and among GE Financial Assurance Holdings, Inc., GE
           Life and Annuity Assurance Company, PM Holdings, Inc. and
           Phoenix Group Holdings, Inc.
 10.48     Amendment No. 3, dated as of April 1, 2000, to the Stock
           Purchase and Exchange Agreement, dated as of December 9,
           1999, by and among GE Financial Assurance Holdings, Inc., GE
           Life and Annuity Assurance Company, PM Holdings, Inc. and
           Phoenix Group Holdings, Inc.
 10.49     Amendment No. 4, dated as of April 1, 2000, to the Stock
           Purchase and Exchange Agreement, dated as of December 9,
           1999, by and among GE Financial Assurance Holdings, Inc., GE
           Life and Annuity Assurance Company, PM Holdings, Inc. and
           Phoenix Group Holdings, Inc.
 10.50     Amendment No. 5, dated as of April 1, 2000, to the Stock
           Purchase and Exchange Agreement, dated as of December 9,
           1999, by and among GE Financial Assurance Holdings, Inc., GE
           Life and Annuity Assurance Company, PM Holdings, Inc. and
           Phoenix Group Holdings, Inc.

EXHIBIT
  NO.                              DESCRIPTION
-------    ------------------------------------------------------------
 10.51     Amendment No. 6, dated as of April 1, 2000, to the Stock
           Purchase and Exchange Agreement, dated as of December 9,
           1999, by and among GE Financial Assurance Holdings, Inc., GE
           Life and Annuity Assurance Company, PM Holdings, Inc. and
           Phoenix Group Holdings, Inc.
 10.52     Amendment No. 7, dated as of October 31, 2000, to the Stock
           Purchase and Exchange Agreement, dated as of December 9,
           1999, by and among GE Financial Assurance Holdings, Inc., GE
           Life and Annuity Assurance Company, PM Holdings, Inc. and
           Phoenix Group Holdings, Inc.
 10.53     Agreement and Plan of Merger, dated as of September 10,
           2000, among PM Holdings, Inc., Phoenix Investment Partners,
           Ltd. and Phoenix Home Life Mutual Insurance Company
 21.1      Subsidiaries of the Registrant*
 23.1      Consent of PricewaterhouseCoopers LLP
 23.2      Consent of Tillinghast-Towers Perrin
 23.3      Consent of Debevoise & Plimpton (included in Exhibit 5.1)*
 24.1      Powers of Attorney (included in the signature page of this
           Registration Statement)

------------
*  To be filed by amendment.

** Portions subject to confidential treatment request